    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               VTEL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3661                   74-2415696
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION OF         CLASSIFICATION NO.)     IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                              108 WILD BASIN ROAD
                              AUSTIN, TEXAS 78746
                                (512) 314-2700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RODNEY S. BOND
                            CHIEF FINANCIAL OFFICER
                              108 WILD BASIN ROAD
                              AUSTIN, TEXAS 78746
                                (512) 314-2700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                  COPIES TO:
       L. STEVEN LESHIN, ESQ.                   MICHAEL J. KENNEDY, ESQ.
        JENKENS & GILCHRIST,                     STEVE L. CAMAHORT, ESQ.
     A PROFESSIONAL CORPORATION              BROBECK, PHLEGER & HARRISON LLP
    1445 ROSS AVENUE, SUITE 3200                   SPEARS STREET TOWER
          DALLAS, TX 75202                          ONE MARKET STREET
           (214) 855-4364                        SAN FRANCISCO, CA 94105
                                                     (415) 442-0900

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of VTEL-Sub, Inc. ("Merger Sub"), a direct wholly owned subsidiary of the Registrant, with and into Compression Labs, Incorporated ("CLI"), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 6, 1997, among the Registrant, Merger Sub and CLI, described in the enclosed Joint Proxy Statement/Prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF    AMOUNT TO       MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE      BE REGISTERED OFFERING PRICE OFFERING PRICE REGISTRATION
       REGISTERED              (1)       PER UNIT (2)        (2)         FEE (3)
----------------------------------------------------------------------------------
Common Stock, $.01 par     8,424,741
 value..................     shares         $2.50       $39,794,907     $12,060
----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The Registration Statement covers shares to be issued by the Registrant in connection with a proposed merger transaction.
(2) Computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the market value of the Common Stock of Compression Labs, Incorporated ("CLI") to be cancelled in the merger (15,917,916 shares of the Common Stock) and based upon one-third of the aggregate par value of the 350,000 shares of Preferred Stock of CLI to be cancelled in the merger. Estimated solely for the purpose of calculating the registration fee.
(3) Previously paid.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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


LOGO                           VTEL CORPORATION
                              108 WILD BASIN ROAD
                              AUSTIN, TEXAS 78746


                                                                 April   , 1997

To the Stockholders of VTEL Corporation:

  You are cordially invited to attend a Special Meeting of the Stockholders of
VTEL Corporation (the "Company") to be held on       , May   , 1997 at 10:00
a.m., Austin time, at the offices of the Company in Austin, Texas.

  At the Special Meeting, you will be asked (i) to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger and Reorganization, dated as of January 6, 1997, by and among the Company, VTEL-Sub, Inc. ("Merger Sub"), a direct wholly owned subsidiary of the Company, and Compression Labs, Incorporated ("CLI"), pursuant to which Merger Sub will be merged with and into CLI, with CLI becoming a direct wholly owned subsidiary of the Company ("Merger"), (ii) to consider and vote upon a proposal to approve an amendment to the Company's Fourth Amended and Restated Certificate of Incorporation and (iii) to consider and vote upon a proposal to approve an amendment to the Company's 1996 Stock Option Plan (the "1996 Plan"). A copy of the Agreement and Plan of Merger and Reorganization is attached to the accompanying Joint Proxy Statement/Prospectus.

  At the effective time of the Merger, each share of CLI Common Stock will be converted into 0.46 shares of Common Stock of the Company and each share of CLI Series C Preferred Stock will be converted into 3.15 shares of Common Stock of the Company.

  Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement/Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, with respect to the Merger by holders of shares of Company Common Stock is necessary to approve and adopt the Agreement and Plan of Merger and Reorganization. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote is necessary to approve the amendment to the Company's Fourth Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote is necessary to approve the amendment to the 1996 Plan.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND THE 1996 PLAN.

  The accompanying Joint Proxy Statement/Prospectus sets forth the voting rights of holders of Company Common Stock with respect to these matters, and describes the matters to be acted upon at the Special Meeting. Stockholders are urged to review carefully the accompanying Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger, its terms and conditions and the transactions contemplated thereby.

  BECAUSE OF THE SIGNIFICANCE OF THE PROPOSED MERGER TO THE COMPANY, YOUR PARTICIPATION IN THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

  The Board and I urge you to vote "FOR" the Merger Agreement and each of the transactions contemplated thereby and the other proposals being submitted to the stockholders.

  Thank you, and we look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          s/ F.H. (Dick) Moeller

                                          F.H. (DICK) MOELLER
                                          Chairman and Chief Executive Officer

Austin, Texas
April    , 1997

                               VTEL CORPORATION
                              108 WILD BASIN ROAD
                               AUSTIN, TX 78746

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY   , 1997

TO THE STOCKHOLDERS:

  You are cordially invited to attend a Special Meeting of Stockholders of VTEL Corporation (the "Company") to be held at the Company's offices in
Austin, Texas, at 10:00 a.m., Austin time, on       ,May   , 1997, for the
following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 6, 1997, by and among the Company, VTEL-Sub, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of the Company, and Compression Labs, Incorporated, a Delaware corporation ("CLI"), pursuant to which Merger Sub will be merged with and into CLI, with CLI becoming a direct wholly owned subsidiary of the Company, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

    2. To consider and vote upon a proposal to amend the Company's Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 40,000,000.

    3. To consider and vote upon a proposal to approve an amendment to the Company's 1996 Stock Option Plan (the "1996 Plan") to increase the number of shares of Common Stock authorized and reserved for issuance upon exercise of stock options granted pursuant to the 1996 Plan by 2,000,000 shares.

    4. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

  Holders of record of the Company's Common Stock at the close of business on April 7, 1997 will be entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS BEING SUBMITTED TO THE STOCKHOLDERS.

                                          By order of the Board of Directors,


                                          RODNEY S. BOND
                                          Secretary

Austin, Texas
April    , 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

LOGO                    COMPRESSION LABS, INCORPORATED
                            350 EAST PLUMERIA DRIVE
                          SAN JOSE, CALIFORNIA 95134


                                                                April    , 1997

To the Stockholders of Compression Labs, Incorporated:

  You are cordially invited to attend a Special Meeting of the Stockholders of
Compression Labs, Incorporated (the "Company") to be held on         , May   ,
1997 at 10:00 a.m., San Jose time, at the Holiday Inn, 777 Bellew, in Milpitas, California.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger and Reorganization, dated as of January 6, 1997, by and among the Company, VTEL Corporation ("VTEL") and VTEL-Sub, Inc. ("Merger Sub"), a direct wholly owned subsidiary of VTEL, pursuant to which Merger Sub will be merged with and into the Company, with the Company becoming a direct wholly owned subsidiary of VTEL ("Merger"). A copy of the Agreement and Plan of Merger and Reorganization is attached to the accompanying Joint Proxy Statement/Prospectus.

  At the effective time of the Merger, each share of Company Common Stock will be converted into 0.46 shares of Common Stock of VTEL and each share of Company Series C Preferred Stock will be converted into 3.15 shares of Common Stock of VTEL.

  Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement/Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote is necessary to approve and adopt the Merger Agreement.

  On April   , 1997, the reported closing sale price of a share of VTEL Common
Stock on the NASDAQ National Market was $          . Based on such closing
sale price and the Common Share Exchange Ratio of 0.46, each share of CLI Common Stock (or equivalent thereof) that is converted in the Merger would
have an indicated market value of $           per share. THERE IS NO ASSURANCE
THAT STOCKHOLDERS OF CLI WILL RECEIVE THIS VALUE AT THE EFFECTIVE TIME.

  On January 6, 1997, the last trading day prior to the public announcement of the Merger, the reported closing sale price of a share of VTEL Common Stock on the NASDAQ National Market was $10.125. Based on such closing sale price and the Common Share Exchange Ratio of 0.46, each share of CLI Common Stock (or equivalent thereof) that is converted in the Merger would have had an indicated market value of $4.66 per share. The negotiations in connection with the Merger Agreement focused primarily on the valuation of the combined VTEL/CLI businesses and the relative value contributed by each of VTEL and CLI to the combined business. Due to the significant volatility in the market prices of VTEL Common Stock and CLI Common Stock, VTEL and CLI did not believe that the market price of such stock at any particular time was the best indicator of the underlying value of the respective businesses of VTEL and CLI or the value of the combined business. Accordingly, VTEL and CLI did not believe that a market protection adjustment in the exchange ratio was appropriate due to such market price volatility and the significant degree of similarity between VTEL's and CLI's businesses and the risks encountered by those businesses.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement/Prospectus sets forth the voting rights of holders of Company Common Stock with respect to these matters, and describes the matters to be acted upon at the Special Meeting. Stockholders are urged to review carefully the accompanying Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger, its terms and conditions and the transactions contemplated thereby.

  BECAUSE OF THE SIGNIFICANCE OF THE PROPOSED MERGER TO THE COMPANY, YOUR PARTICIPATION IN THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO VOTE AT THE SPECIAL MEETING OR FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT. ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

  The Board and I urge you to vote "FOR" the Merger Agreement and each of the transactions contemplated thereby.

  Thank you, and we look forward to seeing you at the Special Meeting.

                                          Sincerely,


                                          T. GARY TRIMM
                                          President and Chief Executive
                                           Officer

San Jose, California
April    , 1997

                        COMPRESSION LABS, INCORPORATED
                            350 EAST PLUMERIA DRIVE
                              SAN JOSE, CA 95134

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY   , 1997

TO THE STOCKHOLDERS:

  You are cordially invited to attend a Special Meeting of Stockholders of Compression Labs, Incorporated (the "Company") to be held at the Holiday Inn,
777 Bellew, Milpitas, California, at 10:00 a.m., San Jose time, on       , May
  , 1997, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 6, 1997, by and among the Company, VTEL Corporation, a Delaware corporation ("VTEL"), and VTEL-Sub, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of VTEL, pursuant to which Merger Sub will be merged with and into the Company, with the Company becoming a direct wholly owned subsidiary of VTEL, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

  Holders of record of the Company's Common Stock at the close of business on April 7, 1997 will be entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          By order of the Board of Directors,


                                          Patrizia Owen
                                          Secretary

San Jose, California
April    , 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             JOINT PROXY STATEMENT

                                      FOR

           VTEL CORPORATION                COMPRESSION LABS, INCORPORATED
    SPECIAL MEETING OF STOCKHOLDERS        SPECIAL MEETING OF STOCKHOLDERS
             MAY   , 1997                           MAY   , 1997

                               ----------------

                               VTEL CORPORATION

                                  PROSPECTUS
                                      FOR
               SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

  This Joint Proxy Statement/Prospectus of VTEL Corporation, a Delaware corporation ("VTEL"), is being furnished to holders of VTEL Common Stock, par value $.01 per share ("VTEL Common Shares"), in connection with the solicitation of proxies by VTEL's Board of Directors (the "VTEL Board") for use at the Special Meeting of Stockholders of VTEL (the "VTEL Meeting") to be
held on       , May   , 1997, at the offices of VTEL located at 108 Wild Basin
Road, Austin, Texas 78746 at 10:00 a.m., local time, and any adjournment thereof.

  This Joint Proxy Statement/Prospectus of Compression Labs, Incorporated, a Delaware corporation ("CLI"), is being furnished to holders of CLI Common Stock, par value $0.001 per share ("CLI Common Shares"), in connection with the solicitation of proxies by CLI's Board of Directors (the "CLI Board") for use at the Special Meeting of Stockholders of CLI (the "CLI Meeting") to be
held on       , May    , 1997, at the Holiday Inn, 777 Bellew, in Milpitas,
California, at 10:00 a.m., local time, and any adjournment thereof.

  The stockholders of VTEL and the stockholders of CLI will be asked to consider and vote upon a proposal to approve an Agreement and Plan of and Reorganization providing for the merger (the "Merger") of VTEL-Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of VTEL, with and into CLI, with CLI continuing as the surviving corporation and a wholly owned subsidiary of VTEL. The stockholders of VTEL will also be asked to consider and vote upon proposals to amend the Fourth Amended and Restated Certificate of Incorporation of VTEL to increase the authorized number of VTEL Common Shares and to approve an amendment to VTEL's 1996 Stock Option Plan (the "1996 Plan") to increase the number of VTEL Common Shares authorized and reserved for issuance upon exercise of stock options granted pursuant to the 1996 Plan.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of VTEL filed as part of a Registration Statement (defined below) filed with the Securities and Exchange Commission (the "SEC") with respect to VTEL Common Shares to be issued to shareholders of CLI pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 6, 1997, among VTEL, Merger Sub and CLI (the "Merger Agreement"), described in this Joint Proxy Statement/Prospectus and attached hereto as Appendix A. Under the terms of the Merger Agreement, (i) Merger Sub will be merged with and into CLI, (ii) CLI will become a direct wholly owned subsidiary of VTEL, (iii) each outstanding CLI Common Share will be converted into the right to receive 0.46 VTEL Common Shares (the "Common Share Exchange Ratio"), with cash paid in lieu of any resulting fractional shares, and (iv) each outstanding share of CLI Series C Preferred Stock, par value $.001 per share ("CLI Preferred Shares"), will be converted into the right to receive 3.15 VTEL Common Shares, with cash paid in lieu of any resulting fractional shares. IN EVALUATING THE MERGER, VTEL AND CLI STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED BELOW UNDER "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

  In addition to the other factors described below under "Risk Factors", VTEL and CLI stockholders should particularly note that no right of dissent or appraisal is available to holders of either CLI Common Shares or VTEL Common Shares. The holders of the CLI Preferred Shares have waived their rights to dissent and appraisal with respect to the Merger. See "Risk Factors--Absence of Appraisal Rights" and "The Merger--Appraisal Rights."

  VTEL Common Shares and CLI Common Shares are traded on the NASDAQ National Market under the symbols "VTEL" and "CLIX", respectively. The closing sale price of the VTEL Common Shares and the CLI Common Shares was $10.125 and $4.25 per share, respectively, on January 6, 1997 (the last trading day prior to the public announcement of the proposed Merger). The indicated market value per CLI Common Share (which is defined as the closing sale price of VTEL Common Shares multiplied by the Common Share Exchange Ratio) on that date was $4.66. In considering the Merger, stockholders of VTEL and CLI should carefully consider that since January 6, 1997, the market value of both the VTEL Common Shares and the CLI Common Shares has declined significantly. On
April   , 1997, the closing sale price of the VTEL Common Shares and the CLI
Common Shares was $    and $   , respectively, resulting in an indicated
market value per CLI Common Share of $    on that date. The Merger Agreement
does not afford either VTEL or CLI the right to terminate the Merger Agreement based on declines or increases in market prices of the VTEL Common Shares or the CLI Common Shares or provide a market protection adjustment in the Common Share Exchange Ratio. No assurance can be given as to the market price of VTEL Common Shares or CLI Common Shares at the time the Merger is consummated. BECAUSE THE COMMON SHARE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF VTEL COMMON SHARES IS SUBJECT TO FLUCTUATION, THE VALUE OF THE VTEL COMMON SHARES THAT HOLDERS OF CLI COMMON SHARES WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. Further, the risk exists that the value of the VTEL Common Shares that holders of CLI Common Shares will receive in the Merger will decrease, perhaps significantly, between the date of the mailing of this Joint Proxy Statement/Prospectus and the Effective Time of the Merger. Stockholders are advised to obtain current market quotations for VTEL Common Shares and CLI Common Shares. See "Risk Factors--Fixed Exchange Ratio."

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  JOINT  PROXY
       STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO  THE CONTRARY IS  A
         CRIMINAL OFFENSE.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to the stockholders of VTEL and CLI on or about April
   , 1997.

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS APRIL    , 1997.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VTEL OR CLI. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT VTEL, MERGER SUB OR CLI CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Each of VTEL and CLI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials and other information concerning VTEL and CLI can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  VTEL has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act") , a Registration Statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to VTEL Common Shares issuable in connection with the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of the site is http://www.sec.gov.

                               TABLE OF CONTENT'S

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
  The Parties..............................................................   3
  The Meetings; Votes Required.............................................   3
  Risk Factors.............................................................   3
  The Merger...............................................................   3
  Effective Time...........................................................   3
  Conversion of Shares; Exchange Ratios....................................   4
  Stock Options; Warrants..................................................   4
  Recommendations of the Boards of Directors...............................   4
  Opinions of Financial Advisors...........................................   4
  The Merger Agreement.....................................................   5
  Conditions to the Consummation of the Merger.............................   5
  Termination of the Merger Agreement......................................   5
  Waiver and Amendment.....................................................   6
  Interests of Certain Persons in the Merger...............................   6
  Stock Option Agreement...................................................   7
  Exchange of Stock Certificates...........................................   7
  Fractional Shares........................................................   7
  Operations After the Merger..............................................   7
  Regulatory Matters.......................................................   8
  Certain Federal Income Tax Consequences..................................   8
  Accounting Treatment.....................................................   8
  Dissenters' Rights.......................................................   8
  Market Price Data........................................................   8
  Selected Historical and Pro Forma Per Share Data.........................  10
  Summary of Consolidated Financial Data...................................  11
RISK FACTORS...............................................................  12
  Risks Relating to the Merger.............................................  12
  Risks Relating to VTEL...................................................  13
  Risks Relating to CLI....................................................  16
THE STOCKHOLDER MEETINGS...................................................  21
  General..................................................................  21
  Purposes of the Meetings.................................................  21
  Voting Rights............................................................  22
  Solicitation and Revocation of Proxies...................................  23
THE MERGER.................................................................  24
  General..................................................................  24
  Effective Time...........................................................  24
  Conversion of Shares; Exchange Ratios....................................  24
  Background of the Merger.................................................  25
  Reasons for the Merger; Recommendations of the Boards of Directors.......  26
  Opinions of Financial Advisors...........................................  29
  The Merger Agreement.....................................................  37
  Listing..................................................................  41
  Interests of Certain Persons in the Merger...............................  41
  Stock Options; Warrants..................................................  42
  Exchange of Stock Certificates...........................................  43
  Fractional Shares........................................................  43
  Amendment to VTEL Certificate of Incorporation...........................  43

                                                                            PAGE
                                                                            ----
  Management After the Merger.............................................   44
  Governmental and Regulatory Approvals...................................   44
  Certain Federal Income Tax Consequences.................................   44
  Accounting Treatment....................................................   45
  Consequences Under Federal Securities Laws..............................   46
  Affiliate Agreements; Registration Rights...............................   46
  Stock Option Agreement..................................................   46
  Appraisal Rights........................................................   47
PRICE RANGES OF COMMON STOCK..............................................   48
  VTEL....................................................................   48
  CLI.....................................................................   48
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION........................   49
SELECTED FINANCIAL DATA OF VTEL...........................................   59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF VTEL.......................................................   60
SELECTED FINANCIAL DATA OF CLI............................................   71
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF CLI........................................................   72
INFORMATION WITH RESPECT TO VTEL..........................................   76
  General.................................................................   76
  Industry Background.....................................................   76
  Agreements with Intel Corporation.......................................   77
  Corporate Strategy......................................................   78
  Targeted Marketing......................................................   80
  Distribution Strategy...................................................   80
  Products................................................................   80
  Product Development.....................................................   82
  Sales and Marketing.....................................................   84
  Product Support and Expansion of Support Capabilities...................   84
  Competition.............................................................   85
  Manufacturing...........................................................   85
  Patents and Trademarks..................................................   86
  Employees...............................................................   86
  Properties..............................................................   87
  Legal Proceedings.......................................................   87
MANAGEMENT OF VTEL........................................................   88
  Executive Compensation..................................................   90
  Stock Option Grants During Transition Period Ended July 31, 1996........   91
  Aggregated Stock Option/SAR Exercises During that Transition Period
   Ended July 31, 1996 and Stock Option/SAR Values as of July 31, 1996....   92
  Director Compensation...................................................   92
  Compensation Committee Interlocks and Insider Participation.............   92
  Certain Relationships and Related Transactions..........................   93
PRINCIPAL STOCKHOLDERS OF VTEL............................................   93
INFORMATION WITH RESPECT TO CLI...........................................   95
  General Developments....................................................   95
  Industry Background.....................................................   95
  CLI Strategy............................................................   96
  CLI Technology..........................................................   96
  Videoconferencing Products..............................................   97
  Sales and Marketing.....................................................   99

                                                                            PAGE
                                                                            ----
  Customer Service and Support............................................  100
  Customers...............................................................  100
  Research and Development................................................  101
  Competition.............................................................  101
  Manufacturing...........................................................  102
  Quality.................................................................  102
  Patents and Trademarks..................................................  102
  Employees...............................................................  103
  Properties..............................................................  103
  Legal Proceedings.......................................................  103
MANAGEMENT OF CLI.........................................................  105
  Compensation of Directors...............................................  106
  Compensation of Executive Officers......................................  106
  Stock Option Grants and Exercises.......................................  108
  Employment Contracts....................................................  109
PRINCIPAL STOCKHOLDERS OF CLI.............................................  110
DESCRIPTION OF VTEL CAPITAL STOCK.........................................  111
  Common Stock............................................................  111
  Preferred Stock.........................................................  111
  Dividends...............................................................  111
  Delaware Law and Certain Charter Provisions.............................  111
  Transfer Agent and Registrar............................................  112
  Summary of Rights to Purchase Series A Preferred Stock..................  112
COMPARISON OF STOCKHOLDER RIGHTS..........................................  114
  General.................................................................  114
  Stockholder Meetings....................................................  114
  Voting Rights...........................................................  114
  Provisions Relating to Directors........................................  115
  Rights Agreements.......................................................  115
DESCRIPTION OF AMENDMENT TO VTEL CERTIFICATE OF INCORPORATION.............  117
DESCRIPTION OF PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES SUBJECT
 TO VTEL 1996 STOCK OPTION PLAN...........................................  118
OTHER MATTERS.............................................................  122
STOCKHOLDER PROPOSALS FOR VTEL 1997 ANNUAL MEETING........................  122
STOCKHOLDER PROPOSALS FOR CLI 1997 ANNUAL MEETING.........................  123
LEGAL MATTERS.............................................................  123
EXPERTS...................................................................  123
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

APPENDIX A AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

APPENDIX B OPINION OF BEAR, STEARNS & CO. INC.

APPENDIX C OPINION OF PAINEWEBBER INCORPORATED

APPENDIX D AMENDMENT TO VTEL CORPORATION FOURTH AMENDED AND RESTATED
           CERTIFICATE OF INCORPORATION

                                    SUMMARY

  The following is a summary of certain significant matters discussed elsewhere in this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read this entire Joint Proxy Statement/Prospectus, including the Appendices hereto. Certain terms used in this Summary and elsewhere in this Joint Proxy Statement/Prospectus are used as defined in this Summary or elsewhere in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus contains certain forward-looking statements, including, but not limited to statements regarding expected benefits of the Merger and the business and operations of VTEL following the Merger. Actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under the caption "Risk Factors" and other factors included elsewhere in this Joint Proxy Statement/Prospectus.

THE PARTIES

 VTEL

  VTEL designs, manufactures and markets multi-media conferencing systems. VTEL's systems integrate traditional video and audio conferencing with additional functions, including the sharing of PC software applications and the transmission of high-resolution images and facsimiles. Through the use of VTEL's multi-media conferencing systems, users are able to replicate more closely the impact and effectiveness of face-to-face meetings. VTEL's Pen Pal Graphics/TM/ and AppsView/TM/ user interfaces make its multi-media conferencing systems simple to use. VTEL's systems are built upon a system platform which is based on industry-standard, PC-compatible open hardware and software architecture. By leveraging this open architecture design, VTEL is able to integrate into the videoconference PC-compatible hardware and software applications which allow users to customize the systems to meet their unique needs. The PC-architecture also provides a natural pathway to connect VTEL's videoconferencing systems onto local area networks (LANs) and wide area networks (WANs) thereby leveraging the rapidly expanding network infrastructures being deployed in organizations throughout the world. Also complementing this open architecture is VTEL's compliance with emerging industry video standards. VTEL's open architecture and compliance with data and telecommunications standards permit the incorporation of new functions through software upgrades, thereby extending the useful life of the user's investment.

  The cornerstone of VTEL's business strategy is to identify customers that can most benefit from the advanced functionality of multi-media conferencing systems and to focus a substantial portion of its sales and marketing efforts on these customers, including end-users in the areas of education, government, health care and general business. VTEL distributes its systems almost exclusively through third-party resellers which include major telecommunications providers such as Ameritech Corporation ("Ameritech"), GTE Corporation ("GTE"), SBC Communications, Inc. ("Southwestern Bell"), Sprint Corporation ("Sprint"), U.S. West, Inc. ("US West"), MCI Communications Corporation ("MCI") and other value-added resellers. VTEL has built an extensive marketing and sales organization to support its third-party resellers. This organization provides marketing programs; field support personnel including sales managers, system engineers, and business development managers; and personnel with industry expertise to implement VTEL's targeted marketing strategy. Since VTEL's inception, it has sold over 7,000 conferencing systems and multipoint control units.

  In November 1995, VTEL completed the acquisition of certain assets and a specified work force of the Integrated Communications Systems Group ("ICS") of Peirce-Phelps, Inc. (the "ICS Transaction"). As part of Peirce-Phelps, Inc., ICS was a value-added reseller of videoconferencing systems, and also provided integration, installation and maintenance services to certain end-users. The completion of the acquisition allows VTEL to significantly enhance its ability to support VTEL's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchaser of VTEL's products, thereby allowing the resellers to more effectively provide an essential part of the services that are integral to the purchase of VTEL's products.

  VTEL's executive offices are located at 108 Wild Basin Road, Austin, Texas 78746, and its telephone number at such offices is (512) 314-2700.

 CLI

  CLI is a leader in the development, manufacture and marketing of visual communication systems based on Compressed Digital Video (CDV) technology. CLI's systems use proprietary and industry standard algorithms to compress the amount of data required to transmit digital video and audio signals, thereby significantly reducing the cost of transmitting these signals over terrestrial, microwave, cable or satellite networks. CLI's strategy is to use its expertise in CDV technology to enhance its position in videoconferencing and to monitor new markets such as the desktop and personal video markets.

  CLI's group and desktop videoconferencing systems permit users at different locations to conduct full-color motion videoconferences ranging from two-way informal meetings between individuals to formal meetings between large groups at multiple locations. CLI's present families of videoconferencing systems include Rembrandt II/VP and Radiance videoconferencing systems, the eclipse family of mid-range videoconferencing systems, and the CLI Desktop Video family. Videoconferencing systems operate worldwide over a broad range of transmission speeds from 56 kilobits per second (kbps) to 2.048 megabits per second (mbps) for the Rembrandt and Radiance Systems, 768 kbps for the eclipse, and 384 kbps for the desktop. All of CLI's current videoconferencing systems are compliant with the International Telecommunication Union-Telecommunication (ITU-T) H.320 videoconferencing standard, and most also provide customer-selectable proprietary algorithms. Demand for videoconferencing equipment has grown as a result of improvements in the price/performance of videoconferencing systems, decreases in transmission costs and increased availability of switched digital transmission services. However, there can be no assurance that this market growth will continue in the future.

  CLI has been a leader in video compression technology. CLI's strategy is to strengthen its position as a leading supplier of a full range of high-performance quality group and desktop videoconferencing systems. CLI's development efforts are primarily directed at achieving greater levels of compression, improving picture quality and system functionality, continuing to reduce system costs, and supporting and improving industry standards. CLI's continued success in its chosen markets is dependent in part on the results of its ongoing technology and product development efforts.

  CLI's executive offices are located at 350 East Plumeria Drive, San Jose, California 95134, and its telephone number at that location is (408) 435-3000.

 Merger Sub

  Merger Sub is a Delaware corporation and a wholly owned subsidiary of VTEL organized solely for the purpose of facilitating the Merger. Upon consummation of the Merger and the transactions associated therewith, Merger Sub will merge with CLI and CLI will continue as the surviving company and a wholly owned subsidiary of VTEL. The mailing address of Merger Sub's principal executive offices is 108 Wild Basin Road, Austin, Texas 78746, and its telephone number is (512) 314-2700.

THE MEETINGS; VOTES REQUIRED

 VTEL
  The VTEL Meeting will be held on May   , 1997 at 10:00 a.m., at the offices
of VTEL located at 108 Wild Basin Road, Austin, Texas 78746. At the VTEL Meeting, stockholders of VTEL will be asked (i) to consider and vote upon a proposal to approve the Merger Agreement, (ii) to consider and vote upon a proposal to approve an amendment to VTEL's Fourth Amended and Restated Certificate of Incorporation (the "VTEL Certificate Amendment") and (iii) to consider and vote upon a proposal to approve an amendment (the "Amendment") to the 1996 Plan. The affirmative vote of a majority of the votes cast at the VTEL Meeting, in person or by proxy, with respect to the Merger by holders of VTEL Common Shares is required to approve the Merger Agreement. The affirmative vote of a majority of the outstanding VTEL Common Shares entitled to vote is required to approve the VTEL Certificate Amendment. The affirmative vote of a majority of shares present in person or represented by proxy at the VTEL Meeting and entitled to vote is required to approve the Amendment to the 1996 Plan. Consummation of the Merger is conditioned upon VTEL's stockholders approving of the Merger Agreement and the VTEL Certificate Amendment. If the Merger Agreement is not approved or if for any reason the Merger is not consummated, the VTEL Board does not intend to implement the VTEL Certificate Amendment or the Amendment to the 1996 Plan.

  Holders of record of VTEL Common Shares as of the close of business on April 7, 1997 will be entitled to cast one vote for each VTEL Common Share held as of such date. At such date, there were 14,064,733 VTEL Common Shares outstanding and entitled to vote. THE VTEL BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSALS BEING SUBMITTED TO THE VTEL STOCKHOLDERS.

 CLI

  The CLI Meeting will be held on May   , 1997 at 10:00 a.m., at the Holiday
Inn, 777 Bellew, Milpitas, California. At the CLI Meeting, stockholders of CLI will be asked to consider and vote upon a proposal to approve the Merger Agreement. The affirmative vote of a majority of the outstanding CLI Common Shares entitled to vote is required to approve the Merger Agreement. Holders of record of CLI Common Shares as of the close of business on April 7, 1997 will be entitled to cast one vote for each CLI Common Share held as of such date. At such date, there were 15,917,916 CLI Common Shares outstanding and entitled to vote. THE CLI BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL BEING SUBMITTED TO THE CLI STOCKHOLDERS.

RISK FACTORS

  Stockholders should carefully consider certain factors in evaluating the Merger. In particular, stockholders should carefully consider the risks associated with the integration of VTEL's and CLI's operations, whether VTEL's and CLI's customers will continue their current buying patterns without regard to the Merger and the potential fluctuations in the price of VTEL Common Shares subsequent to the Merger. See "Risk Factors."

THE MERGER

  Stockholders of VTEL and CLI will each vote separately on the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into CLI, with CLI becoming a direct wholly owned subsidiary of VTEL (the "Surviving Corporation"). See "The Merger."

EFFECTIVE TIME

  Following the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will be consummated on the date and time of filing of the Certificate of Merger and all other necessary documents with the Secretary of State of the State of Delaware (the "Effective Time"). See "The Merger--Effective Time."

CONVERSION OF SHARES; EXCHANGE RATIOS

  Pursuant to the provisions of the Merger Agreement, each issued and outstanding CLI Common Share will be converted into the right to receive 0.46 VTEL Common Shares (the "Common Share Exchange Ratio"), and each issued and outstanding CLI Preferred Share will be converted into the right to receive
3.15 VTEL Common Shares (the "Preferred Share Exchange Ratio"). Holders of VTEL Common Shares prior to the Effective Time of the Merger, in the aggregate, will own approximately 62.5% of the outstanding VTEL Common Shares as a result of the Merger and holders of CLI Common Shares and CLI Preferred Shares prior to the Effective Time of the Merger, in the aggregate, will own approximately 37.5% of the outstanding VTEL Common Shares. See "The Merger--Conversion of Shares; Exchange Ratios."

STOCK OPTIONS; WARRANTS

  The Merger Agreement provides that from and after the Effective Time each outstanding option to purchase CLI Common Shares will be converted into an option to purchase VTEL Common Shares in an amount equal to the product of the number of CLI Common Shares subject to the original option multiplied by the Common Share Exchange Ratio. The exercise price per VTEL Common Share under the new option shall be equal to the exercise price per CLI Common Share under the original option divided by the Common Share Exchange Ratio. As of April 7, 1997, options to purchase 3,688,320 CLI Common Shares were outstanding (the "Existing Options" and such assumed options existing immediately after the Effective Time to purchase 1,696,627 VTEL Common Shares, referred to herein as the "Assumed Options"). See "The Merger--Stock Options; Warrants."

  The Merger Agreement also provides that from and after the Effective Time each outstanding warrant to purchase CLI Common Shares will become, pursuant to its terms, a warrant to purchase VTEL Common Shares on the same terms as set forth in the original warrant and for that number of VTEL Common Shares as the holder would have been entitled to receive had the holder exercised the original warrant immediately prior to the Effective Time. As of April 7, 1997, warrants to purchase 605,000 CLI Common Shares were outstanding (the "Existing Warrants" and such assumed warrants existing immediately after the Effective Time to purchase 278,300 VTEL Common Shares, referred to herein as the "Assumed Warrants"). See "The Merger--Stock Options; Warrants."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The VTEL Board and the CLI Board have each unanimously approved the Merger Agreement and determined that the terms of the proposed Merger are fair to and in the best interests of their respective stockholders and each unanimously recommends that their respective stockholders vote "for" the Merger. See "The Merger--Background of the Merger" and "The Merger--Reasons for the Merger; Recommendations." The VTEL Board unanimously recommends a vote "for" the proposals to approve the VTEL Certificate Amendment and the Amendment to the 1996 Plan.

OPINIONS OF FINANCIAL ADVISORS

  Bear, Stearns & Co. Inc. ("Bear Stearns") rendered its opinion, dated January 5, 1997, to the VTEL Board that, as of such date, the Merger is fair, from a financial point of view, to the common stockholders of VTEL. The full text of the opinion of Bear Stearns, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. HOLDERS OF VTEL COMMON SHARES ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors--Opinion of VTEL's Financial Advisor" and Appendix B.

  PaineWebber Incorporated ("PaineWebber") has delivered to the CLI Board its written opinion, dated January 6, 1997, to the effect that, as of such date, the Common Share Exchange Ratio is fair, from a financial point of view, to the holders of CLI Common Shares (other than VTEL and its affiliates). The full text of the opinion of PaineWebber, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus. HOLDERS OF CLI COMMON SHARES ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors--Opinion of CLI's Financial Advisor."

THE MERGER AGREEMENT

  The Merger Agreement sets forth the principal terms by which the Merger will be consummated, and the rights of holders of CLI Common Shares and CLI Preferred Shares to receive VTEL Common Shares pursuant to the Merger. The Merger Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the consummation of the Merger and terms under which the Merger may be terminated or abandoned. See "The Merger-- The Merger Agreement."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to certain conditions, including the approval of the Agreement and Plan of Merger by the holders of the VTEL Common Shares and the CLI Common Shares; the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part; approval of the Merger by certain Federal and state regulatory authorities; receipt by VTEL and CLI of opinions of counsel dated as of the Effective Time as to the tax-free nature of the Merger for Federal income tax purposes; receipt by VTEL and CLI of a letter from Price Waterhouse LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment (and the opinion of Price Waterhouse LLP is contingent upon the issuance of an opinion from KPMG Peat Marwick LLP, CLI's independent accountants, that CLI may enter into a transaction that can be accounted for as a pooling-of-interests); the listing, subject to notice of issuance, on the NASDAQ National Market of the VTEL Common Shares to be issued in the Merger; the absence of any injunction or legal restraint prohibiting consummation of the Merger; the approval of the VTEL Certificate Amendment by a majority of the VTEL Common Shares entitled to vote thereon and certain other customary closing conditions. There can be no assurance as to when and if the conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "The Merger-- The Merger Agreement--Conditions to the Merger" and "--Governmental and Regulatory Approvals."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual written consent of the duly authorized boards of directors of VTEL and CLI by a majority vote of the members of each company's entire Board of Directors; (ii) except if the party seeking termination is in material breach of the Merger Agreement, by either VTEL or CLI, (a) if there is a material breach by the other party of any representation, warranty, covenant or Agreement contained in the Merger Agreement (and, with respect to CLI, the Stock Option Agreement (as defined herein)) which is not timely cured or (b) if the Effective Time has not occurred by December 31, 1997; (iii) by either VTEL or CLI if any governmental entity has denied approval of the Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) by either VTEL or CLI if the requisite stockholder approvals of either party shall not have been obtained; (v) by either VTEL or CLI if any court of competent jurisdiction shall have issued a final, non-appealable order requiring VTEL to hold separate or dispose of any of the material stock or assets of CLI or which imposes material limitations on VTEL's conduct of the business of CLI subsequent to the Merger; (vi) by VTEL, if the CLI Board shall have withdrawn, modified or changed its recommendation with respect to the Merger Agreement or the Merger or it shall have approved, endorsed or recommended an alternative transaction to the stockholders of CLI;
(vii) by CLI, upon prior payment to VTEL of VTEL's expenses plus a fee of $3,500,000, if the CLI Board shall have received an offer to effect on alternative transaction and, based upon a written opinion of counsel, the CLI Board determines that terminating the Merger Agreement to enter into such alternative transaction is necessary to prevent the CLI Board from violating its fiduciary duties to the CLI stockholders; (viii) by VTEL, if in the event of a tender offer or exchange offer for 20% or more of the CLI Common Shares, within ten days of the commencement, the CLI Board shall have not recommended that the stockholders of CLI not tender their shares in such tender or exchange offer; and (ix) by VTEL, if a court of competent jurisdiction shall have issued a final, non-appealable order to the effect that the Stock Option Agreement is invalid or unenforceable and CLI or any of its subsidiaries, or any of its officers, directors, employees, agents or other representatives, shall have instigated or otherwise voluntarily assisted or supported or cooperated with any other party instigating or pursuing such legal determination. See "The Merger--The Merger Agreement--Amendments; Waiver; Termination."

WAIVER AND AMENDMENT

  Prior to the Effective Time, VTEL and CLI, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger; or
(iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement; except that after VTEL stockholder approval or CLI stockholder approval, no extension or waiver will reduce the amount or change the form of consideration to be delivered to CLI's common stockholders under the Merger Agreement without further approval of the stockholders of VTEL or CLI. See "The Merger--The Merger Agreement--Amendments; Waiver; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As contemplated by the Merger Agreement, VTEL has agreed to cause T. Gary Trimm and Dr. Arthur G. Anderson, current CLI directors, to be elected to the VTEL Board following the Merger. VTEL's current directors will represent five of the seven members of the VTEL Board subsequent to the Effective Time.

  The Merger Agreement provides that from and after the Effective Time each outstanding option to purchase CLI Common Shares will be converted into an option to purchase VTEL Common Shares on the same terms and conditions as are set forth in the original option and for that number of VTEL Common Shares equal to the product of the number of CLI Common Shares subject to the original option multiplied by the Common Share Exchange Ratio. The exercise price per VTEL Common Share under the new option shall be equal to the exercise price per CLI Common Share under the original option divided by the Common Share Exchange Ratio. As of April 7, 1997, options to purchase 3,688,320 CLI Common Shares were outstanding.

  Certain members of VTEL's management and the VTEL Board, and CLI's management and the CLI Board, may be deemed to have certain interests in the Merger that are in addition to their interests generally as stockholders of VTEL or CLI, as the case may be. Certain executive officers and directors of each of VTEL and CLI will be executive officers and directors of the combined company following the Merger.

  The Merger Agreement provides that CLI will, and after the Effective Time, the surviving corporation and VTEL will, to the fullest extent permitted under applicable law or under the relevant Certificate of Incorporation or bylaws, indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of CLI or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in their capacity as director, officer, employee, fiduciary, or agent of CLI occurring at or prior to the Effective Time for a period of six years after the date of the Merger

Agreement. VTEL has agreed that for six years after the Effective Time it will cause the surviving corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by CLI's directors' and officers' liability policy on terms comparable to those applicable to the directors and officers of CLI. However, in no event shall VTEL or the surviving corporation be required to pay in excess of 150% of the annual premium currently paid by CLI for such coverage.

  In addition, the bylaws of the surviving corporation will contain the indemnification provisions currently set forth in the Bylaws of CLI, which shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of CLI, unless such modification is required by law.

  The VTEL Board and the CLI Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger-- Interests of Certain Persons in the Merger" and "--Management After the Merger."

STOCK OPTION AGREEMENT

  As an inducement for VTEL to enter into the Merger Agreement, VTEL and CLI entered into a Stock Option Agreement, dated January 6, 1997 (the "Stock Option Agreement"), pursuant to which CLI granted VTEL an option to purchase from CLI 3,120,500 CLI Common Shares (subject to adjustment, but in no event to exceed 19.9% of the then outstanding CLI Common Shares), at a price of $4.6575 per share (the "Option"). The exercise price of the Option represents the product of the closing sales price of the VTEL Common Shares on the last trading day preceding the announcement of the Merger multiplied by the Common Share Exchange Ratio. VTEL may exercise the Option only upon the occurrence of certain events described therein (none of which has occurred as of the date hereof). At the request of the holder of the Option, under certain circumstances, CLI will repurchase, pursuant to a formula price set out in the Stock Option Agreement, the Option and any CLI Common Shares purchased upon the exercise of the Option and beneficially owned by such holder at that time.

EXCHANGE OF STOCK CERTIFICATES

  As of the Effective Time of the Merger, each CLI stockholder whose shares are converted in the Merger into VTEL Common Shares will be entitled to receive, upon surrender of certificate(s) formerly representing CLI Common Shares or CLI Preferred Shares, as the case may be, certificates representing the VTEL Common Shares to which such holder is entitled in respect of the conversion of such shares. Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to the former CLI stockholders as promptly as possible following the Effective Time of the Merger. Each stockholder should only surrender such certificates with an accompanying letter of transmittal. See "The Merger--Exchange of Stock Certificates."

FRACTIONAL SHARES

  No fractional VTEL Common Shares will be issued as a result of the Merger. Each holder of a fractional interest in VTEL Common Shares will be entitled to receive a cash amount in lieu of such fractional interest equal to such fraction times the average of the closing sale prices of VTEL Common Shares on the NASDAQ National Market for the 20 consecutive trading days beginning 22 trading days prior to the Effective Time, as reported by the Wall Street Journal. See "The Merger--Fractional Shares."

OPERATIONS AFTER THE MERGER

  As a result of the Merger, Merger Sub will be merged with and into CLI, and VTEL will own all of the outstanding shares of CLI. Accordingly, after the Merger, VTEL will own the business of CLI and CLI will be a wholly owned subsidiary of VTEL. The directors of Merger Sub, who are designees of VTEL, will be the directors of the Surviving Corporation and until otherwise changed by its board of directors, the current executive officers of CLI will remain executive officers of the Surviving Corporation. See "The Merger-- Management After the Merger."

  VTEL does not currently intend to pay any cash dividends for the fiscal year ending July 31, 1997, as all available cash will be utilized to further the growth of VTEL's business subsequent to the Effective Time and the foreseeable future thereafter. The payment of any subsequent cash dividends will be subject to the discretion of the post-Merger VTEL Board. See "The Merger--Management After the Merger" and "Description of VTEL Capital Stock--Dividends."

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Justice Department (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and specified waiting period requirements have been satisfied. The waiting period applicable to the Merger was terminated early onFebruary 24, 1997. See "The Merger--Governmental and Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Merger is conditioned upon the receipt of opinions of counsel to VTEL and CLI that the Merger, when effected in accordance with the Merger Agreement, will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and VTEL, Merger Sub and CLI will constitute parties to such reorganization. The tax opinions to be received are subject to various assumptions and qualifications. No ruling has been or will be obtained from the Internal Revenue Service (the "Service") with respect to the Merger. The tax opinions are not binding on the Service or the courts, and no assurance can be given that the tax opinions will be followed if challenged by the Service. See "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger is intended to be accounted for as a "pooling-of-interests" under generally accepted accounting principles. Consummation of the Merger is subject to the condition that VTEL and CLI receive an opinion from Price Waterhouse, LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment (and the opinion of Price Waterhouse LLP is contingent upon the issuance of an opinion from KPMG Peat Marwick LLP, CLI's independent accountants, that CLI may enter into a transaction that can be accounted for as a pooling-of-interests). See "The Merger--Accounting Treatment."

DISSENTERS' RIGHTS

  No right of dissent or appraisal is available to holders of either CLI Common Shares or VTEL Common Shares. Pursuant to an agreement entered into between VTEL, CLI and the holders of the CLI Preferred Shares, the holders of the CLI Preferred Shares have waived their rights to dissent and appraisal with respect to the Merger. See "The Merger--Appraisal Rights" and "Risk Factors--Risks Relating to the Merger--Absence of Appraisal Rights."

MARKET PRICE DATA

  VTEL Common Shares are traded on the NASDAQ National Market under the symbol "VTEL." CLI Common Shares are also traded on the NASDAQ National Market under the symbol "CLIX."

  The table below sets forth the high and low prices for VTEL Common Shares and CLI Common Shares as reported on the NASDAQ National Market, for the calendar periods indicated. Neither VTEL nor CLI have declared or paid any cash dividends.

                                                          VTEL         CLI
                                                      ------------ ------------
                                                       HIGH   LOW   HIGH   LOW
                                                      ------ ----- ------ -----
1993................................................. $10.75 $3.50 $18.00 $8.25
1994.................................................   9.00  4.00  16.13  6.63
1995.................................................  26.00 8.125  11.38  6.00
1996.................................................  19.00 6.375   9.25  3.50
1997 (through April   , 1997)........................  10.50 4.375  3.625 1.625

  The following table sets forth the closing prices of VTEL Common Shares and CLI Common Shares and the equivalent per share price of CLI Common Shares giving effect to the Merger on January 6, 1997 (the last trading day prior to the public announcement of the proposed Merger) and March 24, 1997 (the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus).

                                                          CLOSING SALES PRICE
                                                       -------------------------
                                                                      PRO FORMA
                                                        VTEL    CLI   EQUIVALENT
                                                       COMMON  COMMON     PER
                                                       SHARES  SHARES  SHARE(1)
                                                       ------- ------ ----------
Market value per share:
  January 6, 1997..................................... $10.125 $4.250  $4.6575
  April   , 1997......................................

--------
(1) Equivalent market value per CLI Common Share represents the closing sales price of VTEL Common Shares, as reported in The Wall Street Journal, on each specified date, multiplied by the Common Share Exchange Ratio, which is 0.46.

  Stockholders are advised to obtain current market quotations for VTEL Common Shares and CLI Common Shares. No assurance can be given as to the market price of VTEL Common Shares or CLI Common Shares at the Effective Time, or of VTEL Common Shares after the Effective Time. Because the Common Share Exchange Ratio is fixed and because the market price of VTEL Common Shares is subject to fluctuation, the value of the VTEL Common Shares that holders of CLI Common Shares will receive in the Merger may increase or decrease prior to and following the Merger.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

  The unaudited information set forth in the following tables reflects certain comparative per common share data related to income per share and book value per share (i) on a historical basis for VTEL and CLI; (ii) on a pro forma combined basis per VTEL Common Share assuming consummation of the Merger; and
(iii) on an equivalent pro forma combined basis per CLI Common Share assuming consummation of the Merger. Neither VTEL nor CLI have paid cash dividends for the periods shown.

  The information shown below should be read in conjunction with the consolidated historical financial statements of VTEL and CLI, including the respective notes thereto, included in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed combined financial information, including the notes thereto, which appears elsewhere in this Joint Proxy Statement/Prospectus. The pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the periods or as of the dates for which the pro forma financial information is presented. See " Pro Forma Condensed Combined Financial Information".

                                                        SEVEN    SIX MONTHS
                               YEAR ENDED DECEMBER      MONTHS     ENDED
                                       31,              ENDED   JANUARY 31,
                               ----------------------  JULY 31, -------------
                                1993    1994    1995     1996   1996    1997
                               ------  ------  ------  -------- -----  ------
VTEL COMMON SHARES
Earnings (loss) per share-
 primary(a):
  Historical.................. $(1.05) $ 0.01  $ 0.30   $(0.70) $0.00  $ 0.12
  Pro forma(b)................ $(1.51)  (0.28) $(0.96)  $(0.87) $(.89) $(0.28)
Book value per share-end of
 period:
  Historical..................                          $ 6.60         $ 6.65
  Pro forma(c)................                          $ 5.65         $ 5.06
                                                        SEVEN
                               YEAR ENDED DECEMBER      MONTHS
                                       31,              ENDED
                               ----------------------  JULY 31,
                                1994    1995    1996     1996
                               ------  ------  ------  --------
CLI COMMON SHARES
Earnings (loss) per share-
 primary(a):
  Historical.................. $(0.32) $(1.37) $(1.03)  $(0.55)
  Equivalent pro forma(d)..... $(0.13) $(0.44) $(0.54)  $(0.40)
Book value per share-end of
 period:
  Historical..................                 $ 1.09   $ 1.74
  Equivalent pro forma(d).....                 $ 2.31   $ 2.60

--------
(a) Earnings (loss) per share were calculated using income (loss) from continuing operations. In calculating pro forma earnings (loss) per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements which may result from the Merger.
(b) Gives effect to the Merger as if it had occurred at the beginning of each period presented.
(c) Gives effect to the Merger as if it had occurred at the end of the period.
(d) The equivalent pro forma computations assume that for each CLI Common Share outstanding CLI common holders would receive 0.46 of VTEL Common Shares, and that for each CLI Preferred Share outstanding as of December 31, 1996, CLI preferred stockholders would receive 3.15 VTEL Common Shares.

SUMMARY OF CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain historical financial data for each of VTEL and CLI as of and for each of the periods indicated. The following data should be read in conjunction with "Selected Financial Data of VTEL," "Selected Financial Data of CLI," "Management's Discussion and Analysis of Financial Conditions and Results of Operations of VTEL" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of CLI" contained else where in this Joint Proxy Statement/Prospectus.

  In May 1996, VTEL changed its fiscal year end from December 31 to July 31. As such, the six months ended January 31, 1997 represents the first two quarters of VTEL's 1997 fiscal year. The comparative information for the six months ended January 31, 1996 has been restated from the information presented in prior Quarterly Reports on Form 10-Q to conform to VTEL's newly adopted fiscal quarters. Amounts shown below are in thousands except per share amounts.

                                VTEL CORPORATION

                                                                     FOR THE TWELVE    FOR THE SEVEN     FOR THE SIX
                                       FOR THE YEARS                     MONTHS           MONTHS        MONTHS ENDED
                                    ENDED DECEMBER 31,               ENDED JULY 31,   ENDED JULY 31,     JANUARY 31,
                          ------------------------------------------ ---------------  ---------------  ----------------
                           1991     1992    1993     1994     1995    1995    1996     1995    1996     1996     1997
                          -------  ------- -------  -------  ------- ------- -------  ------- -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $11,019  $26,067 $31,452  $54,231  $78,095 $65,833 $90,630  $37,574 $50,109  $43,419  $57,322
Gross margins...........    4,796   13,048  14,619   27,837   39,425  34,878  38,554   20,044  19,173   20,073   24,893
Operating income (loss).   (2,537)     718 (10,019)    (869)   2,084   2,611 (10,694)     733 (12,045)  (1,178)     517
Net income (loss).......   (2,426)   1,487  (9,334)      62    3,739   3,841  (7,679)   1,519  (9,899)      (4)   1,767
Net income (loss) per
 share
 Primary................    (0.46)    0.18   (1.05)    0.01     0.30    0.35   (0.57)     .14   (0.70)     .00      .12
 Fully diluted..........       --       --      --       --       --      --      --     0.13      --       --       --
Weighted average shares
 outstanding............    5,248    8,451   8,876   10,544   12,451  10,991  13,495   11,060  14,237   12,739   14,595
BALANCE SHEET DATA:
Working capital.........  $ 5,500  $35,162 $33,318  $31,268  $78,071 $30,815 $64,979  $30,815 $64,979  $75,107  $62,849
Total assets............   11,391   42,274  45,547   46,435  118,308  50,003 111,903   50,003 111,903  116,687  111,634
Long-term lease
 obligations, less
 current portion........       25       10       4       --       --      --      --       --      --       --       --
Stockholders' equity....    6,376   38,306  36,258   37,223  103,838  40,154  94,416   40,154  94,416  101,603   93,211

                         COMPRESSION LABS, INCORPORATED

                                      FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------
                                   1992     1993      1994      1995     1996
                                  -------  -------  --------  --------  -------
STATEMENT OF OPERATIONS DATA:
Revenues........................  $95,031  $95,095  $114,958  $112,979  $87,882
Gross margins...................   27,278   28,128    44,054    33,620   37,994
Special charges.................       --       --        --        --       --
Net loss from continuing
 operations.....................   (3,418) (12,184)   (4,878)  (21,040) (13,671)
Net income (loss)...............   (3,283)  (3,483)      107   (57,582) (20,360)
Net income (loss) per share:
Net loss from continuing
 operations.....................    (0.30)   (1.04)    (0.32)    (1.37)   (1.03)
Net income (loss)...............    (0.29)   (0.30)     0.01     (3.76)   (1.46)
Weighted average common shares
 and common share equivalents
 outstanding....................   11,283   11,666    15,160    15,304   15,680
BALANCE SHEET DATA:
Working capital.................  $31,902  $52,017  $ 53,820  $ 15,259  $ 8,680
Total assets....................   94,736  124,922   131,651   104,753   60,650
Short-term debt including
 current portion of capital
 lease obligation...............    9,960    9,280    10,553    13,958   10,804
Long-term debt including capital
 lease obligations..............       --    1,016       494       985       --
Redeemable convertible preferred
 stock..........................       --   13,758        --        --    6,277
Stockholders' equity............   56,877   67,579    86,962    35,674   17,359

                                 RISK FACTORS

  The following are certain risk factors or investment considerations that should be carefully considered in evaluating the Merger, in addition to the risks and other information described elsewhere in this Joint Proxy Statement/Prospectus.

RISKS RELATING TO THE MERGER

 Integration of Operations

  The integration of operations following the Merger will require the dedication of management resources which will temporarily detract from attention to the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. Following the Merger, VTEL intends to seek to reduce expenses by the elimination of duplicative or unnecessary facilities, employees, marketing programs and other expenses. Subsequent to such reductions, VTEL intends to reinvest much of these cost savings in programs aligned with its current strategic initiatives. There can be no assurance that VTEL will be able to reduce expenses in this fashion, that there will not be high costs associated with such activities, that such reductions will not result in a decrease in revenues or that there will not be other material adverse effects of such activities. Such effects could materially reduce the earnings of the combined company. Following the Merger, VTEL also intends to seek to sell to CLI customers VTEL products that have higher gross profit margins than the CLI products currently being purchased by such customers. There can be no assurance that this effort at product transition or that the integration of the product lines of the two companies will not have material adverse effects on results of operations. Subsequent to the Merger, VTEL expects to incur a charge in the quarter ending July 31, 1997, currently estimated to be in the range of $15 million to $25 million, to reflect the combination of the two companies, including the elimination of duplicate facilities, severance costs relating to employee terminations, the write-off of certain intangibles, property and equipment, receivables and inventories, discharge of contingent liabilities and payment of transaction costs. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that VTEL will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

 Customers

  There can be no assurance that the present and potential customers of VTEL and CLI will continue their current buying patterns without regard to the Merger, and any significant delay or reduction in orders could have an adverse effect on the near-term business and results of operations of the combined company.

 Absence of Appraisal Rights

  Under the Delaware General Corporation Law (the "DGCL"), holders of VTEL Common Shares and CLI Common Shares will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. As such, Delaware law does not afford the holders of VTEL Common Shares and CLI Common Shares the right to dissent from the Merger and seek to recover the fair value of their shares through a statutory appraisal proceeding. Under the DGCL, holders of CLI Preferred Shares are entitled to appraisal rights. However, pursuant to an agreement among VTEL, CLI and the holders of the CLI Preferred Shares, the holders of CLI Preferred Shares have waived any rights to dissent or appraisal with respect to the Merger.

 Fixed Exchange Ratio

  As a result of the Merger, each outstanding CLI Common Share will be converted into the right to receive 0.46 shares of VTEL Common Stock. The Merger Agreement does not provide for adjustment of the Common Share Exchange Ratio based on fluctuations in the price of the VTEL Common Shares. Accordingly, the value of the consideration to be received by stockholders of CLI upon the Merger will depend upon the market price of VTEL Common Shares at the Effective Time. The closing price for VTEL Common Shares on the NASDAQ National Market on January 6,1997, the last trading day prior to the public announcement of the
Merger, was $10.125 and on April    , 1997, the latest practicable trading day
before the printing of this Joint Proxy Statement/ Prospectus, was $        .
There can be no assurance that the market price of VTEL Common Shares on and after the Effective Time will not be lower than such prices. See "Price Ranges of Common Stock--VTEL" and "--Risks Relating to VTEL--Possible Volatility of Stock Price."

 Additional Shares to be Issued by VTEL; Shares Eligible for Future Sale

  As a result of the Merger, it is anticipated that VTEL will issue approximately 8.4 million VTEL Common Shares (and approximately 1,657,228 and 278,300 VTEL Common Shares will be issuable upon the exercise of the Assumed Options and the Assumed Warrants, respectively). In general, these shares will be freely tradable following the Merger, subject to certain resale restrictions for affiliates of CLI or VTEL pursuant to Rules 144 and/or 145 under the Securities Act. See "The Merger--Affiliate Agreements; Registration Rights." An aggregate of approximately 1.1 million of the shares issued in the Merger will be beneficially owned by affiliates of CLI and, therefore, subject to resale restrictions. However, VTEL has agreed to provide certain registration rights to the holders of such shares. See "The Merger--Affiliate Agreements; Registration Rights." The sale of a significant number of the foregoing shares may cause substantial fluctuations in the price of VTEL Common Shares over short time periods.

RISKS RELATING TO VTEL

 Potential Fluctuations in Quarterly Results

  As of January 31, 1997, the accumulated deficit of VTEL was $28,411,000. While VTEL has achieved annual revenue growth in each of the years ended December 31, 1991 through December 31, 1995 and the seven months ended July 31, 1996, and has attained profitability in nine of the last eleven reported quarters beginning with the second calendar quarter of 1994, there can be no assurance that sustained revenue growth or profitability can be achieved. VTEL's expense levels are based, in part, on its expectations as to future revenue levels, which are difficult to predict due in part to VTEL's strategy of distributing its products through resellers. If revenue levels are below expectations, operating results may be materially and adversely affected. In addition, VTEL's quarterly operating results may fluctuate as a result of many factors, including price reductions, delays in the introduction of new products, delays in purchase decisions due to new product announcements by VTEL or its competitors, increased competition, failure to reduce product costs or maintain product quality, cancellations or delays of orders, interruptions or delays in supplies of key components, changes in reseller base, customer base, business or product mix and seasonal patterns of capital spending by customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of VTEL."

 Technological Change and New Products

  The market for VTEL's products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. New products are generally characterized by increased functionality and better picture quality at lower bandwidths and at reduced prices. The introduction of products embodying new technology and the emergence of new industry standards may render existing products obsolete and unmarketable. VTEL's ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market will be a significant factor in VTEL's ability to grow and to remain competitive. VTEL has in the past experienced delays in introducing certain of its products, primarily due to VTEL's failure to adequately anticipate the resources necessary for its development efforts and, in some cases, VTEL's decision to devote development resources to other activities. While VTEL believes it has made improvements in each of these areas, there can be no assurance that it will not encounter technical or other difficulties that could delay introduction of new products in the future. If VTEL is unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the industry, VTEL's business and operating results will be materially and adversely affected. See "Information with Respect to VTEL--Product Development."

 Competition

  The market for videoconferencing products is extremely competitive. VTEL currently experiences significant competition from other manufacturers, including PictureTel Corporation ("PictureTel"), CLI, Sony Corporation ("Sony"), Nippon Electric Corporation ("NEC"), Mitsubishi, Ltd. ("Mitsubishi"), Fujitsu, Ltd. ("Fujitsu"), Panasonic, Ltd. ("Panasonic"), General Plessey Telecommunications ("GEC Plessey") and British Telecommunications plc ("British Telecom"). VTEL's existing competitors and many of its potential competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than those of VTEL. These factors may materially and adversely affect VTEL's competitive position and accordingly, there can be no assurance that VTEL will be able to compete successfully in the future. There can be no assurance that VTEL will have sufficient resources to make continued new investments in product development and sales and marketing or that VTEL will be able to make technological advances necessary to remain competitive.

  Certain of VTEL's competitors have devoted significant resources to the development and marketing of person-to-person visual communications products, such as desktop videoconferencing systems and videophones, which may result in increased competition. Intel has recently introduced a new version of its Pentium processor, known as MMX, that improves the ability of PCs to provide for video conferencing, which is expected to result in increased competition as consumers are offered the choice of economical desktop video conferencing on their PCs as an alternative to VTEL's fully featured systems. Further, PictureTel has entered into non-exclusive agreements for the development of desktop videoconferencing systems with Compaq Computer Corporation ("Compaq") and co-marketing and reselling agreements with AT&T Communications, Inc. ("AT&T") and International Business Machines Corporation ("IBM"). As additional forms of conferencing systems, such as desktop videoconferencing systems, emerge, manufacturers and suppliers of desktop computer systems and software may elect to enter the market for videoconferencing products, thereby increasing competition. In order to compete in the market for business personal videoconferencing systems, VTEL introduced the VTEL 115S and 117S systems, which began shipping in the first quarter of 1994, and the VPC cardset, which began shipping in the first calendar quarter of 1996. Rather than expend significant resources in the low-cost personal systems segment of the conferencing market, VTEL forms strategic alliances with other companies to participate in the development of these low-cost systems. VTEL intends to continue its focus on conferencing systems where VTEL believes that it can add significant value through software, user interfaces and applications designed to meet the needs of its customers. See "Information with Respect to VTEL-- Competition."

 Dependence on Key Employees

  VTEL's development, management of its growth and other activities depend on the efforts of key management and technical employees. Competition for such personnel is intense. VTEL uses incentives, including competitive compensation and stock option plans, to attract and retain well-qualified employees. There can be no assurance, however, that VTEL will continue to attract and retain personnel with the requisite capabilities and experience. The loss of one or more of VTEL's key management or technical personnel also could materially and adversely affect VTEL. VTEL generally does not have employment agreements with its key management personnel or technical employees. VTEL's future success is also dependent upon its ability to effectively attract, retain, train, motivate and manage its employees. Failure to do so could have a material adverse effect on VTEL's business and operating results.

 Management of Growth

  VTEL has recently experienced a period of rapid growth that has placed and will continue to place a significant strain on VTEL's management, operational and financial resources. The integration of the personnel and assets which are intended to be acquired in the Merger and in other possible future acquisitions could place additional strains on these management, operational and financial resources. While VTEL believes that the Merger will be advantageous to its business, there can be no assurance that the anticipated financial benefits will be realized, which could materially and adversely affect VTEL's future results of operations. VTEL's future operating results will depend on its ability to broaden and develop its senior management and to attract and retain skilled employees, as well as on its ability to manage its growth successfully.

 Distribution Strategy and Customer Concentration

  VTEL relies almost exclusively on third parties for the distribution of its products. In contrast, many of VTEL's competitors sell their products directly to end-users. A reduction in the sales efforts by certain of VTEL's current resellers or a termination of their relationships with VTEL could have a material adverse effect on VTEL's business and operating results. Certain of these resellers also represent or may in the future represent other lines of products, some of which compete with those of VTEL. While VTEL attempts to encourage these resellers to focus on selling VTEL's products through marketing and support programs, there is a risk that these resellers may give higher priority to products of other suppliers, reducing their efforts devoted to selling VTEL's products. Ten of VTEL's resellers accounted for 53%, 56%, 63% and 58% of VTEL's revenues for the seven months ended July 31, 1996 and for the fiscal years ended December 31, 1995, 1994 and 1993, respectively. Typically, VTEL's agreements with its resellers involve non-exclusive arrangements which may be canceled by either party at will and contain no minimum purchase requirements on the part of the reseller. There can be no assurance that VTEL's distribution strategy will be successful or that VTEL will be able to retain its current resellers or to identify new resellers in the future that are acceptable to VTEL. See "Information with Respect to VTEL--Sales and Marketing."

  The cornerstone of VTEL's sales and marketing strategy is to focus a substantial portion of VTEL's efforts on generating sales to customers in education, government, health care and general business. Since 1993, VTEL has devoted significant resources to generate sales of its products to these types of customers. A reduction or adverse change in patterns of capital spending by these types of customers due to general economic conditions, fiscal policies of government, possible reforms in health care laws and other factors beyond the control of VTEL may materially and adversely affect VTEL's revenues and operating results.

 Dependence on Third Parties

  Substantially all of VTEL's electronic components, subsystems and assemblies are made by outside vendors. Certain components are currently available only from sole sources and embody such parties' proprietary technology. Disruption in supply, a significant increase in price of one or more of these components or failure of a third-party supplier to remain competitive in functionality or price could have a material adverse effect on VTEL's business and operating results. There can be no assurance that VTEL will not experience such problems in the future. Similarly, excessive rework costs associated with defective components or process errors could adversely affect VTEL's business and operating results. VTEL does not have contracts with many of its suppliers ensuring continued availability of key electronic components. See "Information with Respect to VTEL--Manufacturing."

  In addition, VTEL from time to time enters into development arrangements with other third parties to develop and incorporate new features and functions into VTEL's products. As such, VTEL is dependent upon these third parties to fulfill their respective obligations under these development arrangements and failure of these third parties to do so could have a material adverse effect on VTEL's results of operations.

 Possible Volatility of Stock Price

  The market price of VTEL Common Shares has been, and in the future will likely be, significantly affected by factors such as the announcement of new products or technological innovations by VTEL or its competitors, quarter-to-quarter variations in VTEL's anticipated or actual results of operations and general conditions in high technology industries. The stock market has, on occasion, experienced extreme price and volume fluctuations, which have affected the market prices particularly for many high technology companies, and which have often been unrelated to the operating performance of the specific companies.

 Third Party Patent Notice

  There is no litigation currently pending against VTEL alleging infringement by VTEL's products and trademarks of the proprietary rights of third parties. VTEL has, however, received a series of letters from a third party suggesting to VTEL that the third party is focused on the possibility that the motion, still image capture and "picture-in-picture" ("PIP") features of VTEL's products may infringe one or more of five identified patents. VTEL believes, in part on the basis of advice of counsel, that its proprietary motion image capture feature does not infringe such patents. With respect to the still image capture feature of VTEL's systems, VTEL is not familiar with the design, internal operation or underlying technology of a circuit board purchased from a supplier that provides such feature. The supplier has represented to VTEL that the supplier believes that the circuit board itself (and therefore, not necessarily in combination with VTEL's systems) does not infringe the patents identified to it in similar letters received from the third party. If an infringement action is brought against VTEL, if the validity of the allegedly infringed patents is not successfully challenged and if infringement is ultimately established, such result could have a material adverse effect on VTEL.

  In February 1995, VTEL received the most recent letter from such third party which alleged that VTEL's products that purport to incorporate a PIP feature may infringe one or more identified patents. VTEL believes that these products do not infringe any of the identified patents. These patents have expired and VTEL has not received any other demand letters since February 1995. The expiration of these patents, however, would not preclude an action for past infringement occurring prior to the expiration of these patents. If an action is filed alleging that the PIP features of these products infringe any of the identified patents, the validity of such identified patents is not successfully challenged and infringement is ultimately established, such result could have a material adverse effect on VTEL. See "Information with Respect to VTEL--Legal Proceedings."

RISKS RELATING TO CLI

 Net Loss

  CLI has experienced net losses from continuing operations in eleven of the last twelve fiscal quarters and in each of the last five full fiscal years beginning with 1992. CLI sustained a net loss of $57.6 million and $20.4 million in 1995 and 1996, respectively. In 1994 CLI had net income of $0.1 million. There also can be no assurance that CLI will be able to achieve a profit in 1997 or in subsequent quarters and years, or at all. In the future, CLI's ability to achieve and sustain profitable operations will depend upon a number of factors, including CLI's ability to control costs; CLI's ability to generate sufficient cash from operations or obtain additional funds to fund its operating expenses; CLI's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of CLI."

 Negative Cash Flow/Limited Working Capital

  CLI's history of operating losses and product development activity has required significant cash funding. As of December 31, 1996, CLI had working capital of $8.7 million. CLI anticipates that existing cash and lines of credit, together with other sources of liquidity such as private or public offerings, sale and leaseback arrangements, equipment lease lines and bank credit lines, will be sufficient to meet cash requirements through the fourth quarter of 1997. CLI will need to significantly reduce operating expenses and/or significantly increase revenue in order to finance its working capital needs with cash generated by operations, and there can be no assurance that it will be able to do so.

  CLI expects that it will require significant additional financing to support its future operations. There can be no assurance that any such additional financing will be available to CLI on a timely basis or, if available, will be on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of CLI--Liquidity and Capital Resources."

  In October 1996, CLI obtained $7.0 million through a private sale of CLI Preferred Shares to certain investors. Under the purchase agreement with such investors, CLI may issue to such investors up to an additional $13.0 million of preferred stock of CLI in two separate installments by the fourth quarter of 1997, if certain conditions are met. This right to additional funding under such purchase agreement will terminate upon consummation of the Merger. See
Note 15 of Notes to CLI's Consolidated Financial Statements.

  Should CLI be unable to sell additional preferred stock to such investors or should additional funding be required, there can be no assurance that such funding will be available on acceptable terms and when required by CLI. VTEL expects to infuse substantial funds into CLI's operations upon completion of the Merger.

 Potential Dilution from Additional Financing

  CLI may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock of CLI to certain investors. If CLI sells additional equity securities, investors holding CLI Common Shares may incur additional dilution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of CLI--Liquidity and Capital Resources."

 Appearance of Viability

  CLI sells relatively low volume, high unit dollar complex capital equipment systems typically requiring ongoing service requirements. CLI's existing and potential customers have expressed concern regarding CLI's ability to maintain itself as a going concern over the next several years in relation to meeting their future technology needs and ongoing service requirements. These concerns could negatively impact CLI's ability to obtain future orders.

 Fluctuations in Quarterly Performance

  CLI has experienced substantial fluctuation in operating results. CLI's product sales have historically been derived primarily from the sale of videoconferencing systems and related equipment, the market for which is still developing. Most of CLI's products are complex capital equipment systems and/or involve significant equipment deployment; as such, these products typically involve long order and sales cycles. Additionally, CLI's revenues have typically occurred predominantly in the third month of each fiscal quarter. CLI believes that this is due in some part to the timing of the capital equipment budget procedures of its customers. Accordingly, CLI's quarterly results of operations are difficult to predict, and delays in the introduction or acceptance of new products, delays in orders for existing products in anticipation of new products, or delays in the closing of sales near the end of the quarter could cause quarterly revenues and, to a greater degree, operating results to fall substantially short of anticipated levels. CLI's total revenues and results of operations could also be adversely affected by delays in achievement of planned cost reductions, cancellations of orders, interruptions or delays in supply of key components, failure of new products to meet specifications or performance expectations, changes in customer base or product mix, seasonal patterns of capital spending by customers, delays in purchase decisions due to new product announcements by CLI or its competitors, increased competition and reductions in average selling prices.

 High Levels of Inventory and Accounts Receivable

  The concentration of customer orders in the third month of each quarter, together with relatively long manufacturing lead times, have required CLI to maintain high levels of inventory in order to deliver products on a timely basis. CLI also maintains equipment in inventory to provide demonstration systems to customers or potential customers on a short-term loan basis or on a monthly rental basis. Due to the rapid rate of change in CLI's industry, a large inventory poses the risk of inventory obsolescence or delay in realization of manufacturing cost improvements, either of which could have a material adverse effect on CLI's financial results. In addition, CLI's accounts receivable, net were $29.2 million at December 31, 1996. CLI expects accounts receivable and inventory balances to fluctuate in the future. Among other things, introduction of new products requires the purchase and accumulation of significant amounts of inventory prior to the realization of revenue from the new products. Accordingly, CLI has in place a number of ongoing and planned measures to manage both inventories and accounts receivable; however, there can be no assurance that CLI can maintain its level of asset utilization in the future. Any significant increases in accounts receivable and inventories would result in a significant use of cash. CLI continues to finance accounts receivable and inventories through public and private offerings of equity securities and bank credit lines. There can be no assurance that CLI will be able to reduce or maintain its inventory and accounts receivable levels in the future.

 Product Development and Rapid Technological Change

  The videoconferencing market is characterized by rapid and significant change in technology and user needs, requiring substantial product development expenditures. These changes have resulted in frequent product introductions generally characterized by improved video and audio performance, added functionality and reduced prices. CLI's future success will depend to a large extent on its ability to maintain its competitive technological position and to continue to develop, on a cost effective and timely basis, technologically advanced products that meet changing user needs, including the development of a next generation group videoconferencing system. There can be no assurance that CLI's product development efforts will be successful. In addition, customers may delay purchase decisions on existing products in anticipation of new products, which may have higher initial manufacturing costs, higher initial component costs and lower initial overall gross margins than more mature products. The introduction of new products by CLI or its competitors may also pose the risk of inventory obsolescence. See "Risk Factors--Risks Relating to CLI--Negative Cash Flow/Limited Working Capital" and "Information with Respect to CLI--Research and Development."

 Highly Competitive Industry

  The videoconferencing industry is intensely competitive. CLI currently competes with numerous vendors of videoconferencing equipment including PictureTel, Sony, VTEL, GPT, Canvas Visual Communications (f/k/a BT), NEC, Panasonic, Mitsubishi, Fujitsu, Intel and literally dozens of other companies offering desktop videoconferencing solutions. Many of these competitors have significantly greater financial, marketing and technical resources than CLI and also enjoy greater brand-awareness among customers. CLI also expects other competitors to enter the marketplace as demand for videoconferencing equipment continues its rapid rate of growth. In particular, CLI expects increased competition from Japanese manufacturers, such as NEC and Sony that are now making substantial investments in order to enter the market. In addition, Intel has recently introduced a new version of its Pentium processor, known as MMX, that improves the ability of PCs to provide for video conferencing, which is expected to result in increased competition as consumers are offered the choice of economical desktop video conferencing on their PCs as an alternative to CLI's systems. CLI believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to CLI, success and timing of new product developments by CLI and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that CLI will be able to compete successfully with respect to these factors. If CLI cannot continue to offer new videoconferencing products with improved performance and reduced costs, its competitive position will erode. Moreover, competitive price reductions may adversely affect CLI's results of operations. See "Information with Respect to CLI--Competition."

 Dependence on Key Vendors

  Several of the critical components used in CLI's products, including certain custom and programmable semiconductors, such as the video processor, are currently available only from single or limited sources. In addition, CLI relies on a few vendors to turnkey manufacture certain of its products. CLI has executed master purchase agreements with some of the suppliers of these sole or limited source components. CLI purchases the remainder of these sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with these sole or limited source suppliers. Therefore, these suppliers are not obligated to supply products to CLI for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Although CLI expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so. Certain suppliers, due to CLI's shortages in available cash, have put CLI on a cash or prepay basis and/or required CLI to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with CLI. In addition, certain suppliers already have terminated their relationships with CLI. An interruption or reduction in supply of any key components, excessive rework costs associated with defective components or process errors, or a failure to continually decrease vendor prices can adversely affect CLI's operating results and damage customer relationships. See "Information with Respect to CLI--Manufacturing."

 Reliance on Key Personnel

  The success of CLI depends to a large extent on a small number of key technical and managerial personnel, the loss of one or more of whom could have a material adverse effect on the business of CLI and in part on its ability to continue to attract, retain and motivate additional highly skilled personnel, who are in great demand. CLI has experienced high turnover among its executive officers within the past eighteen months, including its Chief Executive Officer, its Executive Vice President, its Chief Financial Officer and several of its Vice Presidents. CLI has also had substantial layoffs. Because of CLI's financial difficulties, it has become increasingly difficult for it to hire new employees and retain key management and current employees. CLI has implemented a retention program for certain key employees in an effort to retain key engineering personnel. Additionally, T. Gary Trimm, President and Chief Executive Officer of CLI, has an employment contract with CLI that provides incentives to him to remain at CLI but allows him to terminate his employment at any time. CLI does not carry any key person life insurance with respect to any of its personnel. In addition, it is a condition to future issuances of preferred stock to the purchasers of the CLI Preferred Shares that Mr. Trimm remain President and Chief Executive Officer of CLI.

 Volatility of Stock Price

  CLI's Common Shares have historically been subject to substantial price volatility, particularly as a result of announcements of new products by CLI or its competitors, quarter-to-quarter variations in the financial results of CLI or its competitors and changes in earnings estimates by industry analysts. In addition, the stock market has experienced, and continues to experience, price and volume fluctuations which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of CLI Common Shares.

  Such stock price volatility for CLI Common Shares has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on CLI's results of operations.

 International Sales

  CLI expects that international sales, particularly sales to the People's Republic of China, will represent between 15% to 20% of its future net sales and that it will be subject to the normal risks of international sales such as longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. CLI is also subject to risks associated with regulations relating to the import and export of high technology products. CLI cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of CLI's products in the future will be implemented by the United States or any other country, especially in relation to the People's Republic of China. In such event, CLI's operating results could be materially or adversely affected. Additionally, fluctuations in exchange rates could affect demand for CLI's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, CLI's business, operating results and financial condition could be adversely affected. See "Information with Respect to CLI-- Sales and Marketing."

 Legal Proceedings

  CLI is currently engaged in certain legal proceedings. Such legal proceedings are a drain on CLI's working capital and management's time. There can be no assurance that CLI's legal proceedings can be settled quickly or result in a favorable outcome to CLI. Continuation of such legal proceedings for an extended period of time could have an adverse effect upon CLI's working capital and management's ability to concentrate on the business of CLI. In addition, unfavorable outcomes in any one or several such legal proceedings could have a material adverse effect on CLI. See "Information with Respect to CLI--Legal Proceedings."

 Possible Delisting of CLI Common Shares from NASDAQ National Market

  CLI's Common Shares are listed on the NASDAQ National Market and CLI is required to continue to meet the continued listing requirements for the NASDAQ National Market. Failure to meet the continued listing requirements in the future could subject CLI's Common Shares to delisting. CLI's Common Shares could be delisted from the NASDAQ National Market if CLI fails to maintain capital and surplus of $1.0 million. Because of the substantial losses experienced by CLI in 1996, any significant loss experienced in a subsequent quarter could cause CLI to have insufficient capital and surplus for continued listing on the NASDAQ National Market. CLI's Common Shares are also subject to delisting in the event that the price of CLI Common Shares drops below $1.00 per share for ten consecutive trading days (the last reported sales price for
CLI Common Shares on the NASDAQ National Market on April   , 1997 was
$         per share). Because of the substantial increase in the number of tradeable CLI Common Shares registered recently and to be registered in the future if additional shares of convertible preferred stock and warrants to purchase CLI Common Shares are issued to the purchasers of the CLI Preferred Shares (see "Management Discussion and Analysis of Financial Condition and Results of Operations of CLI--Liquidity and Capital Resources"), there could be downward pressure on the trading price of CLI Common Shares, which could cause CLI to fail to meet the minimum bid price requirement for the NASDAQ National Market. If CLI's Common Shares are delisted, there can be no assurance that CLI will meet the requirements for initial inclusion in the future, particularly the $3.00 minimum per share bid requirement. In addition, NASDAQ has proposed increasing the requirements for the initial listing of securities and for the maintenance of such listing on the NASDAQ National Market and the NASDAQ SmallCap Market which, if adopted, could make it more difficult for CLI to maintain the listing of its Common Shares with the NASDAQ National Market or meet the requirements for initial inclusion. Trading in the listed securities after delisting would be conducted on the NASDAQ SmallCap Market or in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, CLI's securities. It is a condition to the future issuances of preferred stock to the purchasers of the CLI Preferred Shares that CLI's Common Shares are listed on the NASDAQ National Market or NASDAQ SmallCap Market and have not been suspended from listing for more than a day or to permit the dissemination of material information. See "Risk Factors--Risks Relating to CLI--Volatility of Stock Price."

 Effect of Anti-Takeover Provisions of Delaware Law and the Company's Charter Documents

  Certain provisions of Delaware law and the charter documents of CLI may have the effect of delaying, deferring or preventing changes in control or management of CLI. CLI is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. In addition, CLI's Board of Directors is divided into three separate classes. CLI's Board has authority to issue up to 4,000,000 shares of preferred stock, less issued and outstanding CLI Preferred Shares, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by its stockholders. CLI also has a Preferred Share Rights Plan (the "CLI Rights Plan"). The effect of certain provisions of CLI's Certificate of Incorporation, CLI's Rights Plan and the application of Delaware General Corporation Law Section 203 could discourage certain types of transactions involving an actual or potential change in control of CLI, including transactions in which the holders of CLI Common Shares might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have an adverse effect on the market price of CLI Common Shares. See "Description of VTEL Capital Stock--Delaware Law and Certain Charter Provisions" and "-- Summary of Rights to Purchase Series A Preferred Stock" for a description of analogous provisions applicable to VTEL.

                           THE STOCKHOLDER MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of VTEL Common Shares and to holders of CLI Common Shares in connection with the solicitation of proxies by the VTEL Board for use at the VTEL Meeting to be
held on    , May  , 1997, at the offices of VTEL located at 108 Wild Basin
Road, Austin, Texas 78746 at 10:00 a.m., local time, and any adjournment thereof, and the solicitation of proxies by the CLI Board for use at the CLI
Meeting to be held on    , May  , 1997, at the Holiday Inn, 777 Bellew, in
Milpitas, California 95134 at 10:00 a.m., local time, and any adjournment thereof.

  This Joint Proxy Statement/Prospectus, the respective Notices of Meeting and the accompanying forms of proxies are first being mailed to stockholders of
VTEL and CLI on or about April   , 1997.

PURPOSES OF THE MEETINGS

  At the VTEL Meeting and the CLI Meeting, stockholders of VTEL and CLI will be asked to consider and vote upon a proposal to approve the Merger Agreement, providing for the Merger of Merger Sub with and into CLI. From and after the effective time of the Merger, CLI will continue as the surviving corporation and a wholly owned subsidiary of VTEL. As a result of the Merger, each outstanding CLI Common Share will be converted into the right to receive 0.46 VTEL Common Shares, plus cash paid in lieu of any resulting fractional shares, and each outstanding CLI Preferred Share will be converted into the right to receive 3.15 VTEL Common Shares, plus cash paid in lieu of any resulting fractional shares. None of the currently outstanding VTEL Common Shares will be converted or otherwise changed as a result of the Merger. VTEL stockholders will also be asked to consider and vote upon proposals to approve the VTEL Certificate Amendment and the Amendment to the 1996 Plan. Approval of the Merger Agreement by the VTEL and CLI stockholders and approval of the VTEL Certificate Amendment by the VTEL stockholders at the VTEL Meeting and the CLI Meeting, respectively, are among the conditions to the consummation of the Merger under the terms of the Merger Agreement. If the stockholders of VTEL vote in favor of the proposal to approve the Merger Agreement but vote against the proposal to approve the VTEL Certificate Amendment, the VTEL and CLI Boards may terminate the Agreement and Plan Merger and abandon the Merger or may elect to proceed with the Merger by waiving certain conditions to the Merger related to such proposal. As of the date of this Joint Proxy Statement/Prospectus, no determination has been made regarding as to how the VTEL and CLI Boards will proceed if the Merger is approved, but the VTEL Certificate Amendment is not approved. In determining whether this condition would be waived, each Board will evaluate the fact that if the VTEL Certificate Amendment is not approved, only approximately 2.6 million authorized and unissued VTEL Common Shares will remain, and would likely be insufficient to satisfy the requirements of VTEL's equity based employee benefit plans after giving effect to the Merger. See "The Merger--The Merger Agreement--Conditions to the Merger."

  If the Merger Agreement is not approved or if for any reason the Merger is not consummated, the VTEL Board does not intend to implement the VTEL Certificate Amendment or the Amendment to the 1996 Plan.

  This Joint Proxy Statement/Prospectus and its contents have been approved and its distribution authorized by the Board of Directors of each of VTEL and CLI.

  THE VTEL BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT, THE VTEL CERTIFICATE AMENDMENT AND THE AMENDMENT TO THE 1996 PLAN.

  THE CLI BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

VOTING RIGHTS

 VTEL

  The VTEL Board has fixed April 7, 1997 as the record date (the "VTEL Record Date") for the determination of VTEL stockholders entitled to notice of and to vote at the VTEL Meeting. Accordingly, only holders of record of VTEL Common Shares at the close of business on the VTEL Record Date will be entitled to vote at the VTEL Meeting. At the close of business on the VTEL Record Date, there were 14,064,733 VTEL Common Shares outstanding, each of which is entitled to one vote on each matter properly submitted to a vote at the VTEL Meeting.

  The affirmative vote of a majority of the votes cast with respect to the proposed Merger, in person or by proxy, by holders of VTEL Common Shares is required to approve the Merger Agreement. The affirmative vote of a majority of the outstanding VTEL Common Shares entitled to vote is required to approve the VTEL Certificate Amendment. The affirmative vote of a majority of the VTEL Common Shares present in person or represented by proxy at the VTEL Meeting and entitled to vote is required to approve the Amendment to the 1996 Plan.

  Abstentions may be specified on the proposal to approve the Merger Agreement, the VTEL Certificate Amendment and the Amendment to the 1996 Plan. Such abstentions will be considered present and entitled to vote at the VTEL Meeting but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Merger Agreement will have no effect because abstentions are not treated as votes cast. Abstentions on the proposal to approve the VTEL Certificate Amendment will have the effect of a negative vote because this proposal requires the approval of a majority of the outstanding shares entitled to vote. Abstentions on the proposal to approve the Amendment to the 1996 Plan will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the VTEL Meeting and entitled to vote.

  The failure of a VTEL stockholder to cast a vote, either in person or by proxy, with respect to the proposals to be considered at the VTEL Meeting will have no effect on the outcome of the vote on the proposal to approve the Merger Agreement since this proposal requires only the affirmative vote of a majority of the votes cast with respect to such proposal, and will also have no effect on the outcome of the vote on the proposal to approve the Plan Amendment, since that proposal only requires the affirmative vote of a majority of the VTEL Common Shares present in person or represented by proxy at the VTEL Meeting. However, since the proposal to approve the Certificate Amendment requires the affirmative vote of a majority of the outstanding VTEL Common Shares entitled to vote, the failure of a VTEL stockholder to cast a vote will have the same effect as a vote against the Certificate Amendment, and because the Merger is subject to approval by the VTEL stockholders of the Certificate Amendment, the failure of a VTEL stockholder to cast a vote with respect to the Certificate Amendment will have the same effect as a vote against the Merger. Therefore, in order to assure that the Merger is consummated, VTEL stockholders are advised to vote in favor of the VTEL Certificate Amendment. See "The Merger--Amendment to VTEL Certificate of Incorporation."

  VTEL believes that brokers that are member firms of the New York Stock Exchange and that hold VTEL Common Shares in "street" name for customers have the authority to vote those shares with respect to the proposal to approve the VTEL Certificate Amendment, if they have not received instructions from the beneficial owner; however, VTEL does not believe that brokers have the authority to vote those shares with respect to the approval of the Merger Agreement and the Amendment to the 1996 Plan if they have not received such instructions. A failure by brokers to receive instructions from the beneficial owner to vote those shares will have no effect on the approval of the Amendment to the 1996 Plan or the proposal to approve the Merger Agreement.

  As of the close of business on the VTEL Record Date, the directors and executive officers of VTEL held in the aggregate less than 1% of the outstanding VTEL Common Shares and have advised VTEL that they intend to vote their shares in favor of the proposals being submitted to VTEL stockholders.

  Each stockholder can vote personally or by proxy; a person acting as a proxy need not be a stockholder.

 CLI

  The CLI Board has fixed April 7, 1997 as the record date (the "CLI Record Date") for the determination of CLI stockholders entitled to notice of and to vote at the CLI Meeting. Accordingly, only holders of record of CLI Common Shares at the close of business on the CLI Record Date will be entitled to vote at the CLI Meeting. At the close of business on the CLI Record Date, there were outstanding 15,917,916 CLI Common Shares, each of which is entitled to one vote on each matter properly submitted to a vote at the CLI Meeting. The affirmative vote of the outstanding CLI Common Shares entitled to vote is required to approve the Merger Agreement.

  Abstentions may be specified on the proposal to approve the Merger Agreement. Such abstentions will be considered present and entitled to vote at the CLI Meeting but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Merger Agreement will have the effect of a negative vote because this proposal requires the approval of a majority of the outstanding shares entitled to vote.

  Since the proposal to approve the Merger requires the affirmative vote of the holders of a majority of the outstanding CLI Common Shares entitled to vote at the CLI Meeting, the failure of a CLI stockholder to cast a vote, either in person or by proxy, will have the same effect as a vote against the proposed Merger.

  CLI believes that brokers that are member firms of the New York Stock Exchange and that hold CLI Common Shares in "street" name for customers do not have the authority to vote those shares with respect to the approval of the Merger Agreement if they have not received instructions from the beneficial owner. A failure by brokers to receive instructions from the beneficial owner to vote those shares will have the same effect as a vote against the proposal to approve the Merger Agreement.

  As of the close of business on the CLI Record Date, the directors and executive officers of CLI held in the aggregate less than 1% of the outstanding CLI Common Shares, and have advised CLI that they presently intend to vote their shares in favor of the Merger Agreement.

  Each stockholder can vote personally or by proxy; a person acting as a proxy need not be a stockholder.

SOLICITATION AND REVOCATION OF PROXIES

  Each of the VTEL Board and the CLI Board is making the solicitation of proxies from its respective stockholders hereby. All shares represented by properly executed proxies will be voted in accordance with the directions on the proxies, unless such proxies are revoked prior to the vote. FORMS OF PROXY CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREIN WILL BE VOTED FOR THE APPROVAL OF SUCH MATTER. Neither the VTEL Board nor the CLI Board knows of any other matters which may come before the meeting of its respective stockholders. If any other matters are properly presented for action at either the VTEL Meeting or the CLI Meeting, it is intended that the named proxies will vote in accordance with their best judgment on such matters. VTEL will bear the cost of solicitation of proxies for the VTEL Meeting, and CLI will bear the cost of solicitation of proxies for the CLI Meeting. In addition to the use of the mails, proxies may be solicited by telephone by directors and officers and employees of VTEL and CLI who will not be specially compensated for such services. In addition to the proxy solicitation material mailed to stockholders, VTEL has also retained the services of McCormick & Pryor Ltd. New York, New York, to assist in the solicitation of proxies and will pay such firm a fee estimated at $3,500 plus out-of-pocket expenses. CLI has retained the services of D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee estimated at $7,500 plus out-of-pocket expenses. VTEL and CLI will request that the Notice of Special Meeting, this Joint Proxy Statement/Prospectus, the proxy and related materials, if any, be forwarded to beneficial owners and expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such matters.

  A stockholder of either VTEL or CLI who executes and returns a proxy has the power to revoke it at any time before it is voted. The giving of a proxy does not affect a stockholder's right to attend and vote in person at the VTEL Meeting or the CLI Meeting, as the case may be. A stockholder's presence at a meeting, however, will not in itself revoke the stockholder's proxy. In addition to any other manner provided by law, a VTEL stockholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of VTEL at 108 Wild Basin Road, Austin, Texas 78746, and a CLI stockholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of CLI at 350 East Plumeria Drive, San Jose, California 95134. No revocation by written notice, however, will be effective unless and until such notice is received by the respective Secretary of VTEL and CLI prior to the date of the applicable meeting or by the inspector of election at the applicable meeting prior to the closing of the polls.

                                  THE MERGER

GENERAL

  The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. Stockholders are urged to read the Merger Agreement carefully.

  Pursuant to the Merger Agreement, Merger Sub will merge with and into CLI. Following the Merger, CLI, as the Surviving Corporation, will continue in existence as a Delaware corporation, all of whose issued and outstanding shares will be owned by VTEL, and the separate corporate existence of Merger Sub will cease.

EFFECTIVE TIME

  CLI and Merger Sub anticipate filing a Certificate of Merger and all other documents required to effect the Merger with the Secretary of State of the State of Delaware as promptly as possible after the adoption of the matters to be considered at the VTEL Meeting and the CLI Meeting and the satisfaction or waiver of the conditions contained in the Merger Agreement. See "The Merger-- The Merger Agreement--Conditions to the Merger." The Merger will be consummated on the date and time of such filing (the "Effective Time").

CONVERSION OF SHARES; EXCHANGE RATIOS

  The Merger Agreement provides that, upon the Effective Time of the Merger, each outstanding CLI Common Share will be converted into the right to receive
0.46 VTEL Common Shares, with cash paid in lieu of any resulting fractional shares, and each outstanding CLI Preferred Share will be converted into the right to receive 3.15 VTEL Common Shares, with cash paid in lieu of any resulting fractional shares. CLI stockholders will be entitled to receive an aggregate of approximately 8.4 million VTEL Common Shares at the Effective Time.

  The VTEL Common Shares outstanding at the Effective Time will not be changed as a result of the Merger. All such VTEL Common Shares will remain issued and outstanding.

  Holders of VTEL Common Shares prior to the Effective Time of the Merger, in the aggregate, will own approximately 62.5% of the outstanding VTEL Common Shares as a result of the Merger, and holders of CLI Common Shares and CLI Preferred Shares prior to the Effective Time of the Merger, in the aggregate, will own approximately 37.5% of the outstanding VTEL Common Shares as a result of the Merger.

BACKGROUND OF THE MERGER

  The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of VTEL and CLI. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.

  VTEL has from time to time reviewed publicly available information regarding CLI and over time came to believe that the combination of the businesses of VTEL and CLI presented an opportunity to combine the resources of both companies to increase their competitiveness through increased scale in terms of revenues, development resources, customer base, market presence and breadth of product lines. In August 1996, F.H. (Dick) Moeller, the Chairman and Chief Executive Officer of VTEL, and T. Gary Trimm, the President and Chief Executive Officer of CLI, met in Dallas to determine whether CLI had any interest in a business combination with VTEL. Based upon such indications of interest it was determined that further discussions should be held. To assist in its review of CLI and with a view towards exploring the possibility of a combination with CLI, VTEL engaged Bear Stearns in September 1996, as its financial advisor to assist it in analyzing and negotiating a possible business combination with CLI.

  On September 12, 1996, representatives of VTEL and CLI, along with VTEL's financial advisor, had an introductory meeting in Dallas. At that meeting, general business information regarding the companies was exchanged and the potential benefits of a business combination were discussed. Thereafter, the parties executed a confidentiality agreement and from time to time met and exchanged financial and business information. On September 18, 1996, CLI retained PaineWebber to act as its financial advisor to assist it in analyzing and negotiating a possible business combination. Subsequent meetings were held in September 1996 among representatives of VTEL and CLI and Bear Stearns and PaineWebber to further discuss a potential business combination. During this time, no proposals regarding a transaction were made.

  On September 26, 1996, VTEL's Board met with VTEL's financial and legal advisors. At that meeting, VTEL's financial advisors made a presentation to the VTEL Board regarding the possible benefits and risks associated with a combination with CLI. At that meeting, VTEL's Board authorized its management and advisors to continue to investigate a possible business combination with CLI. Thereafter, throughout October, November and December VTEL's representatives and its financial and legal advisors met numerous times in person and by telephone with representatives of CLI and its financial and legal advisors in Austin, Dallas, Denver, San Francisco and San Jose and began to negotiate the terms of a merger agreement and to continue financial and other due diligence. During such time period, VTEL management from time to time updated the VTEL Board on the progress of the discussions and the due diligence investigation.

  At a meeting of the CLI Board on October 24, 1996, CLI's investment bankers made a presentation to the CLI Board concerning a possible merger transaction with VTEL. The CLI Board was advised that CLI's representatives, investment bankers and legal advisors were continuing to review the potential transaction and other strategic alternatives and intended to continue discussions with representatives of VTEL. At a meeting of the CLI Board on December 12, 1996, CLI's investment bankers and legal advisors reviewed the benefits and risks involved in a potential merger with VTEL and the CLI Board was advised of preliminary financial terms and structure of a potential transaction and other strategic alternatives. The CLI Board was advised that CLI's representatives would continue negotiating the terms of the proposed merger.

  At a meeting of the VTEL Board on December 19, 1996, the VTEL Board was provided information regarding the status of the negotiations and preliminary financial terms and the proposed structure of a combination. At that meeting, the VTEL Board continued to discuss the benefits and risks associated with the possible combination, as well as addressed the risks to the transaction associated with the conversion mechanism applicable to the CLI Preferred Shares. At that meeting, the VTEL Board directed management and its financial advisor to negotiate a fixed exchange rate for the CLI Preferred Shares to eliminate the possibility that an increased number of VTEL Common Shares might become issuable following execution of a merger agreement. At a telephonic VTEL Board meeting on December 31, 1996, the VTEL Board again reviewed the proposed financial terms of the merger, and authorized management and VTEL's financial and legal advisors to finalize negotiations with CLI and the holders of the CLI Preferred Shares.

  On January 2, 1997 representatives of VTEL and CLI and their respective financial advisors met with representatives of the holders of the CLI Preferred Shares and disclosed the existence of the merger negotiations and requested that such holders consent to a fixed exchange rate for their shares of preferred stock in the merger and to agree not to convert their shares of preferred stock into CLI Common Shares during the pendency of a merger agreement. Negotiations with the holders of the CLI Preferred Shares continued from January 3 through 6, 1997.

  On January 5, 1997, VTEL's Board held a telephonic Board meeting and after hearing presentations from VTEL's management, financial advisors and legal counsel, received the opinion of Bear Stearns described under "The Merger-- Opinions of Financial Advisors--Opinion of VTEL's Financial Advisor" and approved the proposed Merger and related transactions, subject to satisfactory finalization of the documents and the agreement requested of the holders of the CLI Preferred Shares. On January 6, 1997, CLI's Board met with CLI management and their legal and financial advisors and reviewed the history of the negotiations and the terms of the Merger Agreement. CLI's Board also received the opinion of PaineWebber described under "The Merger--Opinions of Financial Advisors--Opinion of CLI's Financial Advisor." After these presentations and discussion, CLI's Board unanimously approved the Merger, the Merger Agreement and the Stock Option Agreement.

  The parties continued negotiations through January 6, 1997 and negotiations continued with the holders of the CLI Preferred Shares. On January 6, 1997, the holders of the CLI Preferred Shares executed the agreement requested by VTEL, including an agreement to fix the exchange rate for the preferred stock in the Merger at 3.15 VTEL Common Shares for each CLI Preferred Share, reflecting the number of VTEL Common Shares that the preferred stockholders would have received if they converted their CLI Preferred Shares into CLI Common Shares on January 3, 1997 and had received 0.46 VTEL Common Shares in the Merger along with the other CLI common stockholders and taking into account the estimated dividends that would accrue on the preferred stock pending the completion of the Merger. The holders of the CLI Preferred Shares also agreed to refrain from converting the CLI Preferred Shares into CLI Common Shares pending completion of the Merger, to restrict transfer of the VTEL Common Shares received by them in the Merger as described under "-- Affiliate Agreements; Registration Rights," and to not exercise dissenter's rights in connection with the Merger, and VTEL agreed to file a registration statement with the SEC covering the VTEL Common Shares received by the CLI preferred stockholders in the Merger and shares subject to certain outstanding CLI warrants, subject to certain conditions.

  VTEL and CLI executed definitive agreements during the evening of January 6, 1997, and the Merger was publicly disclosed prior to the opening of the NASDAQ National Market on the morning of January 7, 1997.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The VTEL Board and the CLI Board each recommend that the stockholders of the respective companies vote FOR the approval and adoption of the Merger Agreement and approval of the Merger, for the reasons set forth below.

 Reasons for the Merger

  VTEL and CLI have identified several potential mutual benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include:

    1. The cost efficiencies and synergies, as well as the increased competitiveness resulting from increased scale in terms of revenue, development resources, customer base, market presence and a more diversified product line, that may be obtained from combining VTEL's and CLI's businesses.

    2. The creation of a combined customer base of approximately 22,000 end points, which will present greater opportunities for marketing the products of the combined company.

    3. The technological resources of both companies and their complementary product innovation strategies, which presents an opportunity for the combined company to more effectively compete against larger companies by developing more competitive features for existing products and developing new products.

    4. The ability to combine complementary sales channels (VTEL through the use of resellers and CLI through the use of direct sales) to compete more effectively with other companies in the videoconferencing market with significantly greater financial and technical resources and to more effectively serve the needs of the combined company's installed customer base.

    5. VTEL's and CLI's shared focus on videoconferencing, and the emphasis of each company on product lines that complement those of the other, which will result in a well-integrated combined company with a comprehensive product line in videoconferencing.

 VTEL's Reasons for the Merger

  VTEL's Board believes that the following are additional reasons for stockholders of VTEL to vote FOR approval and adoption of the Merger Agreement and approval of the Merger:

    1. The Merger permits VTEL to broaden and diversify its product lines with complementary technology, creating additional opportunities for overall growth and reducing the risk of dependence on individual products.

    2. The economies of scale that the VTEL Board believes the combined companies will realize in development, administration, marketing and sales and the improvement in product gross margins that may also be realized by the combined companies. Historically, VTEL's gross profit margins have been significantly higher than CLI's and VTEL's Board believes that a material portion of the combined companies' revenues may shift to higher margin products.

  In the course of its deliberations, VTEL's Board reviewed and considered a number of other factors relevant to the Merger with VTEL's management. In particular, VTEL's Board considered, among other things: (i) information concerning VTEL's and CLI's respective businesses, prospects, financial performances, financial conditions, operations, technology, and product development schedules; (ii) the comparative stock prices of VTEL and CLI common stock; (iii) multiples paid in other comparable merger and acquisition transactions in the telecommunications industry; (iv) an analysis of the respective contributions to revenue, operating profits and net profits of the combined companies; (v) the compatibility of the managements of VTEL and CLI;
(vi) a financial presentation by Bear Stearns, including the opinion of Bear Stearns that the Merger was fair, from a financial point of view, to the common stockholders of VTEL; (vii) the structure of the Merger, which will constitute a tax-free reorganization and permit the Merger to be accounted for as a pooling-of-interests; and (viii) reports from management, financial and legal advisors as to the results of their due diligence investigation of CLI.

  VTEL's Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) the potential dilutive effect of the issuance of VTEL Common Shares in the Merger; (ii) the substantial charges expected to be incurred, primarily in the quarter ending July 31, 1997, in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger; (iii) the significant cash needs of CLI which will require VTEL to infuse a substantial amount of capital into CLI promptly following the Merger, estimated at $20 to $25 million; (iv) CLI's significant operating losses experienced over the past several years and over the nine months ended September 30, 1996; (v) the risk that the public market price of VTEL's Common Shares might be adversely affected by announcement of the Merger; (vi) the risk that despite the efforts of the combined company, key technical and management personnel may not remain employed by the combined company; and
(vii) other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by VTEL's Board, VTEL's Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

 CLI's Reasons for the Merger

  CLI's Board also believes that the following are additional reasons for stockholders of CLI to vote FOR approval and adoption of the Merger Agreement and approval of the Merger:

    1. The Merger permits CLI to broaden and diversify its product lines with complementary technology that it would not have the resources to develop internally in the short run, creating additional opportunities for overall growth and reducing the risk of dependence on individual products.

    2. VTEL's seasoned management team and product development organization, in combination with CLI management, will provide a strong management team with greater depth and experience to lead the combined company.

  In the course of its deliberations, CLI's Board reviewed and considered the following additional factors: (i) the terms and conditions of the Merger Agreement, including the amount and form of the consideration, which CLI's Board believed represented the most favorable transaction possible with VTEL for the CLI stockholders; (ii) the premium over recent trading prices of the CLI Common Shares represented by the Common Share Exchange Ratio of 0.46 VTEL Common Shares for each CLI Common Share; (iii) information regarding VTEL's and CLI's respective businesses, prospects, financial performance, financial condition and operations; (iv) the comparative trading prices of VTEL Common Shares and CLI Common Shares; (v) the structure of the Merger, which will permit the CLI stockholders to exchange their CLI Common Shares for VTEL Common Shares on a tax-free basis and will permit the Merger to be accounted for as a pooling-of-interests; (vi) the compatibility of the respective managements and corporate cultures of VTEL and CLI; (vii) the written opinion, dated January 6, 1997, of PaineWebber to the effect that, as of such date, the Common Share Exchange Ratio is fair, from a financial point of view, to the holders of CLI Common Shares (other than VTEL and its affiliates); (viii) reports from CLI management and its legal and financial advisors on the results of their due diligence investigation of VTEL; (ix) recent CLI operating results and trends, including the fact that CLI has experienced net losses from continuing operations in each of the last six full fiscal years beginning with 1991 and in eleven of the last twelve quarters; (x) recent and expected operating losses that have caused, and are expected to continue to cause, an accelerating decline in capital resources and the likelihood that CLI will experience liquidity problems by early to mid-1997 unless CLI can eliminate or significantly reduce operating losses or obtain additional capital; (xi) the need, to be successful in the long term, for CLI to continue to devote significant resources to technology and product development and the likelihood that its liquidity problems might cause CLI to curtail or eliminate some of these activities; (xii) CLI's prospects as an independent company given the intense competition in the videoconferencing industry; and (xiii) CLI's ability to attract and retain the highly skilled technical personnel necessary for CLI to successfully develop and introduce new technologies and products in light of employee concerns about CLI's financial stability and long term viability.

  CLI's Board also considered the following potentially negative factors: (i) the potential disruption of CLI's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of VTEL and CLI; (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on (A) CLI's sales and operating results, (B) CLI's ability to attract and retain key management, marketing and technical personnel and (C) progress of certain development projects; (iii) the risk that the market price of VTEL Common Shares might be adversely affected by the public announcement of the Merger; (iv) the risk that, despite the intentions and the efforts of the parties to support their respective products, the implementation of the Merger could result in decisions by customers to defer purchases of products of VTEL or CLI; (v) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and
(vi) the other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by CLI's Board, CLI's Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

  THE VTEL BOARD UNANIMOUSLY RECOMMENDS THAT VTEL STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

  THE CLI BOARD UNANIMOUSLY RECOMMENDS THAT CLI STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

 Opinion of VTEL's Financial Advisor

  On January 5, 1997, Bear Stearns' delivered to the VTEL Board Bear Stearns' Opinion that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the Merger was fair, from a financial point of view, to the common stockholders of VTEL.

  The full text of Bear Stearns' Opinion is set forth as Appendix B to this Joint Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. VTEL stockholders are urged to read the opinion in its entirety. The summary of Bear Stearns' Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  Bear Stearns' Opinion is intended for the benefit and use of the VTEL Board, does not constitute a recommendation of the Merger over other courses of action that may be available to VTEL and does not constitute a recommendation to any holder of VTEL Common Shares as to how to vote shares in connection with the Merger. In rendering its opinion, Bear Stearns is not expressing any opinion as to what the value of VTEL or CLI Common Shares will be at the time of the Merger or the prices at which VTEL Common Shares will trade prior to consummation of the Merger or subsequent thereto. Further, the Bear Stearns' Opinion does not address VTEL's underlying business decision to effect the Merger. It should be understood that, although subsequent developments may effect the conclusions reached in the Opinion, Bear Stearns does not have any obligation to update, revise or reaffirm its Opinion.

  The form and amount of consideration to be paid by VTEL pursuant to the Merger Agreement were determined by arm's-length negotiations between VTEL and CLI and were not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to VTEL from time to time with respect thereto. Except as otherwise noted herein, no limitations were imposed by VTEL on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

  In the course of performing its reviews and analyses for rendering its opinion, Bear Stearns: (i) reviewed the Merger Agreement; (ii) reviewed VTEL's Annual Reports on Form 10-K for the years ended December 31, 1993 through 1995 and the fiscal year ended July 31, 1996, and its Quarterly Report on Form 10-Q for the period ended October 31, 1996; (iii) reviewed CLI's Annual Reports on Form 10-K for the years ended December 31, 1993 through 1995, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (iv) reviewed certain operating and financial information, including projections and projected cost savings and operating synergies, provided to Bear Stearns by VTEL's and CLI's management relating to their respective businesses and prospects; (v) met with certain members of VTEL's and CLI's senior management to discuss their respective operations, historical financial statements and future prospects and their views of the business, operational and strategic benefits, potential synergies and other implications of the Merger; (vi) reviewed the historical prices and trading volumes of VTEL Common Shares and CLI Common Shares; (vii) reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to VTEL and CLI;
(viii) reviewed the financial terms of recent acquisitions of companies that Bear Stearns deemed generally comparable to CLI; and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

  In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by VTEL and CLI. With respect to VTEL's and CLI's projected financial results (including projected cost savings and synergies resulting from the Merger), Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of VTEL and CLI as to the expected future performance of VTEL and CLI, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to it and Bear Stearns further relied upon the assurances of the managements of VTEL and CLI that they were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of VTEL or CLI, nor was it furnished with any such appraisals. Bear Stearns assumed that the Merger will be accounted for in accordance with the pooling-of-interests method of accounting under the APB Opinion No. 16 and will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Bear Stearns' Opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date of such opinion.

  In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying Bear Stearns' Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying Bear Stearns' Opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

  The following is a summary of the material valuation, financial and comparative analyses presented by Bear Stearns to the VTEL Board on January 5, 1997 in connection with the Bear Stearns' Opinion, which was rendered to the VTEL Board on such date. For purposes herein, the term "New VTEL" is used by Bear Stearns to refer to VTEL pro forma after giving effect to the Merger.

  Stock Trading History. Bear Stearns reviewed the performance of the per share stock market price and volume levels of VTEL Common Shares and the performance of the per share stock market price and volume levels of CLI Common Shares for the three year period preceding the announcement of the Merger. Bear Stearns also reviewed the relative performance of the per share stock market price of VTEL and CLI Common Shares over the same three year period. During such three year period the ratio of CLI's per share stock market price to VTEL's per share stock market price ranged from a high of 3.06 on May 13, 1994 to a low of 0.30 on October 12, 1995. Bear Stearns noted, however, that except for the five and a half month period between July 18, 1995 and January 2, 1996 and during the eleven week period prior to the announcement of the Merger (when CLI's per share stock market price dropped significantly based on a lower than expected third quarter earnings announcement), the ratio of CLI's per share stock market price to VTEL's per share market price during the three years prior to the announcement of the Merger has been above the proposed 0.46 Common Share Exchange Ratio. As a result, Bear Stearns noted the proposed 0.46 Common Share Exchange Ratio represented a discount to the average trading ratio during the most recent three year, two year, one year and six month periods, and a premium to the most recent 60-day and 20-day periods.

  Relative Contribution Analysis. Bear Stearns calculated the relative contribution by each of VTEL and CLI to the combined company with respect to, among other things, market value of equity, Enterprise Value (defined as the market value of equity, including convertible equity, plus the book value of debt less cash), revenue and gross profit. Bear Stearns' relative contribution analysis did not take into account any potential synergies that could result from the Merger. The results of this analysis indicated that VTEL would contribute 67.3% and 66.8% of New VTEL's market value of equity based on closing prices as of December 31, 1996 and the average closing price over the 20 trading days ended December 31, 1996, respectively, and 59.0% of New VTEL's Enterprise Value based on the 20-day average closing price. In addition, this analysis indicated that VTEL would contribute 51.8%, 56.3% and 56.0% of New VTEL's revenue in the latest twelve month period and projected fiscal 1997 and fiscal 1998, respectively. The analysis also indicated VTEL would contribute 55.1%, 60.2% and 57.4% of New VTEL's gross profit in the latest twelve month period and projected fiscal 1997 and fiscal 1998, respectively. By way of comparison, Bear Stearns observed that the percentage of New VTEL's fully diluted common stock to be held by current VTEL stockholders will be approximately 62.3%.

  Analysis of Certain Publicly Traded Companies. Bear Stearns compared certain operating and financial information for VTEL and CLI to certain publicly available operating, financial, trading and valuation information of eight selected customer premises equipment ("CPE") companies (specifically, video conferencing and voice mail). These companies included PictureTel, Videoserver, Inc., Boston Technology, Inc., Brite Voice Systems, Inc., Centigram Communications Corporation, Comverse Technology, Inc., Intervoice, Inc., and Periphonics Corporation (collectively, the "Comparable CPE Companies"). Although Bear Stearns used these companies for comparison purposes, none of such companies are identical to CLI. Bear Stearns' analysis indicated that the Comparable CPE Companies were trading in a range of Enterprise Value to latest twelve months revenue, EBITDA (earnings before interest, taxes and depreciation and amortization) and EBIT (earnings before interest and taxes) of 0.5x to 11.4x, 1.4x to 72.5x and 7.1x to 185.3x, respectively, yielding a harmonic mean (excluding any multiples that were greater than twice or less than half the median) of 1.7x, 13.2x and 17.0x, respectively. Because of CLI's lack of historical profitability, Bear Stearns focused its analysis on the revenue multiples and compared such multiples for the Comparable CPE Companies to the imputed multiple of 1.1x latest twelve months CLI revenue (based on the Common Share and Preferred Share Exchange Ratios and the closing VTEL Common Share price on December 31, 1996).

  Analysis of Selected Precedent M&A Transactions. Bear Stearns reviewed and analyzed the publicly available financial terms of eleven selected recent merger and acquisition transactions in the telecommunications industry and compared the financial terms of such transactions to those of the Merger for purposes of this analysis. These eleven transactions included: (i) COMSAT Corp.'s acquisition of Radiation Systems Inc.; (ii) Octel Communications Corp.'s acquisition of VMX Inc.; (iii) Elron Electronic's acquisition of Fibronics International Inc.; (iv) ANTEC Corp.'s acquisition of Keptel Inc.;
(v) Data Broadcasting Corp.'s acquisition of Broadcast International Inc.;
(vi) ALC Communication Corp.'s acquisition of ConferTech International; (vii) 3Com Corp.'s acquisition of Primary Access Corp.; (viii) Frontier Corp.'s acquisition of ALC Communications; (ix) Elder Corporation's acquisition of MICOM Communications; (x) Osicom Technologies' acquisition of Cray Communications; and (xi) ANTEC Corp.'s acquisition of TSX Corporation (collectively, the "Precedent Telecommunications Transactions"). Bear Stearns reviewed the prices paid in the Precedent Telecommunications Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns noted that none of the Precedent Telecommunications Transactions was identical to the Merger and that, accordingly, any analysis of the Precedent Telecommunications Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of CLI versus the acquisition values of the companies to which CLI was being compared. Bear Stearns' analysis of the Precedent Telecommunications Transactions indicated that the range of multiples of Enterprise Value to latest twelve months revenue, EBITDA and EBIT, were 0.7x to 4.4x, 5.9x to 27.9x and 6.6x to 60.6x, respectively, yielding a harmonic mean (excluding any multiples that were greater than twice or less than half the median) of 1.4x, 8.4x and 16.3x, respectively. Because of CLI's lack of historical profitability, Bear Stearns focused its analysis on the revenue multiples and compared such multiples to the imputed multiple of 1.1x latest twelve months CLI revenue

(based on the Common Share and Preferred Share Exchange Ratios and the closing VTEL Common Share price on December 31, 1996).

  Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow
(DCF) analysis on CLI based on fiscal 1997 and fiscal 1998 projections provided by CLI management and extended three more years by VTEL management and revised downward by VTEL management to reflect more conservative revenue growth and margin assumptions ("Base Case"). Bear Stearns used discount rates of 15% to 17%, based on CLI's weighted average cost of capital of 16.25% (as calculated by Bear Stearns), and terminal EBITDA multiples of 10.0x to 12.0x. Bear Stearns noted the low-end multiple represents a 24.2% discount to the harmonic mean EBITDA multiple of the Comparable CPE Companies, while the high-end multiple represents a slight discount to the same harmonic mean. The Base Case DCF analysis, which assumed a revenue growth rate of 15% starting in fiscal 1999 and operating margins growing to 6.3% by the fourth quarter of fiscal 1998 and remaining at that level through fiscal 2001, implied an equity value range (including a separate value of $4.5 million attributed to CLI's net operating loss carryforward) of $95.7 million to $122.8 million. Bear Stearns noted that the imputed equity purchase price for CLI of $84.1 (based on the Common Share and Preferred Share Exchange Ratio and the closing VTEL stock price on December 31, 1996) represents a discount to the range of equity values calculated in the Base Case DCF.

  Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both VTEL and CLI and selected investment research reports on each of VTEL and CLI, including reviewing available information regarding the individual and institutional holdings of VTEL Common Shares and CLI Common Shares.

  Pursuant to the terms of its engagement letter, VTEL has paid Bear Stearns an initial cash retainer fee of $50,000, a $200,000 fee upon the signing of the Merger Agreement, a $300,000 fee upon Bear Stearns' rendering of the Opinion, and has further agreed to pay Bear Stearns a $700,000 fee upon consummation of the Merger. In total, Bear Stearns will receive fees of $1.25 million, of which $550,000 have already been paid. VTEL also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, and to indemnify Bear Stearns and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  Bear Stearns has been previously engaged by VTEL to provide certain investment banking and financial advisory services in connection with the adoption by VTEL of a shareholders' rights plan in July 1996. Bear Stearns earned compensation with respect to such services, in addition to the fees described in the preceding paragraph, of $50,000. In the ordinary course of business, Bear Stearns may actively trade the equity securities of VTEL and/or CLI for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to VTEL in connection with the Merger and asked to assist VTEL in the Merger negotiations and render its opinion in connection with the Merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in merger transactions as well as its familiarity with VTEL. As part of its investment banking business, Bear Stearns is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

 Opinion of CLI's Financial Advisor

  PaineWebber has delivered its written opinion, dated January 6, 1997, to the CLI Board, to the effect that, as of such date, and based on its review and assumptions and subject to the limitations summarized below, the Common Share Exchange Ratio is fair, from a financial point of view, to the holders of CLI Common Shares (other than VTEL and its affiliates).

  The full text of the opinion of PaineWebber Incorporated ("PaineWebber"), dated January 6, 1997, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus. CLI stockholders are urged to read such opinion carefully and in its entirety. The summary of the PaineWebber opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  CLI retained PaineWebber as its exclusive investment banking firm in connection with the Merger. In connection with such engagement, CLI requested PaineWebber to render an opinion as to whether or not the Common Share Exchange Ratio is fair, from a financial point of view, to the holders of CLI Common Shares (other than VTEL and its affiliates).

  In connection with the CLI Board's consideration of the Merger Agreement, PaineWebber delivered its written opinion (the "PaineWebber Opinion"), to the effect that, as of January 6, 1997, and based on its review and assumptions and subject to the limitations summarized below, the Common Share Exchange Ratio is fair, from a financial point of view, to the holders of CLI Common Shares (other than VTEL and its affiliates). The PaineWebber Opinion was prepared at the request and for the information of the CLI Board and does not constitute a recommendation to any holder of CLI Common Shares as to how any such stockholder should vote with respect to the Merger. It should be understood that, although subsequent developments may affect the conclusions reached in the Opinion, PaineWebber does not have any obligation to update, revise or reaffirm the PaineWebber Opinion.

  In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, CLI's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1993, 1994 and 1995 and CLI's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996; (ii) reviewed, among other public information, VTEL's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1993, 1994 and 1995 and the fiscal year ended July 31, 1996 and VTEL's Form 10-Q and the related unaudited financial information for the three months ended October 31, 1996;
(iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of CLI and VTEL, furnished to PaineWebber by CLI and VTEL, respectively; (iv) conducted discussions with members of senior managements of CLI and VTEL concerning their respective businesses and prospects; (v) compared the historical market prices and trading activity for CLI Common Shares and VTEL Common Shares with those of certain other publicly traded companies which PaineWebber deemed relevant; (vi) compared the financial position and operating results of CLI and VTEL with those of certain publicly traded companies which PaineWebber deemed relevant; (vii) compared the financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed relevant; (viii) considered the potential pro forma effects of the Merger on VTEL; (ix) reviewed a draft of the Merger Agreement and Exhibits thereto in the form presented to the CLI Board; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of CLI and VTEL and PaineWebber did not assume any responsibility to independently verify the same. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective senior management teams of CLI and VTEL as to the future performance of CLI and VTEL, respectively. CLI instructed PaineWebber, in arriving at its opinion, to assume that, due to CLI's liquidity needs, in the event the Merger were not to occur, CLI on a standalone basis would need to issue all of the shares of Convertible Preferred Stock and related warrants in accordance with the Convertible Preferred Stock Purchase Agreement, dated October 24, 1996, by and among CLI, Infinity Investors, Ltd. and Seacrest Capital Limited. PaineWebber also assumed, with the consent of CLI, that the Merger will be accounted for under the pooling-of-interests method of accounting and that the Merger will qualify as a tax-free reorganization. PaineWebber did not undertake, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CLI or VTEL and assumed that all liabilities (contingent or otherwise, known or unknown) of CLI and VTEL are as set forth in their respective consolidated financial statements. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which CLI Common Shares or VTEL Common Shares will trade after the date of the PaineWebber Opinion. The PaineWebber Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the CLI Board as alternatives to the Merger, or the decision of the CLI Board to proceed with the Merger. In addition, PaineWebber was not requested to, and did not, express any opinion as to the fairness, from a financial point of view, of the Preferred Share Exchange Ratio. The Common Share Exchange Ratio was determined by CLI and VTEL in arm's-length negotiations. PaineWebber did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid pursuant to the Merger Agreement. CLI did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CLI and VTEL. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither CLI nor PaineWebber assume responsibility for the accuracy of such analyses and estimates.

  The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

  Stock Trading History. PaineWebber reviewed the history of the trading prices and volume for the CLI Common Shares and the VTEL Common Shares, both separately in relation to each other, PictureTel and the NASDAQ Composite Index. In addition, PaineWebber reviewed the historical implied exchange ratio between CLI Common Shares and VTEL Common Shares and compared this to the Common Share Exchange Ratio. PaineWebber noted that the recent historical implied exchange ratio fell below the Common Share Exchange Ratio.

  Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of CLI and VTEL to the corresponding data of VTEL, Avid Technology, Incorporated and PictureTel (collectively, the "Comparable Companies").

  With respect to CLI and the Comparable Companies, PaineWebber compared multiples of total enterprise value (market value plus total debt less cash and cash equivalents) to latest twelve month ("LTM") revenue, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"). PaineWebber also compared multiples of market value, based on stock market prices as of January 3, 1997, to LTM net income, and estimated calendar years 1996 and 1997 net income based on CLI management earnings estimates. CLI's LTM ended September 30, 1996 multiples of LTM revenue, LTM EBITDA, LTM EBIT, LTM net income and estimated 1996 and 1997 net income were 0.86x, 12.5x, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, and 27.5x, respectively. As of January 3, 1997 the Comparable Companies' median multiples of LTM revenue, LTM

EBITDA, LTM EBIT, LTM net income and estimated 1996 and 1997 net income were 1.07x, 19.1x, 20.3x, 28.4x, 27.4x and 21.0x, respectively. PaineWebber applied the Comparable Companies' median multiples to CLI's LTM revenue, LTM EBITDA, LTM EBIT, LTM net income and estimated 1996 and 1997 net income and derived a range of fully diluted equity values of $3.25 to $6.50 per share. Based on the closing stock price of $10.50 for VTEL Common Shares on January 3, 1997, such multiples implied an exchange ratio range of 0.31x to 0.62x. PaineWebber noted that the Common Share Exchange Ratio fell within this range.

  With respect to VTEL and the Comparable Companies, PaineWebber compared multiples of total enterprise value to LTM revenue, LTM EBITDA and LTM EBIT. PaineWebber also compared multiples of market value to LTM net income, and estimated 1996 and 1997 net income (adjusted for a December 31 year end) based on VTEL management's earnings forecasts. VTEL's LTM ended October 31, 1996 multiples of LTM revenue, LTM EBITDA, LTM EBIT, LTM net income, estimated 1996 and 1997 net income as of January 3, 1997 were 1.07x, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, 16.4x, respectively. As of January 3, 1997 the Comparable Companies' median multiples of LTM revenue, LTM EBITDA, LTM EBIT, LTM net income, and estimated 1996 and 1997 net income were 0.86x, 13.9x, 20.3x, 28.4x, 27.4x and 27.5x, respectively. PaineWebber applied the multiples to VTEL's LTM revenue, LTM EBITDA, LTM EBIT, LTM net income, and estimated 1996 and 1997 net income and derived a range of fully diluted equity values of $8.00 to $14.00 per share. PaineWebber noted that the closing stock price of $10.50 for VTEL Common Shares on January 3, 1997 fell within this range.

  Selected Comparable Mergers and Acquisitions Analysis. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving technology based companies that are affiliated with the videoconferencing sector. The selected mergers and acquisitions PaineWebber analyzed included (acquirer/target): General Instrument Corporation/Next Level Communications; Scitex Corporation Ltd./Abekas Video Systems; Antec Corporation/TSX Corporation; Valmont Industries, Inc./Microflect Company, Inc.; and Radius Inc./SuperMac Technology (collectively, the "Comparable Transactions").

  PaineWebber reviewed the consideration paid (based on stock prices on the day prior to the announcement of the transaction) in the Comparable Transactions and compared multiples of total enterprise value to the target's LTM (latest twelve months prior to the announcement of the transaction) revenue, LTM EBITDA, LTM EBIT. PaineWebber also reviewed multiples of the consideration paid to the target's LTM net income and book value of equity. PaineWebber calculated the Comparable Transactions' median multiples of LTM revenue, LTM EBITDA, LTM EBIT, LTM net income and book value of equity to be 1.06x, 8.3x, 9.1x, 11.3x and 3.8x, respectively. PaineWebber applied the Comparable Transactions' median multiples to CLI's LTM revenue, LTM EBITDA, LTM EBIT and LTM net income and derived a range of fully diluted equity values of $3.00 to $5.50 per share. Based on the closing stock price of $10.50 for VTEL Common Shares on January 3, 1997, such multiples implied an exchange ratio range of 0.29x to 0.52x. PaineWebber noted that the Common Share Exchange Ratio fell within this range.

  Contribution Analysis. PaineWebber analyzed CLI's and VTEL's relative contribution to the combined entity with respect to LTM revenue, LTM EBITDA, LTM EBIT, LTM net income and 1997 and 1998 net income (based on July 31, year end) based on CLI's management forecasts and VTEL's management forecasts. PaineWebber also analyzed the relative contribution of balance sheet items as of September 30, 1996 and October 31, 1996 for CLI and VTEL, respectively, including: cash, total assets, book value of shareholder equity and total debt. Based on the Exchange Ratio, holders of CLI Common Shares will own approximately 37.6% of the combined company's equity after giving effect to the Merger. CLI would have contributed to a combined entity's LTM revenue, LTM EBITDA, LTM EBIT, LTM net income, 1997 and 1998 net income estimates, cash, total assets, book value of equity and total debt the following percentages:
48.2%, negative therefore not meaningful, negative therefore not meaningful, negative therefore not meaningful, negative therefore not meaningful, negative therefore not meaningful, 39.9%, 23.3%, 37.4%, 28.3%, and 100.0%, respectively. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

  Discounted Cash Flow Analysis. PaineWebber analyzed CLI based on an unleveraged discounted cash flow analysis of the projected financial performance of CLI. Such projected financial performance was based upon a five-year forecast for CLI provided by CLI management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of revenue, EBITDA and EBIT multiples from 0.80x to 1.10x, 11.0x to 15.5x and 13.0x to 17.5x, respectively. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 20.0% to 29.0%. Based on this analysis, PaineWebber derived fully diluted equity values of $3.00 to $5.50 per share. Based on the closing stock price of $10.50 for VTEL Common Shares on January 3, 1997, this range of equity values implied an exchange ratio range of 0.29x to 0.52x. PaineWebber noted that the Common Share Exchange Ratio fell within this range.

  Premiums Paid Analysis. PaineWebber analyzed purchase price per share premiums paid in selected publicly-disclosed merger of equals transactions in all industries announced and completed since January 1, 1995. This analysis indicated mean premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 13.6%, 14.2% and 14.0%. This analysis also indicated median premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 14.5%, 13.9% and 15.6%. Based on the closing stock prices of CLI's Common Shares one day, one week and four weeks prior to its closing stock price on January 3, 1997, applying the mean and median premiums to the applicable closing stock prices yielded fully diluted equity values of $4.00 to $4.75 per share. Based on the closing stock price of $10.50 for VTEL Common Shares on January 3, 1997, this range of equity values implied an exchange ratio range of 0.38x to 0.45x. PaineWebber noted that the Common Share Exchange Ratio fell above this range.

  Pro Forma Merger Analysis. PaineWebber performed an analysis of the potential pro forma effect of the Merger on VTEL's earnings per share ("EPS") for the fiscal years 1997 and 1998. In performing this analysis, PaineWebber assumed, with CLI's consent, (i) a fiscal year ending July 31; (ii) the Merger would be accounted for under the pooling-of-interests method of accounting; and (iii) no cost savings would be achieved as a result of the Merger. PaineWebber combined the projected operating results of CLI (provided by CLI management) with the corresponding projected operating results of VTEL (provided by VTEL management) to arrive at the combined company projected net income. PaineWebber divided this by the pro forma fully diluted shares outstanding to arrive at a combined company fully diluted earnings per share ("EPS"). PaineWebber then compared the combined company EPS to VTEL's projected stand-alone EPS (provided by VTEL management) to determine the pro forma impact on VTEL's EPS. This analysis suggested that the Merger should result in substantial dilution to VTEL's EPS in the fiscal year ending July 31, 1997 and should result in accretion to VTEL's EPS in the fiscal year ending July 31, 1998.

  CLI selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

  Pursuant to an engagement letter between CLI and PaineWebber dated September 18, 1996, PaineWebber has earned a fee of $250,000 for the rendering of the PaineWebber Opinion. In addition, PaineWebber will receive a fee, payable upon completion of the Merger, equal to a minimum of $1,000,000 and a maximum of $1,250,000 (such fee to be determined within such range based upon the value of the consideration paid or payable in connection with the Merger), and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger is not approved or otherwise consummated. CLI also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for CLI, including acting as a co-manager in connection with a public offering of CLI Common Shares in June

1991, and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of CLI and VTEL for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

THE MERGER AGREEMENT

 Representations and Warranties

  The Merger Agreement contains representations and warranties by each of VTEL, Merger Sub and CLI, relating to, among other things, (a) proper organization, proper organization of their respective subsidiaries and similar corporate matters; (b) the respective capital structures of each corporation;
(c) the authorization, performance and enforceability of the Merger Agreement;
(d) the absence of violations of governing instruments and applicable laws and agreements; (e) governmental authorizations required to effect the Merger; (f) the absence of claims and litigation; (g) compliance with applicable laws; (h) absence of material adverse changes; (i) fees payable to third parties arising from the Merger Agreement; (j) board recommendations; (k) the absence of false or misleading statements in the Registration Statement and compliance thereof with applicable provisions of the securities laws; (l) vote required by stockholders; (m) related party transactions; (n) corporate records; (o) receipt of fairness opinions; (p) intellectual property rights; (q) distributors, customers and suppliers; (r) pooling-of-interests; and (s) disclosures not being misleading.

  In addition, the Merger Agreement also contains representations and warranties of CLI relating to, among other things: (a) the absence of undisclosed liabilities; (b) taxes; (c) labor relations; (d) interests in real property; contracts; and (e) the CLI Rights Plan (as defined herein).

 Conduct of Business Prior to Merger

  Each of VTEL and CLI has agreed that, prior to the Merger, it will conduct its operations only in the ordinary course of business, except as contemplated by the Merger Agreement.

  CLI has also agreed that, prior to the Merger, it will (i) use its best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;
(ii) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use its best efforts to maintain supplies and inventories in quantities consistent with its customary business practices; (iii) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; (iv) file all tax returns required to be filed on or before the Effective Time by or with respect to CLI or any of its subsidiaries; (v) not (a) increase the compensation payable to or to become payable to any director, (b) increase the compensation payable or pay bonuses to officers or employees of CLI or any of its subsidiaries other than in the ordinary course of business and consistent with past practices, (c) grant any severance or termination pay (other than for specified exceptions) to, or enter into any employment or severance agreement with, any director, officer or employee, (d) establish, adopt or enter into any employee benefit plan or arrangement, (e) make any loans to any stockholders, officers, directors or employees or make any change in its borrowing arrangements, or (f) amend, or take any other actions with respect to any employee benefit; (vi) not declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests; (vii) not (a) except pursuant to the redemption of rights issued under the CLI Rights Plan, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations,
(b) effect any reorganization or recapitalization of CLI or any of its subsidiaries, or (c) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock; (viii) not
(a) issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or warrants in accordance with their terms and for the issuance of shares upon the conversion of outstanding CLI Preferred Shares in accordance with the terms of the certificate of designation, in the form now existing, governing such preferred stock), or (b) amend or otherwise modify the terms of any such rights, warrants or options or terms of the CLI Preferred Shares (except for certain specified exceptions);
(ix) not acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); (x) not sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for transfers of assets in the ordinary course of business and consistent with past practice;
(xi) not (a) change any of its significant accounting policies or (b) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1995 except, as may be required by law or generally accepted accounting principles; and (xii) not incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise or guarantee or endorse the obligations of any person or entity.

  VTEL has also agreed that prior to the Merger, it will (i) use its best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;
(ii) not change any of its significant accounting policies except as may be required by law or generally accepted accounting principles; (iii) not declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its or its subsidiaries capital stock or other equity interests; (iv) not, except as contemplated by the Merger Agreement and for certain specified exceptions issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify in any material respect the terms of such rights, warrants and options; and (v) not acquire or agree to acquire (whether pursuant to a definitive agreement, a nonbinding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire the assets of any other person or entity (other than (a) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice, or (b) such purchase involving the payment of a purchase price by VTEL not exceeding $25 million).

 Certain Covenants

  Pursuant to the Merger Agreement, each of VTEL and CLI has agreed that it will, among other things, (i) provide the other party with reasonable access to their personnel, properties, contracts, books and records; (ii) consult with the other party prior to making any press release or other public announcement regarding the Merger and any matters contained in the Merger Agreement; (iii) use reasonable efforts to take all necessary actions or cause to be done all things necessary to consummate the transactions contemplated by the Merger Agreement as soon as practicable including seeking or making all required filings, orders, consents or authorizations required under applicable law or consents from any governmental bodies or parties to any material contracts; and (iv) not take any actions which could prevent the Merger from qualifying for pooling-of-interests accounting treatment or to be treated as a tax-free reorganization for Federal income tax purposes.

  CLI has also agreed that, it will, among other things: (i) promptly notify VTEL of (a) any material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities or prospects of CLI and its subsidiaries or in the operation of the business or the properties of CLI and its subsidiaries, (b) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving CLI or any of its subsidiaries, (c) the occurrence, or failure to occur, of any event which occurrence or failure to occur would likely cause any representation or warranty contained in the Merger Agreement or the Stock Option Agreement to be untrue or inaccurate in any material respect when made or at any time from the date of the Merger Agreement to the Effective Time; (d) any failure of CLI to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement or the Stock Option Agreement; or (e) any other event that could reasonably be expected to result in a material adverse effect; (ii) immediately cease and cause to be terminated any solicitation, initiating, encouragement, activity, discussions or negotiations with any parties conducted heretofore with respect to any alternative transaction; (iii) take all actions necessary to (a) ensure that the rights issued pursuant to CLI Rights Plan shall not have, and will not, be granted, become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Plan by virtue of CLI's execution and delivery of the Merger Agreement or the Stock Option Agreement or CLI's performance of the transactions contemplated by the Merger Agreement or the Stock Option Agreement and (b) terminate CLI's Rights Plan immediately prior to the Effective Date (but not any sooner than immediately prior to the Effective
Time); (iv) not, except as contemplated by the Merger Agreement and except as may be necessary to prevent the CLI Board from violating its fiduciary duties and subject to compliance with the other provisions contained in the Merger Agreement relating thereto, nor shall any director, officer or advisor of CLI or its subsidiaries, be authorized or permitted to solicit or initiate proposals from, provide information to or hold discussions with any party concerning any sale of assets or any material portion of any capital stock of CLI or its subsidiaries or any merger, consolidation, business combination, liquidation or similar transaction; (v) not, unless otherwise ordered by a court of competent jurisdiction, take or permit any action to (a) cause any person, other than VTEL, Merger Sub or any of VTEL's subsidiaries, to not be deemed an "Acquiring Person" pursuant to the CLI Rights Plan; (b) except for certain specified exceptions, to terminate, amend or modify the CLI Rights Plan; (c) redeem any rights issued under the CLI Rights Plan; or (d) cause the rights issuable under the Rights Plan to be redeemed or to become redeemable, nonexercisable, nondistributed or not triggered or triggerable pursuant to the terms of the Rights Plan, other than as required by the Merger Agreement; and
(vi) not, adopt or propose to adopt any amendments to its Certificate of Incorporation or its Bylaws.

  VTEL has also agreed that, it will not, among other things: (i) take any action that would result in a failure to maintain the eligibility of VTEL Common Shares for quotation on the NASDAQ National Market; and (ii) propose to adopt any amendments to its Certificate of Incorporation or its Bylaws that could reasonably be expected to delay or have an adverse effect on the consummation of the transactions contemplated by the Merger Agreement or would otherwise be inconsistent in any material respect with the terms and conditions of the Merger Agreement or the other agreements or transactions contemplated thereby.

 Conditions to the Merger

  Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the separate affirmative votes of the holders of a majority of the VTEL Common Shares cast at the VTEL Meeting and a majority of the CLI Common Shares entitled to vote thereon; the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part; approval of the Merger by certain Federal and state regulatory authorities; receipt by VTEL and CLI of opinions of counsel dated as of the Effective Time as to the tax-free nature of the Merger for Federal income tax purposes; receipt by VTEL and CLI of a letter from Price Waterhouse LLP to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment (and the opinion of Price Waterhouse LLP is contingent upon the issuance of an opinion from KPMG Peat Marwick LLP, CLI's independent accountants, that CLI may enter into a transaction that can be accounted for as a pooling-of-interests); the listing, subject to notice of issuance, on the NASDAQ National Market of the VTEL Common Shares to be issued in the Merger; the absence of any injunction or legal restraint prohibiting consummation of the Merger; the approval of the VTEL Certificate Amendment by a majority of the VTEL Common Shares entitled to vote thereon and certain other customary closing conditions. There can be no assurance as to when and if the conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "--Governmental and Regulatory Approvals."

 Amendments; Waiver; Termination

  Prior to the Effective Time, VTEL and CLI, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement; except that after VTEL stockholder approval or CLI stockholder approval, no extension or waiver will reduce the amount or change the form of consideration to be delivered to CLI's common stockholders under the Merger Agreement without further approval of the stockholders of VTEL or CLI.

  The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual written consent of the duly authorized boards of directors of VTEL and CLI; (ii) except if the party seeking termination is in material breach of the Merger Agreement, by either VTEL or CLI, (a) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured or (b) if the Effective Time has not occurred by December 31, 1997;
(iii) by either VTEL or CLI if any governmental entity shall have denied approval of the Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) by either VTEL or CLI if the requisite stockholder approvals of either party shall not have been obtained; (v) by either VTEL or CLI if any court of competent jurisdiction shall have issued a final, non-appealable order requiring VTEL to hold separate or dispose of any of the material stock or assets of CLI or which imposes material limitations on VTEL's conduct of the business of CLI subsequent to the Merger; (vi) by VTEL, if the CLI Board shall have withdrawn, modified or changed its recommendation with respect to the Merger Agreement or the Merger or it shall have approved, endorsed or recommended an alternative transaction to the stockholders of CLI; (vii) by CLI, upon prior payment to VTEL of VTEL's expenses plus a fee of $3,500,000, if the CLI Board shall have received an offer to effect on alternative transaction and, based upon a written opinion of counsel, the CLI Board determines that terminating the Merger Agreement to enter into such alternative transaction is necessary to prevent the CLI Board from violating its fiduciary duties to the CLI stockholders; (viii) by VTEL, if in the event of a tender offer or exchange offer for 20% or more of the CLI Common Shares, within ten days of the commencement, the CLI Board shall have not recommended that the stockholders of CLI not tender their shares in such tender or exchange offer; and (ix) by VTEL, if a court of competent jurisdiction shall have issued a final, non-appealable order to the effect that the Stock Option Agreement is invalid or unenforceable and CLI or any of its subsidiaries, or any of its officers, directors, employees, agents or other representatives, shall have instigated or otherwise voluntarily assisted or supported or cooperated with any other party instigating or pursuing such legal determination.

 Fees; Expenses

  All fees and expenses incurred by the parties shall be borne by the party that incurred such fee or expense, except that: (i) VTEL and CLI shall each pay one half of all expenses related to the printing, filing and mailing of this Joint Proxy Statement/Prospectus and all other regulatory filing fees incurred in connection with all filings under the HSR Act; and (ii) CLI shall pay all of VTEL's fees and expense related to the Merger Agreement and the Stock Option Agreement if any of the following events shall have occurred and VTEL shall not be in material breach of the Merger Agreement: (A) VTEL shall have terminated the Merger Agreement because (x) of a material breach by CLI of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; or (y) the CLI Board shall have withdrawn, modified or changed its recommendation with respect to the Merger Agreement or the Merger or it shall have approved, endorsed or recommended an alternative transaction to the stockholders of CLI; or (z) a tender offer or exchange offer for 20% or more of the CLI Common Shares has commenced, and within ten days of the commencement, the CLI Board shall have not recommended that the stockholders of CLI not tender their shares in such tender or exchange offer or (B) CLI shall have terminated the Merger Agreement upon prior payment to VTEL of VTEL's expenses plus a fee of $3,500,000, if the CLI Board shall have received an offer to effect on alternative transaction and, based upon a written opinion of counsel, the CLI Board determines that terminating the Merger Agreement to enter into such alternative transaction is necessary to prevent the CLI Board from violating its fiduciary duties to the CLI stockholders.

  CLI shall pay to VTEL a fee of $3,500,000 plus all of VTEL's fees and expenses, if, (A) the Merger Agreement shall have been terminated; (B) there shall be no material breach of the Merger Agreement by VTEL continuing at the time of such termination; and (C) any of the following events shall have occurred: (I) CLI shall have breached in any material respect the representations warranties, covenants or conditions contained in the Merger Agreement or the Stock Option Agreement; or (II) the CLI Board or any committee thereof shall have withdrawn or modified or changed its approval or recommendation of the Merger Agreement or the Merger, or resolved to do so, or shall have resolved to accept, accepted or recommended a different proposal; or (III) CLI shall have entered into an agreement with respect to an alternative transaction on or prior to December 31, 1997; or (IV) the stockholders of CLI shall fail to approve the Merger and transactions contemplated thereby and shall approve an alternative transaction on or prior to December 31, 1997; or (V) on or prior to December 31, 1997, CLI's stockholders shall receive a proposal for an alternative transaction and such proposal shall result in a party unaffiliated with VTEL acquiring securities of CLI representing in excess of a majority of the voting power of CLI's then outstanding voting securities; or (VI) the Merger Agreement is terminated by VTEL, if a tender offer or exchange offer for 20% or more of the CLI Common Shares has commenced, and within ten days of the commencement, the CLI Board shall have not recommended that the stockholders of CLI not tender their shares in such tender or exchange offer.

LISTING

  The Merger Agreement provides that VTEL will use its reasonable best efforts to cause the VTEL Common Shares to be issued in the Merger to be approved for quotation on the NASDAQ National Market prior to the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  No director or officer of VTEL or CLI has a personal or business relationship with the other party. In considering recommendations of the VTEL and CLI Boards with respect to the Merger, however, stockholders should be aware that certain directors, officers and employees of VTEL and CLI have an interest in the consummation of the Merger, as described below.

  As contemplated by the Merger Agreement, VTEL has agreed to cause T. Gary Trimm and Dr. Arthur G. Anderson, current CLI directors, to be elected to the VTEL Board following the Merger. VTEL's current directors will represent five of the seven members of the VTEL Board subsequent to the Effective Time.

  The Merger Agreement provides that from and after the Effective Time each outstanding option to purchase CLI Common Shares will be converted into an option to purchase VTEL Common Shares on the same terms and conditions as are set forth in the original option and for that number of VTEL Common Shares equal to the product of the number of CLI Common Shares subject to the original option multiplied by the Common Share

Exchange Ratio. The exercise price per VTEL Common Share under the new option shall be equal to the exercise price per CLI Common Share under the original option divided by the Common Share Exchange Ratio. As of April 7, 1997, options to purchase 3,688,320 CLI Common Shares were outstanding.

  Certain members of VTEL's management and the VTEL Board, and CLI's management and the CLI Board, may be deemed to have certain interests in the Merger that are in addition to their interests generally as stockholders of VTEL or CLI, as the case may be. Certain executive officers and directors of each of VTEL and CLI will be executive officers and directors of the combined company following the Merger.

  The Merger Agreement provides that the bylaws of the surviving corporation will contain the provisions with respect to indemnification set forth in the Bylaws of CLI, and that such provisions will not be modified for six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of CLI, unless such modification is required by law.

  CLI has agreed that, regardless of whether the Merger becomes effective and for six years after the date of the Merger Agreement, it will indemnify each present and former director, officer, employee, fiduciary and agent of CLI or any of its subsidiaries (collectively, the "Indemnified Parties"), to the fullest extent permitted under applicable law or under its Certificate of Incorporation or Bylaws, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, labilities and amounts paid in settlement ("Liabilities") in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent of CLI occurring at or prior to the Effective Time.

  VTEL has agreed that after the Effective Time, it will (i) for six years after the date of the Merger Agreement, indemnify the Indemnified Parties to the fullest extent permitted under applicable law or under its or the surviving corporation's Certificate of Incorporation or bylaws, against any labilities in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent of CLI occurring at or prior to the Effective Time, (ii) honor and fulfill in all respects the obligations of CLI pursuant to indemnification agreements with CLI's directors and officers which agreements were disclosed to VTEL prior to the date of the Merger Agreement and existing at or before the Effective Time, and (iii) for a period of six years after the Effective Time, cause the surviving corporation to maintain in effect directors' and officers' liability insurance covering those persons covered by CLI's directors' and officers' liability insurance on the date of the Merger Agreement on terms comparable to those applicable to the directors and officers of CLI; provided, however, that in no event will VTEL or the surviving corporation be required to expend in excess of 150% of the annual premium, as in effect on the date of the Merger Agreement, paid by CLI for such coverage.

  The VTEL Board and the CLI Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger--Interests of Certain Persons in the Merger" and "--Management After the Merger."

STOCK OPTIONS; WARRANTS

  The Merger Agreement provides that from and after the Effective Time each outstanding option to purchase CLI Common Shares will be converted into an option to purchase VTEL Common Shares on the same terms and conditions as are set forth in the original option and for that number of VTEL Common Shares equal to the product of the number of CLI Common Shares subject to the original option multiplied by the Common Share Exchange Ratio. The exercise price per VTEL Common Share under the new option shall be equal to the exercise price per CLI Common Share under the original option divided by the Common Share Exchange Ratio. As of April 7, 1997, 3,688,320 Existing Options were outstanding, which will be converted into options to purchase 1,696,627 VTEL Common Shares in the Merger.

  The Merger Agreement also provides that from and after the Effective Time each outstanding warrant to purchase CLI Common Shares will become, pursuant to its terms, a warrant to purchase VTEL Common Shares on the same terms and conditions as set forth in the original warrant and for that number of VTEL Common Shares as the warrant holder would have been entitled to receive had the warrant holder exercised the original warrant immediately prior to the Effective Time. As of April 7, 1997, existing warrants to purchase 605,000 CLI Common Shares were outstanding, which will be converted into warrants to purchase 278,300 VTEL Common Shares in the Merger.

EXCHANGE OF STOCK CERTIFICATES

  As of the Effective Time, each certificate formerly representing CLI Common Shares and CLI Preferred Shares (the "CLI Certificates") shall be deemed for all purposes to evidence ownership of the right to receive the VTEL Common Shares issuable pursuant to the Merger Agreement until surrendered to the exchange agent, First National Bank of Boston, Boston, Massachusetts (the "Exchange Agent").

  As soon as practicable after the Effective Time, a letter of transmittal and instructions will be mailed to each holder of record of CLI Certificates to be used by such holder in forwarding CLI Certificates to the Exchange Agent. Each stockholder will be required to return a properly completed transmittal letter, together with any CLI Certificates listed on the transmittal letter, to the Exchange Agent in order to receive a whole number of VTEL Common Shares. STOCKHOLDERS OF CLI SHOULD NOT SEND CLI CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER. Any CLI Certificate which prior to the Effective Time represented outstanding CLI Shares will, after the Effective Time and prior to surrender, be deemed to evidence ownership of the whole number of VTEL Common Shares which the holder of such CLI Certificate would be entitled to receive (subject to the provisions governing fractional shares) upon surrender of the CLI Certificate.

FRACTIONAL SHARES

  No fractional VTEL Common Shares will be issued as a result of the Merger. Each holder of a fractional interest in VTEL Common Shares will be entitled to receive a cash payment in lieu of such fractional amount equal to such fraction times the average of the closing sales prices of VTEL Common Shares on the NASDAQ National Market for the 20 consecutive trading days beginning 22 trading days prior to the Effective Time, as reported by the Wall Street Journal.

AMENDMENT TO VTEL CERTIFICATE OF INCORPORATION

  The Merger Agreement is subject to approval by VTEL stockholders of the VTEL Certificate Amendment increasing the authorized number of VTEL Common Shares from 25,000,000 to 40,000,000. Therefore, in order to assure that the Merger is consummated, VTEL stockholders favoring the Merger are advised to vote in favor of the VTEL Certificate Amendment. If the VTEL Certificate Amendment is not approved, but the Merger is, the VTEL Board or the CLI Board may terminate the Merger Agreement and abandon the Merger, or may elect to proceed with the Merger by waiving this condition. As of the date hereof, no decision has been made by either the VTEL Board or the CLI Board as to how it will proceed if the Merger is approved, but the VTEL Certificate Amendment is not approved. In determining whether this condition would be waived, each Board will evaluate the fact that if the VTEL Certificate Amendment is not approved, only approximately 2.5 million shares of authorized and unissued VTEL Common Shares will remain, and would likely be insufficient to satisfy the requirements of VTEL's equity based employee benefit plans after giving effect to the Merger.

  The effectiveness of the VTEL Certificate Amendment by filing such amendment with the Secretary of State of the State of Delaware is a condition to the Merger. If the Merger Agreement is not approved or if for any reason the Merger is not consummated, the VTEL Board does not intend to implement the VTEL Certificate Amendment. See "Description of Amendment to VTEL Certificate of Incorporation."

MANAGEMENT AFTER THE MERGER

  As a result of the Merger, Merger Sub will be merged with and into CLI, and VTEL will own all of the outstanding shares of CLI. Accordingly, after the Merger, VTEL will own the business of CLI and CLI will be a wholly owned subsidiary of VTEL. The directors of Merger Sub, who are designees of VTEL, will be the directors of the Surviving Corporation and until otherwise changed by its board of directors, the current executive officers of CLI will remain executive officers of the Surviving Corporation.

GOVERNMENTAL AND REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. VTEL and CLI each filed with the Antitrust Division and the FTC a Notification and Report Form (an "HSR Notice") with respect to the Merger on January 29, 1997. The required waiting period under the HSR Act was terminated early on February 24, 1997. At any time before or after the Effective Time, the FTC or the Antitrust Division or any state could take action under the federal or state antitrust laws to seek to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws. Based on information available to them, VTEL and CLI believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, that VTEL and CLI would prevail. VTEL and CLI are aware of no governmental or regulatory approvals required for the consummation of the Merger, other than compliance with federal and applicable state securities and corporate law and compliance with the HSR Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General. The following is a summary description of the material Federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address Federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns VTEL Common Shares, is not a U.S. person, is a tax-exempt entity or an individual who acquired CLI Common Shares pursuant to an employee stock option or warrant, or exercises some form of control over CLI. This discussion also does not address the tax treatment of the Merger to a holder of an option or warrant to purchase CLI Common Shares (other than the Series C Preferred Warrants). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each CLI stockholder or holder of a Series C Preferred Warrant or Existing Option is advised to consult a tax advisor as to the specific Federal, state, local or foreign tax consequences of the Merger. The following discussion is based on the Code, as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of CLI Common Shares.

  The Merger. VTEL and CLI have received opinions from their respective counsel, dated as of the date hereof, based upon certain customary representations and assumptions set forth therein, to the effect that for Federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Code and VTEL, Merger Sub and CLI will constitute parties to such reorganization.

  Based on such opinion, the material Federal income tax consequences of the Merger to CLI and the holders of CLI Common Shares and CLI Preferred Shares will be:

    (i) no gain or loss will be recognized by VTEL or by CLI as a result of the Merger;

    (ii) no gain or loss will be recognized by CLI stockholders upon their exchange of CLI Common Shares or CLI Preferred Shares for VTEL Common Shares, except that a CLI stockholder who receives cash proceeds in lieu of a fractional share interest in VTEL Common Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest;

    (iii) such gain or loss will constitute capital gain or loss if such stockholder's CLI Common Shares or CLI Preferred Shares with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

    (iv) such capital gain or loss will be long-term capital gain or loss if such stockholder held the fractional share interest for more than one year;

    (v) the tax basis of the VTEL Common Shares received by a CLI stockholder will be the same as such stockholder's tax basis in the CLI Common Shares or CLI Preferred Shares surrendered in exchange for VTEL Common Shares (reduced by any amount allocable to a fractional share interest for which cash is received); and

    (vi) the holding period of the VTEL Common Shares received by a CLI stockholder will include the holding period of the CLI stockholder's CLI Common Shares or CLI Preferred Shares surrendered in exchange therefor (provided that such CLI Common Shares or CLI Preferred Shares were held by such CLI stockholder as a capital asset at the Effective Time).

  Each of VTEL's and CLI's obligation to effect the Merger is conditioned on the receipt of an opinion that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be received are subject to various assumptions and qualifications. No ruling has been or will be obtained from the Service with respect to the Merger. The tax opinions are not binding on the Service or the courts, and no assurance can be given that the tax opinions would be followed if challenged by the Service.

  Tax Treatment of Holders of Series C Preferred Warrants. As a result of the Merger, pursuant to Section 7(c) of the Series C Preferred Warrant Agreement, the Series C Preferred Warrants will be assumed by VTEL and become exercisable into VTEL Common Shares. Although a holder may have a position that the assumption by VTEL does not constitute a sale or exchange of the Series C Preferred Warrants, existing Treasury regulations provide that an exchange of warrants does not qualify for tax-free treatment in a reorganization, and accordingly the assumption by VTEL may constitute a taxable exchange of the Series C Preferred Warrants for new warrants issued by VTEL. If the assumption by VTEL were treated as a taxable exchange, gain or loss would be recognized by a holder of a Series C Preferred Warrant in an amount equal to the difference between the fair market value of the new warrant to purchase VTEL Common Shares as of the Effective Time and the holder's adjusted basis in his or her Series C Preferred Warrant. Holders of Series C Preferred Warrants who exercise such warrants prior to the date of the Merger will not recognize gain or loss for federal income tax purposes upon exercise. Additionally, no gain or loss would be recognized upon the exchange of the CLI Common Shares received upon exercise of the Series C Preferred Warrants for the VTEL Common Shares pursuant to the Merger.

  The Department of the Treasury has promulgated proposed regulations that would treat warrants as securities for purposes of a reorganization. Generally, this would allow a holder of warrants to qualify for tax-free treatment in a reorganization. However, the proposed regulations are not effective until sixty days after they are promulgated in final form. It is unlikely that the proposed regulations will be finalized and effective on or before the Effective Time. Proposed regulations are not binding authority.

  Information Reporting and Backup Withholding. Payments in respect of CLI Common Shares and CLI Preferred Shares may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a CLI stockholder or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to the combined company and the Exchange Agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction under generally accepted accounting principles. Under such method of accounting, holders of CLI Common Shares will be deemed to have combined their existing voting common stock interest with that of holders of VTEL Common Shares by exchanging their shares for VTEL Common Shares. Accordingly, the book value of the assets, liabilities and stockholders' equity of CLI, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.

  It is a condition to VTEL's and CLI's obligation to effect the Merger that VTEL and CLI receive an opinion from Price Waterhouse LLP, the independent auditors of VTEL, based upon certain material facts and certain representations and warranties described in such opinion, to the effect that pooling-of-interests accounting treatment for the Merger is appropriate (and the opinion of Price Waterhouse LLP is contingent upon the issuance of an opinion from KPMG Peat Marwick LLP, CLI's independent accountants, that CLI may enter into a transaction that can be accounted for as a pooling-of-interests). Neither VTEL nor CLI currently intends to waive this condition.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

  The VTEL Common Shares issuable in connection with the Merger have been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by CLI stockholders except for those stockholders who are deemed "affiliates" of CLI, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. See "Affiliate Agreements; Registration Rights."

AFFILIATE AGREEMENTS; REGISTRATION RIGHTS

  Certain holders of (i) CLI Common Shares, who in the aggregate hold approximately 40,477 CLI Common Shares (which will be converted into approximately 18,600 VTEL Common Shares in the Merger), (ii) CLI Preferred Shares, which will be converted into approximately 1,102,500 VTEL Common Shares in the Merger, and (iii) VTEL Common Shares, holding approximately 62,557 VTEL Common Shares, have each agreed that they will not sell or otherwise dispose of any CLI Common Shares, CLI Preferred Shares, VTEL Common Shares or VTEL Common Shares issued in the Merger, as the case may be, until such time after the Effective Time as financial results covering at least 30 days of post-Effective Time combined operations of VTEL and CLI have been made publicly available. VTEL has agreed to make such results publicly available as soon as practical after the first full calendar month of combined operations. In addition, the agreement of the holders of the CLI Preferred Shares referred to above terminates on June 30, 1997 (or September 30, 1997 in certain circumstances) if the Merger has not been consummated by such time.

  VTEL has agreed, subsequent to the release of the financial results set forth in the preceding paragraph, to register for sale the VTEL Common Shares received by the holders of CLI Preferred Shares from the conversion of their CLI Preferred Shares in the Merger and from their exercise of any warrants exercisable into VTEL Common Shares. See "Risk Factors--Risks Relating to the Merger--Additional Shares to be Issued by VTEL; Shares Eligible for Future Sale."

STOCK OPTION AGREEMENT

  As an inducement for VTEL to enter into the Merger Agreement, VTEL and CLI entered into the Stock Option Agreement, pursuant to which CLI granted VTEL the Option to purchase from CLI 3,120,500 CLI Common Shares (subject to adjustment, but in no event to exceed 19.9% of the then outstanding CLI Common Shares), at a price of $4.6575 per share. The exercise price of the Option represents the product of the closing sales price of the VTEL Common Shares on the last trading day preceding the announcement of the Merger multiplied by the Common Share Exchange Ratio. VTEL may exercise the Option only upon the occurrence of certain events described therein (none of which has occurred as of the date hereof). At the request of the holder of the Option, under certain circumstances, CLI will repurchase, pursuant to a formula price set out in the Stock Option Agreement, the Option and any CLI Common Shares purchased upon the exercise of the Option and beneficially owned by such holder at that time.

APPRAISAL RIGHTS

  Under the DGCL, holders of VTEL Common Shares and CLI Common Shares will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. Under the DGCL, holders of CLI Preferred Shares are entitled to appraisal rights. However, pursuant to an agreement among VTEL, CLI and the holders of CLI Preferred Shares, the holders of CLI Preferred Shares have waived any rights to dissent or appraisal with respect to the Merger.

                         PRICE RANGES OF COMMON STOCK

VTEL

  VTEL Common Shares are traded on the NASDAQ National Market under the symbol "VTEL." The following table sets forth the range of high and low prices for each calendar quarter of 1994, 1995 and 1996:

                                             1994         1995          1996
                                          ----------- ------------- ------------
                                          HIGH   LOW   HIGH   LOW    HIGH   LOW
                                          ----- ----- ------ ------ ------ -----
1st Quarter.............................. $8.25 $4.13 $12.00 $ 8.13 $19.00 $8.50
2nd Quarter.............................. $5.50 $4.00 $13.38 $ 8.38 $13.25 $9.38
3rd Quarter.............................. $7.00 $5.06 $26.00 $13.25 $10.00 $6.38
4th Quarter.............................. $9.00 $5.63 $25.13 $16.63 $12.00 $7.75

  The high and low prices for the three months ended March 31, 1997 were $10.50 and $5.75, respectively. On January 6, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing price of VTEL Common Shares, as reported on the NASDAQ
National Market was $10.125. On April    , 1997, the most recent date for
which it was practicable to obtain market price information prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of VTEL
Common Shares, as reported on the NASDAQ National Market was $      . On the
VTEL Record Date, there were 608 record holders of VTEL Common Shares.

  Because the market price of VTEL Common Shares is subject to fluctuation, the market value of the VTEL Common Shares that holders of CLI Common Shares and CLI Preferred Shares will receive in the Merger may increase or decrease prior to the Merger. CLI stockholders are urged to obtain current market quotations for VTEL Common Shares. See "Risk Factors--Risks Relating to VTEL-- Possible Volatility of Stock Price."

CLI

  CLI Common Shares are traded on the NASDAQ National Market under the symbol "CLIX." The following table sets forth the range of high and low prices for each calendar quarter of 1994, 1995 and 1996:

                                              1994          1995        1996
                                          ------------- ------------ -----------
                                           HIGH   LOW    HIGH   LOW  HIGH   LOW
                                          ------ ------ ------ ----- ----- -----
1st Quarter.............................. $16.13 $10.75 $10.00 $7.00 $9.25 $5.25
2nd Quarter.............................. $13.63 $ 9.50 $11.38 $8.13 $8.25 $4.50
3rd Quarter.............................. $13.00 $ 8.75 $11.38 $7.50 $7.88 $4.88
4th Quarter.............................. $10.38 $ 6.63 $ 8.13 $6.00 $6.75 $3.50

  The high and low prices for the three months ended March 31, 1997 were $3.625 and $2.125, respectively. On January 6, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing price of CLI Common Shares, as reported on the NASDAQ
National Market was $4.25. On April    , 1997, the most recent date for which
it was practicable to obtain market price information prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of CLI Common Shares,
as reported on the NASDAQ National Market was $     . On the CLI Record Date,
there were 885 record holders of CLI Common Shares.

              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements give effect to the merger of Merger Sub, a direct wholly owned subsidiary of VTEL, with and into CLI, pursuant to the Merger Agreement. It is anticipated that the proposed Merger will be accounted for as a pooling-of-interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of VTEL and CLI as of January 31, 1997 assuming that the proposed Merger had occurred as of January 31, 1997. Such pro forma information is based upon the historical balance sheet data of VTEL as of January 31, 1997 and CLI as of December 31, 1996. The unaudited pro forma condensed combined statements of income give effect to the proposed Merger by combining the results of operations of VTEL for each of the years in the three year period ended December 31, 1995, the seven months ended July 31, 1996, and the six months ended January 31, 1996 and 1997 with the results of operations of CLI for each of the years in the three year period ended December 31, 1995, the seven months ended July 31, 1996, and the six months ended December 31, 1995 and 1996, respectively, on a pooling-of-interests basis as if the proposed Merger had occurred as of the beginning of each of these respective periods.

  These unaudited pro forma condensed combined financial statements are subject to the assumptions, estimates and adjustments in the accompanying notes to the pro forma condensed combined financial statements. The following information is not necessarily indicative of the financial position and results of operations that would have occurred had the proposed Merger been consummated on the dates for which the pro forma condensed combined financial statements are being presented.

  These unaudited pro forma condensed combined financial statements are based upon assumptions that VTEL and CLI believe are reasonable and should be read in conjunction with the historical financial statements and notes thereto of VTEL and CLI contained elsewhere in this Joint Proxy Statement/Prospectus.

                                VTEL CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              JANUARY 31, 1997 (A)
                                  (UNAUDITED)

                               VTEL         CLI                      PRO
                            JANUARY 31, DECEMBER 31,                FORMA
                               1997         1996     ADJUSTMENTS   COMBINED
          ASSETS            ----------- ------------ -----------   --------
                                       (DOLLARS IN THOUSANDS)
Current assets:
  Cash and equivalents.....  $  1,474     $  4,803     $   --      $  6,277
  Short-term investments...    41,213           --         --        41,213
  Accounts receivable, net.    26,913       29,218         --        56,131
  Inventories..............    10,533       10,157         --        20,690
Prepaid expenses and other
 current assets............     1,139        1,516         --         2,655
                             --------     --------     ------      --------
    Total current assets...    81,272       45,694         --       126,966
Property and equipment,
 net.......................    14,535       11,105         --        25,640
Intangible assets, net.....    13,248        3,541         --        16,789
Other assets...............     2,579          310         --         2,889
                             --------     --------     ------      --------
                             $111,634     $ 60,650     $   --      $172,284
                             ========     ========     ======      ========
      LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt..........  $     --     $ 10,804     $   --      $ 10,804
  Accounts payable.........     8,157       11,301      3,500(c)     22,958
  Accrued compensation and
   benefits................     1,430           --         --         1,430
  Other accrued
   liabilities.............     1,395        8,983         --        10,378
  Research and development
   advance.................       906           --         --           906
  Deferred revenue.........     6,535        5,926         --        12,461
                             --------     --------     ------      --------
    Total current
     liabilities...........    18,423       37,014      3,500        58,937
                             --------     --------     ------      --------
Redeemable, convertible
 preferred stock...........        --        6,277     (6,277)(b)        --
                             --------     --------     ------      --------
Stockholder's equity:
  Common stock.............       140           16         68(b)        224
  Additional paid-in
   capital.................   124,952      122,165        (68)(b)   247,049
  Warrants.................       --           575      6,277 (b)
  Treasury stock...........    (3,351)          --         --        (3,351)
  Accumulated deficit......   (28,411)    (105,397)    (3,500)(c)  (137,308)
  Cumulative translation
   adjustment..............        (6)          --         --            (6)
  Unearned compensation....      (113)          --         --          (113)
                             --------     --------     ------      --------
    Total stockholder's
     equity................    93,211       17,359      2,777       113,347
                             --------     --------     ------      --------
                             $111,634     $ 60,650     $   --      $172,284
                             ========     ========     ======      ========

                                VTEL CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECMEBER 31, 1993
                                  (UNAUDITED)

                                                                        PRO
                                                                       FORMA
                                   VTEL      CLI        ADJUSTMENTS   COMBINED
                                  -------  --------     -----------   --------
                                    (AMOUNTS IN THOUSANDS, EXCEPT PER
                                               SHARE DATA)
REVENUES:
  Products....................... $30,534  $ 95,095       $(4,385)(e) $121,244
  Services and other.............     918        --         4,385(e)     5,303
                                  -------  --------       -------     --------
                                   31,452    95,095            --      126,547
                                  -------  --------       -------     --------
COSTS OF SALES:
  Products.......................  16,384    66,967        (1,155)(e)   82,196
  Services and other.............     449        --         1,155(e)     5,262
                                                            3,658(f)
                                  -------  --------       -------     --------
                                   16,833    66,967         3,658       87,458
                                  -------  --------       -------     --------
  Gross margin...................  14,619    28,128        (3,658)      39,089
                                  -------  --------       -------     --------
Selling, general and
 administrative..................  16,288    29,646        (3,658)(f)   42,276
Research and development.........   8,350    10,452            --       18,802
                                  -------  --------       -------     --------
    Total operating expenses.....  24,638    40,098        (3,658)      61,078
                                  -------  --------       -------     --------
  Loss from operations........... (10,019)  (11,970)           --      (21,989)
                                  -------  --------       -------     --------
OTHER INCOME (EXPENSE):
  Interest income................     692       620            --        1,312
  Interest expense...............     (12)     (834)           --         (846)
  Other..........................       5        --            --            5
                                  -------  --------       -------     --------
                                      685      (214)           --          471
                                  -------  --------       -------     --------
  Provision for income taxes.....      --        --            --           --
                                  -------  --------       -------     --------
Net loss from continuing
 operations...................... $(9,334) $(12,184)(d)   $    --     $(21,518)
                                  =======  ========       =======     ========
Net loss per share from
 continuing operations........... $ (1.05) $  (1.04)      $    --     $  (1.51)
                                  =======  ========       =======     ========
Weighted average shares
 outstanding.....................   8,876    11,666        (6,300)(g)   14,242
                                  =======  ========       =======     ========

                                VTEL CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECMEBER 31, 1994
                                  (UNAUDITED)

                                                                         PRO
                                                                        FORMA
                                    VTEL      CLI        ADJUSTMENTS   COMBINED
                                   -------  --------     -----------   --------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                SHARE DATA)
REVENUES:
  Products.......................  $52,157  $114,958       $(7,765)(e) $159,350
  Services and other.............    2,074        --         7,765(e)     9,839
                                   -------  --------       -------     --------
                                    54,231   114,958            --      169,189
                                   -------  --------       -------     --------
COSTS OF SALES:
  Products.......................   25,685    70,904        (2,006)(e)   94,583
  Services and other.............      709        --         2,006 (e)    8,226
                                                             5,511(f)
                                   -------  --------       -------     --------
                                    26,394    70,904         5,511      102,809
                                   -------  --------       -------     --------
  Gross margin...................   27,837    44,054        (5,511)      66,380
                                   -------  --------       -------     --------
Selling, general and
 administrative..................   19,860    38,153        (5,511)(f)   52,502
Research and development.........    8,846    10,158            --       19,004
                                   -------  --------       -------     --------
    Total operating expenses.....   28,706    48,311        (5,511)      71,506
                                   -------  --------       -------     --------
  Loss from operations...........     (869)   (4,257)           --       (5,126)
                                   -------  --------       -------     --------
OTHER INCOME (EXPENSE):
  Interest income................      874       177                      1,051
  Interest expense...............       (6)     (798)           --         (804)
  Other..........................      103        --            --          103
                                   -------  --------       -------     --------
                                       971      (621)           --          350
                                   -------  --------       -------     --------
  Provision for income taxes.....      (40)       --            --          (40)
                                   -------  --------       -------     --------
Net income (loss) from continuing
 operations......................  $    62  $ (4,878)(d)   $    --     $ (4,776)
                                   =======  ========       =======     ========
Net income (loss) per share from
 continuing operations...........  $  0.01  $  (0.32)      $    --     $  (0.28)
                                   =======  ========       =======     ========
Weighted average shares
 outstanding.....................   10,544    15,160        (8,186)(g)   16,844
                                                              (674)(h)
                                   =======  ========       =======     ========

                                VTEL CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECMEBER 31, 1995
                                  (UNAUDITED)

                                                                          PRO
                                                                         FORMA
                                    VTEL      CLI        ADJUSTMENTS    COMBINED
                                   -------  --------     -----------    --------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                SHARE DATA)
REVENUES:
  Products.......................  $68,156  $112,979      $(11,680)(e)  $169,455
  Services and other.............    9,939        --        11,680 (e)    21,619
                                   -------  --------      --------      --------
                                    78,095   112,979            --       191,074
                                   -------  --------      --------      --------
COSTS OF SALES:
  Products.......................   33,009    79,359        (2,715)(e)   109,653
  Services and other.............    5,661        --         2,715 (e)    14,578
                                                             6,202 (f)
                                   -------  --------      --------      --------
                                    38,670    79,359         6,202       124,231
                                   -------  --------      --------      --------
  Gross margin...................   39,425    33,620        (6,202)       66,843
                                   -------  --------      --------      --------
Selling, general and
 administrative..................   25,952    42,761        (6,202)(f)    62,511
Research and development.........   11,309     9,974            --        21,283
Amortization of intangible
 assets..........................       80        --            --            80
Settlement of litigation.........       --       897            --           897
                                   -------  --------      --------      --------
    Total operating expenses.....   37,341    53,632        (6,202)       84,771
                                   -------  --------      --------      --------
  Income (loss) from operations..    2,084   (20,012)           --       (17,928)
                                   -------  --------      --------      --------
OTHER INCOME (EXPENSE):
  Interest income................    1,688       114            --         1,802
  Interest expense...............       --    (1,142)           --        (1,142)
  Other..........................       54        --            --            --
                                   -------  --------      --------      --------
                                     1,742    (1,028)           --           660
                                   -------  --------      --------      --------
  Provision for income taxes.....      (87)       --            --           (87)
                                   -------  --------      --------      --------
Net income (loss) from continuing
 operations......................  $ 3,739  $(21,040)(d)  $     --      $(17,355)
                                   =======  ========      ========      ========
Net income (loss) per share from
 continuing operations...........  $  0.30  $  (1.37)     $     --      $  (0.96)
                                   =======  ========      ========      ========
Weighted average shares
 outstanding.....................   12,451    15,304        (8,264)(g)    18,143
                                                            (1,348)(h)
                                   =======  ========      ========      ========

                                VTEL CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                    FOR THE SEVEN MONTHS ENDED JULY 31, 1996
                                  (UNAUDITED)

                                                                         PRO
                                                                        FORMA
                                     VTEL      CLI       ADJUSTMENTS   COMBINED
                                    -------  -------     -----------   --------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                SHARE DATA)
REVENUES:
  Products........................  $34,564  $46,853       $(7,319)(e) $ 74,098
  Services and other..............   15,545       --         7,319(e)    22,864
                                    -------  -------       -------     --------
                                     50,109   46,853            --       96,962
                                    -------  -------       -------     --------
COSTS OF SALES:
  Products........................   19,408   26,501        (1,519)(e)   44,390
  Services and other..............   11,528       --         1,519(e)    16,592
                                                             3,545(f)
                                    -------  -------       -------     --------
                                     30,936   26,501         3,545       60,982
                                    -------  -------       -------     --------
  Gross margin....................   19,173   20,352        (3,545)      35,980
                                    -------  -------       -------     --------
Selling, general and
 administrative...................   21,245   21,142        (3,545)(f)   38,842
Research and development..........    8,860    7,414            --       16,274
Amortization of intangible assets.      560       --            --          560
Restructuring expense.............      553       --            --          553
                                    -------  -------       -------     --------
    Total operating expenses......   31,218   28,556        (3,545)      56,229
                                    -------  -------       -------     --------
  Loss from operations............  (12,045)  (8,204)           --      (20,249)
                                    -------  -------       -------     --------
OTHER INCOME (EXPENSE):
  Interest income.................    1,881       20            --        1,901
  Interest expense................       --     (424)           --         (424)
  Other...........................      265       --            --          265
                                    -------  -------       -------     --------
                                      2,146     (404)           --        1,742
                                    -------  -------       -------     --------
  Provision for income taxes......       --       --            --           --
                                    -------  -------       -------     --------
Net loss from continuing
 operations.......................  $(9,899) $(8,608)(d)   $    --     $(18,507)
                                    =======  =======       =======     ========
Net loss per share from continuing
 operations.......................  $ (0.70) $ (0.55)      $    --     $  (0.87)
                                    =======  =======       =======     ========
Weighted average shares
 outstanding......................   14,237   15,556        (8,400)(g)   21,393
                                    =======  =======       =======     ========

                                VTEL CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE SIX MONTHS ENDED JANUARY 31, 1997(A)
                                  (UNAUDITED)

                                   VTEL         CLI
                                ----------- ------------
                                    SIX MONTHS ENDED
                                ------------------------
                                                                           PRO
                                JANUARY 31, DECEMBER 31,                  FORMA
                                   1997         1996       ADJUSTMENTS   COMBINED
                                ----------- ------------   -----------   --------
                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Products.....................   $42,769     $36,232        $   --      $79,001
  Services and other...........    14,553       6,615            --       21,168
                                  -------     -------        ------      -------
                                   57,322      42,847            --      100,169
                                  -------     -------        ------      -------
COSTS OF SALES:
  Products.....................    22,232      23,176            --       45,408
  Services and other...........    10,197       1,434         3,714 (f)   15,345
                                  -------     -------        ------      -------
                                   32,429      24,610         3,714       60,753
                                  -------     -------        ------      -------
  Gross margin.................    24,893      18,237        (3,714)      39,416
                                  -------     -------        ------      -------
Selling, general and
 administrative................    18,177      18,357        (3,714)(f)   32,820
Research and development.......     5,719       6,517            --       12,236
Amortization of intangible
 assets........................       480          --            --          480
Settlement of litigation.......        --         554            --          554
                                  -------     -------        ------      -------
    Total operating expenses...    24,376      25,428        (3,714)      46,090
                                  -------     -------        ------      -------
  Income (loss) from
   operations..................       517      (7,191)           --       (6,674)
                                  -------     -------        ------      -------
OTHER INCOME (EXPENSE):
  Interest income (expense),
   net.........................     1,198        (550)           --          648
  Other........................        96          --            --           96
                                  -------     -------        ------      -------
                                    1,294        (550)           --          744
                                  -------     -------        ------      -------
  Provision for income taxes...       (44)         --            --          (44)
                                  -------     -------        ------      -------
Net income (loss) from
 continuing operations.........   $ 1,767     $(7,741)(d)    $   --      $(5,974)
                                  =======     =======        ======      =======
Net income (loss) per share
 from continuing operations....   $  0.12     $ (0.49)       $   --      $ (0.28)
                                  =======     =======        ======      =======
Weighted average shares
 outstanding...................    14,595      15,819        (8,542)(g)   21,260
                                                               (612)(h)
                                  =======     =======        ======      =======

                                VTEL CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE SIX MONTHS ENDED JANUARY 31, 1996(A)
                                  (UNAUDITED)

                                 VTEL         CLI
                              ----------- ------------
                                  SIX MONTHS ENDED
                              ------------------------
                                                                         PRO
                              JANUARY 31, DECEMBER 31,                  FORMA
                                 1996         1995       ADJUSTMENTS   COMBINED
                              ----------- ------------   -----------   --------
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Products...................   $34,183     $ 48,877       $   --      $ 83,060
  Services and other.........     9,236        6,322           --        15,558
                                -------     --------       ------      --------
                                 43,419       55,199           --        98,618
                                -------     --------       ------      --------
COST OF SALES:
  Products...................    17,148       42,000           --        59,148
  Services and other.........     6,198        1,667        3,355(f)     11,220
                                 23,346       43,667        3,355        70,368
                                -------     --------       ------      --------
  Gross margin...............    20,073       11,532       (3,355)       28,250
                                -------     --------       ------      --------
Selling, general and
 administrative..............    15,073       23,227       (3,355)(f)    34,945
Research and development.....     6,018        5,417           --        11,435
Amortization of intangible
 assets......................       160           --           --           160
                                -------     --------       ------      --------
    Total operating expenses.    21,251       28,644       (3,355)       46,380
                                -------     --------       ------      --------
Income (loss) from
 operations..................    (1,178)     (17,112)          --       (18,290)
                                -------     --------       ------      --------
OTHER INCOME (EXPENSE):
  Interest income (expense),
   net.......................     1,285         (482)          --           803
  Other......................       (87)          --           --           (87)
                                -------     --------       ------      --------
                                  1,198         (482)          --           716
                                -------     --------       ------      --------
  Provision for income taxes.       (24)          --           --           (24)
                                -------     --------       ------      --------
Net income (loss) from
 continuing operations.......   $    (4)    $(17,594)(d)   $   --      $(17,598)
                                =======     ========       ======      ========
Net income (loss) per share
 from continuing operations..   $  0.00     $  (1.15)      $   --      $  (0.89)
                                =======     ========       ======      ========
Weighted average shares
 outstanding.................    12,739       15,364       (8,297)(g)    19,806
                                =======     ========       ======      ========

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The pro forma condensed combined financial statements give effect to the following pro forma adjustments and are supplemented by the following information:

  (a) VTEL's fiscal year ends on July 31 and CLI's fiscal year ends on December 31. Therefore, VTEL's historical financial information as of and for the six months ended January 31, 1996 and 1997 is combined with CLI's historical financial information as of and for the six months ended December 31, 1995 and 1996 for purposes of presenting pro forma information as if the historical financial information for both companies was as of and for the six months ended January 31, 1996 and 1997.

  (b) The Pro Forma Condensed Combined Balance Sheet gives effect to the proposed Merger by combining the respective balance sheets of the two companies on a pooling of interests basis. As shown above, the capital accounts have been adjusted to reflect the issuance of approximately 8,400,000 VTEL Common Shares in exchange for all of the outstanding CLI Common Shares and CLI Preferred Shares. The excess $68,000 of the par value of the VTEL Common Shares issued as a result of the Merger over the par value of the CLI Common Shares and CLI Preferred Shares exchanged has been recorded as a reduction to the combined additional paid-in capital.

  (c) The pro forma adjustment to accounts payable and accumulated deficit represents transaction expenses of approximately $3.5 million that are expected to be incurred in consummating the Merger, including investment banking fees, legal fees, accounting fees, and printing fees.

  (d) During the year ended December 31, 1995, CLI discontinued the operations of its broadcast products division (see Notes to Consolidated Financial Statements of CLI). Therefore, CLI's historical consolidated statement of operations for the years ended December 31, 1994, 1995 and 1996 reflect the results of operations from discontinued operations as follows:

                                                               FOR THE SIX
                                     FOR THE YEARS ENDED       MONTHS ENDED
                                        DECEMBER 31,           DECEMBER 31,
                                   ------------------------  -----------------
                                    1994    1995     1996      1995     1996
                                   ------ --------  -------  --------  -------
                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                    DATA)
Net income (loss) from
 discontinued operations.......... $4,985 $(36,542) $(6,689) $(37,998) $(6,689)
Net income (loss) per share from
 discontinued operations.......... $  .33 $  (2.39) $ ( .43) $  (2.45) $  (.42)

  The Pro Forma Condensed Combined Statements of Income only reflect historical results of operations from continuing operations. Therefore, the operating results related to CLI's discontinued operations are not reflected in the Pro Forma Condensed Combined Statements of Income.

  (e) CLI's service revenues and costs of sales are not separately identified from its product revenues and costs of sales on its historical statements of operations. Therefore, the pro forma adjustment to service revenues and costs of sales represents the reclassification of such amounts separately from product revenues and costs of sales to conform to VTEL's presentation.

  (f) The pro forma adjustment to service costs of sales and selling, general and administrative expenses represents the reclassification of certain service costs that CLI records as selling, general and administrative expenses to conform to VTEL's presentation of such costs as service costs of sales.

  (g) Net income per share amounts are based on the average number of common shares of the combined companies outstanding during each period. Shares of CLI have been adjusted to the equivalent shares of VTEL for each period based on the exchange ratios provided in the Merger Agreement.

  (h) The pro forma adjustment to weighted average shares outstanding represents the elimination of common share equivalents in VTEL's calculation of weighted average shares outstanding since a pro forma net loss is reflected on a combined basis and such common share equivalents would be anti-dilutive if not excluded from the calculation of pro forma earnings per share.

GENERAL NOTES

  (1) In May 1996, VTEL changed its fiscal year end from December 31 to July
31. Such change in fiscal year end resulted in VTEL reporting results of operations for the seven month transition period ended July 31, 1996. The historical results of operations for CLI for the seven months ended July 31, 1996 have been restated from the information presented in prior filings to conform to VTEL's transition period for the seven months ended July 31, 1996. The restatement of CLI's results of operations for the seven months ended July 31, 1996 requires that the results of operations for the month of July 1996, including revenues of $2,725,000 and a net loss of $932,000, be reported in both the seven months ended July 31, 1996 and the six months ended December 31, 1996.
  (2) Subsequent to the Merger, VTEL expects to incur a charge in the quarter ending July 31, 1997, currently estimated to be in the range of $15 million to $25 million, to reflect the combination of the two companies, including the elimination of duplicate facilities, severance costs relating to employee terminations, the write-off of certain intangibles, property and equipment, receivables and inventories, discharge of contingent liabilities and payment of transaction costs. This amount is a preliminary estimate only and is therefore subject to change. As such, the amounts (other than transaction costs of $3.5 million) are not reflected in Pro Forma Condensed Combined Statements of Income.

                        SELECTED FINANCIAL DATA OF VTEL

  The following table sets forth consolidated financial data for VTEL as of the dates and for the periods indicated. The consolidated financial data as of and for each of the years in the five year period ended December 31, 1995 have been derived from the audited consolidated financial statements of VTEL. The consolidated financial data as of and for the seven months ended July 31, 1996 has been derived from the audited consolidated financial statements of VTEL. The financial data as of July 31, 1995 and as of January 31, 1996 and 1997 and for the seven months ended July 31, 1995 and for the six month periods ended January 31, 1996 and 1997 were derived from unaudited consolidated financial statements of VTEL. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which VTEL considers necessary for a fair presentation of its financial position as of such dates and the results of operations and cash flows for such periods. Operating results for the six months ended January 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending July 31, 1997. The selected financial data should be read in conjunction with the consolidated financial statements of VTEL and "Management's Discussion and Analysis of Financial Condition and Results of Operations of VTEL."


                                                                     FOR THE TWELVE    FOR THE SEVEN     FOR THE SIX
                                       FOR THE YEARS                     MONTHS           MONTHS        MONTHS ENDED
                                    ENDED DECEMBER 31,               ENDED JULY 31,   ENDED JULY 31,     JANUARY 31,
                          ------------------------------------------ ---------------  ---------------  ----------------
                           1991     1992    1993     1994     1995    1995    1996     1995    1996     1996     1997
                          -------  ------- -------  -------  ------- ------- -------  ------- -------  -------  -------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues................  $11,019  $26,067 $31,452  $54,231  $78,095 $65,833 $90,630  $37,574 $50,109  $43,419  $57,322
Gross margins...........    4,796   13,048  14,619   27,837   39,425  34,878  38,554   20,044  19,173   20,073   24,893
Operating income (loss).   (2,537)     718 (10,019)    (869)   2,084   2,611 (10,694)     733 (12,045)  (1,178)     517
Net income (loss).......   (2,426)   1,487  (9,334)      62    3,739   3,841  (7,679)   1,519  (9,899)      (4)   1,767
Net income (loss) per
 share
  Primary...............    (0.46)    0.18   (1.05)    0.01     0.30    0.35   (0.57)     .14   (0.70)    0.00     0.12
  Fully diluted.........       --       --      --       --       --      --      --     0.13      --       --       --
Weighted average shares
 outstanding............    5,248    8,451   8,876   10,544   12,451  10,991  13,495   11,060  14,237   12,739   14,595
BALANCE SHEET DATA:
Working capital.........  $ 5,500  $35,162 $33,318  $31,268  $78,071 $30,815 $64,979  $30,815 $64,979  $75,107  $62,849
Total assets............   11,391   42,274  45,547   46,435  118,308  50,003 111,903   50,003 111,903  116,687  111,634
Long-term lease
 obligations, less
 current portion........       25       10       4       --       --      --      --       --      --       --       --
Stockholders' equity....    6,376   38,306  36,258   37,223  103,838  40,154  94,416   40,154  94,416  101,603   93,211

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF VTEL

  The following review of VTEL's financial position and results of operations for the six month periods ended January 31, 1996 and 1997 should be read in conjunction with VTEL's 1996 Transition Report on Form 10-K filed with the SEC on November 13, 1996.

  In May 1996, VTEL changed its fiscal year end from December 31 to July 31. As such, the quarter ended January 31, 1997 represents the second quarter of VTEL's 1997 fiscal year. The comparative information for the six months ended January 31, 1996 has been restated from the information presented in prior Quarterly Reports on Form 10-Q to conform to VTEL's newly adopted fiscal quarters.

RESULTS OF OPERATIONS

  The following table sets forth for the fiscal periods indicated the percentage of revenues represented by certain items in VTEL's Condensed Consolidated Statement of Operations:

                                                                 FOR THE SIX
                                                                   MONTHS
                                                                    ENDED
                                                                 JANUARY 31,
                                                                 -------------
                                                                 1996    1997
                                                                 -----   -----
      Revenues..................................................   100%    100%
      Gross margin..............................................    46      43
      Selling, general and administrative.......................    35      32
      Research and development..................................    14      10
      Total operating expenses..................................    49      43
      Other income, net.........................................     3       2
      Net income (loss).........................................     0%      3%

SIX MONTHS ENDED JANUARY 31, 1996 AND 1997

 Revenues.

  Revenues for the six months ended January 31, 1997 increased to $57,322,000 from $43,419,000 for the six months ended January 31, 1996, an increase of $13,903,000 or 32%. The increase in revenues is due to an increase in the number of units sold during the six months ended January 31, 1997 and additional videoconferencing-related revenues generated during the six months ended January 31, 1997 by VTEL's systems integration and service operations which were acquired in November 1995.

  The following table summarizes VTEL's group system unit sales activity:

                                                                     FOR THE SIX
                                                                       MONTHS
                                                                        ENDED
                                                                     JANUARY 31,
                                                                     -----------
                                                                     1996  1997
                                                                     ----- -----
      Large group conferencing systems.............................    908 1,131
      Small group conferencing systems.............................    133   122
      Multipoint control units.....................................     52    59
                                                                     ----- -----
      Total units..................................................  1,093 1,312

  The increase in sales of VTEL's large group conferencing systems during the six months ended January 31, 1997 in comparison with the six months ended January 31, 1996 is due to the introduction of the MediaMax/TM/-based Leadership Conferencing/TM/ systems in December 1995 and the Enterprise Series Architecture (ESA/TM/)-based Team Conferencing/TM/ systems in February 1996. Sales of these new products represented more than 90% of large group conferencing revenues for the six months ended January 31, 1997. VTEL has experienced an increase in unit sales of its small group ESA/TM/-based Team Conferencing/TM/ Model 1000 system since its introduction in July 1996 and a decrease in unit sales of its small group S-Max/TM/ products due to the discontinuance of this product line, resulting in a net decline in unit sales of small group conferencing systems during the six months ended January 31, 1997 in comparison with the six months ended January 31, 1996.

  The average selling price for a group system sold during the six months ended January 31, 1997 was approximately $32,000 compared to $36,000 for the six months ended January 31, 1996. The decrease in the average selling price is attributable to the transition from shipments of VTEL's MediaMax/TM/-based products during the six months ended January 31, 1996 to shipments of the ESA/TM/-based Team Conferencing/TM/ systems during the six months ended January 31, 1997, which generally carry a lower average selling price than the MediaMax/TM/-based products.

  In February 1996, VTEL introduced its Personal Collaborator/TM/ videoconferencing kits as part of its desktop system product line. Desktop system products represented 3% of product revenues for the six months ended January 31, 1997 and 2% of product sales for the six months ended January 31, 1996.

  International sales contributed approximately 24% of product revenues for the six months ended January 31, 1997 as compared to 18% for the six months ended January 31, 1996.

  While VTEL strives for consistent revenue growth, there can be no assurance that consistent revenue growth or profitability can be achieved. Consistent with many companies in the technology industry, VTEL's business model is characterized by a very high degree of operating leverage. VTEL's expense levels are based, in part, on its expectations as to future revenue levels, which are difficult to predict partly due to VTEL's strategy of distributing its products through resellers. Because expense levels are based on VTEL's expectations as to future revenues, VTEL's expense base is relatively fixed in the short term. If revenue levels are below expectations, operating results may be materially and adversely affected and net income is likely to be disproportionately adversely affected. In addition, VTEL's quarterly and annual results may fluctuate as a result of many factors, including price reductions, delays in the introduction of new products, delays in purchase decisions due to new product announcements by VTEL or its competitors, cancellations or delays of orders, interruptions or delays in supplies of key components, changes in reseller base, customer base, business or product mix and seasonal patterns and other shifts of capital spending by customers. There can be no assurance that VTEL will be able to increase or even maintain its current level of revenues on a quarterly or annual basis in the future. Due to all of the foregoing factors, it is possible that in one or more future quarters VTEL's operating results will be below the expectations of public securities market analysts. In such event, the price of VTEL's Common Stock would likely be materially adversely affected.

 Gross Margin.

  Gross margin as a percentage of total revenues for the six months ended January 31, 1997 was 43%, a decrease from the 46% gross margin generated for the six months ended January 31, 1996. The change in the gross margin percentage relates to the incremental revenues generated by VTEL's systems integration and service operations, which were acquired in November 1995. Revenues from VTEL's systems integration and service operations generally carry a lower gross margin than product revenues resulting in a lower overall blended gross margin.

  Although VTEL expects gross margins to improve during fiscal year 1997, it continues to expect gross margin pressures due to price competitiveness in the industry, shifts in the product sales mix and anticipated offerings of new products which may carry a lower gross margin. VTEL expects that overall price competitiveness in the industry will continue to become more intense as users of videoconferencing systems attempt to balance performance, functionality and cost. VTEL's gross margin is subject to fluctuation based on pricing, production costs and sales mix.

 Selling, General and Administrative

  Selling, general and administrative expenses increased by $3,104,000, or 21%, from $15,073,000 for the six months ended January 31, 1996 to $18,177,000 for the six months ended January 31, 1997.

  Selling, general and administrative expenses as a percentage of revenues were 32% for the six months ended January 31, 1997 and were 35% for the six months ended January 31, 1996. Selling, general and administrative expenses have remained a consistent percentage of revenues as VTEL has managed its growth to ensure that selling, general and administrative expenses do not grow faster than the growth in revenues.

  Selling, general and administrative expenses as a percentage of revenues have declined during the six months ended January 31, 1997 in comparison with the six months ended January 31, 1996 as VTEL's sales and marketing programs have caused revenues to increase at a faster rate than VTEL's selling, general and administrative expenses have during these periods.

 Research and Development

  Research and development expenses decreased by $299,000, or 5%, from $6,018,000 for the six months ended January 31, 1996 to $5,719,000 for the six months ended January 31, 1997. Research and development expenses have remained substantially consistent as VTEL has focused its research and development resources and effort under the Customer Business Unit organization allowing a more efficient and productive use of research and development resources.

  Research and development expenses as a percentage of revenues were 10% for the six months ended January 31, 1997 and were 14% for the six months ended January 31, 1996. Research and development expenses decreased as a percentage of revenues from the six months ended January 31, 1996 to the six months ended January 31, 1997 due to the incremental systems integration and service revenues generated subsequent to the acquisition of the systems integration and service operations in November 1995, which do not carry any related research and development costs.

  Although the percentage of revenues invested by VTEL in research and development may vary from period to period, VTEL is committed to investing in its research and development programs. Future research and development expenses are anticipated to increase as revenues increase. All of VTEL's research and development costs and internal software development costs have been expensed as incurred.

 Other Income, Net

  Other income, net increased by $96,000, or 8%, from $1,198,000 for the six months ended January 31, 1996 to $1,294,000 for the six months ended January 31, 1997. The increase in other income, net from the six months ended January 31, 1996 to the six months ended January 31, 1997 is due to VTEL generating foreign currency exchange gains during the six months ended January 31, 1997 compared with foreign currency exchange losses incurred during the six months ended January 31, 1996, slightly offset by less interest income earned on lower cash and investment balances during the six months ended January 31, 1997.

 Net Income (Loss)

  VTEL generated net income of $1,767,000, or $.12 per share, during the six months ended January 31, 1997 compared to a net loss of $4,000, or $.00 per share, for the six months ended January 31, 1996.

  The increase in net income for the six months ended January 31, 1997 compared to the six months ended January 31, 1996 was the result of revenues increasing at a faster rate than operating expenses.

  Improvement in VTEL's financial performance during the remainder of fiscal year 1997 will depend on VTEL's ability to continue to significantly increase revenues through growth in VTEL's distribution channels and the successful introduction of its new products, to generate improving gross margins and to control the growth of operating expenses. There can be no assurances that VTEL will be successful in achieving these objectives during the remainder of fiscal year 1997.

FOR THE SEVEN MONTHS ENDED JULY 31, 1995 AND 1996 AND THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

  VTEL changed its fiscal year end from December 31 to July 31. The following table sets forth the unaudited pro forma results of operations for each of the fiscal quarters in the twelve months ended July 31, 1996:

                                                FOR THE QUARTER ENDED
                                       ----------------------------------------
                                                                APRIL    JULY
                                       OCTOBER 31, JANUARY 31,   30,      31,
                                          1995        1996      1996     1996
                                       ----------- ----------- -------  -------
                                               (UNAUDITED--PRO FORMA)
Revenues..............................   $19,510     $23,909   $23,101  $24,110
Gross margin..........................     9,922      10,151     9,167    9,314
Selling, general and administrative...     7,120       7,953     8,956   10,307
Research and development..............     2,969       3,049     3,806    3,895
Amortization of intangible assets.....        --         160       240      240
Restructuring expense.................        --          --        --      553
Total operating expenses..............    10,089      11,162    13,002   14,995
Other income, net.....................       320         878     1,061      777
Net income (loss).....................       132        (136)   (2,771)  (4,904)

  The following table sets forth for the fiscal periods indicated the percentage of revenues represented by certain items in VTEL's statement of operations:

                                FOR THE YEARS
                               ENDED DECEMBER       FOR THE SEVEN MONTHS
                                     31,               ENDED JULY 31,
                              --------------------  -------------------------
                              1993    1994   1995       1995        1996
                              -----   -----  -----  -------------  ----------
                                                     (UNAUDITED)
Revenues..................... 100.0%  100.0% 100.0%         100.0%      100.0%
Gross margin.................  46.4    51.3   50.5           53.3        38.3
Selling, general and
 administrative..............  51.8    36.6   33.3           34.2        44.6
Research and development.....  26.5    16.3   14.5           17.2        17.7
Total operating expenses.....  78.3    52.9   47.8           51.4        62.3
Other income, net............   2.2     1.8    2.2            2.3         4.3
Net income (loss)............ (29.7)%   0.1%   4.8%           4.0%      (19.8)%

 Revenues

  VTEL's revenues consist primarily of sales of multi-media videoconferencing systems. Additional videoconferencing-related revenues were generated in the fourth quarter of calendar year 1995 from the assets acquired in connection with the ICS Transaction (see Note 2 to the VTEL Consolidated Financial Statements).

  Revenues increased by 33% to $50.1 million during the seven months ended July 31, 1996 from $37.6 million during the seven months ended July 31, 1995. Revenues for the year ended December 31, 1995 increased by 44% to $78.1 million from $54.2 million in 1994. Revenues in 1994 increased by 72% to $54.2 million from $31.5 million in 1993.

  The number of systems sold during the seven months ended July 31, 1996 decreased to 892 from 910 during the seven months ended July 31, 1995, a decrease of 2%. The number of systems sold in the year ended December 31, 1995 increased to 1,758 from 1,250 in 1994, an increase of 41%. The number of systems sold in 1994 increased to 1,250 from 705 in 1993, an increase of 77%. The following table summarizes VTEL's unit sales activity:

                                                                        FOR THE
                                                                         SEVEN
                                                       FOR THE YEARS    MONTHS
                                                       ENDED DECEMBER    ENDED
                                                            31,        JULY 31,
                                                      ---------------- ---------
                                                      1993 1994  1995  1995 1996
                                                      ---- ----- ----- ---- ----
Large-group conferencing systems..................... 671    917 1,302 639  775
Small-group conferencing systems.....................   3    201   334 201   69
Multipoint control units.............................  31    132   122  70   48
                                                      ---  ----- ----- ---  ---
  Total units........................................ 705  1,250 1,758 910  892
                                                      ===  ===== ===== ===  ===

  The increase in large-group systems sold during the seven months ended July 31, 1996 as compared with the seven months ended July 31, 1995 was primarily attributable to the introduction of VTEL's Leadership Conferencing/TM/ system in the latter part of 1995 and its Team Conferencing/TM/ system in the early part of 1996. The decrease in sales of VTEL's small-group conferencing systems during the seven months ended July 31, 1996 in comparison with the seven months ended July 31, 1995 is the result of a reduction of sales of the S-Max/TM/ conferencing systems due to more competitive products being released by VTEL's competitors. VTEL announced in late June 1996 the Team Conferencing/TM/ Model 1000 system.

  The sequential increase in units sold during 1993, 1994 and 1995 was primarily attributable to continued market penetration of VTEL's large group Media-Max/TM/ and small group S-Max/TM/ conferencing systems; the ability of VTEL to successfully execute its business strategy which focuses on selected targeted customers; and the continued development of VTEL's third-party reseller distribution channel.

  Desktop system products represented approximately 4% and 1% of product sales for the seven months ended July 31, 1996 and 1995, respectively.

  Product revenues generated from third-party resellers represented 93% for the seven months ended July 31, 1996 and 87%, 88% and 94% of total revenues for each of the years ended December 31, 1993, 1994 and 1995, respectively.

  The average selling price for a system was $39,000 for the seven months ended July 31, 1996 and $45,000, $43,000 and $41,000 for each of the years ended December 31, 1993, 1994 and 1995, respectively. Average selling prices declined during the seven months ended July 31, 1996 in comparison with the prior years due to the first shipments during the seven months ended July 31, 1996 of the Team Conferencing/TM/ systems which generally carry a lower average selling price than VTEL's MediaMax/TM/ products. In addition, competitive market forces also reduced the average selling prices of all of VTEL's older product lines.

  Average selling prices declined from 1994 to 1995 due to price competitiveness in the industry and a shift in the product sales mix such that sales of small-group conferencing systems represented a larger percentage of total shipments during 1995 in comparison with 1994. The small-group conferencing systems carry a significantly lower average selling price than VTEL's large-group conferencing systems and multipoint control units. Average selling prices only slightly decreased from 1993 to 1994 despite price competitiveness in the industry as VTEL experienced a shift to more fully-configured and high-end systems which generally carry a higher selling price. The shift in the product sales mix in 1994 to more fully-configured and high-end systems increased the average selling price in 1994. However, the increase due to the shift in the product sales mix was offset with an increase in sales of small-group systems which carry a lower selling price, resulting in a slightly lower overall selling price in 1994 as compared to 1993.

  International sales consist of sales consummated by VTEL's foreign subsidiary and sales which are installed in foreign locations. International sales comprised approximately 12% of total revenues during the seven months ended July 31, 1996 compared to 19% for the year ended December 31, 1995. The decline in international sales as a percentage of total revenues from 1995 to 1996 is due to growth in domestic sales, which includes all of the revenues generated by the service and integration operations as a result of the ICS Transaction, at a higher rate than growth in international sales.

  International sales comprised approximately 18% and 13% of total revenues in each of the years ended December 31, 1993 and 1994, respectively. International sales increased in absolute terms during each of the years in the three-year period ended December 31, 1995. However, the percentage of international sales to total sales declined from 1993 to 1994 due to the higher growth in domestic sales during 1994. VTEL believes its foreign currency exposure to be relatively low in that almost all foreign sales are in U.S. dollars, and it does not engage in any currency hedging programs that utilize foreign currency contracts, options or other derivative instruments to hedge VTEL's foreign currency risk.

  Service, systems integration and rental revenues represented approximately 31% of total revenues during the seven months ended July 31, 1996 and 3%, 4% and 13% of total revenues during each of the years ended December 31, 1993, 1994 and 1995, respectively. Service, systems integration and rental revenues increased as a percentage of total revenues during the seven months ended July 31, 1996 in comparison with the prior years due to the incremental revenues generated during the entire seven months ended July 31, 1996 by the assets acquired as a result of the ICS Transaction (see Note 2 to the VTEL Consolidated Financial Statements). Service, systems integration and rental revenues also increased as a percentage of total revenues during the year ended December 31, 1995 in comparison with prior years due to the incremental revenues generated as a result of the ICS Transaction which occurred in the November of 1995.

  While VTEL strives for consistent revenue growth, there can be no assurance that consistent revenue growth or profitability can be achieved. Consistent with many companies in the technology industry, VTEL's business model is characterized by a very high degree of operating leverage. VTEL's expense levels are based, in part, on its expectations as to future revenue levels, which are difficult to predict partly due to VTEL's strategy of distributing its products through resellers.

  Because expense levels are based on VTEL's expectations as to future revenues, VTEL's expense base is relatively fixed in the short term. If revenue levels are below expectations, operating results may be materially and adversely affected and net income is likely to be disproportionately adversely affected. In addition, VTEL's quarterly and annual results may fluctuate as a result of many factors, including price reductions, delays in the introduction of new products, delays in purchase decisions due to new product announcements by VTEL or its competitors, cancellations or delays of orders, interruptions or delays in supplies of key components, changes in reseller base, customer base, business or product mix and seasonal patterns and other shifts of capital spending by customers. There can be no assurance that VTEL will be able to increase or even maintain its current level of revenues on a quarterly or annual basis in the future. Due to all of the foregoing factors, it is possible that in one or more future quarters VTEL's operating results will be below the expectations of public securities market analysts. In such event, the price of VTEL Common Shares would likely be materially adversely affected.

  VTEL relies almost exclusively on third parties for the distribution of its products. In contrast, many of VTEL's competitors sell their products directly to end-users. A reduction in the sales efforts by certain of VTEL's current resellers or a termination of their relationships with VTEL could have a material adverse effect on VTEL's business and operating results. Certain of these resellers also represent or may in the future represent other lines of products, some of which compete with those of VTEL. While VTEL attempts to encourage these resellers to focus on selling VTEL's products through marketing and support programs, there is a risk that these resellers may give higher priority to products of other suppliers, reducing their efforts devoted to selling VTEL's products. VTEL's top ten resellers accounted for approximately 53% of VTEL's revenues for the seven months ended July 31, 1996 and 58%, 63% and 56% in each of the years ended December 31, 1993, 1994 and 1995. Typically, VTEL's agreements with its resellers involve non-exclusive arrangements which may be canceled by either party at will and contain no minimum purchase requirements on the part of the reseller. There can be no assurance that VTEL's distribution strategy will be successful or that VTEL will be able to retain its current resellers or to identify new resellers in the future that are acceptable to VTEL.

 Gross Margin

  Gross margins were 38% for the seven months ended July 31, 1996 and 46%, 51% and 51% for each of the years ended December 31, 1993, 1994 and 1995, respectively. A portion of the decrease in gross margin from the year ended December 31, 1995 to the seven months ended July 31, 1996 results from a shift in the sales mix such that product revenues represented a smaller percentage of total revenues for the seven months ended July 31, 1996 due to the incremental revenues generated by VTEL's systems integration and service operations which were acquired in the fourth quarter of 1995. VTEL's service and systems integration operations carry a lower gross margin percentage than its product revenues such that VTEL's overall gross margin is lower. Although the service and systems integration revenues related to the assets acquired in connection with the ICS Transaction generally carry a lower gross margin, the service and system integration activities also generally carry lower operating expenses than VTEL's other revenue sources.

  Additionally, VTEL experienced a shift in its product sales mix such that sales of its multipoint control units, which generally carry higher gross margins, represented a smaller percentage of VTEL's total product revenues. Also contributing to VTEL's lower gross margin during the seven months ended July 31, 1996 was higher per unit manufacturing costs due to lower than expected manufacturing throughput which resulted in VTEL spreading relatively fixed manufacturing costs over fewer units produced. VTEL also recorded approximately $1 million in inventory write-downs during the seven months ended July 31, 1996 to provide for potential inventory issues related to product transitions and to reflect the net realizable value of inventory quantities on-hand at its foreign subsidiary in the United Kingdom. The inventory adjustments had the effect of lowering VTEL's gross margins during the seven months ended July 31, 1996.

  Gross margin remained stable at approximately 51% during 1994 and 1995. Gross margin remained relatively stable from 1994 to 1995 despite lower average selling prices due to lower per unit manufacturing costs realized by the distribution of relatively fixed manufacturing overhead costs over the greater number of units shipped in 1995. Also, certain service revenues which carry a higher gross margin represented a larger percentage of total revenues in 1995 as compared to 1994. Gross margin was stable during the first three quarters of 1995, but declined significantly during the fourth quarter of 1995 to 45% primarily due to changes in the sales mix, such that lower margin products and services represented a larger portion of VTEL's total revenues, and price competitiveness.

  Although VTEL expects to experience slightly higher gross margins during fiscal 1997, it continues to expect gross margin pressures due to price competitiveness in the industry, shifts in the product sales mix, and anticipated offerings of new products which may carry a lower gross margin. VTEL expects that price competitiveness in the industry will continue to become more intense as users of videoconferencing systems attempt to balance performance, functionality and cost. VTEL's gross margin is subject to fluctuation based on pricing, production costs, and sales mix.

  Gross margin increased from 46% in 1993 to 51% in 1994. The increase in gross margin was primarily attributable to the shift in the product sales mix to products with higher gross margins, primarily the multipoint control units, and lower per unit manufacturing costs realized by the distribution of relatively fixed manufacturing overhead costs over the greater number of units shipped in 1994.

 Selling, General and Administrative

  Selling, general and administrative expenses increased by $8.4 million or 65% from $12.9 million during the seven months ended July 31, 1995 to $21.2 million during the seven months ended July 31, 1996. The increase in selling, general and administrative expenses is primarily due to the incremental expenses incurred during the seven months ended July 31, 1996 which relate to VTEL's service and systems integration operations which were acquired in November 1995 and to increases in sales expenses to provide the capacity for future revenue growth.

  Selling, general and administrative expenses increased by $6.1 million or 31% from $19.9 million in 1994 to $26.0 million in 1995 and increased by $3.6 million or 22% from $16.3 million in 1993 to $19.9 million in 1994. Selling, general and administrative expenses as a percentage of revenues were 52%, 37% and 33% for the years ended December 31, 1993, 1994 and 1995, respectively. The sequential decline in selling, general and administrative expenses as a percentage of revenues is primarily the result of sequential increases in revenues from 1993 to 1995 and because VTEL has managed the growth of selling, general and administrative expenses such that revenues have grown at a faster rate than selling, general and administrative expenses. VTEL has been able to generate revenue growth during each of the years in the three-year period ended December 31, 1995 without a proportionate increase in selling, general and administrative expenses due to higher sales productivity of its sales organization and its resellers, which was the result of sales and marketing programs and investments which were made in 1992 and 1993. VTEL is committed to continuing to make investments in selling, general and administrative activities to continue to increase penetration and revenues in its targeted customers; however, VTEL expects that the growth of selling, general and administrative expenses will continue at a slower rate than revenues during fiscal 1997.

 Research and Development

  Research and development expenses increased by $2.4 million or 37% from $6.5 million during the seven months ended July 31, 1995 to $8.9 million during the seven months ended July 31, 1996. The increase in research and development expenses is primarily due to VTEL's efforts related to the development of its new Leadership ConferencingTM systems and Team ConferencingTM systems which were introduced at the end of 1995 and early in 1996, respectively. Additionally, the increase in research and development expenses resulted from the reassignment of Company research and development personnel who had been involved with the Intel joint development projects in 1995 to VTEL's other projects.

  Research and development expenses increased by $2.5 million or 28% from $8.8 million in 1994 to $11.3 million in 1995 and increased by $496,000 or 6% from $8.4 million in 1993 to $8.8 million in 1994. Research and development expenses as a percentage of revenues were 27%, 16% and 15% for the years ended December 31, 1993, 1994 and 1995, respectively. The increase in research and development expenses during 1993, 1994 and 1995 reflects VTEL's increased investment in the development of new products. VTEL substantially increased research and development expenses in 1993 to produce new products, including a platform for its personal desktop system, a small-group system, and its second-generation multipoint control unit, the MCU IITM. Several of VTEL's new products began production shipments during the first quarter of 1994. Therefore, investments in research and development for new products in 1993 resulted in increased revenues during 1994 and 1995. As a result, research and development expenses as a percentage of revenues decreased sequentially from 1993 to 1995.

  During the third quarter of 1993, VTEL entered into a Development Agreement with Intel in which the two companies agreed to cross-license certain video-based technologies. In conjunction with the Development Agreement, VTEL and Intel also entered into a Common Stock and Warrant Purchase Agreement (the "Stock Agreement"), whereby Intel also agreed to purchase an equity interest in VTEL, as well as a warrant to purchase additional VTEL Common Shares, for approximately $7.0 million (see Note 9 to the VTEL Consolidated Financial Statements). As part of the Development Agreement, Intel advanced to VTEL $3.0 million to enable VTEL to jointly research and develop videoconferencing products with Intel. During the years ended December 31, 1993, 1994 and 1995 VTEL reduced gross research and development expenses by approximately $255,000, $1.6 million and $190,000, respectively, for reimbursable research and development costs under the terms of the Development Agreement. VTEL was not engaged in any research and development projects related to the Development Agreement during the seven months ended July 31, 1996.

  During the year ended December 31, 1995, VTEL entered into a strategic alliance with Accord Telecommunications, Ltd. ("Accord"), an Israel-based telecommunications Company (see Note 15 to the VTEL Consolidated Financial Statements). The alliance involves technology, manufacturing, and marketing licenses, as well as joint product development for the enhancement of multi-media, multipoint control units and the creation of new products. As such, VTEL's research and development costs related to the enhancement of its current multipoint control unit and the development of future multipoint control units is expected to decline as Accord begins to assume the development effort related to the multipoint control units.

  Although the percentage of revenues invested by VTEL in research and development may vary from period to period, VTEL is committed to investing in its research and development programs. All of VTEL's research and development costs and internal software development costs have been expensed as incurred.

  During the year ended December 31, 1993, a civil action was filed against VTEL for alleged patent infringement relating to technology used in VTEL's multipoint control unit product. VTEL responded alleging invalidity and non-infringement of the patent. In August 1994, a settlement was reached such that all claims were dismissed. VTEL was provided a license for certain multipoint switching technology for the remaining life of the patents which purportedly protects such technology. VTEL made a single payment of $500,000 for the settlement agreement, which is being amortized over the life of the technology licensed under the settlement.

 Restructuring Expenses

  During the seven months ended July 31, 1996, VTEL finalized its plan to realign its resources into Customer Business Units ("CBU"). These CBU's will provide the framework for moving decision making closer to the customer and for responding to customer requirements quickly. The realignment of resources resulted in VTEL recording a charge during the seven months ended July 31, 1996 of approximately $553,000 related to restructuring costs that VTEL will incur in adjusting its business operations and resources such that VTEL will be able to effectively implement its CBU model. These restructuring charges primarily represent the costs associated with the elimination of positions which do not support the CBU strategy.

 Product Transition

  The market for VTEL's products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. New products are generally characterized by increased functionality and better picture quality at lower bandwidths and at reduced prices. The introduction of products, by either VTEL or its competitors, embodying new technology and the emergence of new industry standards may render existing products obsolete and unmarketable. VTEL's ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and prices acceptable to the market will be a significant factor in VTEL's ability to grow and to remain competitive. VTEL expects that a majority of its product revenues for fiscal 1997 will be derived from new products introduced in 1995 and 1996.

 Other Income, Net

  Other income, net was $852,000 and $2.1 million during the seven months ended July 31, 1995 and 1996 respectively. The increase is due to significantly higher cash and short-term investments balances resulting from the completion of VTEL's secondary offering during the fourth quarter of 1995 which generated net proceeds of approximately $57.0 million.

  Other income, net was $685,000, $971,000 and $1,742,000 in 1993, 1994 and
1995, respectively. The increase from 1993 to 1994 relates to higher rates of interest earned during 1994. The increase from 1994 to 1995 is due to significantly higher cash and short-term investment balances resulting from the completion of VTEL's secondary offering.

 Income Taxes

  At July 31, 1996, VTEL had total domestic net operating loss carryforwards of approximately $21.0 million which expire in varying amounts from 2002 through 2011. The portion of this carryforward available for utilization in fiscal 1997 (in consideration of annual limitations) is approximately $17.7 million. In each fiscal year subsequent to 1997, an additional $421,000 will become available for utilization through 2004.

  For the short tax year ended July 31, 1996, a net operating loss was incurred and no tax provision was recorded. During the years ended December 31, 1995 and 1994, VTEL utilized net operating loss carryforwards of $3.5 million and $733,000, respectively, to offset current year taxable income. However, a provision of $87,000 and $40,000 was recorded during the years ended December 31, 1995 and 1994, respectively, for federal alternative minimum taxes and state incomes taxes. VTEL incurred a net operating loss during the year ended December 31, 1993. Accordingly, no provision for income taxes was necessary for this year. Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, VTEL has placed a valuation allowance against its otherwise recognizable net deferred tax asset. Accordingly, no deferred taxes have been recorded for the seven months ended July 31, 1996 and the years ended December 31, 1993, 1994 and 1995.

 Net Income (Loss)

  VTEL generated net income of $1.5 million and incurred a net loss of $9.9 million during the seven months ended July 31, 1995 and 1996, respectively. The net loss incurred during the seven months ended July 31, 1996 is the result of lower gross margins generated by VTEL, incremental operating expenses related to the growth in VTEL's operations and its service and system integration operations, inventory write-downs during the period, and restructuring expenses recorded during the period. The net income generated during the seven months ended July 31, 1995 was the result of revenues increasing at a faster rate than operating expenses and of higher gross margins generated by VTEL.

  VTEL generated net income of $62,000 and $3.7 million during the years ended December 31, 1994 and 1995, respectively. VTEL incurred a net loss of $9.3 million during the year ended December 31, 1993. The net income generated in 1994 and 1995 was the result of gross margins of approximately 51% in each year on revenues that grew at a faster rate than operating expenses. The loss incurred in 1993 was primarily caused by the large planned increase in operating expenses related to investments in sales and marketing activities (see "-- Selling, General and Administrative" and "--Research and Development").

  Effective January 1, 1996, VTEL adopted SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation." SFAS No. 123 introduces a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on their estimated fair market value on the date of grant. VTEL has opted to continue to apply the existing accounting rules contained in APB Opinion No. 25, "Accounting for Stock Issued to Employees." As such, SFAS No. 123 did not have any effect on VTEL's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  At January 31, 1997, VTEL had working capital of $62,849,000, including $42,687,000 in cash, cash equivalents and short-term investments. The primary uses of cash during the six months ended January 31, 1997 were to repurchase shares of VTEL's common stock under a stock repurchase program (see Note 5 to VTEL's Condensed Consolidated Financial Statements), to purchase property and equipment and leasehold improvements and to fund working capital needs required to support VTEL's growth. The primary uses of cash during the six months ended January 31, 1996 were to purchase the Integrated Communications Systems (ICS) group from Peirce-Phelps, Inc., to purchase property and equipment and leasehold improvements, to fund working capital needs required to support VTEL's growth and to invest the proceeds from the sale of VTEL's common stock in a secondary offering completed in October 1995.

  Cash provided by operating activities was $247,000 for the six months ended January 31, 1997, as a result of a decrease in inventories and an increase in deferred revenues, offset by an increase in accounts receivable and a decrease in accounts payable. Cash provided by operating activities was $5,033,000 for the six months ended January 31, 1996, as a result of a decrease in accounts receivable and prepaid expenses and other current assets and an increase in accounts payable, accrued expenses and deferred revenues, offset by an increase in inventories.

  Cash flows from investing activities during the six months ended January 31, 1997 were primarily the result of capital expenditures of $4,030,000 and net investment redemption activity of short-term investments which provided cash of $7,094,000. VTEL periodically utilizes cash from short-term investments to provide cash needed to support VTEL's growth. Cash flows from investing activities during the six months ended January 31, 1996 were primarily the result of the investment of the proceeds of VTEL's secondary offering which netted approximately $57,000,000 to VTEL, capital expenditures of $4,683,000 and the purchase of the ICS group from Peirce-Phelps, Inc. requiring the payment of approximately $10,557,000 in cash.

  Cash flows used in financing activities during the six months ended January 31, 1997 relate to the repurchase of 455,200 shares of VTEL's common stock for $3,742,000 under a share repurchase program (see Note 5 to the Condensed Consolidated Financial Statements). Cash flows provided by financing activities for the six months ended January 31, 1996 relate to the completion by VTEL of a secondary offering whereby VTEL netted approximately $57,000,000 from the sale of 3,000,000 shares of its Common Stock.

  At January 31, 1997, VTEL had a $10,000,000 revolving line of credit available with a financial institution. No amounts have been drawn or are outstanding under the line of credit. VTEL's principal sources of liquidity at January 31, 1997 consist of $42,687,000 of cash, cash equivalents and short-term investments and amounts available under VTEL's revolving line of credit. VTEL believes that existing cash and cash equivalent balances, short-term investments, cash generated from product sales and its revolving line of credit will be sufficient to meet VTEL's cash and capital requirements for at least the next 12 months.

BACKLOG

  Backlog consists of firm commitments from its customers which have a specified delivery schedule within six months. VTEL had a backlog of approximately $15.3 million, $13.3 million, $6.6 million, and $6.8 million as of July 31, 1996 and December 31, 1995, 1994 and 1993, respectively.

SHARE REPURCHASE PROGRAM

  During the seven months ended July 31, 1996, VTEL adopted a share repurchase program whereby VTEL may repurchase VTEL Common Shares in the open market provided that the aggregate purchase price of the shares repurchased does not exceed $8.4 million and the repurchase price for any shares does not exceed $12 per share. The repurchased shares will be issued from time to time to fulfill requirements for VTEL Common Shares under its employee stock plans. Subsequent to July 31, 1996, VTEL repurchased 455,200 VTEL Common Shares for $3.7 million. On February 28, 1997, VTEL terminated its share repurchase program.

                        SELECTED FINANCIAL DATA OF CLI

  The following table sets forth consolidated financial data for CLI as of the dates and for the periods indicated. The consolidated financial data as of and for each of the years in the five year period ended December 31, 1996 have been derived from the audited consolidated financial statements of CLI. The selected financial data should be read in conjunction with the consolidated financial statements of CLI and "Management's Discussion and Analysis of Financial Conditions and Results of Operations of CLI."

                                              FOR THE YEARS
                                            ENDED DECEMBER 31,
                                ----------------------------------------------
                                 1992      1993      1994      1995     1996
                                -------  --------  --------  --------  -------
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues....................... $95,031  $ 95,095  $114,958  $112,979  $87,882
Gross margins..................  27,278    28,128    44,054    33,620   37,994
Net loss from continuing
 operations....................  (3,418)  (12,184)   (4,878)  (21,040) (13,671)
Net income (loss)..............  (3,283)   (3,483)      107   (57,582) (20,360)
Net income (loss) per share:
  Net loss from continuing
   operations..................   (0.30)    (1.04)    (0.32)    (1.37)   (1.03)
  Net income (loss)............   (0.29)    (0.30)     0.01     (3.76)   (1.46)
Weighted average common shares
 and common share equivalents
 outstanding...................  11,283    11,666    15,160    15,304   15,680
BALANCE SHEET DATA:
Working capital................ $31,902  $ 52,017  $ 53,820  $ 15,259  $ 8,680
Total assets...................  94,736   124,922   131,651   104,753   60,650
Short-term debt including
 current portion of capital
 lease obligation..............   9,960     9,280    10,553    13,958   10,804
Long-term debt including
 capital lease obligations.....      --     1,016       494       985       --
Redeemable convertible
 preferred stock...............      --    13,758        --        --    6,277
Stockholders' equity...........  56,877    67,579    86,962    35,674   17,359

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF CLI

  This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. CLI's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below, in "Risk Factors," and "--Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus.

  Unless noted otherwise, the following discussion pertains to CLI's continuing operations. Discussion of discontinued operations is contained in
Note 2 to the CLI Consolidated Financial Statements contained elsewhere herein.

RESULTS OF OPERATIONS

  The following percentage table sets forth, for the periods indicated, the relationship of selected items in CLI's Consolidated Statements of Operations to revenues from continuing operations.

                                                               YEARS ENDED
                                                              ENDED DECEMBER
                                                                   31,
                                                             ------------------
                                                             1994   1995   1996
                                                             -----  -----  ----
Revenues.................................................... 100.0% 100.0% 100%
Cost of revenues............................................    62     70   57
Gross margin................................................    38     30   43
Selling, general and administrative.........................    33     38   42
Research and development....................................     9      9   15
Net loss from continuing operations.........................    (4)   (19) (16)
Income (loss) from discontinued operations..................     4    (32)  (8)
Net income (loss)...........................................     0    (51) (23)

 Revenues

  Revenues were $87.9 million, $113.0 million and $115.0 million in 1996, 1995 and 1994, respectively. Revenues decreased 22% in 1996 and 2% in 1995 from the respective prior years. The decrease in revenues for 1996 was due primarily to a decrease in videoconferencing unit shipments, partially offset by increased service revenue. The decrease in revenues for 1995 from the preceding year was primarily due to a decrease in videoconferencing unit volume, partially offset by higher average selling prices in the videoconferencing market and increased service revenue. Codec shipments were 1,676 in 1996 and 2,322 in 1995, or a decrease of 28% and 11% from the prior year, respectively.

  International revenues decreased to $18.7 million or 21% of revenues in 1996, compared to $24.3 million or 22% of revenues in 1995 and $21.2 million or 18% of revenue in 1994. The decrease in international revenues in 1996 compared to 1995 resulted primarily from the decrease in codec shipments. The increase in international revenues in 1995 compared to 1994 resulted primarily from growth of sales in China and other Far East locations. CLI does not presently engage in foreign currency transactions and does not have any significant assets located outside the United States. Therefore, CLI is not directly affected by foreign currency exchange rate fluctuations.

 Gross Margin

  Gross Margin as a percentage of sales was 43%, 30%, and 38% in 1996, 1995 and 1994, respectively. The increase in gross margin on product sales in 1996 was primarily due to a change in product mix to include a greater proportion of higher margin Radiance and eclipse group videoconferencing systems and to reduce manufacturing costs. Gross margin on product sales in 1995 was negatively impacted by charges of approximately $11.0 million in the fourth quarter of 1995. These charges resulted from CLI's decision to restructure its videoconferencing division, and included reductions in the carrying values of certain assets, primarily inventory and capitalized software. See Note 2 of Notes to Consolidated Financial Statements of CLI contained elsewhere herein.

  CLI continues to seek improvement in gross margin through introduction of new products with higher margins, as well as through cost reductions of existing products. However, CLI anticipates that gross margin on revenues will continue to be subject to fluctuations caused by the introduction of new products, changes in product mix and variations in manufacturing costs.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses were 42%, 38% and 33% of revenues in 1996, 1995 and 1994, respectively. The increase as a percentage of revenues in 1996 compared to 1995 was primarily due to a decrease in revenues, $1.7 million of additional expenses resulting from CLI's decision to restructure its videoconferencing division, and additional marketing costs related to new products to be introduced in 1997. The additional expenses consisted primarily of severance and related costs associated with headcount reductions in the first quarter of 1996. The increase as a percentage of revenues in 1995 compared to 1994 was primarily due to $4.1 million of additional expenses in the fourth quarter of 1995 resulting from CLI's decision to restructure its videoconferencing division. These expenses relate to provisions for doubtful accounts and reductions in the carrying values of certain demonstration equipment and assets related to service activities. See
Note 2 of Notes to CLI Consolidated Financial Statements contained elsewhere herein.

  CLI anticipates that selling, general and administrative expenses will generally increase with increases in the level of revenues but may vary from period to period as a percentage of revenues.

 Research And Development Expenses

  Research and development expenditures consist of research and development expenses, cost of revenues related to research and development contracts and capitalized software development costs as summarized in the table below (in millions):

                                                              1994  1995  1996
                                                              ----- ----- -----
Research and development expense............................. $10.2 $10.0 $12.9
Capitalized software development cost........................   3.9   4.8   1.6
Cost of revenues related to research and development
 contracts...................................................   1.0    --    --
                                                              ----- ----- -----
Total research and development expenditures.................. $15.1 $14.8 $14.5
                                                              ===== ===== =====

  Research and development expense was 15% of revenues in 1996 and 9% of revenues in 1995 and 1994. The increase as a percentage of revenues in 1996 compared to 1995 was due principally to decreased revenues, as well as an increase in the portion of engineering spending that was dedicated to research and development instead of capitalized software activity. Capitalized software development costs decreased in 1996 due to reduced activity on developing software. Capitalized software development cost increased in 1995 in relation to 1994 due to increased activity on new software for more complex and feature-rich videoconferencing products.

  CLI expects that the level of research and development expenses as a percentage of revenues will fluctuate due to varying levels of research and development activities, external funding, and amounts capitalized in conjunction with software development activities.

 Interest Income and Interest Expense

  Interest income was $0.0 million, $0.1 million and $0.2 million in 1996, 1995 and 1994, respectively. The decrease from year to year is principally due to a reduction of funds available for investment. Interest expense decreased to $1.0 million in 1996 compared to $1.1 million in 1995. This reduction is primarily due to decreased average borrowings resulting from the payment of term loans in connection with the sale of discontinued operations and the payment of short-term debt in connection with the sale of preferred stock by the Company. This reduction was partially offset by higher average interest rates. The $0.3 million increase in interest expense in 1995 compared to 1994 reflects higher average borrowings and interest rates from the preceding year. See Notes 2 and 9 of Notes to CLI Consolidated Financial Statements contained elsewhere herein.

 Income Taxes

  At December 31, 1996, CLI had net operating loss carryforwards for federal income tax purposes of approximately $89.0 million, of which $23.0 million related to deductions attributable to the exercise of non-qualified stock options and employees' early disposal of stock acquired through incentive stock options. The future net reduction in taxes otherwise payable arising from such deductions will be credited to additional paid-in capital when realized. At December 31, 1996, CLI had a federal general business credit carryforward of approximately $2.0 million. The federal net operating loss and tax credit carryforwards expire primarily in the years 1999 through 2011. CLI has a California net operating loss carryforward of approximately $20.0 million expiring primarily in 2001.

 Discontinued Operations

  In the fourth quarter of 1995, CLI adopted a plan to discontinue operations of its broadcast products division and refocus its efforts and resources on developing and marketing videoconferencing products. In the first quarter of 1996, CLI decided to restructure the videoconferencing division which resulted in adjustments that were recorded as of December 31, 1995 to carrying values of assets that were impacted-primarily inventories, capitalized software and accounts receivable. In conjunction with this action, CLI also reduced its workforce in the first quarter of 1996 and identified a number of offices that would be closed. Severance and other expenses associated with this action were reflected in the first quarter of 1996. In June 1996, CLI completed the sale of certain assets of its broadcast products division. In the fourth quarter of 1996, management revised the amount of loss associated with disposing the broadcast products division and recorded an additional charge of $6,689,000, primarily due to receivables associated with the broadcast products division for which collection experience has been less than previously estimated. See
Note 2 of Notes to CLI Consolidated Financial Statements contained elsewhere herein.

 Net Income (Loss)

  The net loss from continuing operations was $13.7 million, $21.0 million and $4.9 million in 1996, 1995 and 1994, respectively. The loss in 1996 was primarily due to lower revenues, partially offset by improved gross margins on videoconferencing product sales, $1.7 million of additional expenses resulting from CLI's decision to restructure its videoconferencing division and a one-time charge of $0.6 million in settlements of litigation. The loss in 1995 was heavily impacted by the charges discussed above in "Gross Margin." The decline in net operating results in 1995 was also affected by higher selling, general and administrative expenses, as well as a one-time charge of approximately $0.9 million resulting from settlement of litigation.

 Factors Affecting Future Results

  CLI continues to seek improvement in operating results through introduction of new products that are expected to have higher margins, as well as through cost reductions of existing products. However, there can be no assurance that CLI will be successful in its efforts. In the future, CLI's operating results may be impacted by a number of factors, including cancellation or delays of customer orders, interruption or delays in the supply of key components, changes in customer base or product mix, seasonal patterns of capital spending by customers, new product announcements by CLI or its competitors, pricing pressures, and changes in general economic conditions. Historically, a significant portion of CLI's shipments have been made in the last month of each quarter. As a result, shortfall in revenue compared to expectation may not evidence itself until late in the quarter.

Additionally, the timing of expenditures for research and development activities and sales and marketing programs, as well as the timing of orders by major customers, may cause operating results to fluctuate between quarters and between years.

LIQUIDITY AND CAPITAL RESOURCES

  CLI's operating and product development activities have required significant cash. CLI has used internally generated funds, public and private offerings of common stock and preferred stock, sale and leaseback arrangements, and bank credit lines to finance its growth since 1983. In 1996 cash used in operations was $17.8 million compared to cash generated by operations of $7.3 million in 1995. This increase in cash used in operations was primarily due to the paydown of accounts payable and other liabilities, increased net loss, and lower depreciation and amortization, partially offset by a decrease in accounts receivable and inventories, as well as the reduction in carrying value of assets related to CLI's discontinued operations. In 1995, the cash generated by operations was the result of the net loss which was offset primarily by depreciation and amortization, reductions in inventories and net assets of discontinued operations and increases in accounts payable and accrued liabilities. Capital expenditures were $3.4 million in 1996 and $7.2 million in 1995, consisting primarily of engineering and manufacturing equipment for new product lines, office equipment, field service spares and demonstration equipment. The Company anticipates that the amount of capital expenditures will decrease in 1997 compared to 1996.

  Net cash generated by investing activities was $5.6 million for 1996 compared to net cash used in investing activities of $16.0 million for 1995. This change is due primarily to cash generated from the sale of assets related to CLI's discontinued operations, as well as lower levels of spending related to property, equipment and intangible assets, as well as decreased capitalization of software. Net cash generated by financing activities was $4.4 million for 1996 and $10.0 million for 1995. This change is due primarily to lower sales of common stock and payments made to reduce collateralized borrowings and line of credit, which were partially offset by the sales of preferred stock. See Notes 7 and 9 of Notes to CLI Consolidated Financial Statements contained elsewhere herein.

  As of December 31, 1996, CLI had cash and cash equivalents totaling $4.8 million. CLI has a line of credit, which expires on June 30, 1997, in the amount of $15.0 million, of which $10.8 million was outstanding at December 31, 1996. See Note 7 of Notes to CLI Consolidated Financial Statements. Working capital was $8.7 million at December 31, 1996, compared to $15.3 million at December 31, 1995.

  In October 1996, CLI obtained $7.0 million through a private sale of Series C Preferred Stock to an institutional investor. Under the purchase agreement with the institutional investor, CLI may issue to the institutional investor up to an additional $13.0 million worth of convertible preferred stock of CLI in two separate installments by the fourth quarter 1997, if certain closing conditions are met, including those described in "Risk Factors--Reliance on Key Personnel" and "--Possible Delisting of Common Stock from NASDAQ National Market."

  CLI anticipates that existing cash, lines of credit, and the future sales of convertible preferred stock, together with sources of additional liquidity, such as private or public offerings, sale and leaseback arrangements, equipment lease lines and bank credit lines, will be sufficient to meet cash requirements through the fourth quarter of 1997. Should additional funding be required, however, there can be no assurance that such funding will be available on acceptable terms as and when required by CLI.

                       INFORMATION WITH RESPECT TO VTEL

GENERAL

  VTEL designs, manufactures and markets multi-media conferencing systems. VTEL's systems integrate traditional video and audio conferencing with additional functions, including the sharing of PC software applications and the transmission of high-resolution images and facsimiles. Through the use of VTEL's multi-media conferencing systems, users are able to replicate more closely the impact and effectiveness of face-to-face meetings. VTEL's Pen Pal Graphics/TM/ and AppsView/TM/ user interfaces make its multi-media conferencing systems simple to use. VTEL's systems are built upon a system platform which is based on industry-standard, PC-compatible open hardware and software architecture. By leveraging this open architecture design, VTEL is able to integrate into the videoconference PC-compatible hardware and software applications which allow users to customize the systems to meet their unique needs. The PC-architecture also provides a natural pathway to connect VTEL's videoconferencing systems onto local area networks (LAN's) and wide area networks (WAN's) thereby leveraging the rapidly expanding network infrastructures being deployed in organizations throughout the world. Also complementing this open architecture is VTEL's compliance with emerging industry video standards. VTEL's open architecture and compliance with data and telecommunications standards permit the incorporation of new functions through software upgrades, thereby extending the useful life of the user's investment.

  The cornerstone of VTEL's business strategy is to identify customers that can most benefit from the advanced functionality of multi-media conferencing systems and to focus a substantial portion of its sales and marketing efforts on these customers, including end-users in the areas of education, government, health care and general business. VTEL distributes its systems almost exclusively through third-party resellers which include major telecommunications providers such as Ameritech, GTE, Southwestern Bell, Sprint, US West, MCI and other value-added resellers. VTEL has built an extensive marketing and sales organization to support its third-party resellers. This organization provides marketing programs; field support personnel including sales managers, system engineers, and business development managers; and personnel with industry expertise to implement VTEL's targeted marketing strategy. Since VTEL's inception, it has sold over 7,000 conferencing systems and multipoint control units.

  In November 1995, VTEL completed the ICS Transaction. As part of Peirce-Phelps, ICS was a value-added reseller of videoconferencing systems, and also provided integration, installation and maintenance services to certain of end-users. The completion of the acquisition allows VTEL to significantly enhance its ability to support VTEL's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchaser of VTEL's products, thereby allowing the resellers to more effectively provide an essential part of the services that are integral to the purchase of VTEL's products.

  VTEL's executive offices are located at 108 Wild Basin Road, Austin, Texas 78746, and its telephone number at such offices is (512) 314-2700.

INDUSTRY BACKGROUND

  Videoconferencing enables users at remote locations to hold face-to-face meetings through the use of video and audio telecommunications, eliminating travel time and expense. A videoconference entails the transmission of video and audio signals between two or more locations over a digital telephone connection. A video image contains a large amount of information. In order to transmit that image over digital telephone lines, the video and audio signals must be digitized and compressed without substantially reducing the information content. Improved compression algorithms have increased video and audio quality while reducing transmission costs by allowing more information to be sent over lower capacity digital telephone lines. This improved quality and lower cost of both systems and transmission has made videoconferencing systems more attractive to a broader group of users. Also contributing to the wider use of videoconferencing is the increased availability of switched ("dial-up") digital telephone service which allows a videoconference to be initiated with nearly the ease of a normal telephone call. In the last few years, switched digital telephone service has become increasingly accessible. Growth in the availability of Integrated Services Digital Network ("ISDN") lines for basic rate service is also increasing in the U.S. In the absence of switched services, videoconferencing users must have dedicated telephone circuits installed.

  As digital networks have been built and capacity has increased, the price of switched digital circuits has decreased significantly, thereby lowering the cost of using videoconferencing systems. In addition to the lower cost of using videoconferencing systems, the cost of the videoconferencing systems themselves has decreased due to the availability and lower cost of components, including the increased use of very large scale integration semiconductor technology.

  Videoconferencing systems are also becoming simpler to use. In the past, videoconferencing systems required trained operators and specialized dedicated conference rooms. Current videoconferencing systems can be configured as "roll-about" room systems that can be used without the need for trained operators or special room requirements, and in addition, personal desktop systems have emerged, providing audio and video conference capabilities as an adjunct to personal computers.

  Another factor contributing to the growth of videoconferencing is the continuing emergence of international industry standards designed to allow interoperability of videoconferencing systems manufactured by different vendors. The International Telecommunications Union ("ITU-T") sets international standards for interactive video communication (commonly known as the "H.320 standard") for coding and decoding audio and video images for transmission over digital networks at data transmission rates from 64 Kbps to
2.048 Mbps and for the T.120 standard which provides for interoperability in still frame, annotation and data file transmission. In February 1992, VTEL began shipping its software implementation of the H.320 standard. Since 1992, VTEL's competitors have also shipped products complying with the H.320 standard, and VTEL and its competitors have demonstrated video and audio interoperability among VTEL's products and competing products. VTEL plans to offer T.120 protocols and applications for its products.

  While technological advances and market receptivity have increased the use of videoconferencing, traditional audio and video videoconferencing alone lacks the functionality and effectiveness of face-to-face meetings in many applications. VTEL believes that, for certain applications, users are seeking conferencing features, in addition to audio and video, that allow for the exchange of information and interaction through a variety of media. For example, engineers can communicate and solve problems more effectively by supplementing the videoconference with shared media, such as graphics with annotations, computer programs, document exchanges and whiteboards, which results in a better replication of the impact and effectiveness of a face-to-face meeting.

AGREEMENTS WITH INTEL CORPORATION

  In August 1993, Intel Corporation ("Intel") and VTEL announced a strategic relationship designed to develop and market a compatible family of PC-based, video-assisted teleconferencing products. As a part of this relationship, on October 25, 1993, VTEL entered into a Development Agreement with Intel, pursuant to which the companies have engaged in a series of development efforts with respect to video compression software as well as other video technology such as processes and designs. The Development Agreement contains certain provisions for licensing agreements and royalties between the two companies for the use of the technology developed under the Development Agreement. The initial term of the Development Agreement continued until December 31, 1996 and will automatically renew thereafter for successive terms of one year unless written notice is given by either party at least six months prior to the expiration of the initial term or any successor term. Currently, the Development Agreement has been extended to December 31, 1997. As part of the Development Agreement, Intel advanced VTEL $3.0 million for reimbursement of research and development costs to be incurred by VTEL in performing the work specified in the Development Agreement. VTEL is required to report periodically to Intel the amount of costs incurred which qualify for reimbursement from the advance. As of January 31, 1997, VTEL had incurred approximately $2.1 million of research and development costs related to the Development Agreement. There can be no assurance that the remaining approximately $900,000 of the initial $3.0 million advance will be used for the reimbursement of future research and development expenditures. As of January 31, 1997, VTEL had no research and development activities in process or planned related to the Development Agreement.

  In conjunction with the Development Agreement, VTEL and Intel also entered into a Stock Purchase and Warrant Agreement (the "Stock Agreement") whereby VTEL sold 970,201 unregistered VTEL Common Shares (which represented 10% of the then outstanding VTEL Common Shares after the sale), and a warrant for the purchase of an additional 10% of VTEL's Common Shares, or 1,199,124 shares, for a purchase price of $7.0 million. In conjunction with Intel's investment in VTEL, VTEL and Intel entered into an Investor Rights Agreement (the "Investor Rights Agreement") which granted Intel certain rights as an investor in VTEL. In June 1995, VTEL sold an additional 51,898 unregistered VTEL Common Shares to Intel for $396,000 pursuant to Intel's contractual right, since terminated, to acquire such shares in order to maintain its percentage ownership interest in VTEL pursuant to the Investor Rights Agreement.

  In September 1995, VTEL and Intel entered into a new agreement which modified the Investor Rights Agreement and the Stock Agreement. The modified agreement also resulted in Intel agreeing to terminate its rights (other than registration rights) specified in the Investor Rights Agreement between VTEL and Intel. In October 1995, Intel delivered notice of its intent to exercise its warrant to purchase 1,199,124 VTEL Common Shares at an exercise price of $11.50 per share. Pursuant to the modified agreement, Intel agreed to sell to VTEL concurrently with the exercise of the warrant, and VTEL agreed to purchase from Intel, 771,464 VTEL Common Shares at a price of $17.875, the closing price of VTEL Common Shares on the day immediately preceding the date in which Intel delivered notice of its intent to exercise the warrant. During the six months ended July 31, 1996, VTEL completed the warrant exercise and related stock redemption transaction such that Intel increased its ownership of VTEL Common Shares by 427,660 shares. Intel possesses rights to require VTEL to register the shares under the Securities Act.

CORPORATE STRATEGY

  VTEL's primary focus is on videoconferencing systems which provide high functionality tailored to the needs of customers targeted by VTEL. The following are the components of VTEL's corporate strategy.

 Product Differentiation

  VTEL's strategy is to differentiate its products from the products marketed by its competitors. Key elements of this strategy are as follows:

 Open Architecture

  Each of VTEL's current multi-media conferencing systems is built upon a system platform which integrates video, audio and data compression technologies in a PC-compatible open hardware and software architecture. This open architecture allows VTEL to accelerate the development process through the use of commonly available, low-cost hardware and software components and the incorporation of third-party technological developments. VTEL's PC-based systems platforms are field-upgradable and easily accommodate software upgrades, thereby extending the useful life of the customer's investment and providing VTEL with incremental revenues through these upgrade sales.

 Consistent Operating Platform

  VTEL introduced the Enterprise Series product family in late 1995 and an important characteristic of each product in the family is the consistent use of Microsoft Windows 95(R) as the operating system. This consistency combines the PC-microprocessor architecture with a recognized software platform and provides a familiar look and feel for the user throughout the product family. Windows 95(R) supports a wide variety of software and hardware applications that can be integrated into a videoconference as stand-alone features or as shared applications by videoconferencing users through VTEL's computer collaboration capability.

 Multi-Media Functionality

  VTEL's conferencing systems provide a wide range of functions that enable users to exchange information and interact through a variety of media and, as such, more closely replicate the impact and effectiveness of face-to-face meetings. These functions, referred to by VTEL as MediaConferencing/TM/, combine video and audio, document exchange, shared whiteboard, and computer application sharing. VTEL strives to make this functionality easily accessible to the user. VTEL's Pen Pal Graphics/TM/ and AppsView/TM/ user interfaces are designed to make VTEL's group systems easy to use. AppsView/TM/, which was introduced in early 1995 and is now fully integrated into all of VTEL's end terminal conferencing products, is a customizable user interface that runs on the Microsoft Windows 95(R) operating system. AppsView/TM/ integrates all application functions under a set of software-defined icons which can be customized by the user to meet specific needs.

 Standards Compliance

  VTEL believes the continued adoption and implementation of industry standards for interoperability are critical to the continued growth of the videoconferencing market. All of VTEL's conferencing systems and multipoint products comply with the H.320 and ITU-T standards for group systems manufactured by different vendors. VTEL believes that it was the first manufacturer in the United States to deliver to its users products which were fully compliant with the H.320 standard. VTEL's platforms also comply with an extensive array of additional communications and computer industry standards, both formal and de facto (such as ISA, Intel x86, MS-DOS and MS-Windows), involving video, audio, graphics, communications, computers and peripherals.

  The T.120 standard is an ITU-T series of recommendations for multipoint data and graphics protocols. The highest level of the T.120 specifications, or the application level, provides for interoperability in still frame, annotation, and data file transmission. VTEL plans to offer T.120 protocols and applications for its AppsView/TM/ operating environment and Windows 95(R)-based products across the entire VTEL product line.

  VTEL has been an active participant on the appropriate ITU-T committees and intends to continue to promote both acceptance of the standards by all vendors and formal compliance testing to assure interoperability.

 Network Integration Capabilities

  The PC-based open architecture design of VTEL's products provides a natural pathway to connect VTEL's videoconferencing systems onto local area networks (LAN's) and wide area networks (WAN's), thereby leveraging the rapidly expanding network infrastructures being deployed in organizations throughout the world. VTEL believes that not only will such networks continue to expand globally, but the capability to centrally manage large internationally dispersed networks will become a requirement for the successful establishment of such networks. To support centralized management of large and widely dispersed videoconferencing networks, VTEL announced the development of a product called SmartVideoNet which will provide the capabilities to monitor call status, equipment usage, to perform diagnostics, to schedule conferences as well as to provide security all from a single location within the network. VTEL believes that development of network integration and network management capabilities will be an important factor to the success of VTEL's strategy.

 Service and Systems Integration Capabilities

  In 1995, VTEL determined that it would be advantageous to establish the capacity to offer installation, integration and support services to resellers of its products, which could be resold by the resellers to the ultimate purchasers of VTEL's products. By enhancing VTEL's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchasers of VTEL's products, VTEL believes that it will enhance its resellers' ability to sell VTEL's conferencing systems as well as generate additional revenues to VTEL from the sales of such services to VTEL's resellers.

  In November, 1995 VTEL completed the ICS Transaction (See "Information With Respect to VTEL--General"). The completion of the ICS Transaction allows VTEL to significantly enhance its ability to support VTEL's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchaser of VTEL's products, thereby allowing the resellers to more effectively provide an essential part of the services that are integral to the purchase of VTEL's products.

TARGETED MARKETING

  The cornerstone of VTEL's business strategy is to identify end-user customers that can most benefit from the advanced functionality of VTEL's multi-media conferencing systems, and to focus a substantial portion of its sales and marketing efforts on these customers. Consistent with this strategy, VTEL has targeted customers in education, government, health care and business.

  In order to deliver the highest level of customer support and to sustain its business strategy, VTEL reorganized in 1996 into four Customer Business Units (CBU's). These CBU's support customers in education, government, health care, and business. The objective of the CBU organization is to align closely with the customer group in all areas of support ranging from product marketing, product development and service, to quality control and customer satisfaction. Through this strategy, VTEL believes that it will be able to rapidly respond to customers with customized solutions that match their particular requirements.

DISTRIBUTION STRATEGY

  VTEL relies on third parties to sell, install and support its videoconferencing systems in an effort to leverage the sales forces of the resellers which provide telecommunications and support services to potential purchasers of videoconferencing equipment. VTEL has established relationships with many of the leading telecommunications providers in the United States, including Ameritech, GTE, MCI, Southwestern Bell, Sprint, and US West. Consistent with its strategy, VTEL works with a number of value added resellers ("VARs") that specialize in specific end-use applications or geographic areas. VTEL has built an extensive marketing and sales organization to support its third-party resellers. This organization provides marketing programs; field support personnel including sales managers, system engineers and business development managers; and personnel with industry expertise to implement VTEL's targeted marketing strategy.

PRODUCTS

  VTEL offers a broad line of interoperable multi-media conferencing systems. VTEL differentiates its systems from competitive products by a high level of advanced functionality, such as graphics annotation and access to PC-based software and hardware peripherals. Because all VTEL systems are based on open PC architecture, and most functionality is contained in software, system upgrades are generally accomplished through software diskettes sent by mail, enabling customers to protect their investment. VTEL systems may be configured with local area network (LAN) connections so that data and presentations may be created at an individual PC workstation, stored on the LAN and retrieved by the videoconferencing system for presentation or transfer to the remote location during a videoconference.

  Videoconferences can range from simple point-to-point connections between two locations of a single organization to connections between multiple locations of multiple organizations in several countries. VTEL's current multi-media conferencing systems are based upon one of three platforms, either its MediaMax/TM/ platform, its new ESA/TM/ platform, or its VPC/TM/ platform and are offered in a variety of configurations designed to meet the conferencing needs of groups and individuals.

 MediaMax/TM/ Platform

  The MediaMax/TM/ is the hardware platform upon which VTEL's high-end systems are built. It is a PC-based, open architecture system which may be adapted with hardware peripherals and software to meet specific end-use applications and is designed to meet the videoconferencing needs of large and small groups.

  The MediaMax/TM/ platform contains the hardware and software necessary to closely replicate the impact and effectiveness of face-to-face meetings. These functions, depending on system configuration, include video and audio compression and coding, multiple video and audio inputs, video switching, audio echo cancellation, still frame graphics and annotation and sharing of live PC-based software applications and hardcopy facsimiles between endpoints. The MediaMax/TM/ PC hardware is based on the Intel microprocessor and contains random access memory and hard drive memory capacity consistent with high-end
PC platforms. The MediaMax/TM/ chassis also contains open PC card slots for user peripherals.

  The MediaMax/TM/ platform supports both the H.320 standard for video and audio compression and VTEL's proprietary video algorithm called Blue Chip/TM/, which provides video quality that exceeds the international standard when connected with other VTEL systems. VTEL systems can connect to any system which adheres to the H.320 standard. The MediaMax/TM/ platform operates over digital communications bandwidths transmitting at data rates from 56 to 1,544 Kbps in point-to-point and multipoint conferences. The MediaMax/TM/ platform is capable of transmitting and receiving video streams at up to 30 frames per second when configured with the QuickFrame/TM/ option. MediaMax/TM/ connections can be made over public, dial-up digital networks or private, digital dedicated facilities. The transmission can be by any digital medium, such as copper, fiber, satellite or microwave.

  The MediaMax/TM/ platform is integrated with cameras, microphones, speakers, monitors, cabinets, software and network connection devices tailored to meet each customer's application requirements. Configurations of the MediaMax/TM/ platform include:

  . Leadership Conferencing Systems. Introduced in 1995, Leadership
    Conferencing or "LC" systems are VTEL's high-end single and dual monitor systems which are based on the hardware architecture of the MediaMax/TM/ platform, but the software platform is built upon Microsoft's Windows
    95(R) operating system. Featuring Pentium microprocessors with 16 megabytes of RAM, the systems provide the software-driven user interface developed by VTEL called AppsView/TM/. Through the added functionality that Windows 95(R) provides, the "LC" features user interconnection into LAN's and the Internet and the capability of using third party software packages designed to operate on Windows 95(R) as an element of the videoconference. LC systems are capable of running on bandwidths from 56Kbps to full T1 rates. "LC" systems have suggested list prices of $55,000 to $72,000.

  . F.R.E.D. Systems. The F.R.E.D. ("Friendly Rollabout Engineered for
    Doctors") product was introduced in 1995 and is designed for use in a medical environment. Based on the MediaMax/TM/ platform, the F.R.E.D. system may incorporate health care related peripherals such as an otoscope and an electronic sphygmomanometer and features a 15 inch color monitor mounted on top of an upright cabinet, scrubbable stainless-steel surfaces, large lockable casters, an optional articulated camera arm assembly, a touch-screen user interface and direct side-panel access to the video and audio ports. The F.R.E.D. system has a suggested list price of $69,500.

ESA/TM/ Platform

  VTEL's ESA/TM/ is the hardware and software platform for a mid-range family of products designed to meet the needs of groups and individuals. The ESA/TM/ platform is a PC-based, open architecture videoconferencing system configured around an Intel Pentium/TM/ PC chassis containing the ESA/TM/ video-audio processing boardset. The ESA/TM/ system contains, in addition to the standard internal disk drive and 3.5 inch floppy drive, a CD-ROM drive as well as an expansion chassis which contains all the audio and video input/output ports.
The ESA/TM/ platform utilizes the Microsoft Windows 95(R) operating system as its software platform and incorporates the AppsView/TM/ software user interface and control system. Through AppsView/TM/, the user controls all conference functions with on-screen software icons which may be customized for each user or application. The ESA/TM/ platform contains open PC card slots for application-specific peripherals.

  The ESA/TM/ platform supports the H.320 industry standards for video and audio compression and is interoperable with any other system supporting the H.320 standard. The ESA/TM/ platform is also capable of

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

supporting the T.120 suite of standards as applications become available. The platform operates over digital communication bandwidths transmitting at data rates from 56 Kbps to 2.048 Mbps in point-to-point and multipoint conferences. ESA/TM/ connections can be made over public dial-up digital networks or private digital dedicated facilities.

  The ESA/TM/ platform also contains many of the same advanced features as the MediaMax/TM/ platform. Video, audio, shared whiteboard and graphics annotation are all supported on the ESA/TM/ platform. The ESA/TM/ also incorporates Intel's ProShareTM Premier personal conferencing software to provide collaborative computing capability. Cameras, monitors, microphones, speakers and software are integrated in various combinations to meet each user's requirements.

  Current configurations of the ESA/TM/ platform include VTEL's Team Conferencing/TM/ Systems. The Team Conferencing/TM/ or "TC" systems are single or dual monitor systems built on the ESA/TM/ platform and designed to provide mid-range products for users seeking high quality video and audio and multi-media conferencing capability in a small group setting. The systems provide higher performance PC-based functionality through the use of the Intel Pentium/TM/ microprocessor, inclusion of a CD-ROM drive, the Microsoft Windows 95(R) operating system and the AppsViewTM user interface. Product features include LAN connectivity, Internet access, both document and computer conferencing, 30 frame per second video and capability of including software applications designed for Windows 95(R) as part of the videoconference. The "TC" systems have suggested list prices of $22,995 to $46,995.

 VPCTM Platform

  The VTEL Personal Collaborator/TM/ ("VPC") is a complete videoconferencing kit designed to deliver low-cost videoconferencing capability to a Windows 95(R) desktop PC. The VPC is comprised of a camera, microphone, speaker, cables and single card that installs into a standard ISA-bus slot which provides all of the video/audio processing hardware as well as ISDN network interface. The user interface is based on the AppsView/TM/ videoconferencing control software running on Windows 95(R). The VPC is compatible with H.320 standards for video and audio compression and is also capable of supporting the T.120 suite of standards as applications become available. The VPC has a suggested list price of $2,495.

 Multipoint Control Units

  Multipoint control units, or "MCU's", connect two or more videoconferencing units in a multi-way conference. Videoconferencing users often purchase a MCU to act as their video network hub. VTEL's MCU II/TM/ is fully interoperable with the MediaMax/TM/, ESA/TM/ and VPC/TM/ systems and also supports the H.320 standard to enable multipoint videoconferences with any standards-compliant system. The MCU II/TM/ supports up to 20 ports (one port equals one end-point connection) on a single chassis, and multiple MCU IIs/TM/ may be connected to multi-way conferences in excess of 20 participants if desired. The MCU II/TM/ has a PC-based, open architecture and can support numerous multi-location meetings simultaneously. The MCU II/TM/ provides support for the international standards for "chair control" as an optional feature. Chair control includes the ability to control the video switching for a more formal multi-way conference by having each site view one speaker only and the ability to pass the chair control to a different site during a conference. The MCU II/TM/ has a list price of $49,995 for a four-port configuration and $146,990 for a 20-port configuration. The units may be cascaded together to provide additional capacity. In June 1995, VTEL announced a strategic alliance with Accord Video Telecommunications, Ltd. of Israel to develop product enhancements and to market the MCU II/TM/ to customers not served by VTEL.

PRODUCT DEVELOPMENT

  VTEL's product development strategy is to design and develop core systems capabilities and leverage the availability of hardware peripherals and application software from third parties and to efficiently integrate such

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

third-party resources into its systems. To the extent that market needs cannot be met by available third-party resources, VTEL may undertake the development of such resources. The following represent development efforts that have been undertaken by VTEL:

 Software System Platform

  The MediaMax/TM/, ESA/TM/, and VPC/TM/ platforms are implemented through a software architecture. The characteristics of VTEL's products are developed and implemented primarily through software, facilitating upgrades for users and the rapid incorporation of new technologies. Upgrades are modular in nature, allowing additional licensed program products to be added incrementally to the user's basic system. VTEL's software products are developed primarily in "C," a commonly-used, high-level programming language, to provide future portability to other hardware platforms. Development resources are being applied to the creation of new system software and program products for increased functionality and flexibility of the platform.

 User Interface

  VTEL has developed a Microsoft WindowsTM-based user interface called AppsView/TM/. The feature is software driven and provides a customized menu of application icons that the user creates. This user interface runs on the Microsoft Windows 95(R) operating system and is OLE-2 compatible. AppsView/TM/ is now available on all of VTEL's MediaConferencing/TM/ systems.

 Small Group and Desktop Personal Systems

  Increased performance of semiconductor processors specifically designed for video and image processing allow for the cost-effective design and packaging of small group conferencing systems and high functionality personal desktop systems which are compatible with group conferencing systems. VTEL recently introduced the VPC/TM/ videoconferencing cardset which was developed utilizing the capability of VTEL's videoconferencing software to be ported to a suitable hardware platform. The principal hardware-related resource commitment from development is the effort to search for, find and test board-set candidates for suitability for the software function. Thus, the time to develop and introduce a product is shorter and the cost to develop is smaller.

 Audio Compression/Echo Cancellation

  Audio quality is an important element in any long-distance conference. At lower transmission rates, the amount of bandwidth allocated to audio decreases, thereby requiring audio compression algorithms to maintain acceptable audio quality. In 1988, VTEL produced its own proprietary, integrated echo canceller to improve audio quality. In 1993, VTEL introduced a higher fidelity audio subsystem called TrueTalk/TM/ 7. VTEL offers audio compression capability at allocated bandwidths of 8, 12, 32 and 74 Kbps through the TrueTalk/TM/ audio subsystem. In 1995, VTEL introduced an upgrade to TrueTalk/TM/ 7. TEC96 is VTEL's audio enhancement for the ESATM family of products. It has three main functions that when combined create advanced audio capabilities in a videoconference, consisting of (i) noise suppression which eliminates all ambient noises (such as air conditioning fans) except for the speaker's voice so that only voices are heard clearly in the conference, (ii) echo cancellation which eliminates any return echos in a conference and (iii) auto gain control so that all speakers are heard clearly and at the same volume level regardless of how near or far they are from a microphone.

 Video/Image Compression

  VTEL's compression algorithms include standards-based and proprietary technology. VTEL incurred gross research and development expenses of $8.9 million, $11.5 million, $10.5 million and $8.6 million during the seven months ended July 31, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. Research and development expenses, net of reimbursements from Intel under the Development Agreement, were $8.9 million, $11.3 million, $8.8 million and $8.4 million during the seven months ended July 31, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

SALES AND MARKETING

  VTEL believes that a well-positioned distribution channel is critical to marketing success. VTEL relies on third parties to sell, install and support its conferencing systems in an effort to leverage the sales forces of the resellers which are already providing telecommunications and systems integration services to potential purchasers of videoconferencing equipment. VTEL believes that its early commitment to indirect distribution has resulted in a relatively comprehensive, well-trained group of resellers, many of which are leading telecommunications providers in the United States. All of its major resellers maintain demonstration networks, with trained sales and support personnel motivated by quotas and commissions for marketing VTEL's products.

  Consistent with its marketing strategy, VTEL works with a number of VARs that specialize in specific end-use applications and geographic areas. Typically, VTEL's agreements with its resellers and VAR's involve non-exclusive arrangements which may be canceled by either party at will and contain no minimum purchase requirements on the part of the resellers.

  Approximately 93% and 94%, respectively, of VTEL's product revenues for the seven months ended July 31, 1996 and the year ended December 31, 1995 were generated from its reseller and VAR network. Sales to VTEL's top ten resellers accounted for approximately 53% and 56%, respectively, of VTEL's revenues for the seven months ended July 31, 1996 and the year ended December 31, 1995. VTEL's top five resellers for the seven months ended July 31, 1996 included Ameritech, Anixter, GTE, Southwestern Bell, and Sprint. Of this group, GTE was the only reseller that accounted for more than 10% of VTEL's revenue for the seven months ended July 31, 1996. VTEL believes that telecommunications providers are well positioned to market VTEL's products because of their familiarity with the network requirements for the videoconferencing systems and because many of their existing customers represent potential users of VTEL's videoconferencing systems. The use of resellers is expected to continue to account for almost all of VTEL's revenues in the foreseeable future.

PRODUCT SUPPORT AND EXPANSION OF SUPPORT CAPABILITIES

  Currently, end-user support and installation of VTEL's products is provided by the resellers and VARs, by ING., C., Olivetti & C., S.p.A. ("Olivetti") and Dictaphone as third-party service providers, or directly by VTEL. To provide a comprehensive service offering for its worldwide customer base, VTEL maintains service agreements with Olivetti and Dictaphone which provide comprehensive installation and support services to users of VTEL equipment. VTEL trains the staffs of Olivetti, Dictaphone and VTEL's resellers on diagnostics and service of its products. Olivetti, Dictaphone and the reseller service network are supported by trained technicians at VTEL's Technical Assistance Center.

  In 1995, VTEL determined that it would be advantageous to establish the capacity to offer installation, integration and support services to resellers of its products, which could be resold by the resellers to the ultimate purchasers of VTEL's products. By enhancing VTEL's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchasers of VTEL's products, VTEL believes that it will enhance its resellers' ability to sell VTEL's conferencing systems as well as generate additional revenues to VTEL from the sales of such services to VTEL's resellers.

  In November 1995, VTEL completed the ICS Transaction (see "Information with Respect to VTEL--General"). The completion of the acquisition allows VTEL to significantly enhance its ability to support VTEL's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchaser of VTEL's products, thereby allowing the resellers to more effectively provide an essential part of the services that are integral to the purchase of VTEL's products.

  VTEL completed the ICS Transaction with the payment of $10.7 million in cash, which includes $142,000 of transaction expenses, and the issuance of 260,000 unregistered VTEL Common Shares with an estimated market value of $3.7 million. VTEL also assumed certain ICS liabilities, including obligations under existing service contracts which will expire within 12 months. See Note 2 to the VTEL Consolidated Financial Statements for the seven months ended July 31, 1996.

COMPETITION

  The videoconferencing industry is highly competitive. VTEL believes that the principal competitive factors in the industry are price, functionality, video and audio quality and service and support. VTEL faces competition from a number of companies that market communications systems for videoconferencing, including PictureTel, CLI, Tandburg, Canvas Visual Communications (f/k/a BT), GEC Plessey, Sony, NEC, Mitsubishi, Fujitsu, British Telecom, Intel and Panasonic. Based on industry reports that VTEL believes to be reliable, VTEL believes that its market share for group video conferencing systems units sold was approximately 9.5% for 1996 and approximately 8.5% for the quarter ended December 31, 1996. Based on these same industry reports, VTEL believes CLI's market share for group video conferencing systems units sold for 1996 and the quarter ended December 31, 1996 was approximately 8.1% and 5.1%, respectively. In contrast, PictureTel, VTEL's and CLI's largest competitor, is believed to have had a market share for group video conferencing systems units sold of 58.3% for 1996 and 68.5% for the quarter ended December 31, 1996.

  Certain of VTEL's competitors have devoted significant resources to the development and marketing of person-to-person visual communications products, such as desktop videoconferencing systems and videophones, which may result in increased competition. Intel has recently introduced a new version of its Pentium processor, known as MMX, that improves the ability of PCs to provide for video conferencing, which is expected to result in increased competition as consumers are offered the choice of economical desktop video conferencing on their PCs as an alternative to VTEL's fully featured systems. Further, PictureTel has entered into a non-exclusive agreement for the development of desktop videoconferencing systems with Compaq and non-exclusive co-marketing and reselling agreements with AT&T and IBM. As additional forms of conferencing systems emerge, such as desktop videoconferencing systems, manufacturers and suppliers of desktop computer systems and software may elect to enter the market for videoconferencing products, thereby increasing competition. In order to compete in the market for business personal videoconferencing systems, VTEL introduced the VTEL 115S and 117S systems, which began shipping in the first quarter of 1994, and the VPC cardset, which began shipping in the first calendar quarter of 1996. Rather than expend significant resources in the low-cost personal systems segment of the conferencing market, VTEL forms strategic alliances with other companies to participate in the development of these low-cost systems. VTEL intends to continue its focus on conferencing systems where VTEL believes that it can add significant value through software, user interfaces and applications designed to meet the needs of its customers.

  VTEL's competitors, such as PictureTel, Panasonic, Mitsubishi, Sony, GEC Plessey and Intel, and many of its potential competitors, such as AT&T, Compaq and IBM, are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than VTEL. These factors may adversely affect VTEL's competitive position and accordingly, there can be no assurance that VTEL will be able to compete successfully in the future.

MANUFACTURING

  VTEL's manufacturing operations consist of integration and testing of subsystems and assemblies. VTEL's manufacturing strategy is to contract work to established vendors, with VTEL fulfilling the quality and materials management functions. Substantially all of the integrated circuits, subsystems and assemblies used in VTEL's products are made to Company specifications by third parties under contract. VTEL establishes the relationship with the component vendors, qualifies the vendors and arranges for shipment to VTEL or directly to the vendor responsible for the next level of integration. Systems must pass several levels of testing, including testing with current-release software, prior to shipment. VTEL's manufacturing quality system was certified in December 1994 as meeting the standards of ISO 9002 as set by the International Standards Organization. VTEL passed a follow-on audit in September of 1995 with no corrective action needed.

  VTEL relies on outside vendors for supplying substantially all of its electronic components, subsystems and assemblies. Although VTEL uses standard parts and components for its products that are generally available from multiple vendors, certain components are currently available only from sole sources and embody such parties' proprietary technology. VTEL depends upon its suppliers to deliver products which are free from defects, competitive in functionality and price and in accordance with VTEL's specifications and delivery schedules. The failure of a supplier to provide such products could delay or interrupt VTEL's manufacture and delivery of products and thereby adversely affect VTEL's business and operating results. VTEL endeavors to mitigate the potential adverse effect of supply interruptions by carefully qualifying vendors on the basis of quality and dependability and by maintaining adequate inventories of certain components, but there can be no assurance that such components will be readily available when needed. Similarly, excessive rework costs associated with defective components or process errors could adversely affect VTEL's business and operating results. VTEL does not have contracts with many of its suppliers ensuring continued availability of key components.

  VTEL attempts to forecast orders and to purchase certain long lead-time components in advance of receipt of purchase orders from customers to enable VTEL to provide timely deliveries to customers when customer orders are received. In addition, VTEL from time to time enters into development arrangements with other third parties to develop and incorporate new features and functions into VTEL's products. As such, VTEL is dependent upon these third parties to fulfill their respective obligations under these development arrangements, and failure of these third parties to do so could have a material adverse effect on VTEL's results of operations.

PATENTS AND TRADEMARKS

  VTEL has three patents issued by the United States Patent and Trademark Office and 14 patent applications pending related to VTEL's videoconferencing technology.

  There can be no assurance that the pending patents will be issued or that issued patents can be defended successfully. However, VTEL does not consider patent protection crucial to its success. VTEL believes that, due to the rapid pace of technological change in the videoconferencing industry, legal protection for its products are less significant than factors such as VTEL's use of an open architecture, the success of VTEL's distribution strategy, VTEL's ongoing product innovation and the knowledge, ability and experience of VTEL's employees.

  VTEL has two trademarks and two service marks registered with the United States Patent and Trademark Office covering the "VTEL" mark and VTEL's logo.

EMPLOYEES

  At July 31, 1996, VTEL employed 482 full-time employees as follows:

      FUNCTION                                               NUMBER OF EMPLOYEES
      --------                                               -------------------
      Sales and marketing...................................         153
      Research and development..............................         106
      Service, support and systems integration..............         105
      Manufacturing.........................................          55
      Finance and administration............................          63
                                                                     ---
      Total.................................................         482
                                                                     ===

  VTEL's continued success will depend, in large part, on its ability to attract and retain trained and qualified personnel who are in great demand throughout the industry. None of VTEL's employees is represented by a labor union. VTEL believes that its employee relations are good.

  VTEL's development, management of its growth and other activities depend on the efforts of key management and technical employees. Competition for such personnel is intense. VTEL uses incentives, including competitive compensation and stock option plans, to attract and retain well-qualified employees. There can be no assurance, however, that VTEL will continue to attract and retain personnel with the requisite capabilities and experience. The loss of one or more of VTEL's key management or technical personnel also could materially and adversely affect VTEL. VTEL generally does not have employment agreements with its key management personnel or technical employees. VTEL's future success is also dependent upon its ability to effectively attract, retain, train, motivate and manage its employees. Failure to do so could have a material adverse effect on VTEL's business and operating results.

PROPERTIES

  VTEL's headquarters, product development, and sales and marketing facility occupies approximately 93,000 square feet in Austin, Texas under a lease which expires in April 1998, with an option to extend the lease an additional two years. As part of this lease, VTEL has rights of first refusal on adjacent space with a total potential expansion, subject to current leases, of an additional 24,000 square feet. VTEL believes that these facilities are adequate to meet its current requirements, and that suitable additional space will be available, as needed, to accommodate further physical expansion of corporate and development operations and for additional sales and marketing offices. VTEL occupies approximately 45,000 square feet of a facility that is situated in a light industrial area in Austin, Texas where VTEL's manufacturing, technical assistance and training operations are located. As part of this lease, VTEL has rights to lease an additional 13,000 square feet in the same facility. VTEL's manufacturing facilities and equipment are currently utilized generally on a one shift per day basis. VTEL believes that its current manufacturing capacity is adequate to meet anticipated demand during the next year. Should additional manufacturing capacity be needed during the next year, VTEL believes that it could provide the necessary manufacturing capacity through the addition of work shifts or subcontractors, without the need for any significant capital expenditures for facilities or equipment.

  VTEL's service and system integration operations occupy a facility of approximately 41,000 square feet in the Philadelphia, Pennsylvania vicinity.

LEGAL PROCEEDINGS

  As of the date hereof, other than as described below, there were no material pending legal actions to which VTEL is party.

  On January 22, 1997, Datapoint Corporation ("Datapoint") initiated a lawsuit against VTEL and CLI in the Supreme Court for the County of New York alleging, among other things, that on December 30, 1996 CLI agreed to settle Datapoint's patent infringement action pending against CLI in the United States District Court for the Northern District of Texas (which proceeding is described herein under "Information Relating to CLI-Legal Proceedings-Datapoint") in exchange for a payment and a license of Datapoint patented technology to CLI. Although no settlement agreement or license agreement was entered into and CLI denies it ever agreed to settle the pending patent infringement action, Datapoint maintains it reasonably expected that a settlement agreement and license agreement would be entered into with CLI and maintains that VTEL has willfully and intentionally interfered and prevented Datapoint from obtaining the settlement and license that Datapoint sought. Datapoint also asserts that VTEL's actions amounted to a prima facie tort. Datapoint seeks from VTEL an amount equal to the benefit that it would have received from CLI under the alleged settlement and license and punitive damages of at least $3 million.

  Datapoint also has asserted a cause of action against CLI for fraud based on allegations that it was deceived by misrepresentations made by CLI in connection with the alleged settlement and license negotiations. Specifically, Datapoint maintains that it would not have agreed to the terms of the alleged license agreement covering its patented technology had it known of the Merger since VTEL's license from Datapoint of the same technology would preclude Datapoint from obtaining future royalties from CLI on sales of products that allegedly infringed Datapoint's patent. Datapoint seeks unspecified money damages from CLI based on the alleged fraud and additional punitive damages of $3 million.

  CLI maintains that it never agreed to settle the pending infringement action, and therefore there was not any agreement. Because no agreements were ever entered into, VTEL maintains that it cannot be liable for allegedly interfering with a non-existent agreement, or in any case agreements whose existence were unknown to VTEL. Because no agreements were ever entered into, CLI maintains that it cannot be liable for defrauding Datapoint in entering into a non-existent license agreement. VTEL and CLI have removed the action to the United States District Court for the Southern District of New York, and intend to vigorously defend the claims. Datapoint has filed a motion to remand the lawsuit to the New York State Supreme Court.

                              MANAGEMENT OF VTEL

  Information regarding the directors and executive officers of VTEL as of the date of this Joint Proxy Statement/Prospectus is set forth below:

           NAME            AGE PRESENT POSITION(S) WITH VTEL
           ----            --- -----------------------------
F.H. ("Dick") Moeller.....  51 Chairman of the Board of Directors and Chief
                                Executive Officer
Rodney S. Bond............  52 Chief Financial Officer, Vice President--Finance,
                                Treasurer and Secretary
J. Michael O'Dell.........  47 Vice President and General Manager of the
                                Education and Government Customer Business Unit
Thomas C. Stevenson.......  53 Vice President--Marketing
Bob R. Swem...............  58 Vice President--Operations
Michael P. Cronin.........  40 Vice President--Sales for North America
Dennis M. Egan............  45 Vice President and General Manager of the Service
                                Customer Business Unit
Max D. Hopper.............  60 Director
John V. Jaggers...........  46 Director
Eric L. Jones.............  60 Director
Gordon H. Matthews........  58 Director

  Directors are elected at the annual meeting of stockholders and hold office until the next annual meeting of stockholders, expected to be in December 1997, and until their successors have been elected and qualified, subject to the removal provisions of VTEL's bylaws. Each executive officer of VTEL serves at the pleasure of the Board of Directors.

  F.H. (Dick) Moeller joined VTEL in October 1989 and is currently Chairman of the Board of Directors and Chief Executive Officer. From May 1982 to October 1989, Mr. Moeller served as the founder and President of ProfitMaster Computer Systems, Inc., a computer software firm specializing in real-time financial management systems for retail point-of-sale applications. Prior to founding such firm, Mr. Moeller spent 12 years with Texas Instruments, Inc. during which he held a variety of management positions, most recently serving as Advanced Systems Manager of its Computer Systems Division.

  Rodney S. Bond joined VTEL in May 1990 as Chief Financial Officer, Vice President--Finance and Assistant Secretary and Treasurer. He has served as Secretary of VTEL since February 1993. From 1989 until he joined VTEL, he served as Managing Director of Sherman Partners, a Dallas-based private investment and consulting firm. From September 1985 to October 1988, Mr. Bond served as Chief Financial Officer and Executive Vice President of Advanced Business Communications, Inc., a telecommunications equipment manufacturer.

  J. Michael O'Dell joined VTEL in July 1993 as Senior Vice President-- Development, and now serves as Vice President and General Manager of the Education and Government Customer Business Unit. From October 1989 until July 1993, he served in various positions with Dell Computer Corporation including the position of Vice President--PC Products. From December 1980 until October 1989, Mr. O'Dell held various management positions with IBM in its Austin Development Laboratory.

  Thomas C. Stevenson joined VTEL in August 1994 as Vice President--Marketing. Prior to joining VTEL, Mr. Stevenson founded and managed Correl Co., an Atlanta-based consulting firm. From 1987 to 1989, Mr. Stevenson served as Vice President of Sales and Marketing for VideoSeven, a manufacturer of add-in graphics boards. From 1985 to 1987, Mr. Stevenson served as Vice President of Operations for PacTel InfoSystems, a division of Pacific Telesis. Mr. Stevenson also served in various sales and marketing management positions for IBM for more than 16 years.

  Bob R. Swem joined VTEL in September 1992 as Vice President--Manufacturing. From June 1981 to July 1992, Mr. Swem held various positions with the Austin Division of Tandem Computers Inc., ranging from Manager of Manufacturing to Director of Operations.

  Michael P. Cronin joined VTEL in August 1994 as Vice President--Sales for the Western Region and now serves as Vice President--Sales for North America. From August 1992 to August 1994, Mr. Cronin was the Vice President--Sales for CLI. From 1982 to 1994, Mr. Cronin served in various sales and management positions for Rolm.

  Dennis M. Egan joined VTEL in November 1995 as Vice President--Service, and now serves as the General Manager of the Service Customer Business Unit. From January 1993 to November 1995, Mr. Egan served as Senior Vice President of Peirce-Phelps, Inc. From June 1995 to January 1993, Mr. Egan was Vice President and General Manager of the Integrated Communications Systems Group of Peirce-Phelps. Mr. Egan's pre-1985 experience includes 12 years serving in various sales and management positions with Peirce-Phelps.

  Max D. Hopper has served as a Director of VTEL since May 1995. In January 1995, Mr. Hopper founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information technologies. He currently serves as its Chief Executive Officer. Mr. Hopper served as Senior Vice President--Information Systems for American Airlines from November 1985 to January 1995 and served as chairman of The SABRE Group, a unit of AMR Corporation, from April 1993 through January 1995. Mr. Hopper is also a director of the Gartner Group, Computer Language Research, Inc., Century Software Corporation, SCOPUS Technology Corporation, Worldtalk Corporation, USData Corp and BBN Corporation.

  John V. Jaggers has been a Director of VTEL since May 1991. Since November 1988, Mr. Jaggers has been associated with Sevin Rosen Funds, a family of venture capital funds. Prior to October 1989, Mr. Jaggers served as a consultant to Sevin Rosen Funds, and he is currently a general partner of the respective general partners of Sevin Rosen Fund III L.P., Seven Rosen Fund IV L.P., and Sevin Rosen Fund V L.P. From January 1984 until November 1988, Mr. Jaggers was President of Rotan Mosle Technology, Inc., the general partner of Rotan Mosle Technology Partners, Ltd., a venture capital partnership.

  Eric L. Jones has served as a Director of VTEL since June 1989. He also served as VTEL's President and Chief Executive Officer from June 1989 until October 1989 and as VTEL's Chairman of the Board from October 1989 until March 1992. Since January 1994, he has been a general partner of SSM Venture Partners, L.P., a venture capital firm. He is currently a Chairman/Director of several privately held companies. Previously, Mr. Jones served as Chairman of Tivoli Systems, Inc. from April 1991 through March 1996 and as Vice President of Texas Instruments, Inc. and President of its Data Systems Group.

  Gordon H. Matthews has served as a Director of VTEL since his election to the Board by the other directors in October 1994. Since May of 1992, Mr. Matthews has been the Chief Executive Officer and Chairman of Matthews Communications Management, Inc., a provider of voice mail services. Prior to 1992, Mr. Matthews' experience included founding and managing a number of companies in the electronics industry. Mr. Matthews has also invented and holds patents for a number of technology products, including inventing voice mail.

EXECUTIVE COMPENSATION

  The following table summarizes certain information regarding compensation paid or accrued to (i) VTEL's Chief Executive Officer, (ii) each of VTEL's four other most highly compensated executive officers, and (iii) two additional former executive officers for whom disclosure would have been required by the rules of the SEC but for the fact that these two individuals were not serving as executive officers as of July 31, 1996, during the seven month transition period ended July 31, 1996 reflecting the change of fiscal year and during the years ended December 31, 1993, 1994 and 1995 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                ANNUAL COMPENSATION              AWARDS(1)
                                      --------------------------------------- ----------------
                            PERIOD
                          ENDING JULY                                            SECURITIES
   NAME AND PRINCIPAL         31                             OTHER ANNUAL        UNDERLYING          ALL OTHER
        POSITION          OR DEC. 31* SALARY($) BONUS ($) COMPENSATION ($)(2) OPTIONS/SARS (#)   COMPENSATION($)(3)
   ------------------     ----------- --------- --------- ------------------- ----------------   ------------------
F.H. (Dick) Moeller.....     7 mos.   $115,417  $  3,623             $0           100,000             $ 3,622
 Chairman, President and       1995   $195,000  $ 52,750             $0            25,000             $ 3,831
 Chief Executive Officer       1994   $195,000  $173,187             $0            25,000             $ 1,802
                               1993   $195,000  $ 41,110             $0               -0-             $ 1,802
Glenn A. Pierce.........     7 mos.   $110,833       -0-             $0               -0-             $50,147(4)
 Former Chief Operating        1995   $190,000       -0-             $0            25,000             $   381
 Officer and President         1994   $190,000  $167,536             $0            25,000             $    86
                               1993   $190,000  $ 40,350             $0           236,250(1)(7)       $    86
Clayton A. Reed.........     7 mos.   $ 75,208  $ 16,181             $0               -0-             $10,056(5)
 Former Senior Vice            1995   $155,000  $ 48,223             $0            10,000             $   381
 President--Sales              1994   $155,000  $ 98,840        $37,500(5)         75,000(1)          $    52
                               1993   $135,000  $ 37,530        $37,500(5)         75,000(1)          $    52
Michael O'Dell..........     7 mos.   $ 90,000  $  3,856             $0            15,000             $   172
 Vice President--              1995   $150,000  $ 40,225             $0            10,000             $   347
 General Manager               1994   $150,000  $116,312             $0            10,000             $    52
                               1993   $ 71,058  $ 22,031        $37,000(6)         75,000             $    22
Rodney S. Bond..........    7 mons.   $ 77,083  $  4,250             $0            15,000             $   172
 Chief Financial Officer       1995   $125,000  $ 44,068             $0            10,000             $   381
 Vice President-Finance,       1994   $112,950  $ 91,296             $0            12,000             $    86
 Treasurer and Secretary       1993   $100,900  $ 25,586             $0               -0-             $    52
Thomas C. Stevenson.....    7 mons.   $ 76,250  $  4,363             $0            15,000             $   172
 Vice President--              1995   $125,000  $ 34,269             $0               -0-             $   295
 Marketing                     1994   $ 42,824  $ 18,875        $35,000(3)         50,000             $    98
                               1993        N/A       N/A            N/A               N/A                 N/A
Michael P. Cronin.......     7 mos.   $ 91.778  $ 17,896             $0             3,750             $   172
 Vice President--North         1995   $120,750  $ 56,531        $69,266(3)         15,000             $   283
 American Sales                1994   $ 16,209       -0-             $0            35,000                 -0-
                               1993        N/A       N/A            N/A               N/A                 N/A

--------
 * VTEL changed its fiscal year from December 31 to July 31.
(1) Effective as of May 5, 1993, the Compensation Committee approved an exchange program pursuant to which all holders of options under the 1989 Plan were permitted an opportunity to exchange their options outstanding under the 1989 Plan for new options having an exercise price of $4.00, the fair market value of VTEL Common Shares on May 5, 1993. The new options issued pursuant to this program vest ratably over a 48-month period commencing on May 5, 1993. Subsequently, 42.4% of the eligible options, representing options covering 336,250 shares of VTEL Common Stock were repriced pursuant to this exchange program. Grants in 1993 to Mr. Pierce and Mr. Reed were repricing of options originally granted in 1992. Effective April 15, 1996, Mr. Pierce was no longer an executive officer of VTEL and effective June 21, 1996, Mr. Reed was no longer an executive officer of VTEL.
(2) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus.
(3) Represents the dollar value of any insurance premiums paid by VTEL during the covered fiscal year with respect to term life insurance and long term disability insurance for the benefit of the Chief Executive Officer or Named Executive Officer.

(4) Represents $147 related to the dollar value of any insurance premiums paid by VTEL during the covered fiscal year with respect to term life insurance and long term disability insurance for the benefit of Mr. Pierce and $50,000 for the settlement of severance benefits. Mr. Pierce resigned all offices and directorships of VTEL effective April 15, 1996.
(5) Consists of relocation expenses paid by VTEL in 1993 and the payment of accrued vacation in 1996. Mr. Reed left the employ of VTEL effective June 21, 1996.
(6) Consists of a $37,000 bonus paid to Mr. O'Dell upon his initially accepting employment with VTEL.
(7) Includes 33,750 options that were canceled on December 31, 1993 due to certain 1993 revenue and earnings per share goals not being met.
(8) Consists of relocation expenses paid by VTEL.

STOCK OPTION GRANTS DURING TRANSITION PERIOD ENDED JULY 31, 1996

  The following table sets forth information with respect to grants of stock options to purchase VTEL Common Shares pursuant to VTEL's 1989 and 1996 Stock Option Plans (the "1989 and 1996 Plans") to the Chief Executive Officer and the Named Executive Officers reflected in the Summary Compensation Table above. No stock appreciation rights (SARs) were granted during the seven months ended July 31, 1996 and none were outstanding as of July 31, 1996.

                    OPTION/SAR GRANTS IN TRANSITION PERIOD

                                                                                  POTENTIAL REALIZABLE
                                                                                VALUE OF ASSUMED ANNUAL
                                                                                  RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS                   APPRECIATION FOR OPTION TERM(1)
                         -------------------------------------------------- -----------------------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS EXERCISE
                          UNDERLYING   GRANTED TO  OR BASE
                         OPTIONS/SARS EMPLOYEES IN  PRICE      EXPIRATION
          NAME           GRANTED (#)  FISCAL YEAR   ($/SH)        DATE      0% ($)(2)   5% ($)        10% ($)
          ----           ------------ ------------ --------   ------------- --------- ----------    -----------
F.H. (Dick) Moeller.....   100,000       22.29%     $9.00     July 10, 2006   $-0-    $  566,005    $ 1,434,368
Glenn A. Pierce.........       -0-         N/A        N/A               N/A    N/A           N/A            N/A
Clayton A. Reed.........       -0-         N/A        N/A               N/A    N/A           N/A            N/A
Michael O'Dell..........    15,000        3.34%     12.25      May 23, 2006    -0-       115,559        292,850
Rodney S. Bond..........    15,000        3.34%     12.25      May 23, 2006    -0-       115,559        292,850
Thomas C. Stevenson.....    15,000        3.34%     12.25      May 23, 2006    -0-       115,559        292,850
Michael P. Cronin.......     3,750        0.84%     12.25      May 23, 2006    -0-        28,890         73,213
All employee options....   448,527         100%     9.286(3)            N/A    -0-     2,619,360      6,637,972
All stockholders........       N/A         N/A        N/A               N/A    -0-     3,555,952(4)  11,747,187(4)
Optionee gains as  % of
 all stockholder gains..       N/A         N/A        N/A               N/A    -0-          3.13%          3.13%

--------
(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of VTEL Common Shares appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of VTEL Common Shares.
(2) An appreciation in stock price, which will benefit all stockholders, is required for optionees to receive any gain. A stock price appreciation rate of 0% would, therefore, render the options without value to the optionees.
(3) Weighted average grant price of all stock options granted to employees in the seven months ended July 31, 1996.
(4) Appreciation for all stockholders is calculated using the average exercise price for all employee optionees ($9.286) and using the number of VTEL Common Shares outstanding on July 31, 1996 (14,307,733).

AGGREGATED STOCK OPTION/SAR EXERCISES DURING THAT TRANSITION PERIOD ENDED JULY 31, 1996 AND STOCK OPTION/SAR VALUES AS OF JULY 31, 1996

  The following table sets forth information with respect to the Chief Executive Officer and the Named Executive Officers concerning the exercise of options during the transition period ended July 31, 1996 and unexercised options held as of July 31, 1996:

              AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                   OPTIONS/SARS AT FISCAL   THE-MONEY OPTIONS/SARS AT
                                                        YEAR END (#)           FISCAL YEAR END ($)
                                                  ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON
                          EXERCISE      VALUE
          NAME               (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ------------- ----------- -------------
F.H. (Dick) Moeller.....      -0-          -0-      209,541      128,126    $1,022,794     $31,447
Glenn A. Pierce.........    5,000       28,750       64,138       45,591       186,853     135,498
Clayton A. Reed.........   20,312       97,146       64,138       45,491       186,853     135,490
Michael O'Dell..........      -0-          -0-       48,183       44,376        76,736      43,048
Rodney S. Bond..........    8,500       61,232       35,030       26,584        73,818      15,094
Thomas C. Stevenson.....      -0-          -0-       13,541       41,459        17,759      37,240
Michael P. Cronin.......      -0-          -0-       13,385       35,261           -0-         -0-

--------
(1) All options held by the Chief Executive Officer and the Named Executive Officers were granted under VTEL's 1989 and 1996 Plans. Pursuant to the 1989 and 1996 Plans, all options granted thereunder are immediately exercisable, however shares issued upon exercise are subject to repurchase by VTEL, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionee's employment terminates prior to all such optionee's option shares becoming vested. The amounts under the headings entitled "Exercisable" reflect vested options as of July 31, 1996 and the amounts under the headings entitled "Unexercisable" reflect option shares that have not vested as of July 31, 1996.

DIRECTOR COMPENSATION

  During the first two quarters of 1995, each nonemployee Director was paid a director fee of $3,500 per quarter (such fees being prorated, as appropriate, for any Director of VTEL serving as such for less than the full duration of any quarter). During the final two quarters of 1995, each nonemployee Director of VTEL was paid a retainer of $1,500 per quarter and $1,000 for each meeting of the Board of Directors of VTEL attended by such Director of VTEL. Accordingly, total Director fees earned in 1995 were $55,500.

  All nonemployee Directors of VTEL participate in VTEL's 1992 Director Plan. Nonemployee Directors of VTEL elected prior to October 14, 1994 received stock options to purchase 6,000 VTEL Common Shares, having an exercise price equal to the market price of VTEL Common Shares on the date of such grant. Nonemployee Directors of VTEL elected on or after October 14, 1994 will receive stock options to purchase 12,000 VTEL Common Shares on the same terms. In addition, nonemployee Directors will receive options to purchase 6,000 VTEL Common Shares, such options vesting over a three-year period, at the time that such eligible Director's prior options granted under the 1992 Director Plan become fully exercisable and vested. All such options shall vest in equal amounts monthly over a three-year period but shall cease vesting at the time such Director ceases to be a Director of VTEL.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the seven month period ended July 31, 1996, no executive officer of VTEL served as a Director, or member of the compensation committee, of another entity whose executive officers served as a Director, or on the Compensation Committee, of VTEL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Subsequent to the transition period ended July 31, 1996, VTEL entered into an Agreement relating to the separation of Glenn A. Pierce, Jr. from VTEL. Until April 15, 1996, Mr. Pierce was the president and chief operating officer and a director of VTEL. Effective April 15, 1996, Mr. Pierce resigned from all offices and directorships he held with VTEL. Pursuant to this separation Agreement, Mr. Pierce agreed to release VTEL from any employment related claims he may have and made a variety of covenants, including noncompete and nondisclosure covenants, designed to protect the goodwill and business of VTEL. In consideration for the agreements of Mr. Pierce, VTEL agreed to monthly salary continuation payments of $15,833.33 per month for a period of thirteen months, subject to earlier termination under certain specified circumstances, including acceptance of employment with another company. Mr. Pierce was also paid $50,000 and VTEL agreed to continue Mr. Pierce's participation in VTEL's group health and accident insurance plans for a period of thirteen months, with VTEL continuing to bear the portion of the costs thereof that it bore prior to such termination. VTEL also made certain agreements designed to permit Mr. Pierce to continue to hold and exercise certain options theretofore granted to him up to 30 days after May 15, 1997.

                        PRINCIPAL STOCKHOLDERS OF VTEL

  VTEL has only one outstanding class of equity securities, its Common Shares, par value $.01 per share.

  The following table sets forth certain information with respect to beneficial ownership of VTEL Common Shares as of February 28, 1997 before giving effect to the Merger and the percentage of VTEL Common Shares owned after the Merger, by (i) each person who is known by VTEL to beneficially own more than 5% of VTEL's Common Shares, (ii) each of VTEL's Directors and Named Executive Officers (other than two former executive officers) and (iii) all Directors and officers as a group.

                                                   SHARES
                                                BENEFICIALLY
                                                 OWNED(1)(2)    PERCENTAGE
                                              ----------------- OWNED AFTER
    NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER   PERCENT   MERGER
    ------------------------------------      --------- ------- -----------
Intel Corporation(3)........................  1,449,759  10.3%      6.5%
 5200 N. E. Elam Young Parkway
 Hillsboro, OR 97124
Mellon Bank Corporation(4)..................    800,000   5.7%      3.6%
 One Mellon Bank Center
 Pittsburg, PA 15258
F. H. (Dick) Moeller(5).....................    352,611   2.5       1.5
Thomas C. Stevenson(6)......................     56,785     *         *
Eric L. Jones(7)............................     64,687     *         *
John V. Jaggers(8)..........................     10,524     *         *
Gordon H. Matthews(9).......................      6,667     *         *
Max Hopper(10)..............................      7,666     *         *
Michael P. Cronin(11).......................     53,884     *         *
Michael O'Dell(12)..........................    102,031     *         *
Rodney S. Bond(13)..........................     86,370     *         *
All Directors and officers as a group
 (11
 persons)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14).   852,284   5.8%      3.7%

--------
  * Indicates ownership of less than 1% of VTEL's Common Shares.
 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of VTEL Common Stock issuable upon exercise of certain outstanding options within 60 days after February 28, 1997.

 (2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 14,025,209 shares of VTEL Common Stock issued and outstanding on February 28, 1997. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.
 (3) On October 25, 1993, VTEL entered into a Common Stock and Warrant Purchase Agreement ("Stock Agreement") whereby VTEL sold to Intel Corporation ("Intel") 970,201 shares of unregistered VTEL Common Stock (which then represented 10% of VTEL's outstanding Common Stock after the sale) and a warrant for the purchase of an additional 10% of VTEL's Common Stock or 1,199,124 shares. VTEL received proceeds of approximately $7,034,000 from the sale of the VTEL Common Stock and Stock Warrant. An Investor Rights Agreement (the "Investor Rights Agreement") entered into in connection with the sale of these securities to Intel afforded Intel certain special rights in respect of its investment in VTEL. In June 1995, 51,898 shares of unregistered VTEL Common Stock were sold and issued to Intel pursuant to the terms of the Investor Rights Agreement. In September 1995, VTEL and Intel entered into a new Agreement defining certain matters (the "Amendment"). Specifically, in the Amendment, VTEL and Intel agreed to modify the Investor Rights Agreement to terminate the rights granted to Intel pursuant to the Investor Rights Agreement (other than registration rights). Intel agreed to sell to VTEL, and VTEL agreed to purchase from Intel, a number of shares of Common Stock determined by dividing the aggregate cash exercise price paid by Intel to VTEL pursuant to the exercise of its warrant by the closing sale price of the VTEL Common Stock on the NASDAQ National Market on the business day immediately preceding the date that the notice of exercise was delivered. In October 1995, VTEL received notice of Intel's intent to exercise the warrant. In January 1996, Intel consummated the exercise of the warrant and VTEL issued Intel 427,660 shares of VTEL Common Stock in the net issuance transaction.
 (4) Based on a Schedule 13G filed with the SEC by Mellon Bank Corporation and its related reporting persons, Boston Group Holdings, Inc. and The Boston Company, Inc. and further information provided by the reporting persons.
 (5) Consists of 14,398 shares held by Mr. Moeller directly and 338,213 shares (102,647 of which are subject to repurchase at April 29, 1997 by VTEL at the optionee's exercise price pursuant to the option agreement) which Mr. Moeller may acquire upon the exercise of options within 60 days after February 28, 1997.
 (6) Consists of 56,785 shares (31,057 of which are subject to repurchase at April 29, 1997 by VTEL at the optionee's exercise price pursuant to the option agreement) which Mr. Stevenson may acquire upon the exercise of options within 60 days after February 28, 1997.
 (7) Consists of 5,686 shares held by Mr. Jones directly and 59,001 shares which Mr. Jones may acquire upon the exercise of options within 60 days after February 28, 1997.
 (8) Consists of 1,524 shares held by Mr. Jaggers directly and 9,000 shares which Mr. Jaggers may acquire upon the exercise of options within 60 days after February 28, 1997.
 (9) Consists of 6,667 shares which Mr. Matthews may acquire upon the exercise of options within 60 days after February 28, 1997.
(10) Consists of 7,666 shares which Mr. Hopper may acquire upon the exercise of options within 60 days after February 28, 1997.
(11) Consists of 5,238 shares held by Mr. Cronin directly and 48,646 shares (25,184 of which are subject to repurchase at April 29, 1997 by VTEL at the optionee's exercise price pursuant to the option Agreement) which Mr. Cronin may acquire upon the exercise of options within 60 days after February 28, 1997.
(12) Consists of 7,441 shares held directly by Mr. O'Dell and 94,590 shares (25,783 of which are subject to repurchase at April 29, 1997 by VTEL at the optionee's exercise price pursuant to the option agreement) which Mr. O'Dell may acquire upon the exercise of options within 60 days after February 28, 1997.
(13) Consists of 22,910 shares held directly by Mr. Bond and 63,460 (21,493 of which are subject to repurchase at April 29, 1997 by VTEL at the optionee's exercise price pursuant to the option agreement) which Mr. Bond may acquire upon the exercise of options within 60 days after February 28, 1997.
(14) Includes an aggregate of 149 shares held directly or indirectly by Dennis Egan and Bob Swem, collectively, and 110,910 shares (54,039 of which are subject to repurchase at April 29, 1997 by VTEL at the optionees' exercise price pursuant to the option agreements) which such persons, collectively, may acquire upon the exercise of options within 60 days after February 28, 1997. All options held by the Chief Executive Officer and the Named Executive Officers were granted under the VTEL Corporation 1989 Stock Option Plan (the "1989 Plan") or the VTEL Corporation 1996 Stock Option Plan (the "1996 Plan"). Pursuant to the 1989 Plan and 1996 Plan, all options granted thereunder are immediately exercisable, however, shares issued upon exercise are subject to repurchase by VTEL, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionees' employment terminates prior to all such optionees' options becoming vested.

                        INFORMATION WITH RESPECT TO CLI

GENERAL DEVELOPMENTS

  CLI, incorporated in California in December 1976 and reincorporated in Delaware in October 1987, is a leader in the development, manufacture and marketing of visual communication systems based on Compressed Digital Video
(CDV) technology. CLI's systems use proprietary and industry standard algorithms to compress the amount of data required to transmit digital video and audio signals, thereby significantly reducing the cost of transmitting these signals over terrestrial, microwave, cable or satellite networks. CLI's strategy is to use its expertise in CDV technology to enhance its position in videoconferencing and to monitor new markets such as the desktop and personal video markets.

  CLI's group and desktop videoconferencing systems permit users at different locations to conduct full-color, motion videoconferences ranging from two-way informal meetings between individuals to formal meetings between large groups at multiple locations. CLI's present families of videoconferencing systems include Rembrandt II/VP and Radiance videoconferencing systems, the eclipse family of mid-range videoconferencing systems, and the CLI Desktop Video family. Videoconferencing systems operate worldwide over a broad range of transmission speeds from 56 kilobits per second (kbps) to 2.048 megabits per second (mbps) for the Rembrandt and Radiance Systems, 768 kbps for the eclipse, and 384 kbps for the desktop. All of CLI's current videoconferencing systems comply with the International Telecommunication Union-Telecommunication (ITU-T) H.320 videoconferencing standard, and most also provide customer-selectable proprietary algorithms. Demand for videoconferencing equipment has grown as a result of improvements in the price/performance of videoconferencing systems, decreases in transmission costs and increased availability of switched digital transmission services. However, there can be no assurance that this market growth will continue in the future.

INDUSTRY BACKGROUND

  Over the past two decades, the advent of compressed digital video technology has enabled the development of cost effective products for the growing videoconferencing market, increasing productivity and decreasing costs by enhancing the effectiveness of remote communication.

  Effectiveness in today's fast-paced business environment demands accurate and timely exchange of information by individuals and groups, often at distant locations. Telephones and facsimile machines have become essential business tools by providing communication in convenient and inexpensive formats. In many situations, however, information cannot be transferred effectively by telephone or in writing, and more natural face-to-face communication is necessary. A substantial portion of business travel today is undertaken in order to permit such face-to-face communication. CLI believes that the utilization of visual communication systems, such as videoconferencing systems, has enhanced productivity by allowing meaningful and timely face-to-face contact, and has lowered costs by reducing business travel.

  The concept of visual communications was introduced in 1964 at the New York World's Fair when AT&T Corporation exhibited a prototype of its picturephone. At that time, however, videoconferencing was commercially impractical because transmitting uncompressed video signals was prohibitively expensive for business users. In the late 1970s, the first video compression system, called a "codec" (coder-decoder), was introduced. The market acceptance of early videoconferencing systems was limited because of high hardware and transmission costs, and the limited availability of transmission facilities. The first companies to adopt videoconferencing utilized dedicated private networks established expressly for videoconferencing.

  Significant progress was made in the early 1980s in addressing many of the problems associated with early videoconferencing efforts. A major advance in transmission cost reduction was achieved by CLI with the introduction in 1982 of a codec which provided the first economical means to communicate effectively over standard networks at a transmission rate (bandwidth) of 1.544 mbps, the standard T1 transmission rate, a reduction of approximately 60:1 from the 90 mbps bandwidth required to transmit uncompressed video signals.

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This lower bandwidth significantly reduced transmission costs and permitted transmission over available terrestrial, microwave, cable and satellite channels.

  Since the mid-1980s, driven by competition among telecommunication carriers and technologies such as fiber optics, the cost of transmission services has continued to decrease significantly. During this same period, the availability of private networks and switched services increased dramatically. Switched digital transmission services are now available in most U.S. metropolitan areas. Advances in compressed digital video technology during this period also resulted in the introduction of products with improved picture and audio quality. In the mid-1980s, video compression systems were introduced that operated at transmission rates below the standard T1 rate, although these low bandwidth systems often failed to achieve picture quality acceptable to most users. By the late 1980s, continued improvements in video compression technology and the increasing availability of public switched services at bandwidths up to 384 kbps had resulted in increased user acceptance of videoconferencing.

  Collectively, the dramatic decreases in transmission costs, the increased availability of switched digital services for both domestic and international networks, the improvements in picture quality and the adoption of worldwide standards have made global videoconferencing at various bandwidths increasingly practical and cost effective. These factors have increased the demand for videoconferencing equipment and attracted many new suppliers of such products. Many of these factors have also created opportunities for application of CDV technology in the developing desktop and personal video markets.

CLI STRATEGY

  CLI is a leader in video compression technology. CLI's strategy is to strengthen its position as a leading supplier of a full range of high performance value group and desktop videoconferencing systems. CLI's strategy includes several key elements:

 Technology Leadership

  CLI has pioneered video compression technology and continues to develop videoconferencing systems with enhanced picture and audio quality and features at lower costs.

 Broad Range of Videoconferencing Products

  CLI has one of the broadest product lines in the videoconferencing industry, spanning a wide range of functionality and operating at transmission rates from 56 kbps to 2.048 mbps. CLI believes supplying a wide range of products to satisfy a customer's complete video communication needs will be important to its future success.

 Compliance with Industry Standards

  CLI believes that the adoption of industry standards has expanded the worldwide videoconferencing market by allowing systems from different manufacturers to communicate with one another. The Rembrandt II/VP, Radiance, eclipse, and CLI Desktop Video product families all conform with the ITU-T
H.320 and T.120 videoconferencing standard that allows communication with CLI and other vendors' products through industry standard communication modes. Where standards do not exist, CLI has innovated to provide their customers with additional value through proprietary implementations.

CLI TECHNOLOGY

  CLI has been a leader in the evolution of digital video compression technology for videoconferencing. Since the inception of this industry, CLI's development efforts are primarily directed at achieving greater levels of compression, improving picture and sound quality and system functionality, continuing to reduce system costs,

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and supporting and improving industry standards. CLI's continued success in its chosen markets is dependent in part on the results of its ongoing technology and product development efforts.

  Early codecs, introduced in the late 1970s, used a technique called interframe coding that achieved compression by measuring differences between frames and transmitting only those differences, refreshing the unchanged elements in the frame from memory. Interframe coding is useful in scenes where there is limited motion, but can cause image degradation, such as blurring or jerkiness, in scenes that contain significant motion. This technique required a high rate of transmission to overcome its inherent limitations in motion sequences.

  In 1982, CLI developed the first videoconferencing system that operated at T1 rates incorporating a proprietary algorithm utilizing intraframe coding. Intraframe coding does not measure differences between frames, but rather achieves compression by breaking each individual frame into blocks and assigning bits to each block based on the complexity of the scene in that block. Although intraframe coding causes a slight degradation of detail resolution in a picture, it maintains picture quality independent of the amount of motion in the picture. This algorithm technique was based on Discrete Cosine Transform (DCT) technology.

  In 1984, CLI introduced the first sub-T1 algorithm combining both interframe and intraframe technology. This proprietary algorithm, known as Differential Transform Coding (DXC), combined the positive aspects of both intraframe and interframe coding by using intraframe coding for blocks with high motion and interframe coding for blocks with little or no motion. DXC allowed transmission with minimal picture quality degradation at transmission rates as low as 384 kbps.

  In 1987, CLI introduced a new proprietary algorithm called Cosine Transform Extended (CTX) which achieved transmission rates as low as 56 kbps by adding motion compensation to the techniques pioneered in earlier codecs. Motion compensation was an advancement in interframe techniques that allowed detection and coding of the portions of the picture which are in motion.

  In 1991, CLI announced the CTX Plus algorithm which significantly improved picture resolution and increased frame rates at transmission rates of 384 kbps and above, thereby providing near-broadcast image quality. CLI's Radiance and Rembrandt II/VP families of large group videoconferencing products incorporate the CTX and CTX Plus algorithms, as well as the ITU-T H.261 standard. The eclipse gold models fully comply with the most recent ITU-T standards, and have transmission speeds ranging from 56 kbps to 2.048 mbps.

  DCT technology has been the basis of all CLI products since 1982. The DCT technology has been adopted as the foundation of the ITU-T H.261 video standard, as well as the evolving MPEG standards for broadcast, cable and desktop applications, and Joint Photographic Experts Group (JPEG) standard for still image compression. CLI also continues to develop methods for pre- and post-processing video signals utilizing techniques such as motion adaptive scene filtering in order to improve performance of systems utilizing either industry standard or proprietary algorithms.

  CLI designs application specific integrated circuits (ASICs) for its products, and cooperates with certain semiconductor vendors who are developing semiconductor chips which CLI believes are important to its business. Both activities are directed at reducing costs, enhancing performance, and increasing flexibility in CLI's products.

VIDEOCONFERENCING PRODUCTS

  CLI offers a broad range of group and desktop videoconferencing products which includes the Rembrandt II/VP large group video codec family, the Radiance family of prepackaged large group videoconferencing systems, the eclipse mid-range group videoconferencing systems, the CLI desktop video family, and multipoint control units. CLI's videoconferencing systems offer two-way, full-color, motion videoconferencing at various bandwidths ranging from 56 kbps to 2.048 mbps. These systems enable the user to transmit compressed video, audio, data and graphics over digital telecommunications channels. System users can transmit the compressed

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signals over terrestrial, satellite or microwave networks. CLI's videoconferencing products are used in point-to-point or multipoint videoconferences. In a point-to-point videoconference, audio and full-color, motion images are transmitted simultaneously in both directions so that the participants at one site interact with the participants at the other site as in a normal meeting. In a multipoint conference, participants in three or more locations can interact with each location and are able to see and hear the participant who is speaking. CLI systems work in conjunction with both dedicated network facilities and a variety of switched network facilities, offering customers maximum networking flexibility.

 Rembrandt II/VP

  The principal component in CLI's videoconferencing systems is the codec. One codec is required at each conference site to perform both coding and decoding functions. The Rembrandt II/VP, which CLI began shipping in the second half of 1991, incorporates CLI's proprietary CDV technology, and was the industry's first codec to address the entire spectrum of videoconferencing applications in a single product. These codec support transmission rates from 56 kbps to
2.048 mbps, support the CTX and CTX Plus proprietary algorithms, provide backward compatibility to CLI's older products, and support the H.261 standard. The Rembrandt II/VP list prices range from $38,000 to $48,500, excluding options.

 Radiance Group Videoconferencing Systems

  CLI's Radiance large group videoconferencing systems, first shipped in January 1994, are complete, prepackaged large group systems which achieve up to 30 frames per second (fps) and 480 lines of resolution at bandwidths ranging from 56 kbps to 2.048 mbps. These systems come fully assembled for easy installation, use, and maintenance, and utilize a tabletop touch panel based on CLI's Self-Guide user interface, which provides intuitive control via menus and icons to guide the user. Radiance systems are interoperable with CLI's Rembrandt II/VP codec, eclipse mid-range group systems, and CLI Desktop Video products worldwide, as well as with other codecs that meet ITU-T H.320 standards. The Radiance list prices range from $52,400 to $77,900, excluding options.

 eclipse Group Videoconferencing Systems

  CLI's eclipse mid-range group videoconferencing systems, the first product of which was introduced in early 1993, are complete, full-featured videoconferencing systems priced as low as $26,400. The codec is housed in an Intel Corporation ("Intel") standard personal computer chassis with both a hard disk and 3 inch floppy disk for software updates. The eclipse systems also include an advanced, industry standard audio system with tabletop microphones, full-duplex capability and integrated echo cancellation, which uses as little as 16 kbps of the 112/128 kbps bandwidth for audio. The eclipse comes with high-quality video, capable of communicating using the ITU-T H.320 industry standard or provides backward compatibility to other CLI systems using CLI's CTX proprietary algorithm for communicating with older CLI systems. The eclipse offers as standard features an auto-focus camera with pan/tilt/zoom capabilities, easy-to-use presets, a choice of built-in line interfaces for virtually every type of network, multipoint readiness, picture-in-picture, and CLI's Self-Guide user interface. In 1995, the eclipse product family was expanded to include a variety of models ranging from table top to dual monitor systems. These eclipse 8200 models were fully compliant with ITU-T standards, and offer full common intermediate format (FCIF) resolution, integrated network interface supporting highly-affordable transmission speeds up to 112/128 kbps, wideband audio up to 7 kHz, enhanced video from customized VLSI circuits specifically designed for pre- and post-processing, far-end camera control, high-resolution graphics, 27-inch monitors, wireless Self-Guide remote control unit, a pan/tilt/zoom automatic-focus camera, and a variety of auxiliary document cameras. The eclipse 8300 models included the same features as the eclipse 8200 with the additional capability of transmission speeds up to 768 kbps. In April 1996, CLI further expanded the eclipse product line with the introduction of the eclipse gold product family. These recently introduced models, which replaced the 8200 and 8300 models, offer features identical to the eclipse 8300 with the option of improved video quality at 30 frames per second, transmission rates of up to 768 kbps and a
T.120 multimedia gateway. T.120 is

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an evolving series of standards from the ITU-T that are aimed at facilitating
"audio-graphic", multimedia conferencing for collaborative working meetings and distance learning applications. Available as options on eclipse are: multipoint chair control, dual monitors, the automatic focus SuperGraphicCam document camera and an inverse multiplexer. eclipse gold list prices begin at $26,400 and through bundled configurations can range up to $48,400, excluding options.

 CLI Desktop Video Systems

  CLI announced in January 1996 a CLI Desktop Video family of products to run on PCs powered by Intel's PentiumTM microprocessor under Microsoft Windows versions 3.1 and 95. This family of products initially includes two models:
CLI Desktop Video 1000 and CLI Desktop Video 2000. CLI Desktop Video products are kits consisting of a fixed digital camera, a single codec board incorporating an integrated services digital network (ISDN) basic rate interface, a telephone handset, and a choice of data collaboration software, including Intel's ProShareTM Premier data collaboration software. In the future, the product line will also support DataBeam's FarSiteTM data collaboration software. The CLI Desktop Video 1000 and 2000 models are capable of transmission speeds ranging from 56 kbps to 384 kbps. CLI Desktop Video list prices range from $1,795 for level solutions up to $4,995 for a bundled solution with a Pentium PC.

 Multipoint Control Units

  CLI also offers the Multipoint 2 Control Unit (MCU), a device that allows people at multiple locations to participate in a fully interactive videoconference. During a multipoint videoconference, the MCU acts as an audio bridge and a controller, switching among different sites so participants can see the person who is speaking and hear all other participants in the conference. This switching can be voice-activated or manually controlled. The MCU is compliant with the international multipoint videoconferencing standards established by the ITU-T, and is compatible with videoconferencing systems from any manufacturer who supports those international standards. In addition, MCUs are compatible with the large installed base of CLI Rembrandt II/VP and other codecs with compatible audio and communications configurations. List prices for MCUs range from approximately $19,995 for a 4-user unit to approximately $200,000 for a large system usable in a headquarters location, depending on the number of ports and options required.

SALES AND MARKETING

  CLI markets its videoconferencing systems to business, government, health care and education customers. These customers frequently have multiple domestic and/or international locations and often specify a single vendor to supply videoconferencing equipment on a worldwide basis. CLI believes that the sales effort to this sophisticated customer base requires the initiation and maintenance of multilevel contacts in order to address the customers' multi-location application and support needs. Historically, a significant portion of CLI's sales have been to its existing customer base. Nonetheless, CLI is committed to expanding sales outside of its current customer base and believes that new customers are an important part of CLI's future revenue growth. See "Risk Factors--Risks Relating to CLI--Appearance of Viability," "--Risks Relating to CLI--Product Development and Rapid Technological Change," and "-- Risk Relating to CLI--Highly Competitive Industry."

  CLI believes that at least 35% of CLI's revenues from videoconferencing products in 1995 and 1996 were achieved through indirect channels, which include resellers and co-marketers (collectively, Resellers). To that end, CLI has entered into a strategic co-marketing Agreement with Lucent Technologies (formerly AT&T). These co-marketers provide sales leads and customer prospects for direct customer sales by CLI's domestic sales force. In addition, CLI has a number of Reseller agreements in the United States with companies including Norstan, Inc., Pacific Bell, and Williams Telecommunications, Inc. (WilTel). These Resellers sell CLI's videoconferencing products directly to end-users.

  Internationally, CLI markets its videoconferencing products in most countries outside the U.S. through distributors. CLI is attempting to increase its new customer base by expanding its distribution channels. CLI's

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products are distributed in over 50 countries outside the U.S. under distribution agreements and arrangements with over 30 companies, including Internet Video Communications in the United Kingdom, Telecom Video Systems in France, Deutsch Telekom in Germany, SOEI Tsusho Company, Ltd. in Japan, Daewoo in Korea, Teledata in Southeast Asia, and Keytech S.A. in Argentina. Agreements with these distributors generally provide for pricing and volume discounts, order lead times, designation of a specific geographic territory and other terms and conditions. Distributors typically order products only upon receipt of an order from an end-user customer and generally provide local customer support, including installation and maintenance. In 1993, CLI opened its first international sales offices in Brussels, Belgium and Beijing, People's Republic of China. CLI recently closed the Brussels sales office and has entered into an agreement with Multimedia and Teleconferencing Systems, Limited located in Berskhire, United Kingdom to manage CLI's international sales operations in Europe, Africa, the Middle East and India. In 1995 and 1996, revenue from non-U.S. customers represented 22% and 21%, respectively, of total revenues. See Note 11 of the CLI Consolidated Financial Statements. See "Risk Factors-- Risks Relating to CLI--International Sales."

  CLI believes that the availability of demonstration systems and financing programs significantly enhances its direct sales and marketing efforts. CLI provides videoconferencing equipment to customers and potential customers on a short-term loan or monthly rental basis in order to allow hands-on use of the equipment.

  As of February 28, 1997, CLI had 120 direct sales, marketing and customer support personnel domestically and in three foreign countries.

CUSTOMER SERVICE AND SUPPORT

  CLI believes that customer service and support are important competitive factors. CLI provides service and support in more than 50 countries worldwide either directly or in conjunction with its distributors, Resellers and contract service providers. CLI and its contract service providers typically provide comprehensive support to all customers to which CLI sells direct. Customers who buy CLI products indirectly generally receive their primary level of support from CLI's Resellers and supplemental support from CLI. All distributors, Resellers and service providers are trained by CLI to provide the appropriate level of service for CLI's products. CLI's service strategy for much of its product line is predicated on designing products with diagnostic capabilities and maintaining a toll-free Customer Support Hotline staffed by technical support personnel who diagnose problems remotely. The remote diagnostic capabilities of many of CLI's products often allow CLI's Technical Support Center personnel to cost-effectively service its products without requiring on-site service visits. To further augment CLI's service capabilities, CLI signed an agreement in late 1995 with Lucent Technologies under which Lucent Technologies will supply technicians who will provide installation and service for designated CLI videoconferences customers throughout the United States. See "Risk Factors--Risks Relating to CLI-- Appearance of Viability."

  CLI provides installation and on-site service through its regionally deployed technical support staff in select major cities or regional, national, or multinational third-party service providers. CLI offers a variety of maintenance plans to accommodate the various maintenance requirements in the marketplace. Service revenues as a percentage of total revenue was 6.8% in 1994, 10.3% in 1995 and 14.7% in 1996.

  CLI generally warrants its products to be free of defects in materials and workmanship for periods ranging from three months to fourteen months from date of shipment or twelve months from date of installation, depending on the product. To date, defective product returns have not been material.

CUSTOMERS

  CLI's products have been sold to organizations in such diverse industries as aerospace, banking, communications, education, electronics, food and consumer products, and pharmaceuticals, as well as in government and healthcare. In 1994, 1995 and 1996, there was no single customer that accounted for greater than 10% of total revenues. In 1994, 1995 and 1996, sales to international customers represented approximately 18%, 22% and 21%, respectively, of CLI's total revenues.

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RESEARCH AND DEVELOPMENT

  Since its inception, CLI has recognized that a strong technical base is essential to its long-term success and has made a substantial investment in research and development. CLI's total research and development expenditures in 1994, 1995 and 1996, aggregated $15.1 million, $14.8 million and $14.5 million, respectively. Research and development expenditures consisted of research and development expense, cost of revenues related to research and development contracts and capitalized software development costs are summarized in the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations of CLI--Research and Development Expense."

  The videoconferencing industry is characterized by rapid and significant change in technology and user needs, requiring substantial product development expenditures. These changes have resulted in frequent product introductions characterized by better picture quality at lower bandwidths and reduced prices. CLI's ongoing videoconferencing research and development efforts are focused on continued improvements in its CDV technology, product developments and product enhancements. CLI's future success in this market will depend to a large extent on its ability to maintain its competitive technological position and to continue to develop, on a cost effective and timely basis, technologically advanced videoconferencing products that meet changing user needs. There can be no assurance that CLI's product development efforts will be successful. See "Risk Factors-- Risks Relating to CLI--Product Development and Rapid Technological Change."

COMPETITION

  CLI believes that the market for videoconferencing systems ranges from applications for more formal meetings that require very high picture quality using higher bandwidths, to applications such as informal meetings in which reduced picture quality at lower bandwidths is acceptable in return for significantly lower equipment and transmission costs.

  CLI believes that the principal competitive factor in the videoconferencing market is the ability to provide easy-to-use, cost effective, enterprise-wide videoconferencing solutions. Performance, price, picture quality, audio quality, bandwidth flexibility, network compatibility, standards compliance, reliability, ease of use and diversity of features are important product features; distribution and customer support are also important service factors. While the relative importance of these factors varies from customer to customer, CLI believes that it is competitive in each of these areas.

  The video conferencing industry is intensely competitive. CLI currently competes with numerous vendors of videoconferencing equipment including PictureTel, Sony, VTEL, GPT, Canvas Visual Communications (f/k/a BT), NEC, Panasonic, Mitsubishi, Fujitsu, Intel and literally dozens of other companies offering desktop videoconferencing solutions. Based on industry reports that CLI believes reliable, CLI believes that its market share for group video conferencing systems units sold was approximately 8.1% and 5.1% for 1996 and the quarter ended December 31, 1996, respectively. Based on these same reports, CLI believes that VTEL's market share for group video conferencing systems units sold was approximately 9.5% and 8.6% for the corresponding periods. In contrast, CLI's and VTEL's largest competitor, PictureTel, is believed to have had a market share for group video conferencing systems units sold of 58.3% for 1996 and 68.5% for the quarter ended December 31, 1996. In addition, Intel has recently introduced a new version of its Pentium processor, known as MMX, that improves the ability of PCs to provide for video conferencing, which is expected to result in increased competition as consumers are offered the choice of economical desktop video conferencing on their PCs as an alternative to CLI's systems. Many of these competitors have significantly greater financial, marketing and technical resources than CLI and also enjoy greater brand-awareness among customers. CLI also expects other competitors to enter the marketplace as demand for videoconferencing equipment continues its rapid rate of growth. If CLI cannot continue to offer new videoconferencing products with improved performance and reduced cost, its competitive position will erode. Moreover, competitive price reductions may adversely affect CLI's results of operations.

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  In December 1990, the ITU-T adopted a worldwide videoconferencing standard commonly referred to as H.261 or px64, for transmitting video images over digital networks at data transmission rates ranging from 64 kbps to 2.048 mbps. This standard has become a part of the ITU-T standards, an evolving set of standards which permit interoperability among videoconferencing systems from different vendors. Although acceptance of the ITU-T standards is expected to increase demand for videoconferencing products in general, the widespread acceptance of these standards and other related emerging international standards may make the advantage of CLI's proprietary technology less significant. In particular, the emergence of industry standards has lowered barriers to entry and resulted in increased price competition. See "Risk Factors--Risks Related to CLI--Highly Competitive Industry."

MANUFACTURING

  CLI's manufacturing organization performs materials planning, production scheduling, mechanical assembly, board testing, system integration, burn-in, and final system testing of videoconferencing codec and integrated systems. The organization performs quality assurance testing on selected purchased parts, board assemblies and finished products during the course of the manufacturing process. Some components are purchased through a small number of selected component distributors who provide completed assemblies for printed circuit boards. The parts which come in kits are drop-shipped from the component distributor directly to selected subcontract assembly houses. Some components are purchased directly from various manufacturers, and are assembled and tested at CLI. Some videoconferencing equipment is purchased in its entirety from suppliers and shipped to CLI where it may be integrated and tested to customer specifications.

  CLI uses many standard parts and components for its products. Several of the critical components used in CLI's products, including certain custom and programmable semiconductors, such as the Video Processor, are currently available only from single or limited sources. In addition, CLI relies on a few key vendors for sourcing and turnkey manufacturing of its products. CLI has executed master purchase agreements with some, but not all, of its component distributors and suppliers who provide the kits and component parts. There can be no assurance that CLI will be able to obtain a sufficient quantity of products or components for existing products on acceptable terms to enable it to meet the demand for those products. CLI is currently on a cash or prepay basis with certain of its key suppliers. In addition, certain suppliers have terminated their relationship with CLI. An interruption or reduction in supply of any key components, excessive rework costs associated with defective components, or process errors or the inability to obtain continued reduction of component prices could adversely affect CLI's operating results and could damage customer relationships. See "Risk Factors--Risks Relating to CLI--Dependence on Key Vendors."

QUALITY

  CLI has a quality function with a Quality Council assigned to oversee the implementation of a Total Quality Management (TQM) process and culture throughout CLI. A cross-functional TQM council has been organized to support and manage process quality improvement teams which focus on continuous improvement of CLI's various products and processes used throughout CLI. CLI has been granted the International Organization for Standardization (ISO) 9001 certification for its videoconferencing products operations.

PATENTS AND TRADEMARKS

  CLI currently holds six U.S. patents relating to video compression, five of which are jointly held by Charger Industries, Incorporated, a subsidiary of General Instrument Corporation, following the sale of CLI's Broadcast Division in June 1996. The patents cover CLI's scene-adaptive coding and DCT techniques and expire between the year 2000 and the year 2004. These techniques, together with the DXC, CTX and CTX Plus algorithms, serve as the basis of CLI's videoconferencing product lines. CLI also holds three U.S. patents relating to facsimile compression.

  There can be no assurance that CLI's current patents will be upheld as valid. Although CLI believes its patents are valuable, it also believes that its future success depends primarily upon its technical and engineering competence and the creative skills of its personnel.

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  In addition to potential patent protection, CLI relies on the laws prohibiting unfair competition, and the laws of copyright, trademark and trade secrets to protect its proprietary rights. CLI also utilizes nondisclosure agreements and internal secrecy procedures.

  CLI believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. From time to time, however, CLI has received communications from third parties asserting that features or content of certain of its products may infringe intellectual property rights of such parties. To date, no such claims have had an adverse effect on CLI's ability to develop and market its products. There can be no assurance, however, that third parties will not assert or prevail in infringement claims against CLI with respect to current or future products or that any such assertion may not require CLI to enter into royalty arrangements or result in costly litigation. For example, Datapoint Corporation has filed suit claiming that certain of CLI's products infringe its patents. See "-- Legal Proceedings." Patent litigation or royalty arrangements entered into to avoid or settle litigation could have a material adverse effect upon CLI's business, operating results and financial condition.

EMPLOYEES

  CLI's success depends to a large extent on the skill and competence of its employees. There can be no assurance that CLI will be able to continue to attract, retain and motivate competent employees.

  As of February 28, 1997, CLI employed 317 people full-time in its operations, including 87 in manufacturing, 79 in engineering, research and development, 120 in sales and marketing and 31 in administration. In addition, CLI also employs a number of temporary employees. CLI has also had substantial layoffs and experienced high turnover among its management and executive officers. None of CLI's employees are represented by a collective bargaining Agreement. CLI believes its relationship with its employees is good. See "Risk Factors--Risks Relating to CLI--Reliance on Key Personnel."

PROPERTIES

  CLI currently occupies 142,700 square feet of office and manufacturing space in a modern industrial park in San Jose, California under a lease which expires in December 2001, and occupies a warehouse facility measuring 26,400 square feet which expires in June 2000. CLI also leases sales offices in various locations on a short-term basis. CLI believes that its facilities are suitable for its videoconferencing business. CLI also believes it can locate and occupy additional facilities as they are needed.

LEGAL PROCEEDINGS

 Datapoint Corporation

  In a complaint filed December 20, 1993, in the United States District Court in Dallas, Texas, Datapoint Corporation ("Datapoint") alleged that CLI had infringed two United States patents owned by Datapoint relating to video conferencing networks. The complaint seeks a judgment of infringement, monetary damages, injunctive relief and reasonable attorney's fees. CLI responded to the complaint on February 16, 1994 by denying the material allegations of the complaint and asserting affirmative defenses. Pursuant to court order, the parties have participated in mediation before a court-appointed mediator. Discovery in the case has commenced. On September 27, 1995, CLI filed a motion to construe the scope of the patent claims at issue in the litigation so as to elucidate whether Datapoint could assert that CLI is infringing the patents in suit, or whether Datapoint's patents are invalid in light of the prior art. On April 24, 1996, a Special Master submitted a report which did not recommend that the Court adopt CLI's positions set forth in the motion.

  The Court on September 16, 1996, adopted the report of the Special Master that the claims of the patents in suit be construed in a manner favorable to the plaintiff, and a trial date of February 3, 1997, was scheduled. The parties at the request of the Court filed status reports indicating that additional time would be required to prepare for trial. On October 7, 1996, CLI filed motions to certify for appeal to the Federal Circuit on the issue of claim construction and to stay discovery, which were denied on December 3, 1996. On December 20, 1996 the parties filed an Agreed Motion for Continuance requesting that the Court reset the case for trial. On December 23, 1996 the Court granted the motion and reset the case for trial on June 16, 1997. The parties have engaged in settlement discussions although, as discussed below, such discussions have led to further litigation.

  CLI believes that it has meritorious defenses to the allegations of the complaint and is pursuing an aggressive defense; however, there can be no assurance that CLI will prevail. If any of the claims were to be decided adversely to the defendants, CLI could be liable for monetary damages to the plaintiff and be subject to injunctive relief. CLI believes that the ultimate resolution of this matter will not have a material adverse impact on CLI's consolidated financial position.

  On January 22, 1997, Datapoint initiated a lawsuit against VTEL and CLI in the Supreme Court for the County of New York alleging, among other things, that on December 30, 1996 CLI agreed to settle Datapoint's patent infringement action pending against CLI in the United States District Court for the Northern District of Texas in exchange for a payment and a license of Datapoint patented technology to CLI. Although no settlement agreement or license agreement was entered into and CLI denies it ever agreed to settle the pending patent infringement action, Datapoint maintains it reasonably expected that a settlement agreement and license agreement would be entered into with CLI and maintains that VTEL has willfully and intentionally interfered and prevented Datapoint from obtaining the settlement and license that Datapoint sought. Datapoint also asserts that VTEL's actions amounted to a prima facie tort. Datapoint seeks from VTEL an amount equal to the benefit that it would have received from CLI under the alleged settlement and license and punitive damages of at least $3 million.

  Datapoint also has asserted a cause of action against CLI for fraud based on allegations that it was deceived by misrepresentations made by CLI in connection with the alleged settlement and license negotiations. Specifically, Datapoint maintains that it would not have agreed to the terms of the alleged license agreement covering its patented technology had it known of the Merger since VTEL's license from Datapoint of the same technology would preclude Datapoint from obtaining future royalties from CLI on sales of products that allegedly infringed Datapoint's patent. Datapoint seeks unspecified money damages from CLI based on the alleged fraud and additional punitive damages of $3 million.

  CLI maintains that it never agreed to settle the pending infringement action, and therefore there was not any agreement. Because no agreements were ever entered into, VTEL maintains that it cannot be liable for allegedly interfering with a non-existent agreement, or in any case agreements whose existence were unknown to VTEL. Because no agreements were ever entered into, CLI maintains that it cannot be liable for defrauding Datapoint in entering into a non-existent license agreement. VTEL and CLI have removed the action to the United States District Court for the Southern District of New York, and intend to vigorously defend the claims. Datapoint has filed a motion to remand the lawsuit to the New York State Supreme Court.

 General

  In the normal course of business, CLI receives and makes inquiries with regard to other possible patent infringement. Where deemed advisable, CLI may seek or extend licenses or negotiate settlements. Outcomes of such negotiations may not be determinable at any point in time; however, management does not believe that such licenses or settlements will, individually or in the aggregate, have a material adverse affect on CLI's consolidated financial position.

                               MANAGEMENT OF CLI

  The current officers and directors of CLI and their ages as of March 14, 1997 are as follows:

             NAME              AGE           PRESENT POSITION(S) WITH CLI
             ----              ---           ----------------------------
T. Gary Trimm.................  49 President, Chief Executive Officer, Principal
                                    Financial Officer and Director
Dr. Wen H. Chen...............  58 Executive Vice President, Research and
                                    Development and Chief Scientist
Ted S. Augustine..............  56 Executive Vice President and General Manager
Dr. Arthur G. Anderson........  69 Director, Chairman of the Board of Directors
Robert J. Casale..............  60 Director
Robert B. Liepold.............  71 Director
David A. Wegmann..............  50 Director

  Mr. Trimm has been President, Chief Executive Officer and a member of the Board of Directors since February 1996 and Principal Financial Officer since April 1996. From February 1995 to February 1996, he was Senior Vice President and President, Broadcast Products Group of CLI. From March 1994 to February 1995, he was President of the North American Division of Scientific-Atlanta, Inc. ("S-A"), which supplies advanced analog and digital video systems to the cable and telephone industry. From January 1990 to March 1994, he held the position of President of the Subscriber Systems Division at S-A, where he had general management responsibility for S-A's analog and digital settop business. From April 1988 to March 1990, Mr. Trimm held other senior management positions at S-A, including President of the Spectral Dynamics Division.

  Dr. Chen has been Executive Vice President, Research and Development and Chief Scientist since October 1996. He served as Senior Vice President, Research and Chief Scientist of CLI from September 1989 until October 1996.

  Mr. Augustine has been Executive Vice President and General Manager since January 1997. He served as Vice President, Sales and Marketing from October 1996 through January 1997, and has served as Vice President, Worldwide Sales, Videoconferencing Products of CLI from December 1993 until October 1996. From January 1987 to December 1993 he was Vice President, North American Sales, Videoconferencing Products.

  Dr. Anderson has served as a member of the Board of Directors of CLI since August 1984 and is currently serving as Chairman of the Board. He is a consultant on science and engineering management and a member of the National Academy of Engineering. Dr. Anderson held various positions with International Business Machines Corporation ("IBM") from 1951 to June 1984, including Director of Research, General Products Division President, Group Executive and Vice President. He retired from IBM in June 1984.

  Mr. Casale has served as a member of the Board of Directors since October 1986. He is currently Group President of the Brokerage Information Services Group of Automatic Data Processing, Inc., a provider of computer and data processing services. From 1986 to 1987 he served as a Managing Director for the Mergers and Acquisitions Division of Kidder Peabody & Co., Incorporated, a securities brokerage and investment banking firm. Mr. Casale is also a director of Provident Mutual Life Insurance Co. and Quantum Corporation.

  Mr. Liepold has served as a member of the Board of Directors of CLI since May 1988. Since 1984, he has served as President of Robert B. Liepold, Inc., an advisor to senior corporate management for strategic planning, marketing and organization. He has served as President of KCWB, a television station in Kansas City, Missouri, since 1996.

  Mr. Wegmann has served as a member of the Board of Directors of CLI since May 1981. He has been a private investor since 1988. Mr. Wegmann is also a director of MMI Medical, Inc., Innoserve Technologies, Inc. and Plantronics, Inc.

COMPENSATION OF DIRECTORS

  CLI pays each non-employee director (a person that is elected as a director of CLI or an affiliate of CLI and who is not otherwise employed by CLI or an affiliate of CLI) fees consisting of $5,000 annually plus $750 for each Board of Directors meeting and for each Audit, Executive and Compensation Committee meeting attended. Non-employee directors are also eligible for reimbursement in accordance with Company policy for their expenses incurred in connection with attending meetings of the Board of Directors and the Audit, Executive and Compensation Committees.

  Each non-employee director is also entitled to receive annual non-discretionary annual stock option grants under CLI's 1992 Non-Employee Directors' Stock Option Plan (Directors' Plan). Only non-employee directors of CLI or an affiliate of CLI (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by CLI not to qualify as incentive stock options under the Code.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal years ended December 31, 1996, 1995 and 1994, compensation paid by CLI, including salary, bonuses, stock options, and certain other compensation, to its current Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1996, including three former officers, and one former chief executive officer (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                          COMPENSATION
                               ANNUAL COMPENSATION          AWARDS(1)
                         ------------------------------- ---------------
                                                           SECURITIES
   NAME AND PRINCIPAL         SALARY      BONUS AND        UNDERLYING        ALL OTHER
        POSITION         YEAR   ($)   COMMISSIONS(1) ($) OPTIONS/SARS(#) COMPENSATION($)(3)
   ------------------    ---- ------- ------------------ --------------- ------------------
T. Gary Trimm........... 1996 250,000      100,000           250,000               --
 President, Chief        1995 201,924      150,000           250,000               --
 Executive Officer,      1994      --           --                --               --
 Principal Financial
 Officer and
 Director(4)
Dr. Wen H. Chen......... 1996 197,370           --            40,000               --
 Executive Vice          1995 197,370           --            10,000            7,591
 President, Research     1994 198,775           --            15,000           11,387
 and Development
 and Chief Scientist
Ted S. Augustine........ 1996 172,000           --            40,000               --
 Executive Vice          1995 156,000       29,796             7,000           12,000
 President               1994 156,767       14,016             7,500               --
 and General Manager
Larry L. Enterline...... 1996 108,654      100,000           225,000          177,688
 Former Executive Vice   1995      --           --                --               --
 President(5)            1994      --           --                --               --
Anthony Pilarinos....... 1996 180,831           --            15,000           20,769
 Former Vice President   1995 183,600           --            15,000               --
 of Operations           1994 179,835       15,000                --               --
Paul P. Romeo........... 1996 145,000           --            27,500               --
 Former Vice President,  1995 130,861           --            10,000               --
 Marketing               1994 125,000           --             7,500               --
 Videoconferencing
 Products
Michael E. Seifert...... 1996 121,855           --            50,000               --
 Vice President and      1995 112,500           --             7,750               --
 Chief Accounting        1994 106,000           --            12,700               --
 Officer
John E. Tyson........... 1996 639,425           --                --          247,448
 Former President, Chief 1995 280,000           --            50,000           30,962
  Executive Officer and  1994 244,500           --            40,000           95,442
  Chairman of the
  Board(6)

--------
(1) Amounts shown for 1996 consist of bonuses of $100,000 each to Messrs. Trimm and Enterline. Amounts shown for 1995 consist of a bonus to Mr. Trimm of $150,000 and commissions to Mr. Augustine of $29,796. Amounts shown for 1994 consist of a commission to Mr. Augustine of $14,016.
(2) CLI has no stock appreciation rights (SARs).
(3) Amounts shown for 1996 consist of payments of $177,688 to Mr. Enterline as a management consultant prior to his joining CLI in July 1996 as Executive Vice President, and payments of $247,448 to Mr. Tyson as a consultant subsequent to his resignation as President, Chief Executive Officer and Chairman of the Board in February 1996, and payment to Mr. Pilarinos of $20,769 in lieu of accrued and unused paid time off.
(4) Mr. Trimm joined CLI in February 1995 as President, Broadcast Products. Since February 1996, Mr. Trimm has been President, Chief Executive Officer and a member of the Board of Directors.
(5) Mr. Enterline joined CLI in July 1996 as Executive Vice President. From January 1996 to July 1996, Mr. Enterline was a management consultant to CLI. Mr. Enterline resigned voluntarily in January 1997. Under certain circumstances, Mr. Enterline's employment agreement provided for post-employment salary continuation payments for a period of one year.
(6) Mr. Tyson resigned as President, Chief Executive Officer and Chairman of the Board in February 1996. Mr. Tyson has currently entered into a consulting relationship with CLI, at a rate that approximates Mr. Tyson's 1995 base annual salary, that will continue through February 1998. As part of the separation and consulting agreement, Mr. Tyson's stock options continued to vest during the consulting period and became fully vested in August 1996. In addition, CLI has agreed to permit Mr. Tyson to exercise his stock options, except for certain stock options granted in 1988 and 1989, no later than the end of their full ten-year term, or March 1, 2001, whichever occurs first.

STOCK OPTION GRANTS AND EXERCISES

  The following tables show for the fiscal year ended December 31, 1996 certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                             OPTION GRANTS IN 1996

                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                       PRICE APPRECIATION
                                     INDIVIDUALIZED GRANTS             FOR OPTION TERM(3)
                         --------------------------------------------- -------------------
                           NUMBER OF    % OF TOTAL
                           SECURITIES    OPTIONS
                           UNDERLYING   GRANTED TO EXERCISE
                            OPTIONS     EMPLOYEES   PRICE   EXPIRATION
          NAME           GRANTED ($)(1) IN 1996(2)  ($/SH)     DATE     5% ($)   10% ($)
          ----           -------------- ---------- -------- ---------- -------- ----------
T. Gary Trimm...........     80,000         4.9%    $5.109   04/16/06  $257,042 $  651,394
T. Gary Trimm...........    170,000        10.4%     5.000   07/17/06   534,560  1,354,681
Dr. Wen H. Chen.........     40,000         2.5%     5.875   06/21/06   147,709    374,529
Ted S. Augustine........     40,000         2.5%     5.875   06/21/06   147,790    374,529
Larry L. Enterline......     25,000         1.5%     5.109   04/16/06    80,326    203,561
Larry L. Enterline......    200,000        12.3%     5.000   07/17/06   628,895  1,593,742
Anthony Pilarinos.......     15,000         1.0%     5.109   04/16/06    48,195    122,136
Paul P. Romeo...........      7,500          .5%     5.109   04/16/06    24,098     61,068
Paul P. Romeo...........     20,000         1.2%     5.875   07/17/06    62,889    159,374
Michael E. Seifert......     10,000          .6%     5.109   04/16/06    32,130     81,424
Michael E. Seifert......     40,000         2.5%     5.875   06/21/06   125,779    318,748
John E. Tyson...........         --          --         --         --        --         --

--------
(1) Options generally vest in equal installments every six months over a four-year period beginning on the date six months after the date of grant. The options will fully vest upon a change of control, as defined in CLI's option plans, unless the acquiring company assumes the options or substitutes similar options. The Board of Directors may reprice the options under the terms of CLI's option plans.
(2) Based on a total of 1,629,280 options granted to all employees in 1996.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

    AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

                                                         NUMBER OF
                                                        SECURITIES        VALUE OF
                                                        UNDERLYING      UNEXERCISED
                                                        UNEXERCISED     IN-THE-MONEY
                                                        OPTIONS AT       OPTIONS AT
                                                       DECEMBER 31,     DECEMBER 31,
                            SHARES                       1996 (#)         1996 ($)
                         ACQUIRED ON       VALUE       EXERCISABLE/     EXERCISABLE/
          NAME           EXERCISE (#) REALIZED ($)(1)  UNEXERCISABLE  UNEXERCISABLE(2)
          ----           ------------ --------------- --------------- ----------------
T. Gary Trimm...........       -0-            -0-     145,714/354,286      -0-/-0-
Dr. Wen H. Chen.........       -0-            -0-      256,438/51,562    1,260/-0-
Ted S. Augustine........       -0-            -0-      124,021/50,541      -0-/-0-
Larry L. Enterline......       -0-            -0-      50,268/324,732      -0-/-0-
Anthony Pilarinos.......       -0-            -0-       50,625/39,375      -0-/-0-
Paul P. Romeo...........       -0-            -0-       96,064/37,686    6,098/-0-
Michael Seifert.........       -0-            -0-       10,606/59,844      -0-/-0-
John E. Tyson...........   104,000        224,302         260,000/-0-      -0-/-0-

--------
(1) Value realized is based on the fair market value of CLI's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.
(2) Based on the closing price on December 31, 1996 of the Common Stock on the NASDAQ National Market of $3.8125 per share.

EMPLOYMENT CONTRACTS

  In July 1996, CLI entered into an employment agreement with T. Gary Trimm, President and Chief Executive Officer of CLI. The employment agreement provides for an annual salary to Mr. Trimm of $250,000 and an annual bonus and provides for the grant of an option to purchase 170,000 CLI Common Shares.

  If CLI terminates the employment of Mr. Trimm without "Cause" (as defined in the employment agreement), or if Mr. Trimm voluntarily terminates his employment with "Good Reason" (as defined in the employment agreement), CLI shall continue to pay Mr. Trimm his base salary for a period of 52 weeks (the "Severance Period"). CLI shall discontinue such payments if Mr. Trimm enters into an activity in competition with CLI or solicits CLI's employees. Following the Severance Period, Mr. Trimm shall serve as a consultant to CLI for a period of up to three (3) years. During such consulting period, CLI will pay Mr. Trimm a monthly fee equal to the greater of $500 or $125 per hour of consulting services performed during such month, and any options to purchase CLI Common Shares held by Mr. Trimm will continue to vest.

                         PRINCIPAL STOCKHOLDERS OF CLI

  The following table sets forth certain information regarding the ownership of CLI's class of voting securities as of March 14, 1997 before giving effect to the Merger and the percentage of VTEL Common Shares owned after the Merger by (i) all those known by CLI to be beneficial owners of more than 5% of its voting securities, (ii) all directors, (iii) each of the "Named Executive Officers", (iv) all officers and directors of CLI as a group and (v) the holders of the CLI Preferred Shares.

                                                        SHARES
                                                     BENEFICIALLY    PERCENTAGE
                                                       OWNED(1)        OWNED
                                                   -----------------   AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER   PERCENT MERGER(2)
       ------------------------------------        --------- ------- ----------
Infinity Investors Limited(3)..................... 4,282,692  21.2%     5.7%
 27 Wellington Road
 Cork, Ireland
Heartland Advisors, Inc........................... 1,068,600   6.7%     2.2%
 790 North Milwaukee Street
 Milwaukee, WI 53202
Thomson Consumer Electronics S.A..................   883,599   5.6%     1.8%
 9, place de Vosges, La Defense 5
 Courbevoie, Cedex 66
 92050 Paris La Defense, France
Dr. Arthur G. Anderson............................   121,671     *        *
Ted S. Augustine(4)...............................   129,574     *        *
Robert J. Casale(4)...............................    73,167     *        *
Dr.Wen H. Chen(4).................................   267,515   1.7%       *
Robert B. Liepold(4)..............................    86,667     *        *
Anthony Pilarinios(4).............................    50,625     *        *
Paul P. Romeo(4)..................................   103,128     *        *
Michael E. Seifert(4).............................    13,693     *        *
T. Gary Trimm(4)..................................   205,536   1.3%       *
John E. Tyson(4)..................................   346,449   2.1%       *
David A. Wegmann(4)...............................    73,667   1.3%       *
All executive officers and directors as a group
 (15 persons)(4).................................. 1,642,255   9.4%     3.4%

--------
 * Less than 1%
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G's filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CLI believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages owned before the Merger are based on 15,892,853 shares of Common Stock outstanding on March 14, 1997. In the case of parties holding presently exercisable options and warrants and convertible securities, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options, warrants and convertible securities are outstanding.
(2) The percentage owned after the Merger is based on 22.5 million VTEL Common Shares anticipated to be outstanding after the Merger.
(3) The number of shares of Common Stock considered beneficially owned by Infinity is based upon the assumed conversion of 350,000 CLI Preferred Shares and is based upon a conversion formula using the average closing bid price of the CLI Common Shares for the 5 trading days preceding March 14, 1997. The number of shares considered beneficially owned also includes the assumed conversion of warrants to purchase 375,000 shares of CLI Common Shares. The percentage owned after the Merger is based on the number of VTEL Common Shares issuable in the Merger with respect to the CLI Preferred Shares plus the number of shares issuable pursuant to Warrants to purchase 375,000 CLI Common Shares, which will be converted into a warrant to purchase 172,500 VTEL Common Shares in the Merger.
(4) Includes shares that certain executive officers, directors and former executive officers of CLI have the right to acquire within 60 days after March 14, 1997 pursuant to exercise of outstanding options as follows: Ted
    S. Augustine, 126,645 shares; Dr. Arthur G. Anderson, 95,667 shares; Robert J. Casale, 71,667 shares; Dr. Wen H. Chen, 263,000 shares; Robert
    B. Liepold, 86,667 shares; Anthony Pilarinos, 50,625 shares; Paul P. Romeo, 100,000 shares; Michael E. Seifert, 13,419 shares; T. Gary Trimm, 205,536 shares; John E. Tyson, 260,000 shares; David A. Wegmann, 71,667 shares; and all executive officers and directors as a group, 1,498,762 shares.

                       DESCRIPTION OF VTEL CAPITAL STOCK

  The authorized capital stock of VTEL consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. See "Description of Amendment to VTEL Certificate of Incorporation".

COMMON STOCK

  As of the VTEL Record Date, there were 14,064,733 VTEL Common Shares outstanding and held of record by 608 stockholders.

  Holders of VTEL Common Shares are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the VTEL Common Shares entitled to vote in any election of directors may elect all of the directors standing for election. Holders of VTEL Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the VTEL Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding VTEL preferred stock. Upon the liquidation, dissolution or winding up of VTEL, the holders of VTEL Common Shares are entitled to receive ratably the net assets of VTEL available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding VTEL preferred stock. Holders of VTEL Common Shares have no preemptive, subscription, redemption or conversion rights. The outstanding VTEL Common Shares are fully paid and nonassessable. The rights, preferences and privileges of holders of VTEL Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of VTEL preferred stock which VTEL may designate and issue in the future.

PREFERRED STOCK

  As of the date of this Joint Proxy Statement/Prospectus, there were no shares of VTEL preferred stock outstanding. The VTEL Board has the authority, without further action of the stockholders of VTEL, to issue shares of any wholly unissued class or series of VTEL preferred stock and to fix or alter the designations, preferences, rights, powers, and any qualifications, limitations or restrictions of the shares of each such class or series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series or the designations of such class or series.

DIVIDENDS

  VTEL has never paid cash dividends, and the VTEL Board currently intends to retain any earnings in the foreseeable future for use in VTEL's business. In addition, under the terms of VTEL's revolving line of credit agreement, VTEL is prohibited from paying cash dividends.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  VTEL is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws. VTEL does not intend to "elect out" of the application of this statute.

  VTEL's Fourth Amended and Restated Certificate of Incorporation includes a provision which allows the VTEL Board, without stockholder approval, to issue VTEL preferred stock with voting and conversion rights that could adversely affect the voting power of holders of VTEL Common Shares. The issuance of VTEL preferred stock may have the effect of delaying, deferring or preventing a change in control of VTEL. VTEL has no present plans to issue any shares of VTEL preferred stock after the closing of the Merger.

  VTEL's Fourth Amended and Restated Certificate of Incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. VTEL's Fourth Amended and Restated Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. VTEL believes that these provisions will assist VTEL in attracting or retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for VTEL's Common Shares is First National Bank of Boston, Boston, Massachusetts.

SUMMARY OF RIGHTS TO PURCHASE SERIES A PREFERRED STOCK

  On July 10, 1996, the VTEL Board declared a dividend distribution of one Right (a "Right") for each outstanding VTEL Common Share to stockholders of record at the close of business on July 22, 1996. Each Right relates to one/one-thousandth of a share of Series A Preferred Stock, $.01 par value (the "Series A Preferred Stock"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "VTEL Rights Agreement") between VTEL and First National Bank of Boston, as Rights Agent.

  Initially, the Rights will be attached to all VTEL Common Share certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the VTEL Common Shares and a distribution date (the "Distribution Date") will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding VTEL Common Shares (the "Stock Acquisition Date") or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding VTEL Common Shares. Until the Distribution Date, (i) the Rights will be evidenced by the VTEL Common Share certificates (together with a copy of a summary of rights or bearing the notation referred to below) and will be transferred with and only with such VTEL Common Share certificates, (ii) VTEL Common Share certificates issued after July 22, 1996 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificate for VTEL Common Shares outstanding (with or without a copy of a summary of rights) will also constitute the transfer of the Rights associated with the VTEL Common Shares represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2005, unless that date is extended or the Rights are earlier redeemed by VTEL as described below.

  Ten business days after any person or group announces a tender offer for 10% or more of VTEL's outstanding Common Shares, the Rights will become exercisable. Thereafter, the Rights will trade separately from VTEL Common Shares and separate certificates representing the Rights will be issued, which will entitle the holder of a Right to purchase from VTEL one/one-thousandth of a share of Series A Preferred Stock for $55 (the "Purchase Price").

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  In addition, if any person or group acquires 10% or more of VTEL Common
Shares, each Right not owned by the acquiror would become exercisable for the number of VTEL Common Shares that at the time have a market value of two times the $55 exercise price of the Right. If, after any person or group acquires 10% or more of VTEL Common Shares, VTEL is acquired in a merger or other business transaction in which VTEL is not the surviving corporation, the Rights, under certain circumstances will be modified so as to entitle the holder to buy a number of the acquiring company's common shares having a market value of two times the $55 exercise price of each Right. In general, at any time until ten days after the Stock Acquisition Date, VTEL may redeem the Rights in whole, but not in part, at a price of $.01 per Right in cash, VTEL Common Shares or other consideration approved by the VTEL Board. Under certain circumstances set forth in the VTEL Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as defined therein). Immediately upon the action of the VTEL Board ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  The existence of the Rights may have the effect of delaying, deferring or preventing changes in control or management of VTEL, and will discourage certain types of transactions involving an actual or potential change in control of VTEL, including transactions in which the holders of VTEL Common Shares might otherwise receive a premium for their shares over the then current prices, and may limit the ability of VTEL stockholders to cause or approve a transaction which they may deem to be in their best interests, all of which would have an adverse effect on the market price of VTEL Common Shares.

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

                       COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

  The rights of VTEL stockholders are currently governed by the VTEL Fourth Amended and Restated Certificate of Incorporation (the "VTEL Certificate"), the VTEL By-laws and the DGCL. The rights of CLI stockholders are currently governed by the CLI Restated Certificate of Incorporation (the "CLI Certificate"), the CLI By-laws and the DGCL. After the Effective Time, the rights of CLI stockholders who become stockholders of VTEL will be governed by the VTEL Certificate, the VTEL By-laws and the DGCL. In most respects, the rights of CLI stockholders are similar to those of VTEL stockholders. The following is a summary of the material differences between the rights of holders of CLI Common Shares and those of holders of VTEL Common Shares. The following is a discussion only of those material differences between the rights of holders of VTEL Common Shares under the VTEL Certificate, VTEL By-laws and the DGCL, on the one hand, and the rights of holders of CLI Common Shares under the CLI Certificate, CLI By-laws and the DGCL, on the other. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the VTEL Certificate, VTEL By-laws, the CLI Certificate, CLI By-laws and the DGCL.

STOCKHOLDER MEETINGS

  The VTEL By-laws provide that no business may be brought before a special meeting of stockholders except such business described in VTEL's notice of meeting delivered to stockholders.

  The CLI By-laws provide that business may be proposed to be brought before a special meeting of stockholders by the CLI Board, any proxy committee appointed by the CLI Board or by any stockholder entitled to vote for the election of directors generally (provided that such stockholder shall have provided CLI with written notice of his or its intent to propose such business not later than 90 days prior to such meeting or within ten days following the date on which notice or public disclosure of such meeting was made, if such notice or public disclosure is less than 100 days prior to such meeting).

VOTING RIGHTS

  Required Vote For Certain Business Combinations. The CLI Certificate provides that any Business Combination (as defined herein) involving CLI and an Interested Stockholder (as defined herein) must be approved by the affirmative vote of two-thirds of the voting power of all the shares of voting stock held by CLI stockholders other than an Interested Stockholder, with which or by or on whose behalf, directly or indirectly, a Business Combination is proposed, voting together as a single class (the "CLI Voting Requirement"). The CLI Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the CLI "Continuing Directors" (defined generally to include any person who is unaffiliated with, and not a representative of, the Interested Stockholder in the Business Combination and who either was a director immediately prior to the time the Interested Stockholder became such a person or was recommended or elected to succeed such Continuing Director by a majority of the Continuing Directors); or (ii) certain "fair price" (defined generally to mean that the consideration to be received by stockholders in such Business Combination shall be at least equal to the higher of, and in the same form as, (A) the consideration paid by the Interested Stockholder for such person's acquisition of the applicable CLI capital stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination or (y) in the transaction in which such person became an Interested Stockholder, or (B) the market price of CLI capital stock on the date the Interested Stockholder became such) and other criteria are met. As defined in the CLI Certificate, a "Business Combination" includes, among other things: (i) any merger or consolidation of CLI or any CLI subsidiary with any Interested Stockholder or affiliate or associate thereof;
(ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by CLI of assets or securities having a fair market value of $5 million or more to an Interested Stockholder or an affiliate or associate thereof; (iii) the adoption of a plan or proposal for the liquidation or dissolution of CLI proposed by or on behalf of an Interested Stockholder or an affiliate or associate thereof; (iv) any transaction that has the effect of increasing the proportionate share of any

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

class of equity or convertible security of CLI or any subsidiary that is beneficially owned by an Interested Stockholder or any affiliate or associate thereof; and (v) any agreement or arrangement providing for any of the foregoing. As defined in the CLI Certificate, "Interested Stockholder" means any person (other than CLI or any subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of CLI or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which is a person who is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of CLI; or is an affiliate or associate of CLI and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of CLI; or is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

  Neither the VTEL Certificate nor the VTEL By-laws contain any similar provision or provisions.

  Charter and By-Law Amendments. The CLI Certificate provides that any amendment, alteration or repeal of Article Sixth thereof (relating to action by the required vote for certain Business Combinations) requires the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of CLI entitled to vote generally in the election of directors, voting together as a single class.

PROVISIONS RELATING TO DIRECTORS

  Number of Directors. The VTEL By-laws currently provide that the number of directors shall be no more than seven. The CLI By-laws currently provide that the number of directors shall be no more than six.

  Classification. The CLI Certificate provides for classification of the CLI Board into three classes as nearly equal in number as possible, with one class being elected annually. Neither the VTEL Certificate nor the VTEL By-laws provides for such classification of directors.

  Removal. The VTEL By-laws provide that a director may be removed from office for cause or without cause, upon the vote of holders of a majority of shares entitled to vote at a special meeting called for that purpose.

  The CLI Certificate provides that, subject to the rights of the holders of any series of preferred stock, any director, or the entire CLI Board, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock of CLI, voting together as a single class or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of voting stock of CLI.

RIGHTS AGREEMENTS

  VTEL has issued Rights and is a party to the VTEL Rights Agreement. See "Description of VTEL Capital Stock--Summary of Rights to Purchase Series A Preferred Stock."

  In July 1991, the CLI Board declared a dividend of one preferred share purchase right for each outstanding CLI Common Share held as of August 15, 1991. The description and terms of such rights are set forth in an Amended and Restated Rights Agreement dated as of January 29, 1993, between CLI and The First National Bank of Boston, as successor Rights Agent (the "CLI Rights Plan"). The CLI Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiring entity from gaining control of CLI without offering a fair price to all of CLI's stockholders.

  Each right entitles holders of CLI Common Shares to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of CLI at an exercise price of $100.00, subject to adjustment in certain cases to prevent dilution. The rights are not exercisable or transferable apart from the CLI Common Shares until the

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

earlier of ten days after the date on which a person or group has acquired beneficial ownership of 15% or more of the CLI Common Shares (an "Acquiring Entity") or ten business days after the public announcement of the commencement of a tender or exchange offer that would result in the Acquiring Entity owning 15% or more of the CLI Common Shares. Further, the rights generally entitle each right holder (except the Acquiring Entity) to purchase that number of CLI Common Shares which have a market value equal to twice the exercise price of the right, if any person becomes the beneficial owner of 15% or more of the CLI Common Shares. If an Acquiring Entity purchases at least 15% of the CLI Common Shares, but has not acquired 50%, the CLI Board may exchange the rights (except those of the Acquiring Entity) for one CLI Common Share per right. In addition, under certain circumstances, if CLI is involved in a merger or other business combination in which CLI is not the surviving corporation, the rights entitle the holder to buy common stock of the Acquiring Entity with a market value of twice the exercise price of each right.

  CLI is generally entitled to redeem the rights for $.01 per right at any time until 20 days following a public announcement that a 15% stock position has been acquired and in certain other circumstances. CLI may amend the rights in any manner until such time as a person becomes an Acquiring Entity; after such time, CLI may amend the rights in any manner which would not adversely effect the interests of the holders of the rights. The rights, which do not have voting rights, will expire on August 15, 2001, unless redeemed or exchanged earlier by CLI pursuant to the CLI Rights Plan.

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

         DESCRIPTION OF AMENDMENT TO VTEL CERTIFICATE OF INCORPORATION

  The Merger Agreement requires that, as of the Effective Time, the VTEL Fourth Amended and Restated Certificate of Incorporation be amended by restating Article Fourth in its entirety. The following description of the VTEL Certificate Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the VTEL Certificate Amendment, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix D and is incorporated herein by reference.

  As amended, Article Fourth would increase the total number of shares of capital stock which VTEL shall have the authority to issue to 50,000,000 from 35,000,000, by increasing the authorized number of VTEL Common Shares from 25,000,000 to 40,000,000.

  As of the date of this Joint Proxy Statement/Prospectus, approximately 14.1 million VTEL Common Shares were issued and outstanding. Upon consummation of the Merger an additional 8.4 million VTEL Common Shares will be issued to holders of CLI Common Shares and CLI Preferred Shares pursuant to the Merger Agreement. In addition, as of the date of this Joint Proxy Statement/Prospectus, approximately 3.0 million VTEL Common Shares were reserved for issuance upon the exercise of options granted under VTEL's equity-based employee incentive plans, all of which total more than 25,000,000 shares. See "Description of Proposed Amendment to Increase the Number of Shares Subject to VTEL 1996 Stock Option Plan." Therefore, the number of authorized and unissued VTEL Common Shares after the Merger will be insufficient to meet the obligations under VTEL's equity-based incentive plans unless the VTEL Certificate Amendment is approved at the VTEL Meeting. Consummation of the Merger is conditioned upon VTEL's stockholders approving the Merger Agreement and the VTEL Certificate Amendment. If the Merger Agreement is not approved or if for any reason the Merger is not consummated, the VTEL Board does not intend to implement the VTEL Certificate Amendment.

  THE VTEL BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE VTEL CERTIFICATE AMENDMENT.

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

                 DESCRIPTION OF PROPOSED AMENDMENT TO INCREASE
          THE NUMBER OF SHARES SUBJECT TO VTEL 1996 STOCK OPTION PLAN

GENERAL

  For several years, VTEL has utilized stock options as a key part of its overall compensation program for executive officers and all other employees of VTEL. The VTEL Board believes it is important to have equity-based incentives available to retain and attract quality personnel for VTEL, including CLI personnel subsequent to the Merger. Because many of the approximately 1,696,627 Assumed Options will have exercise prices that are substantially in excess of VTEL's prevailing market price, the VTEL Board desires the flexibility to make new option grants to CLI personnel, as well as VTEL personnel, to provide incentives designed to achieve the purposes of the Merger. This will necessarily entail new option grants, and correspondingly, a need to increase the number of VTEL Common Shares available for grant under the 1996 Plan. If the Amendment to the 1996 Plan is approved, the VTEL Board intends to use a portion of the additional shares available under the 1996 Plan for grants to CLI personnel on terms involving their relinquishment and cancellation of their Assumed Options in exchange for the new grants with a view towards minimization of the dilutive affect associated with the assumption of the Assumed Options in the Merger and the grants to be made after the Merger to CLI personnel under the 1996 Plan. No determination has been made as of the date hereof of the proposed terms of any such exchange. The VTEL Board has approved, subject to stockholder approval, and subject to stockholder approval and consummation of the Merger Agreement, a proposal to amend the 1996 Plan to increase the number of VTEL Common Shares available for issuance under the 1996 Plan from 700,000 to 2,700,000. Implementation of the Amendment to the 1996 Plan will also require stockholder approval of the Certificate Amendment at the VTEL Meeting to provide sufficient authorized shares of Common Stock for grants under the 1996 Plan as contemplated by this Amendment. See "Description of Amendment to VTEL Certificate of Incorporation".

  If approved by the stockholders at the VTEL Meeting, the first sentence of
Section 3 of the 1996 Plan will be amended to provide as follows:

  "Subject to the provisions of Section 11 of the Plan, the aggregate number of Shares which may be optioned and sold under the Plan is two million seven hundred thousand (2,700,000), plus Reacquired Shares."

  The remaining language of Section 3 will not be changed and the only effect of the amendment will be to increase the number of VTEL Common Shares authorized and reserved for issuance upon the exercise of stock options granted pursuant to the 1996 Plan. If the Merger Agreement is not approved or if for any reason the Merger is not consummated, the VTEL Board does not intend to implement the Amendment to the 1996 Plan.

  The maximum number of VTEL Common Shares which may be issued under the 1996 Plan will be 2,700,000 shares, plus shares which are reacquired pursuant to the share repurchase plan. Under the share repurchase plan, which is expressly set forth in the 1996 Plan, shares may be repurchased by VTEL in the open market with the cash proceeds received by VTEL with respect to options exercised subsequent to December 31, 1991, under VTEL's Employee Stock Purchase Plan, its 1989 Stock Option Plan, and the 1996 Plan, up to a maximum of 50% of the total shares authorized for grant under the 1996 Plan (determined without regard to the share repurchase plan) as in effect at the time of reference.

  Stockholder approval of the foregoing Amendment is required under the terms of the 1996 Plan.

  VTEL intends to register the additional VTEL Common Shares issuable under this amendment under the Securities Act, assuming the stockholders approve the proposal to increase the number of available shares. Shares purchased pursuant to the 1996 Plan after the effective date of such registration could immediately be sold on the open market subject, in the case of affiliates (as defined in Rule 144 under the Securities Act), to compliance with the provisions of Rule 144 other than the holding period requirement.

  Since it is VTEL's policy to grant options to all employees under the 1996 Plan upon such employees joining VTEL and to grant options to other employees from time to time as determined by the Compensation Committee of VTEL in its discretion, it is not possible at this time to indicate the number, names or positions of employees who will receive options or the number of shares for which options will be granted to any employee under the 1996 Plan.

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

DESCRIPTION OF VTEL'S 1996 PLAN

  A summary of the principal provisions of the 1996 Plan is set forth below:

  Options granted under the 1996 Plan may be either (i) options intended to qualify as "incentive stock options" ("Incentive Stock Options") under Section 422A of the Internal Revenue Code of 1986, as amended ("Code"), or (ii) stock options not intended to qualify for incentive stock option treatment ("Non-Qualified Stock Options"). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to Incentive Stock Options which first become exercisable in any calendar year by a participant in the 1996 Plan may not exceed $100,000. Incentive Stock Options may not be granted under the 1996 Plan having an exercise price less than 100% of the fair market value of VTEL Common Shares on the date of grant (or 110% of fair market value in the case of Incentive Stock Options granted to participants in the 1996 Plan holding 10% or more of the voting stock of VTEL).

  The 1996 Plan is not required to be qualified under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ELIGIBILITY AND PARTICIPATION

  Under the 1996 Plan, Incentive Stock Options and Non-Qualified Stock Options may be granted to employees (including officers and directors who are employees) of VTEL or a parent or subsidiary of VTEL (approximately 480 persons at February 1, 1996), and Non-Qualified Stock Options may be granted to consultants to VTEL or a parent or subsidiary of VTEL (approximately 15 persons at February 1, 1996). It is the current policy of VTEL that all persons employed by VTEL will be granted options under the 1996 Plan upon joining VTEL. In order to comply with certain changes in the Code, and thereby to insure VTEL's ability to deduct, for Federal income tax purposes, certain amounts in connection with the exercise of certain options, the maximum number of VTEL Common Shares which may be covered by an option granted to any employee in a calendar year may not exceed 300,000.

ADMINISTRATION

  The 1996 Plan is administered by the Compensation Committee of the VTEL Board. Subject to the provisions of the 1996 Plan, the Compensation Committee has authority to determine all terms and provisions under which options are granted pursuant to the 1996 Plan, including, without limitation, (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the vesting schedule for each grant, (iv) the exercise price and (v) the duration of the option, which cannot exceed ten years (five years for Incentive Stock Options granted to holders of more than 10% of the outstanding VTEL Common Shares).

TERMINATION OF EMPLOYMENT

  An option granted under the 1996 Plan is not transferable by the optionee except by will or by the laws of descent and distribution and is exercisable during the lifetime of the optionee only while the optionee is in the employ of, or serving as a consultant to, VTEL or within thirty days after termination of employment or the consulting arrangement (references to termination of employment hereafter being deemed to include termination of a consulting arrangement). In the event that termination of employment is due to death or disability, the option is exercisable for a one-year period thereafter. If death occurs within thirty days after termination of employment, the option is exercisable for three months after the death of the optionee.

VESTING--EXERCISABILITY

  The 1996 Plan does not impose any specific vesting requirements. However, options granted by VTEL under the 1996 Plan have provided that they vest ratably at the end of each month over a four-year period, but that an optionee may fully exercise options granted to him or her immediately upon such grant. VTEL retains

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

the right to buy back, upon optionee's termination of employment, at the exercise price paid therefor by the optionee, any shares in which such optionee was not vested at the time of such termination.

  The 1996 Plan provides that the VTEL Board may amend the 1996 Plan at any time in such respect as the VTEL Board may deem desirable; provided that the following amendments shall require approval by the holders of a majority of VTEL Common Shares represented at a meeting of stockholders for which a quorum is present: (i) any change in the aggregate number of VTEL Common Shares (subject to adjustments described in the 1996 Plan); (ii) any change in the designation of the class of employees eligible to be granted Incentive Stock Options; (iii) permitting the granting of an option which extends beyond ten years from date of grant; (iv) extending the termination date of the 1996 Plan past the tenth anniversary of its effective date; and (v) as long as VTEL has a class of securities registered under the Exchange Act at the time of such amendment, any change that would materially increase the benefits accruing to participants under the 1996 Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of the federal income tax consequences of participation in the 1996 Plan for a typical optionee is only a summary and does not purport to be complete, and differences in individual optionees' financial situations may cause federal, state and local income tax consequences of participation in the 1996 Plan to vary.

  Non-Qualified Stock Options. An optionee will not recognize any income upon the grant of a Non-Qualified Stock Option. Under Rule 16b-3 promulgated under the Exchange Act the short-swing profit liability rules under Section 16(b) of the Exchange Act should ordinarily not apply to the exercise of a Non-Qualified Stock Option under the 1996 Plan. Thus, ordinarily upon exercise of the Non-Qualified Stock Option, the amount by which the fair market value of the shares transferred ("Non-Qualified Option Shares") at the time of exercise exceeds the exercise price must be treated as ordinary income received by the optionee. See "Exercise of Options with Common Stock" below for a description of the tax consequences of using previously acquired stock to exercise an option. However, if an optionee is subject to such short-swing profit rules, then the amount by which the fair market value of the Non-Qualified Option Shares at the time such optionee could sell such shares at a profit without creating liability under Section 16(b) of the Exchange Act exceeds the exercise price must be treated as ordinary income received by the optionee. Such an optionee may elect, pursuant to Section 83(b) of the Code, to be taxed on the difference between the fair market value of the Non-Qualified Option Shares on the date of exercise of the option and the exercise price. The date as of which Non-Qualified Option Shares are to be valued for the above purposes is referred to herein as the "Valuation Date."

  VTEL generally will be entitled to deduct the amount that the optionee is required to treat as ordinary income in VTEL's taxable year that ends with or within the taxable year in which the optionee recognizes such income, to the extent such amount constitutes an ordinary and necessary business expense and is not disallowed under section 162(m). VTEL believes that the options to be granted under the 1996 Plan meet the requirements for deductible compensation.

  Upon a taxable disposition of Non-Qualified Option Shares, any amount received by the optionee in excess of the sum of (i) the exercise price and
(ii) any amount includable in income with respect to the exercise of such Non-Qualified Stock Option, will generally be treated as long-term or short-term capital gain, depending upon the holding period of the Non-Qualified Option Shares. To qualify for long-term capital gain or loss treatment, the Non-Qualified Option Shares must have been held for more than 12 months as a capital asset. The maximum federal income tax rate applicable to individuals for long-term capital gain is currently 28%. If, upon disposition, the optionee receives an amount that is less than the fair market value of the Non-Qualified Option Shares on the Valuation Date, the loss will generally be treated as a long or short-term capital loss, depending upon the holding period of such Non-Qualified Option Shares.

  Incentive Stock Options. An optionee will not recognize any income upon the grant or exercise of an Incentive Stock Option, nor will VTEL be allowed a corresponding deduction. See "Exercise of Options with

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

Common Stock" below for a description of the tax consequences of using previously acquired stock to exercise an Incentive Stock Option. See "Alternative Minimum Tax" below for the application of the alternative minimum tax to the exercise of an Incentive Stock Option.

  When shares acquired through the exercise of an Incentive Stock Option ("Incentive Option Shares") are sold or exchanged in a taxable disposition, any amount received by the optionee in excess of the exercise price of the Incentive Option Shares, will be treated as long-term capital gain, and any loss realized will be treated as a long-term capital loss, assuming that the prescribed Incentive Stock Option requirements described below are met.

  To obtain the favorable tax treatment for Incentive Stock Options under
Section 422 of the Code, an optionee must not dispose of Incentive Option Shares within two years of the grant date and within one year from the date of exercise of the Incentive Stock Option (the "Requisite Holding Periods").

  If the Requisite Holding Period requirements are not met, the disposition of the Incentive Option Shares will be treated as a "disqualifying disposition." Upon a disqualifying disposition, the amount by which the lesser of (1) the fair market value of the Incentive Option Shares on the date of exercise, or
(2) the amount realized on the sale, exceeds the exercise price will be treated as ordinary income, and any gain in excess of the amount in (1) will be long-term or short-term capital gain, depending on the holding period of the Incentive Option Shares. If the Incentive Option Shares are sold for an amount less than the exercise price, such loss will be treated as a long-term or short-term capital loss, depending on the holding period of such shares. In the event of a disqualifying disposition, VTEL will be allowed a deduction in an amount equal to the amount that the optionee is required to treat as ordinary income in VTEL's taxable year that ends with or within the taxable year in which the optionee is required to recognize such ordinary income.

 Alternative Minimum Tax

  For purposes of computing the alternative minimum tax, an optionee must include in alternative minimum taxable income the amount by which the fair market value of VTEL Common Shares subject to Incentive Stock Options (at the time they are no longer subject to a substantial risk of forfeiture or are freely transferable) exceeds the exercise price. If an optionee exercises an Incentive Stock Option and disposes of the Incentive Option Shares in the same year and the amount realized is less than the fair market value of such Incentive Option Shares at the time of exercise, the amount of income that must be included in alternative minimum taxable income may not exceed the excess, if any, of the amount realized from the disposition over the optionee's adjusted basis in the Incentive Option Shares.

 Exercise of Option

  Under the 1996 Plan there must be a continuous employment (or consulting) relationship between the optionee and VTEL from the date of the grant of an option until the date of exercise (however, the optionee may exercise an option within 30 days following his termination of employment), unless the option terminates due to his death or disability. If the optionee's employment terminates as a result of his disability, such optionee may exercise his options within 12 months of his termination of employment. If the optionee's employment terminates as a result of his death, the option may be exercised within 12 months after the date of death of the optionee by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance. If the optionee's death occurs within 30 days after the termination of his employment relationship with VTEL, the option may be exercised within three months of the optionee's death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance.

 Exercise of Options with Common Stock

  Non-Qualified Stock Options. If an optionee exercises a Non-Qualified Stock Option by paying the exercise price with (1) Incentive Option Shares that have been held for the Requisite Holding Periods or (2) VTEL

Common Shares other than Incentive Option Shares, the optionee will be treated as having made a nontaxable exchange of the number of shares transferred for an equal number of shares received (the "Exchange Stock"). The basis and holding period of the Exchange Stock will be the same as the basis and holding period of the stock transferred. The fair market value of all shares received in excess of the Exchange Stock (the "Excess Stock") are treated as compensation income to the optionee, and VTEL generally will have a corresponding deduction to the extent the amount constitutes an ordinary and necessary business expense and is not disallowed by section 162(m). The Excess Stock has a basis equal to the amount included in optionee's compensation income and a holding period that begins on the date the Non-Qualified Stock Option is exercised. An optionee who is subject to the short-swing profit rules of Section 16(b) of the Exchange Act should see the discussion under "Non-Qualified Stock Options" above.

  If an optionee exercises a Non-Qualified Stock Option by paying the exercise price with Incentive Option Shares that have not been held for the Requisite Holding Period, the transaction will be treated as a disqualifying disposition as described above.

  Incentive Stock Options. If an optionee exercises an Incentive Stock Option by paying the exercise price with VTEL Common Shares other than Incentive Option Shares, the optionee will be treated as having received Exchange Stock (the number of shares received equal to the number of shares surrendered) and Excess Stock (the remaining number of shares received). The Exchange Stock will have a basis and holding period that are the same as the basis and holding period of the shares surrendered. The Excess Stock will have a basis of zero and its holding period will begin on the date after the Incentive Stock Option is exercised. Both the Exchange Stock and the Excess Stock must be held for the Requisite Holding Period to avoid a disqualifying disposition.

  If an optionee exercises an Incentive Stock Option by paying the exercise price with Incentive Option Shares that have not been held for all Requisite Holding Periods, the optionee will have made a disqualifying disposition of the such Incentive Option Shares. (The optionee will be treated as having exchanged the Incentive Option Shares with the lowest basis.) The optionee will have compensation income with respect to such surrendered Incentive Option Shares (see Incentive Stock Options above). The Exchange Stock received will have a basis equal to the basis of the Incentive Option Shares surrendered (increased by the amount of compensation income recognized by the optionee) and a holding period that will be the same as the holding period of the Incentive Option Shares surrendered. The Excess Stock will have a basis of zero and its holding period will begin on the date the Incentive Stock Option is exercised. The Exchange Stock and the Excess Stock received must be held for the Requisite Holding Period to avoid a disqualifying disposition of the Exchange Stock and Excess Stock received. If an optionee exercises an Incentive Stock Option by paying the exercise price with Incentive Option Shares that have been held for all of the Requisite Holding Periods, the result will be the same as if optionee had not used Incentive Option Shares to exercise the option.

  THE VTEL BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                                 OTHER MATTERS

  Neither the VTEL Board nor the CLI Board is aware of any matters not set forth herein that may come before the meetings. If, however, further business properly comes before the meetings, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

              STOCKHOLDER PROPOSALS FOR VTEL 1997 ANNUAL MEETING

  Stockholders of VTEL may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1997 VTEL annual meeting, such proposals must be received by VTEL not later than August 3, 1997. Proposals should be directed to the attention of the Secretary of VTEL.

               STOCKHOLDER PROPOSALS FOR CLI 1997 ANNUAL MEETING

  In the event the Merger is not consummated, stockholders of CLI may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1997 CLI annual meeting, if held, such proposals must have been received by CLI not later than December 13, 1996, except that the rules of the SEC provide that if such annual meeting is changed by more than 30 calendar days from that contemplated at the time of CLI's 1996 annual meeting, such proposal need be received by CLI within a reasonable time before the solicitation is made. Proposals should be directed to the attention of the Secretary of CLI.

                                 LEGAL MATTERS

  Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas will render an opinion with respect to the validity of the VTEL Common Shares to be issued in connection with the Merger and with respect to tax matters on behalf of VTEL. Brobeck, Phleger & Harrison LLP, San Francisco, California will render an opinion with respect to tax matters on behalf of CLI.

                                    EXPERTS

  The consolidated financial statements of VTEL as of December 31, 1994 and 1995 and July 31, 1996, and for the seven months ended July 31, 1996 and for each of the three years in the period ended December 31, 1995 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of CLI as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement/Prospectus have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon their authority as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
VTEL CORPORATION
Report of Independent Accountants........................................  F-2
Financial Statements for the years ended December 31, 1993, 1994 and
 1995, and July 31, 1996:
  Consolidated Balance Sheet.............................................  F-3
  Consolidated Statement of Operations...................................  F-4
  Statement of Changes in Stockholders' Equity...........................  F-5
  Consolidated Statement of Cash Flows...................................  F-6
  Notes to the Consolidated Financial Statements.........................  F-7
Financial Statements for the six months ended January 31, 1996 and 1997:
  Condensed Consolidated Balance Sheet................................... F-19
  Condensed Consolidated Statement of Operations......................... F-20
  Condensed Consolidated Statement of Cash Flows......................... F-21
  Notes to Condensed Consolidated Financial Statements................... F-22
COMPRESSION LABS, INCORPORATED
Independent Auditor's Report............................................. F-24
Financial Statements for the years ended December 31, 1994, 1995 and
 1996:
  Consolidated Statements of Operations.................................. F-25
  Consolidated Balance Sheets............................................ F-26
  Consolidated Statements of Stockholders' Equity........................ F-27
  Consolidated Statements of Cash Flows.................................. F-28
  Notes to Consolidated Financial Statements............................. F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of VTEL Corporation

  In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of VTEL Corporation and its subsidiary at July 31, 1996 and December 31, 1995 and 1994, and the results of their operations and their cash flows for the seven months ended July 31, 1996 and each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Austin, Texas
October 10, 1996

                                VTEL CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                          DECEMBER 31,  DECEMBER 31,    JULY 31,
                                              1994          1995          1996
                 ASSETS                   ------------  ------------  ------------
Current assets:
  Cash and equivalents................... $ 4,185,000   $  2,910,000  $  1,973,000
  Short-term investments.................  17,249,000     59,984,000    48,307,000
  Accounts receivable, net of allowance
   for doubtful accounts of $145,000,
   $185,000 and $203,000 at December 31,
   1994 and 1995 and July 31, 1996.......  12,227,000     18,875,000    15,585,000
  Inventories............................   5,654,000      9,731,000    15,004,000
  Prepaid expenses and other current
   assets................................   1,065,000      1,041,000     1,597,000
                                          -----------   ------------  ------------
    Total current assets.................  40,380,000     92,541,000    82,466,000
Property and equipment, net..............   4,912,000      9,650,000    13,906,000
Intangible assets, net...................          --     14,285,000    13,730,000
Other assets.............................   1,143,000      1,832,000     1,801,000
                                          -----------   ------------  ------------
                                          $46,435,000   $118,308,000  $111,903,000
                                          ===========   ============  ============

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................... $ 3,849,000   $  5,150,000  $  9,831,000
  Accrued compensation and benefits......   1,918,000      1,752,000     1,529,000
  Accrued warranty expense...............     750,000      1,061,000       697,000
  Other accrued liabilities..............     671,000      1,351,000     1,544,000
  Research and development advance.......   1,096,000        906,000       906,000
  Deferred revenue.......................     828,000      4,250,000     2,980,000
                                          -----------   ------------  ------------
    Total current liabilities............   9,112,000     14,470,000    17,487,000
Other liabilities........................     100,000             --            --
                                          -----------   ------------  ------------
    Total liabilities....................   9,212,000     14,470,000    17,487,000
                                          -----------   ------------  ------------
Commitments and contingencies (Note 13)..          --             --            --
Stockholders' equity:
  Preferred stock, $.01 par value;
   10,000,000 authorized; none issued or
   outstanding...........................          --             --            --
  Common stock, $.01 par value;
   25,000,000 authorized; 10,017,000,
   13,766,000 and 14,308,000 issued and
   outstanding at December 31, 1994 and
   1995 and July 31, 1996................     100,000        138,000       143,000
  Additional paid-in capital.............  60,886,000    123,712,000   124,190,000
  Accumulated deficit.................... (23,908,000)   (20,169,000)  (30,068,000)
  Cumulative translation adjustment......     166,000        157,000       151,000
  Unearned compensation..................     (21,000)            --            --
                                          -----------   ------------  ------------
    Total stockholders' equity...........  37,223,000    103,838,000    94,416,000
                                          -----------   ------------  ------------
                                          $46,435,000   $118,308,000  $111,903,000
                                          ===========   ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                VTEL CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      FOR THE SEVEN
                                  FOR THE YEARS ENDED                 MONTHS ENDED
                                     DECEMBER 31,                       JULY 31,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)
Revenues:
  Products..............  $30,534,000  $52,157,000  $68,156,000  $35,175,000  $34,564,000
  Services and other....      918,000    2,074,000    9,939,000    2,399,000   15,545,000
                          -----------  -----------  -----------  -----------  -----------
                           31,452,000   54,231,000   78,095,000   37,574,000   50,109,000
                          -----------  -----------  -----------  -----------  -----------
Cost of sales:
  Products..............   16,384,000   25,685,000   33,009,000   16,706,000   19,408,000
  Services and other....      449,000      709,000    5,661,000      824,000   11,528,000
                          -----------  -----------  -----------  -----------  -----------
                           16,833,000   26,394,000   38,670,000   17,530,000   30,936,000
                          -----------  -----------  -----------  -----------  -----------
  Gross margin..........   14,619,000   27,837,000   39,425,000   20,044,000   19,173,000
                          -----------  -----------  -----------  -----------  -----------
Selling, general and
 administrative.........   16,288,000   19,860,000   25,952,000   12,861,000   21,245,000
Research and
 development............    8,350,000    8,846,000   11,309,000    6,450,000    8,860,000
Amortization of
 intangible assets......           --           --       80,000           --      560,000
Restructuring expense...           --           --           --           --      553,000
                          -----------  -----------  -----------  -----------  -----------
  Total operating
   expenses.............   24,638,000   28,706,000   37,341,000   19,311,000   31,218,000
                          -----------  -----------  -----------  -----------  -----------
  Income (loss) from
   operations...........  (10,019,000)    (869,000)   2,084,000      733,000  (12,045,000)
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Interest income.......      692,000      874,000    1,688,000      688,000    1,881,000
  Interest expense......      (12,000)      (6,000)          --           --           --
  Other.................        5,000      103,000       54,000      164,000      265,000
                          -----------  -----------  -----------  -----------  -----------
                              685,000      971,000    1,742,000      852,000    2,146,000
                          -----------  -----------  -----------  -----------  -----------
Net income (loss) before
 provision for income
 taxes..................   (9,334,000)     102,000    3,826,000    1,585,000   (9,899,000)
Provision for income
 taxes..................           --      (40,000)     (87,000)     (66,000)          --
                          -----------  -----------  -----------  -----------  -----------
  Net income (loss).....  $(9,334,000) $    62,000  $ 3,739,000  $ 1,519,000  $(9,899,000)
                          ===========  ===========  ===========  ===========  ===========
Primary net income
 (loss) per share.......  $     (1.05) $      0.01  $      0.30  $      0.14  $     (0.70)
                          ===========  ===========  ===========  ===========  ===========
Fully diluted net income
 (loss) per share.......  $     (1.05) $      0.01  $      0.30  $      0.13  $     (0.70)
                          ===========  ===========  ===========  ===========  ===========
Weighted average shares
 outstanding--primary...    8,876,000   10,544,000   12,451,000   11,060,000   14,237,000
                          ===========  ===========  ===========  ===========  ===========
Weighted average shares
 outstanding--fully
 diluted................    8,876,000   10,544,000   12,451,000   11,821,000   14,237,000
                          ===========  ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                VTEL CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                             COMMON STOCK
                          -------------------                                           TOTAL
                          NUMBER OF             PAID-IN     ACCUMULATED             STOCKHOLDERS'
                            SHARES    AMOUNT    CAPITAL       DEFICIT      OTHER       EQUITY
                          ---------- -------- ------------  ------------  --------  -------------
BALANCE AT DECEMBER 31,
 1992...................   8,607,000 $ 86,000 $ 52,923,000  $(14,636,000) $(67,000)  $38,306,000
Proceeds from sale of
 stock..................     970,000   10,000    6,999,000            --        --     7,009,000
Proceeds from stock
 issued under employee
 plans..................     201,000    2,000      320,000            --        --       322,000
Amortization of unearned
 compensation...........          --       --           --            --    23,000        23,000
Foreign currency
 translation adjustment.          --       --           --            --   (68,000)      (68,000)
Net loss................          --       --           --    (9,334,000)       --    (9,344,000)
                          ---------- -------- ------------  ------------  --------   -----------
BALANCE AT DECEMBER 31,
 1993...................   9,778,000   98,000   60,242,000   (23,970,000) (112,000)   36,258,000
Proceeds from stock
 issued under employee
 plans..................     239,000    2,000      644,000            --        --       646,000
Amortization of unearned
 compensation...........          --       --           --            --    23,000        23,000
Foreign currency
 translation adjustment.          --       --           --            --   234,000       234,000
Net income..............          --       --           --        62,000        --        62,000
                          ---------- -------- ------------  ------------  --------   -----------
BALANCE AT DECEMBER 31,
 1994...................  10,017,000  100,000   60,886,000   (23,908,000)  145,000    37,223,000
Proceeds from sale of
 stock..................   3,052,000   31,000   57,106,000            --        --    57,137,000
Stock issued for
 acquired assets (Note
 2).....................     260,000    3,000    3,721,000            --        --     3,724,000
Proceeds from stock
 issued under employee
 plans..................     437,000    4,000    1,999,000            --        --     2,003,000
Amortization of unearned
 compensation...........          --       --           --            --    21,000        21,000
Foreign currency
 translation adjustment.          --       --           --            --    (9,000)       (9,000)
NET INCOME..............          --       --           --     3,739,000        --     3,739,000
                          ---------- -------- ------------  ------------  --------   -----------
BALANCE AT DECEMBER 31,
 1995...................  13,766,000  138,000  123,712,000   (20,169,000)  157,000   103,838,000
Exercise of stock
 warrants...............     428,000    4,000       (4,000)           --        --            --
Proceeds from stock
 issued under employee
 plans..................     114,000    1,000      482,000            --        --       483,000
Foreign currency
 translation adjustment.          --       --           --            --    (6,000)       (6,000)
Net loss................          --       --           --    (9,899,000)       --    (9,899,000)
                          ---------- -------- ------------  ------------  --------   -----------
BALANCE AT JULY 31,
 1996...................  14,308,000 $143,000 $124,190,000  $(30,068,000) $151,000   $94,416,000
                          ========== ======== ============  ============  ========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                                VTEL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        FOR THE SEVEN
                                   FOR THE YEARS ENDED                   MONTHS ENDED
                                      DECEMBER 31,                         JULY 31,
                          ---------------------------------------  -------------------------
                             1993          1994          1995         1995          1996
                          -----------  ------------  ------------  -----------  ------------
                                                                   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income (loss).....  $(9,334,000) $     62,000  $  3,739,000  $ 1,519,000  $ (9,899,000)
  Adjustments to
   reconcile net income
   (loss) to net cash
   from operations......
   Depreciation and
    amortization........    2,461,000     1,934,000     3,661,000    1,632,000     4,494,000
   Provision for
    doubtful accounts...       96,000        80,000        40,000        8,000        18,000
   Amortization of
    unearned
    compensation........       23,000        23,000        21,000       11,000            --
   Amortization of
    deferred gain.......           --      (107,000)     (100,000)     (57,000)      (56,000)
   Foreign currency
    translation gain....           --        48,000        40,000      (83,000)     (216,000)
   (Increase) decrease
    in accounts
    receivable..........   (3,371,000)     (816,000)   (6,688,000)  (3,302,000)    3,272,000
   (Increase) decrease
    in inventories......     (404,000)      513,000    (1,659,000)  (1,558,000)   (5,273,000)
   (Increase) decrease
    in prepaid expenses
    and other current
    assets..............   (1,306,000)      353,000       450,000     (471,000)     (559,000)
   Increase in accounts
    payable.............    1,187,000        44,000     1,301,000      889,000     4,681,000
   Increase (decrease)
    in accrued expenses.      651,000     1,456,000       829,000     (301,000)     (338,000)
   Increase (decrease)
    in research and
    development advance.    2,745,000    (1,649,000)     (190,000)    (190,000)           --
   Increase (decrease)
    in deferred
    revenues............      756,000       194,000        50,000      299,000    (1,270,000)
                          -----------  ------------  ------------  -----------  ------------
   Net cash provided by
    (used in) operating
    activities..........   (6,496,000)    2,135,000     1,494,000   (1,604,000)   (5,146,000)
                          -----------  ------------  ------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchases of short-
   term investments.....  (71,470,000) (111,679,000) (707,280,000) (65,148,000) (241,994,000)
  Sales and maturities
   of short-term
   investments..........   75,382,000   113,989,000   664,545,000   68,327,000   253,671,000
  Purchases of property
   and equipment........   (4,482,000)   (5,076,000)   (9,524,000)  (5,270,000)   (9,499,000)
  Sales of property and
   equipment............    2,049,000       701,000     1,775,000    1,054,000     1,307,000
  Cash paid for acquired
   assets (Note 2)......           --            --   (10,684,000)          --            --
  (Increase) decrease in
   other assets.........     (314,000)     (496,000)     (689,000)    (742,000)       31,000
                          -----------  ------------  ------------  -----------  ------------
   Net cash provided by
    (used in) investing
    activities..........    1,165,000    (2,561,000)  (61,857,000)  (1,779,000)    3,516,000
                          -----------  ------------  ------------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Principal payments
   under capital lease
   obligations..........      (18,000)      (15,000)       (4,000)      (3,000)           --
  Net proceeds from
   issuance of stock....    7,331,000       646,000    59,141,000    1,359,000       483,000
                          -----------  ------------  ------------  -----------  ------------
   Net cash provided by
    financing
    activities..........    7,313,000       631,000    59,137,000    1,356,000       483,000
                          -----------  ------------  ------------  -----------  ------------
Effect of translation
 exchange rates on cash.      (68,000)      186,000       (49,000)     125,000       210,000
                          -----------  ------------  ------------  -----------  ------------
Net increase (decrease)
 in cash and
 equivalents............    1,914,000       391,000    (1,275,000)  (1,902,000)     (937,000)
Cash and equivalents at
 beginning of period....    1,880,000     3,794,000     4,185,000    4,185,000     2,910,000
                          -----------  ------------  ------------  -----------  ------------
Cash and equivalents at
 end of period..........  $ 3,794,000  $  4,185,000  $  2,910,000  $ 2,283,000  $  1,973,000
                          ===========  ============  ============  ===========  ============
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Income taxes paid.......  $    26,000  $     31,000  $     74,000  $    27,000  $         --
                          ===========  ============  ============  ===========  ============
Interest paid...........  $    12,000  $      6,000  $         --  $        --  $         --
                          ===========  ============  ============  ===========  ============
Stock issued for
 acquired assets (Note
 2).....................  $        --  $         --  $  3,723,000  $        --  $         --
                          ===========  ============  ============  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               VTEL CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

  VTEL Corporation (the "Company") designs, manufactures, markets, services and supports integrated, multi-media videoconferencing systems which operate over private and switched digital communication networks. The Company distributes its systems to a domestic and international marketplace primarily through third parties.

 Basis of presentation

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company's wholly-owned subsidiary, VTEL Europe Limited-which is located in England, after elimination of all significant intercompany transactions and balances. Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include the provision for doubtful accounts receivable, inventory write-downs for potentially excess or obsolete inventory, the valuation allowance for the gross deferred tax asset, and the amortization period for intangible assets. Actual amounts could differ from the estimates made. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation.

  The Company changed its fiscal year end from December 31 to July 31. The accompanying financial statements include the results of operations and cash flows for the seven month transition period ended July 31, 1996 with comparative presentation of the unaudited results for the seven months ended July 31, 1995. Results of operations for the seven month periods ended July 31, 1996 and 1995 are not necessarily indicative of the operating results which would be expected for a full year.

 Revenue recognition

  Product revenues, recorded net of discounts, are recognized at the time a product is shipped or services are performed and the Company has no significant further obligations to the customer. Customer prepayments are deferred until product shipment has occurred or services have been rendered and there are no significant further obligations to the customer. Service revenues are recognized at the time the services are rendered and the Company has no significant further obligations to the customer.

 Warranty costs

  The Company generally warrants its products against defects for one year from the date of installation, but not to exceed fifteen months from date of shipment. The Company provides currently for the estimated costs which may be incurred in the future under the warranty program for products sold during the year.

 Software development costs

  Costs incurred in connection with the development of software products are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. To date, the Company has not capitalized any internal software development costs.

                               VTEL CORPORATION

 Cash and equivalents

  Cash and equivalents include cash and certificates of deposit with original maturities of three months or less at the date of acquisition. Certificates of deposit totaled $32,000 at July 31, 1996 and $32,000 and $396,000 at December 31, 1995 and 1994, respectively.

 Short-term investments

  Short-term investments are carried at market value, which approximates cost, at the balance sheet date. Short-term investments consist of funds primarily invested in mortgage-backed securities guaranteed by the U.S. government, government securities and commercial paper. Investment securities generally have maturities of less than one year.

  Included in short-term investments is approximately $885,000 of restricted investments which are pledged to collateralize letters of credit obtained to secure an advance made to the Company under a development and license agreement (see Note 9).

  The Company accounts for investment securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires investment securities to be classified as held-to-maturity, trading or available-for-sale based on the characteristics of the securities and the activity in the investment portfolio. At July 31, 1996 and December 31, 1995 and 1994, all investment securities are classified as available-for-sale. No unrealized gains or losses have been recorded as a separate component of equity for the current period or prior year as market value approximates cost due to the short-term nature of the investments.

 Inventories

  Inventories are stated at the lower of cost (based on the weighted average method for raw materials and work in process and first-in, first-out for finished goods) or market. Cost includes the acquisition of purchased components, parts and sub-assemblies, freight costs, labor and overhead.

 Property and equipment

  Property and equipment is recorded at cost. Internal support equipment consists of certain demonstration and development systems manufactured by the Company and is recorded at manufactured cost. Equipment acquired under capital lease obligations is recorded at the lower of fair market value or the present value of the future minimum lease payments at the inception of the lease. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, ranging from two to ten years, or over the lease term of the respective assets, as applicable. Repair and maintenance costs are expensed as incurred.

 Intangible assets

  During the year ended December 31, 1995, the Company acquired certain assets and a service and support infrastructure related to an operating group of another company (see Note 2). The estimated value of the intangible assets is being amortized over a period of 15 years, which is the period in which the Company expects to be able to continue to effectively utilize the service and support infrastructure to support its resellers in the offering of broader services to users of videoconferencing equipment. In accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets", the Company will periodically evaluate the amortization period associated with the acquired intangible assets based upon anticipated periods of future benefit, including factors such as loss of employees with key or unique knowledge, the Company's ability to continue to successfully utilize the specialized integration and process knowledge to provide integration and support services, and other

                               VTEL CORPORATION
relevant factors which could require revision of the estimate of the amortization period. Appropriate adjustments, if any, to the amortization period will be made prospectively based upon such periodic evaluation.

 Research and development advance

  Research and development advance represents a cash advance received by the Company under a development and license agreement (see Note 9) for the reimbursement of research and development costs incurred by the Company in performing work specified in the agreement. The amounts used to reimburse costs incurred under the agreement are recognized as reductions of research and development expenses.

 Foreign currency translation

  The financial statements of the Company's foreign subsidiary are measured using the local currency as the functional currency. Accordingly, assets and liabilities of the subsidiary are translated at current rates of exchange at the balance sheet date. The resultant gains or losses from translation are included in a separate component of stockholders' equity. Income and expense from the subsidiary are translated using monthly average exchange rates.

 Income taxes

  The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes" which requires the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

 Net income (loss) per share

  Primary net income (loss) per share is computed by dividing net income
(loss) by the weighted average number of common shares and common share equivalents outstanding (if dilutive) during each period. Common share equivalents represent incremental shares of common stock calculated using the treasury stock method related to common stock which may be issuable at the average market price of the Company's common stock during the period upon exercise of outstanding stock options or warrants. Fully diluted net income per share is calculated in the same manner as primary earnings per share except the dilutive effect of common share equivalents is calculated at the end-of-period market price of the Company's stock if substantially different from the average market price.

 Concentration of credit risk

  The Company sells its products to various companies across several industries, including third-party resellers. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company requires advanced payments or secures transactions when deemed necessary.

 Fair value of financial instruments

  The carrying amount of the Company's financial instruments, including cash and equivalents, short-term investments, and short-term trade receivables and payables, approximates fair value. The carrying amount of short-term investments approximates fair value because of the short maturity and nature of these instruments. The Company places its cash investments in quality financial instruments and limits the amount invested in any one institution or in any type of instrument. The Company has not experienced any significant losses on its investments.

                               VTEL CORPORATION

 Long-Lived Assets

  Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. It requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluated its long-lived assets and intangibles based on guidance provided by SFAS No. 121. The adoption of SFAS No. 121 did not have any effect on the Company's financial position or results of operations.

 Employee stock plans

  Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation." SFAS No. 123 introduces a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on their estimated fair market value on the date of grant. The Company has opted to continue to apply the existing accounting rules contained in APB Opinion No. 25, "Accounting for Stock Issued to Employees." As such, SFAS No. 123 did not have any effect on the Company's financial position or results of operations.

2. PURCHASE TRANSACTION

  In November 1995, the Company purchased certain assets and a service and support infrastructure related to the Integrated Communications Systems Group of another company (the "ICS Transaction"). The transaction resulted in the Company acquiring certain tangible assets primarily consisting of inventories, prepaid expenses and fixed assets and assuming certain deferred revenues related to extended warranty service contracts. The acquired service and support infrastructure includes a trained workforce possessing specialized systems integration and process knowledge. The transaction will allow the Company to enhance its ability to support the Company's resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchaser of the Company's products, thereby allowing the resellers to more effectively provide an essential part of the services that are integral to the purchase of the Company's products.

  The Company completed the ICS Transaction with the payment of $10,684,000 in cash, which includes $142,000 of transaction expenses, and the issuance of 260,000 shares of the Company's unregistered Common Stock with an estimated market value of $3,723,000. The transaction was accounted for under the purchase method pursuant to which the Company determined that approximately $14,400,000 of the purchase price related to intangible assets which are primarily represented by the service and support infrastructure.

3. INVENTORIES

  Inventories consist of the following:

                                           DECEMBER 31, DECEMBER 31,  JULY 31,
                                               1994         1995        1996
                                           ------------ ------------ -----------
      Raw materials......................   $2,340,000   $6,074,000  $ 8,959,000
      Work in process....................      548,000      161,000      920,000
      Finished goods.....................    1,620,000    2,895,000    4,508,000
      Finished goods held for evaluation.    1,146,000      601,000      617,000
                                            ----------   ----------  -----------
                                            $5,654,000   $9,731,000  $15,004,000
                                            ==========   ==========  ===========

                               VTEL CORPORATION

  Finished goods held for evaluation consists of completed multi-media communication systems used for demonstration and evaluation purposes, which are generally sold during the next year.

4. PROPERTY AND EQUIPMENT

  Property and equipment is composed of the following:

                                          DECEMBER 31, DECEMBER 31,  JULY 31,
                                              1994         1995        1996
                                          ------------ ------------ -----------
      Furniture and equipment............  $2,312,000   $5,634,000  $ 8,990,000
      Internal support equipment.........   5,738,000    9,172,000   12,880,000
      Leasehold improvements.............     797,000    1,629,000    2,209,000
                                           ----------   ----------  -----------
                                            8,847,000   16,435,000   24,079,000
      Less--accumulated depreciation.....  (3,935,000)  (6,785,000) (10,173,000)
                                           ----------   ----------  -----------
                                           $4,912,000   $9,650,000  $13,906,000
                                           ==========   ==========  ===========

  Depreciation and amortization expense relating to property and equipment during the seven months ended July 31, 1996 was approximately 3,934,000. Depreciation and amortization expense relating to property and equipment was approximately $3,581,000, $1,934,000, and $2,461,000 for the years ended December 31, 1995, 1994 and 1993, respectively, of which $3,000, $8,000 and $40,000, respectively, related to amortization of property and equipment held under capital leases.

5. CREDIT AGREEMENT

  On November 28, 1994, the Company executed a credit agreement with a financial institution which established a $10 million revolving line of credit. Under the line of credit, the Company may borrow up to $10 million based on eligible accounts receivable. The line of credit provides a minimum borrowing base of $5 million. The credit agreement also provides that the Company may request the issuance of letters of credit up to a maximum of $4 million and foreign exchange contracts subject to certain limitations.

  Any amounts outstanding under the credit agreement will bear interest at the prime rate and will be payable on the maturity date of November 15, 1996 unless the Company converts the revolving advances to a three-year term loan, which will bear interest at the prime rate and will be payable in equal monthly installments.

  Any amounts outstanding under the credit agreement will be secured by the Company's inventory and accounts receivable. The credit agreement requires the Company to maintain certain financial ratios and other covenants. At July 31, 1996, the Company had no amounts outstanding under the credit line.

6. STOCKHOLDERS' EQUITY

  In October 1995, the Company completed a secondary offering of its Common Stock which consisted of the sale of 3,000,000 shares of the Company's Common Stock generating net proceeds to the Company of approximately $57,000,000.

  In June 1995, Intel purchased 51,898 shares of the Company's Common Stock for approximately $396,000 pursuant to an agreement, since terminated, which enabled Intel to maintain its percentage ownership interest in the Company. In October 1995, Intel delivered notice of its intent to exercise its warrant to purchase 1,199,124 shares of the Company's Common Stock at an exercise price of $11.50 per share under an agreement which modified the provisions of the Common Stock and Warrant Purchase Agreement (the "Stock Agreement")

                               VTEL CORPORATION
between the Company and Intel. Pursuant to the modified agreement, Intel agreed to sell to the Company concurrently with the exercise of the warrant, and the Company agreed to purchase from Intel, 771,464 shares of the Company's Common Stock at a price of $17.875, the closing price of the Company's Common Stock on the day immediately preceding the date in which Intel delivered notice of its intent to exercise the warrant. During the seven months ended July 31, 1996, the Company completed the warrant exercise and related stock redemption transaction such that Intel increased its ownership of the Company's Common Stock by 427,660 shares. The modified agreement also resulted in Intel agreeing to terminate certain of its rights specified in the Investor Rights' Agreement between the Company and Intel.

  The Stock Agreement provides that under certain circumstances the Company may be required to register the shares sold under the agreements at its sole cost.

  In November 1995, the Company issued 260,769 shares of its unregistered Common Stock in connection with the ICS Transaction (see Note 2).

7. SHARE REPURCHASE PROGRAM

  During the seven months ended July 31, 1996, the Company adopted a share repurchase program whereby the Company may repurchase shares of its Common Stock in the open market provided that the aggregate purchase price of the shares repurchased does not exceed $8.4 million and the repurchase price for any shares does not exceed $12 per share. The repurchased shares will be issued from time to time to fulfill requirements for the Company's Common Stock under its employee stock plans. Subsequent to July 31, 1996, the Company repurchased 455,200 shares of its Common Stock for $3.6 million.

8. EMPLOYEE STOCK OPTION PLANS

  The Company applies APB Opinion No.25 and related Interpretations in accounting for its stock option plans, which are described below. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair market value at the grant dates for awards under those plans consistent with the method provided by SFAS No. 123, the Company's net income
(loss) and net income (loss) per share would have been reflected by the following pro forma amounts for the seven months ended July 31, 1996 and the year ended December 31, 1995:

                                                     FOR THE YEAR FOR THE SEVEN
                                                        ENDED     MONTHS ENDED
                                                     DECEMBER 31,   JULY 31,
                                                         1995         1996
                                                     ------------ -------------
      Net income (loss)................. As reported  $3,739,000  $ (9,899,000)
                                         Pro forma    $2,801,000  $(11,426,000)
      Primary net income (loss) per
       share............................ As reported  $      .30  $       (.70)
                                         Pro forma    $      .22  $       (.80)

                               VTEL CORPORATION

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the seven months ended July 31, 1996 and the year ended December 31, 1995:

                                                      FOR THE YEAR FOR THE SEVEN
                                                         ENDED     MONTHS ENDED
                                                      DECEMBER 31,   JULY 31,
                                                          1995         1996
                                                      ------------ -------------
      Dividend yield.................................          --           --
      Expected volatility............................      84.21%       84.83%
      Risk-free rate of return.......................       5.43%        6.56%
      Expected life                                    4.94 years   4.94 years

  In June 1989, the Board of Directors adopted the 1989 Stock Option Plan (the 1989 Plan). The 1989 Plan provides for the issuance of both non-qualified stock options and incentive stock options to key employees, directors, and consultants of the Company. The Company had reserved 3,041,697 shares of Common Stock for issuance upon exercise of stock options under the 1989 Plan.

  Under the terms of the 1989 Plan, the Board may grant options to purchase Common Stock. The stock options are granted at estimated fair market value at the time of grant, unless the optionee owns greater than 10% of the combined voting power of all classes of stock in which case the option price would be 110% of the fair market value at the date of grant. Options granted under the 1989 Plan generally vest ratably over 48 months and are exercisable for a period of ten years beginning with the date of grant unless the optionee owns, at the time of grant, more than 10% of the voting power of all classes of stock of the Company, in which case the option may only be exercised for a period of five years beginning with the date of grant. These options expire 30 days after termination of employment. The 1989 Plan terminates ten years after the date of its adoption unless terminated earlier by the Board of Directors.

  In April 1996, the Board of Directors adopted the 1996 Stock Option Plan (the 1996 Plan). The terms of the 1996 Plan are the same as those for the 1989 Plan, except that the maximum number of shares issuable under the 1996 Plan is 700,000, plus shares which are reacquired pursuant to the share repurchase plan.

  In October 1992, the Board of Directors adopted the 1992 Director Stock Option Plan (the 1992 Plan). Under the 1992 Plan, nonemployee directors elected prior to October 14, 1994 received stock options to purchase 6,000 shares of the Company's Common Stock at an exercise price equal to the market price on the date of grant. Nonemployee directors elected on or after October 14, 1994 will receive stock options to purchase 12,000 shares of the Company's Common Stock on the same terms. In addition, nonemployee directors will receive stock options to purchase 6,000 shares of the Company's Common Stock at the time that the prior options granted under the 1992 Plan become fully exercisable and vested. The maximum number of shares which may be issued under the 1992 Plan is 100,000 shares of Common Stock. Options granted under the 1992 Plan vest ratably over 36 months and are exercisable for a period of 10 years beginning with the date of the grant.

                               VTEL CORPORATION

  The following table summarizes activity under all Plans for each of the three years ended December 31, 1995 and the seven month period ended July 31, 1996:

                               1993             1994             1995             1996
                         ---------------- ---------------- ---------------- ----------------
                                 WEIGHTED         WEIGHTED         WEIGHTED         WEIGHTED
                                 AVERAGE          AVERAGE          AVERAGE          AVERAGE
                         SHARES  EXERCISE SHARES  EXERCISE SHARES  EXERCISE SHARES  EXERCISE
                         (000'S)  PRICE   (000'S)  PRICE   (000'S)  PRICE   (000'S)  PRICE
                         ------- -------- ------- -------- ------- -------- ------- --------
Outstanding at the
 beginning of the year..  1,377   $4.41    1,506   $3.41    1,638   $ 3.97   1,879   $ 8.80
  Granted...............    937    4.84      361    5.61      701    17.37     449    10.99
  Exercised.............   (158)   0.80     (151)   1.68     (371)    3.66     (77)    3.13
  Canceled..............   (650)   8.23      (78)   5.17      (89)    8.88     (64)   10.39
                          -----   -----    -----   -----    -----   ------   -----   ------
Outstanding at the end
 of the year............  1,506   $3.41    1,638   $3.97    1,879   $ 8.80   2,187   $ 9.40
                          =====   =====    =====   =====    =====   ======   =====   ======
Options exercisable at
 year end...............  1,488   $3.31    1,620   $3.92    1,851   $ 8.74   2,165   $ 9.40
                          =====   =====    =====   =====    =====   ======   =====   ======
Weighted average fair
 value of options
 granted during the
 year...................          $  --            $  --            $12.07           $ 7.77
                                  =====            =====            ======           ======

                                       OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                         ------------------------------------------------ -------------------------------
                                           WEIGHTED-
                             NUMBER         AVERAGE         WEIGHTED-         NUMBER        WEIGHTED-
   RANGE OF EXERCISE     OUTSTANDING AT    REMAINING     AVERAGE EXERCISE EXERCISABLE AT AVERAGE EXERCISE
         PRICES          JULY 31, 1996  CONTRACTUAL LIFE      PRICE       JULY 31, 1996       PRICE
   -----------------     -------------- ---------------- ---------------- -------------- ----------------
$ 0.300--$ 4.000........     559,818       4.87    years     $ 2.012          559,818        $ 2.012
  4.375--  7.250........     455,449       7.13                5.662          450,449          5.656
  7.375-- 11.000........     457,335       9.03                9.389          450,001          9.392
 11.250-- 20.563........     664,250       9.37               17.087          655,250         17.066
     24.125     ........      49,935       9.13               24.125           49,935         24.125
                           ---------    -------              -------        ---------        -------
$ 0.300--$24.125........   2,186,787       7.67    years     $ 9.399        2,165,453        $ 9.340
========================   =========    =======              =======        =========        =======

  Under the 1989 Plan, options became immediately exercisable upon grant subject to repurchase by the Company until they are vested. At July 31, 1996 and December 31, 1995 and 1994, options to purchase 953,301, 772,017 and 777,277 shares of Common Stock, respectively, were vested under the 1989 Plan. Options to purchase 18,574 shares of Common Stock were available for future grants under the 1989 plan at July 31, 1996.

  At July 31, 1996 and December 31, 1995 and 1994, options to purchase 23,333, 22,632 and 21,720 shares of Common Stock, respectively, were vested under the 1992 Plan. These options expire 12 months after the optionee ceases to serve as a director of the Company.

  During September through December of 1991, the Company granted options to purchase 65,400 shares at prices which are deemed to be less than fair market value at the date of grant. Vesting was ratable over a period of four years through 1995. Unearned compensation of $94,000 related to these options has been recognized ratably over the vesting period. Compensation expense charged to operations related to these options was $21,000, $23,000 and $23,000, respectively, for years ended December 31, 1995, 1994 and 1993.

  During the year ended December 31, 1993, the Company adopted a program pursuant to which all holders of options under the Company's 1989 Stock Option Plan were given the opportunity to surrender their existing options for new options having an exercise price of $4.00 per share, the fair market value of the Company's Common Stock on the grant date of the new options. Any vesting under the existing options was lost in an

                               VTEL CORPORATION
exchange under the program. The new options vest ratably over a 48 month period. A total of 558,913 options were exchanged under the program.

 Employee Stock Purchase Plan

  On April 29, 1993, the Company adopted an Employee Stock Purchase Plan ("Employee Plan") which enables all employees to acquire the Company's stock under the plan. The Employee Plan authorizes the issuance of up to 450,000 shares of the Company's Common Stock. The Employee Plan allows participants to purchase shares of the Company's Common Stock at a price equal to the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option or (b) 85% of the fair market value of the Common Stock at the time of exercise. Shares of Common Stock issued under the Employee Plan totaled 37,121, 66,087, 88,740 and 41,988, respectively, for the seven month period ended July 31, 1996 and the years ended December 31, 1995, 1994 and 1993.

  The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following assumptions for the seven month period ended July 31, 1996 and the year ended December 31, 1995:

                             FOR THE
                           YEAR ENDED                 FOR THE SEVEN
                          DECEMBER 31,                MONTHS ENDED
                              1995                    JULY 31, 1996
                        ---------------------       ---------------------
                        SECTION 16                  SECTION 16
                         OFFICERS      OTHERS        OFFICERS      OTHERS
                        ----------     ------       ----------     ------
     Dividend yield....      --           --             --           --
     Expected
      volatility.......   95.78%       90.29%         79.87%       79.68%
     Risk-free rate of
      return...........    5.18%        5.12%          5.58%        5.43%
     Expected life.....     .50 years    .25 years      .50 years    .25 years
     Weighted-average
      fair value of
      purchase rights
      granted..........   $3.13        $2.30          $2.30        $2.07

9. DEVELOPMENT AND LICENSE AGREEMENT

  On October 22, 1993, the Company entered into a Development and License Agreement (the Development Agreement) with Intel Corporation ("Intel"), pursuant to which the companies agreed to engage in a series of development efforts with respect to video compression software as well as other video technology such as processes and designs. The agreement contains certain provisions for licensing agreements and royalties between the two companies for the use of the technology developed under the agreement.

  The initial term of the Development Agreement will continue until December 31, 1996 and will automatically renew thereafter for successive terms of one year unless written notice is given by either party six months prior to the expiration of the initial term or any successor term.

  The Company was advanced $3,000,000 under the agreement to be used for the initial reimbursements of research and development costs incurred by the Company in performing the work specified in the Development Agreement. The Company is required to periodically report the amount of costs incurred which have been reimbursed from the advance. The Company records reductions of the advance as the specified work is performed and reimbursable costs are incurred. However, reimbursements are actually approved for release to the Company as specified projects or milestones are completed. The Company may be required to secure the remaining advance which has not been released with letters of credit. Outstanding letters of credit obtained by the Company to secure the advance totaled $885,000 at July 31, 1996.

                               VTEL CORPORATION

  During the years ended December 31, 1995, 1994 and 1993, the Company reduced gross research and development expenses by approximately $190,000, $1,649,000 and $255,000, respectively, for reimbursable research and development costs under the terms of the Development Agreement. No reductions of research and development expenses were recorded during the seven months ended July 31, 1996 as a result of the Development Agreement. As of July 31, 1996, the Company had no research and development activities in process or planned related to the Development Agreement.


10. SIGNIFICANT CUSTOMERS

  Sales to significant customers (including third party resellers) which represent 10% or more of net sales for the respective years were as follows:

                                                          DECEMBER 31,
                                                         ----------------  JULY 31,
                                                         1993  1994  1995    1996
                                                         ----  ----  ----  --------
      Customer A........................................   9%   11%   13%     19%
      Customer B........................................  14%   14%   10%      9%

  Sales to ten of the Company's resellers accounted for approximately 53%, 56%, 63% and 578% of the Company's revenues for the seven months ended July 31, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

11. FEDERAL INCOME TAXES

  Under the provisions of SFAS No. 109, the components of the net deferred tax amount are as follows:

                                        DECEMBER 31,  DECEMBER 31,    JULY 31,
                                            1994          1995          1996
                                        ------------  ------------  ------------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..... $ 5,874,000   $ 5,821,000   $  7,994,000
  Research and development credit
   carryforwards.......................     950,000       836,000        836,000
  Minimum tax credit carryforwards.....      28,000        97,000        110,000
  Inventory and warranty provisions....     726,000       623,000        500,000
  Compensation accruals................     176,000       249,000        346,000
  Depreciation.........................     709,000     1,135,000      1,200,000
  Other................................     (73,000)     (116,000)       134,000
                                        -----------   -----------   ------------
    Gross deferred tax asset...........   8,390,000     8,645,000     11,120,000
Valuation allowance....................  (8,390,000)   (8,645,000)   (11,120,000)
                                        -----------   -----------   ------------
                                        $        --   $        --   $         --
                                        ===========   ===========   ============

  The Company's net operating loss and research and development credit carryforwards expire in varying amounts from 2002 through 2011. Research and development tax credit carryforwards expire in varying amounts from 2002 through 2008. Minimum tax credit carryforwards do not expire and carryforward indefinitely. Net operating losses related to the Company's foreign subsidiary (totaling $5,273,000) are available to offset future foreign taxable income.

  For the short tax year ended July 31, 1996, a net operating loss was incurred and no tax provision was recorded. During the years ended December 31, 1995 and 1994, the Company utilized net operating loss carryforwards of $3,455,000 and $733,000, respectively, to offset current year taxable income. However, a provision of $87,000 and $40,000 was recorded during the years ended December 31, 1995 and 1994, respectively, for federal alternative minimum taxes and state incomes taxes. The Company incurred a net

                               VTEL CORPORATION
operating loss during the year ended December 31, 1993. Accordingly, no provision for income taxes was necessary for this year. Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax asset. Accordingly, no deferred taxes have been recorded for the seven months ended July 31, 1996 and the years ended December 31, 1995, 1994 and 1993.

  In 1989 and again in 1992, the Company experienced substantial changes in ownership as defined by the Internal Revenue Code. These changes result in annual limitations of the amount of net operating loss carryforward generated prior to each change which can be utilized to offset future taxable income. At July 31, 1996, the Company had total domestic net operating loss carryforwards of $21,038,000. The portion of this carryforward available for utilization during fiscal 1997 (in consideration of the annual limitations) is $17,670,000. In each fiscal year subsequent to 1997, an additional $421,000 will become available for utilization through 2004.

12. RESTRUCTURING EXPENSES

  During the seven months ended July 31, 1996, the Company finalized its plan to realign its resources into Customer Business Units ("CBU"). These CBU's will provide the framework for moving decision making closer to the customer and for responding to customer requirements quickly. The realignment of resources resulted in the Company recording a charge during the seven months ended July 31, 1996 of approximately $553,000 related to restructuring costs that the Company will incur in adjusting its business operations and resources such that the Company will be able to effectively implement its CBU model. These restructuring charges primarily represent the costs associated with the elimination of positions which do not support the CBU strategy.

13. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases furniture and equipment, manufacturing facilities and office space under noncancelable leases which expire at various dates through 2005. Certain leases obligate the Company to pay property taxes, maintenance and repair costs.

  During the year ended December 31, 1993, the Company entered into a sale and leaseback agreement in which the Company sold furniture and equipment with an aggregate net book value of $1,778,000 for $2,049,000 and leased such assets back under a 37 month operating lease. The Company has deferred the excess of the cash received over the aggregate net book value of the assets sold and leased back and recognizes such amount over the term of the lease. The Company is required to make monthly lease payments of $57,000 over the lease term.

  Future minimum lease payments under all leases as of July 31, 1996 were as follows:

                                                                      OPERATING
                                                                       LEASES
                                                                     -----------
      Fiscal years ending:
        1997........................................................ $ 3,190,000
        1998........................................................   2,101,000
        1999........................................................     886,000
        2000........................................................     843,000
        2001........................................................     853,000
      Thereafter....................................................   2,802,000
                                                                     -----------
                                                                     $10,675,000
                                                                     ===========

                               VTEL CORPORATION

  Total rent expense under all operating leases for the seven months ended July 31, 1996 and the years ended December 31, 1995, 1994 and 1993 was $2,570,000, $2,824,000, and $906,000, respectively.

14. GEOGRAPHIC INFORMATION

  The Company operates in one industry. Transfers between geographic areas are recorded at cost plus a markup. Information about the Company's operations in different geographic areas is as follows:

                                                JULY 31, 1996
                             ------------------------------------------------------
                             UNITED STATES    EUROPE     ELIMINATIONS  CONSOLIDATED
                             -------------  -----------  ------------  ------------
   Sales to unaffiliated
    customers..............  $ 46,875,000   $ 3,234,000  $        --   $ 50,109,000
   Transfer between
    geographic areas.......     2,383,000            --   (2,383,000)            --
                             ------------   -----------  -----------   ------------
   Total sales.............  $ 49,258,000   $ 3,234,000  $(2,383,000)  $ 50,109,000
                             ============   ===========  ===========   ============
   Operating income (loss).  $(10,259,000)  $(1,834,000) $    48,000   $(12,045,000)
                             ============   ===========  ===========   ============
   Identifiable assets.....  $116,610,000   $ 3,131,000  $(7,838,000)  $111,903,000
                             ============   ===========  ===========   ============
                                              DECEMBER 31, 1995
                             ------------------------------------------------------
                             UNITED STATES    EUROPE     ELIMINATIONS  CONSOLIDATED
                             -------------  -----------  ------------  ------------
   Sales to unaffiliated
    customers..............  $ 71,492,000   $ 6,603,000  $        --   $ 78,095,000
   Transfer between
    geographic areas.......     3,475,000            --   (3,475,000)            --
                             ------------   -----------  -----------   ------------
   Total sales.............  $ 74,967,000   $ 6,603,000  $(3,475,000)  $ 78,095,000
                             ============   ===========  ===========   ============
   Operating income (loss).  $  2,473,000   $  (520,000) $   131,000   $  2,084,000
                             ============   ===========  ===========   ============
   Identifiable assets.....  $114,863,000   $ 3,445,000  $        --   $118,308,000
                             ============   ===========  ===========   ============
                                              DECEMBER 31, 1994
                             ------------------------------------------------------
                             UNITED STATES    EUROPE     ELIMINATIONS  CONSOLIDATED
                             -------------  -----------  ------------  ------------
   Sales to unaffiliated
    customers..............  $ 50,501,000   $ 3,730,000  $        --   $ 54,231,000
   Transfer between
    geographic areas.......     3,683,000            --   (3,683,000)            --
                             ------------   -----------  -----------   ------------
   Total sales.............  $ 54,184,000   $ 3,730,000  $(3,683,000)  $ 54,231,000
                             ============   ===========  ===========   ============
   Operating income (loss).  $  1,140,000   $(1,537,000) $  (472,000)  $   (869,000)
                             ============   ===========  ===========   ============
   Identifiable assets.....  $ 43,278,000   $ 3,157,000  $        --   $ 46,435,000
                             ============   ===========  ===========   ============
                                              DECEMBER 31, 1993
                             ------------------------------------------------------
                             UNITED STATES    EUROPE     ELIMINATIONS  CONSOLIDATED
                             -------------  -----------  ------------  ------------
   Sales to unaffiliated
    customers..............  $ 28,047,000   $ 3,405,000  $        --   $ 31,452,000
   Transfer between
    geographic areas.......     2,443,000            --   (2,443,000)            --
                             ------------   -----------  -----------   ------------
   Total sales.............  $ 30,490,000   $ 3,405,000  $(2,443,000)  $ 31,452,000
                             ============   ===========  ===========   ============
   Operating income (loss).  $ (8,678,000)  $(1,304,000) $   (37,000)  $(10,019,000)
                             ============   ===========  ===========   ============
   Identifiable assets.....  $ 43,023,000   $ 2,524,000  $        --   $ 45,547,000
                             ============   ===========  ===========   ============

15. STRATEGIC ALLIANCE

  During the year ended December 31, 1995, the Company entered into a strategic alliance with Accord Telecommunications, Ltd. ("Accord"), an Israel-based telecommunications company. The alliance involves technology, manufacturing, and marketing licenses, as well as joint product development for the enhancement of multi-media, multipoint control units and the creation of new products. Both parties will receive royalties based on their contributed technology. As part of the alliance, the Company acquired a 12% interest in Accord. Such investment is being accounted for under the cost method and is included in other assets at July 31, 1996.

                                VTEL CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                  JANUARY 31,
                                                      JULY 31,        1997
                                                        1996      (UNAUDITED)
                      ASSETS                        ------------  ------------
Current assets:
  Cash and equivalents............................. $  1,973,000  $  1,474,000
  Short-term investments...........................   48,307,000    41,213,000
  Accounts receivable, net of allowance for
   doubtful accounts of $203,000 and $274,000 at
   July 31, 1996 and January 31, 1997..............   15,585,000    26,913,000
  Inventories......................................   15,004,000    10,533,000
  Prepaid expenses and other current assets........    1,597,000     1,139,000
                                                    ------------  ------------
    Total current assets...........................   82,466,000    81,272,000
Property and equipment, net........................   13,906,000    14,535,000
Intangible assets, net.............................   13,730,000    13,248,000
Other assets.......................................    1,801,000     2,579,000
                                                    ------------  ------------
                                                    $111,903,000  $111,634,000
                                                    ============  ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................. $  9,831,000     8,157,000
  Accrued compensation and benefits................    1,529,000     1,430,000
  Accrued warranty expense.........................      697,000       606,000
  Other accrued liabilities........................    1,544,000       789,000
  Research and development advance.................      906,000       906,000
  Deferred revenue.................................    2,980,000     6,535,000
                                                    ------------  ------------
    Total current liabilities......................   17,487,000    18,423,000
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000
   authorized;
   none issued or outstanding......................           --            --
  Common stock, $.01 par value; 25,000,000
   authorized;
   14,308,000 and 14,017,000 issued and outstanding
   at
   July 31, 1996 and January 31, 1997..............      143,000       140,000
  Additional paid-in capital.......................  124,190,000   124,952,000
  Treasury stock...................................           --    (3,351,000)
  Accumulated deficit..............................  (30,068,000)  (28,411,000)
  Cumulative translation adjustment................      151,000        (6,000)
  Unearned compensation............................           --      (113,000)
                                                    ------------  ------------
    Total stockholders' equity.....................   94,416,000    93,211,000
                                                    ------------  ------------
                                                    $111,903,000  $111,634,000
                                                    ============  ============

   The accompanying notes are an integral part of thee condensed consolidated financial statements.

                                VTEL CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                         FOR THE SIX MONTHS
                                                                ENDED
                                                             JANUARY 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
REVENUES:
  Products............................................ $34,183,000  $42,769,000
  Services and other..................................   9,236,000   14,553,000
                                                       -----------  -----------
                                                        43,419,000   57,322,000
                                                       -----------  -----------
COST OF SALES:
  Products............................................  17,148,000   22,232,000
  Services and other..................................   6,198,000   10,197,000
                                                       -----------  -----------
                                                        23,346,000   32,429,000
                                                       -----------  -----------
  Gross margin........................................  20,073,000   24,893,000
                                                       -----------  -----------
Selling, general and administrative...................  15,073,000   18,177,000
Research and development..............................   6,018,000    5,719,000
Amortization of intangible assets.....................     160,000      480,000
                                                       -----------  -----------
Total operating expenses..............................  21,251,000   24,376,000
                                                       -----------  -----------
  Income (loss) from operations.......................  (1,178,000)     517,000
                                                       -----------  -----------
OTHER INCOME (EXPENSE):
  Interest income.....................................   1,285,000    1,198,000
  Other...............................................     (87,000)      96,000
                                                       -----------  -----------
                                                         1,198,000    1,294,000
                                                       -----------  -----------
Net income (loss) before provision for income taxes...      20,000    1,811,000
Provision for income tax..............................     (24,000)     (44,000)
                                                       ===========  ===========
  Net income (loss)................................... $    (4,000) $ 1,767,000
                                                       ===========  ===========
Net income (loss) per share........................... $     (0.00) $      0.12
                                                       ===========  ===========
Weighted average shares outstanding...................  12,739,000   14,595,000
                                                       ===========  ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                VTEL CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                   FOR THE SIX MONTHS ENDED
                                                          JANUARY 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................... $     (4,000) $  1,767,000
Adjustments to reconcile net income (loss) to net
 cash from operations:
    Depreciation and amortization.................    2,578,000     3,883,000
    Provision for doubtful accounts...............       10,000        70,000
    Amortization of unearned compensation.........       10,000        93,000
    Amortization of deferred gain.................      (48,000)      (64,000)
    Foreign currency translation (gain) loss......      130,000       (33,000)
    (Increase) decrease in accounts receivable....    1,857,000   (11,398,000)
    (Increase) decrease in inventories............   (2,371,000)    4,471,000
    (Increase) decrease in prepaid expenses and
     other current assets.........................      959,000       458,000
    Increase (decrease) in accounts payable.......      924,000    (1,674,000)
    Increase (decrease) in accrued expenses.......      816,000      (881,000)
    Increase in deferred revenues.................      172,000     3,555,000
                                                   ------------  ------------
      Net cash provided by operating activities...    5,033,000       247,000
                                                   ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net short-term investment activity..............  (46,174,000)    7,094,000
  Net purchase of property and equipment..........   (4,683,000)   (4,030,000
  Purchase of ICS.................................  (10,557,000)           --
  (Increase) in other assets......................     (158,000)     (778,000)
                                                   ------------  ------------
      Net cash provided by (used in) investing
       activities.................................  (61,572,000)    2,286,000
                                                   ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease
   obligations....................................       (1,000)           --
  Net proceeds from issuance of stock.............   57,746,000       833,000
  Purchase of treasury stock......................           --    (3,742,000)
                                                   ------------  ------------
  Net cash provided by (used in) financing
   activities.....................................   57,745,000    (2,909,000)
                                                   ------------  ------------
Effect of translation exchange rates on cash......     (200,000)     (123,000)
                                                   ------------  ------------
Net increase (decrease) in cash and equivalents...    1,006,000      (499,000)
Cash and equivalents at beginning of period.......    2,283,000     1,973,000
                                                   ============  ============
Cash and equivalents at end of period............. $  3,289,000  $  1,474,000
                                                   ============  ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                               VTEL CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

  VTEL Corporation ("VTEL" or the "Company") designs, manufactures, markets, services and supports integrated, multi-media videoconferencing systems which operate over private and switched digital communication networks. The Company distributes its systems to a domestic and international marketplace through third parties.

  The Company's systems integrate traditional video and audio conferencing with additional functions including the sharing of PC software applications and the transmission of high-resolution images and facsimiles. Through the use of the Company's multi-media conferencing systems, users are able to replicate more closely the impact and effectiveness of face-to-face meetings. The Company's headquarters and production facilities are in Austin, Texas.

NOTE 1--GENERAL AND BASIS OF FINANCIAL STATEMENTS

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accordingly, do not include all information and footnotes required under generally accepted accounting principles for complete financial statements. In the opinion of management, these interim financial statements contain all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the financial position of the Company as of January 31, 1997 and the results of the Company's operations and its cash flows for the three and six month periods ended January 31, 1997. The results for interim periods are not necessarily indicative of results for a full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements (including the notes thereto) contained in the Company's 1996 Transition Report on Form 10-K filed with the Securities and Exchange Commission on November 13, 1996.

NOTE 2--AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  On January 6, 1997, VTEL, VTEL-Sub, Inc., a Delaware corporation and direct wholly- owned subsidiary of VTEL ("Merger Sub"), and Compression Labs, Incorporated, a Delaware corporation ("CLI"), entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into CLI (the "Merger"), with CLI becoming a direct wholly-owned subsidiary of VTEL. As a result of the Merger, (a) the outstanding shares of CLI's common stock, par value $.001 per share ("CLI Common Stock"), will be converted into the right to receive 0.46 shares of common stock of VTEL, par value $.01 per share ("VTEL Common Stock"), per share of CLI Common Stock converted (or cash in lieu of fractional shares otherwise deliverable in respect thereof), and (b) the outstanding shares of CLI Series C Preferred Stock, par value $.001 per share ("CLI Preferred Stock"), will be converted into the right to receive 3.15 shares of VTEL Common Stock per share of CLI Preferred Stock converted (or cash in lieu of fractional shares otherwise deliverable in respect thereof). The Merger is conditioned upon, among other things, approval by holders of a majority of VTEL Common Stock, approval by holders of a majority of CLI Common Stock, and upon receipt of certain regulatory and governmental approvals. If the merger is approved as planned, the Company will issue approximately 8.4 million shares to the CLI shareholders, who will own approximately 37.7% of the Company's outstanding shares following the Merger. Simultaneously with their execution and delivery of the Merger Agreement, VTEL and CLI entered into a stock option agreement (the "Stock Option Agreement") pursuant to which CLI granted VTEL the right, upon the terms and subject to the conditions set forth therein, to purchase up to 3,120,500 shares of CLI Common Stock at a price of $4.6575 per share. The Merger is intended to be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

                               VTEL CORPORATION

                                  (UNAUDITED)

NOTE 3--INVENTORIES

  Inventories consist of the following:

                                                         JULY 31,   JANUARY 31,
                                                           1996        1997
                                                        ----------- -----------
      Raw materials.................................... $ 8,959,000 $ 5,920,000
      Work in process..................................     920,000     422,000
      Finished goods...................................   4,508,000   3,536,000
      Finished goods held for evaluation...............     617,000     655,000
                                                        ----------- -----------
                                                        $15,004,000 $10,533,000
                                                        =========== ===========

  Finished goods held for evaluation consists of completed multi-media communication systems used for demonstration and evaluation purposes, which are generally sold during the next 12 months.

NOTE 4--NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and common share equivalents outstanding (if dilutive) during each period.

NOTE 5--TREASURY STOCK

  During the fiscal period ended July 31, 1996, the Company adopted a share repurchase program whereby the Company could repurchase shares of its Common Stock in the open market provided that the aggregate purchase price of the shares repurchased did not exceed $8.4 million and the repurchase price for any shares did not exceed $12 per share. The repurchased shares will be issued from time to time to fulfill requirements for the Company's Common Stock under its employee stock plans. The Company repurchased 455,200 shares of its Common Stock for $3,742,000 under the repurchase program. On February 28, 1997, the Company terminated the stock repurchase program in order to be in compliance with pooling of interests requirements for the pending merger of VTEL and CLI. At January 31, 1997, the Company had 294,445 shares of treasury stock. The Company applies the cost method of accounting for its treasury stock.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Compression Labs, Incorporated:

  We have audited the accompanying consolidated balance sheets of Compression Labs, Incorporated and subsidiaries (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 15 in the accompanying consolidated financial statements, on January 6, 1997, the Company entered into an Agreement and Plan of Merger and Reorganization with VTEL Corporation.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compression Labs, Incorporated and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP

San Jose, California
March 10, 1997

                         COMPRESSION LABS, INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
Revenues
  Product........................................ $107,193  $101,299  $ 74,995
  Services.......................................    7,765    11,680    12,887
                                                  --------  --------  --------
                                                   114,958   112,979    87,882
                                                  --------  --------  --------
Cost of revenues
  Product........................................   68,898    76,644    47,193
  Services.......................................    2,006     2,715     2,695
                                                  --------  --------  --------
                                                    70,904    79,359    49,888
                                                  --------  --------  --------
    Gross margin.................................   44,054    33,620    37,994
Operating expenses
  Selling, general and administrative............   38,153    42,761    37,210
  Research and development.......................   10,158     9,974    12,949
  Settlements of litigation......................       --       897       554
                                                  --------  --------  --------
    Total operating expenses.....................   48,311    53,632    50,713
                                                  --------  --------  --------
    Operating loss from continuing operations....   (4,257)  (20,012)  (12,719)
                                                  --------  --------  --------
Interest income..................................      177       114        21
Interest expense.................................     (798)   (1,142)     (973)
                                                  --------  --------  --------
  Net loss from continuing operations............   (4,878)  (21,040)  (13,671)
Discontinued operations
  Income (loss) from operations..................    4,985    (1,941)       --
  Loss on disposal...............................       --   (34,601)   (6,689)
                                                  --------  --------  --------
    Net income (loss) from discontinued
     operations..................................    4,985   (36,542)   (6,689)
                                                  --------  --------  --------
    Net income (loss)............................ $    107  $(57,582) $(20,360)
                                                  ========  ========  ========
Computation of earnings (loss) per share:
  Net loss from continuing operations............ $ (4,878) $(21,040) $(13,671)
  Deemed preferred stock dividends related to
   conversion discount...........................       --        --    (2,527)
                                                  --------  --------  --------
  Adjusted net loss from continuing operations...   (4,878)  (21,040)  (16,198)
  Net income (loss) from discontinued operations.    4,985   (36,542)   (6,689)
                                                  --------  --------  --------
  Earnings (loss) applicable to common stock..... $    107  $(57,582) $(22,887)
                                                  ========  ========  ========
Earnings (loss) per share:
  Continuing operations.......................... $  (0.32) $  (1.37) $  (1.03)
  Discontinued operations........................     0.33     (2.39)    (0.43)
                                                  --------  --------  --------
  Net income (loss) per share.................... $   0.01  $  (3.76) $  (1.46)
                                                  ========  ========  ========
Weighted average common shares and common share
 equivalents outstanding.........................   15,160    15,304    15,680
                                                  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                          ASSETS                            --------  --------
Current assets
  Cash and cash equivalents................................ $ 12,638  $  4,803
  Accounts receivable, less allowance for doubtful accounts
   of $10,028 in 1995, and $11,461 in 1996.................   46,798    29,218
  Inventories..............................................   22,821    10,157
  Other current assets.....................................    1,096     1,516
                                                            --------  --------
    Total current assets...................................   83,353    45,694
                                                            --------  --------
Property and equipment
  Furniture and fixtures...................................    9,551     8,429
  Machinery and equipment..................................   25,802    24,000
  Equipment under capital lease............................    2,090        --
                                                            --------  --------
                                                              37,443    32,429
  Accumulated depreciation and amortization................  (20,171)  (21,324)
                                                            --------  --------
                                                              17,272    11,105
Capitalized software, net..................................    3,828     3,541
Other assets...............................................      300       310
                                                            --------  --------
    Total assets........................................... $104,753  $ 60,650
                                                            ========  ========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Short-term debt.......................................... $ 13,452  $ 10,804
  Current portion of capital lease obligations.............      506        --
  Accounts payable.........................................   26,169    11,301
  Accrued liabilities......................................   21,689     8,983
  Deferred revenue.........................................    6,278     5,926
                                                            --------  --------
    Total current liabilities..............................   68,094    37,014
                                                            --------  --------
Long-term debt and capital lease obligations...............      985        --
Redeemable, convertible preferred stock
    Series C, $.001 par value; 350,000 shares authorized;
     shares issued and outstanding:
     none in 1995 and 350,000 in 1996 (liquidation
     preference of $7,053).................................       --     6,277
Stockholders' equity
  Preferred stock--
    Undesignated preferred stock, $.001 par value;
     3,650,000 shares
     authorized; none issued and outstanding...............       --        --
  Common stock--
    $.001 par value; 25,153,658 shares authorized; shares
     issued and outstanding: 15,491,475 in 1995 and
     15,865,496 in 1996....................................       15        16
  Warrants to acquire common stock.........................       --       575
  Additional paid-in capital...............................  120,696   122,165
  Accumulated deficit......................................  (85,037) (105,397)
                                                            --------  --------
    Total stockholders' equity.............................   35,674    17,359
                                                            --------  --------
    Total liabilities and stockholders' equity............. $104,753  $ 60,650
                                                            ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                         WARRANTS
                          COMMON STOCK  TO ACQUIRE ADDITIONAL
                          -------------   COMMON    PAID-IN   ACCUMULATED
                          SHARES AMOUNT   STOCK     CAPITAL     DEFICIT    TOTAL
                          ------ ------ ---------- ---------- ----------- -------
Balances at December 31,
 1993...................  12,745  $13      $ --     $ 95,128   $ (27,562) $67,579
  Exercises of common
   stock options,
   including income tax
   benefit of $900......     163   --        --        2,173          --    2,173
  Sale of common stock
   to employees.........     100   --        --          844          --      844
  Sale of common stock
   to investors, net of
   issuance costs of
   $27..................     148   --        --        1,973          --    1,973
  Conversion of
   preferred stock to
   common stock.........   1,435    2        --       13,756          --   13,758
  Issuance of common
   stock under warrants.      65   --        --          528          --      528
  Net income............      --   --        --           --         107      107
                          ------  ---      ----     --------   ---------  -------
Balances at December 31,
 1994...................  14,656   15        --      114,402     (27,455)  86,962
  Exercises of common
   stock options........     138   --        --          545          --      545
  Sale of common stock
   to employees.........     100   --        --          677          --      677
  Sale of common stock
   to investors, net of
   issuance costs of
   $90..................     565   --        --        4,823          --    4,823
  Issuance of common
   stock under warrants.      32   --        --          249          --      249
  Net loss..............      --   --        --           --     (57,582) (57,582)
                          ------  ---      ----     --------   ---------  -------
Balances at December 31,
 1995...................  15,491   15        --      120,696     (85,037)  35,674
  Exercises of common
   stock options........     293    1        --        1,097          --    1,098
  Sale of common stock
   to employees.........      75   --        --          327          --      327
  Issuance of common
   stock under warrants.       6   --        --           45          --       45
  Warrants issued in
   connection with
   private placement....      --   --       575           --          --      575
  Net loss..............      --   --        --           --     (20,360) (20,360)
                          ------  ---      ----     --------   ---------  -------
Balances at December 31,
 1996...................  15,865  $16      $575     $122,165   $(105,397) $17,359
                          ======  ===      ====     ========   =========  =======


          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  1994      1995       1996
                                                 -------  ---------  ---------
Cash flows from operating activities
  Net income (loss)............................. $   107  $(57,582)  $(20,360)
  Non-cash expenses included in operations--
    Depreciation and amortization...............  11,104     17,237      7,239
  Changes in operating assets and liabilities--
    Accounts receivable.........................  (8,702)     2,681      4,449
    Inventories.................................  (2,381)    11,306      1,805
    Other current assets........................   1,639      1,657       (457)
    Accounts payable............................  (4,614)     6,129    (14,868)
    Accrued liabilities.........................     352     15,327    (12,965)
    Deferred revenue............................   4,615       (962)      (352)
    Discontinued operations.....................  (1,400)    11,503     17,673
                                                 -------  ---------  ---------
      Net cash generated by (used in)
       operations...............................     720      7,296    (17,836)
                                                 -------  ---------  ---------
Cash flows from investing activities
   Net proceeds from the sale of discontinued
   operations...................................      --         --     10,528
  Property and equipment additions..............  (9,434)    (7,235)    (3,403)
  Increase in capitalized software..............  (6,702)    (9,371)    (1,556)
  Decrease (increase) in other assets...........     853        586        (10)
                                                 -------  ---------  ---------
      Net cash generated by (used in) investing
       activities............................... (15,283)   (16,020)     5,559
                                                 -------  ---------  ---------
Cash flows from financing activities
   Sales of Series C preferred stock and
   warrants, net................................      --         --      6,852
  Sales of common stock, net....................   4,618      6,294      1,470
  Payments of capital lease obligations.........    (359)      (840)      (549)
  Collateralized borrowings (payments)..........      --      1,597     (1,340)
  Borrowings (payments) under line of credit
   agreements...................................   1,110      2,992     (1,991)
                                                 -------  ---------  ---------
      Net cash generated by financing
       activities...............................   5,369     10,043      4,442
                                                 -------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents....................................  (9,194)     1,319     (7,835)
Cash and cash equivalents at beginning of
 period.........................................  20,513     11,319     12,638
                                                 -------  ---------  ---------
Cash and cash equivalents at end of period...... $11,319  $  12,638  $   4,803
                                                 =======  =========  =========


          See accompanying Notes to Consolidated Financial Statements.

                        COMPRESSION LABS, INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  Compression Labs, Incorporated (the Company) develops, manufactures and markets visual communication systems for business, government, education and healthcare customers globally.

 Principles of Consolidation and Presentation

  The consolidated financial statements include the accounts of the Comapny and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company recognizes product revenues at the time of shipment. Revenues from the sale of maintenance contracts are recognized ratably over the term of the respective contract. Research and development contract revenues are recognized under the percentage-of-completion method based on the ratio of costs incurred to estimated total costs for fixed price contracts and on a cost-plus-fee basis on time-and-materials contracts.

 Warranty Costs

  The Company's products are under warranty for periods ranging from 90 days to 14 months. Estimated warranty costs are charged to cost of revenues when the related sales are recognized.

 Income Taxes

  The Company accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

  The Company has a valuation allowance as of December 31, 1995 and 1996 that fully offsets its gross deferred tax assets due to the Company's historical losses and management's belief that, based on currently available evidence, it is more likely than not that the Company will not generate sufficient taxable income to realize any or all of the deferred tax assets.

 Earnings per Share

  Earnings (loss) per share is computed by dividing the earnings (loss) applicable to common stock by the weighted average number of common shares and dilutive common equivalents shares outstanding during each period presented. Earnings (loss) applicable to common stock in 1996 is computed by adding to the net loss from continuing operations a charge for the deemed preferred stock dividend related to the 20% conversion discount on the Series C Preferred Stock measured at the date of original issuance of the preferred stock.

                        COMPRESSION LABS, INCORPORATED

(See Note 9.) The impact of the deemed dividend was to increase the 1996 loss from continuing operations per share and net loss per share by $0.16. This treatment is in accordance with recently published views of the Staff of the Securities and Exchange Commission. Common equivalent shares consist of stock options and warrants that are computed using the treasury stock method.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash on deposit with banks and money market instruments with original maturities of three months or less.

 Concentrations of Credit Risk

  The Company sells its products to distributors and end-users in diversified industries including business, government, education and healthcare. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

 Concentrations of Credit Risk

  The Company sells its products to distributors and end-users in diversified industries including business, government, education and healthcare. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

 Inventories

  Inventories are stated at the lower of cost, determined on a first-in first-out basis, or market.

 Property and Equipment

  Property and equipment are stated at cost. Equipment acquired under capital lease obligations is stated at the lower of fair value or the present value of future minimum lease payments at the inception of the lease. Depreciation and amortization are provided over the estimated useful lives of the assets or over the life of the lease, if shorter, using the straight-line method. Field spares are amortized over the estimated life of the related product.

  The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, effective January 1, 1996. SFAS No. 121 requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a material impact on the Company's consolidated results of operations.

 Capitalized Software

  The Company capitalizes software development costs in accordance with SFAS No. 86. Amortization of capitalized software begins upon initial product shipment. Software development costs are amortized (a) over the estimated life of the related product, generally thirty-six months, using the straight-line method or (b) based on the ratio of current revenues from the related products to total estimated revenues for such products, whichever is greater.

 Fair Value of Financial Instruments

  The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The carrying amounts of the short-term debt approximates fair value because the interest rates change with market interest rates. The fair

                        COMPRESSION LABS, INCORPORATED
value of the long-term debt and capital leases is not estimated but reflects the contractual present value owed to non-related parties.

 Stock-Based Compensation Plans

  Prior to January 1, 1996, the Company accounted for its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and its related interpretations. Under this method compensation expense is recognized for employee stock arrangements when the fair market value of the stock exceeds the exercise price at the date of grant. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the proforma disclosure provisions of SFAS No. 123.

 Reclassifications

  Certain previously reported amounts in the 1994 and 1995 consolidated financial statements have been reclassified to conform with the 1996 presentation.

2. DISCONTINUED OPERATIONS AND RESTRUCTURING

  During November 1995, the Company adopted a strategic plan to discontinue operations of its broadcast products division. This division generally manufactured and sold broadcast video products to commercial end-users. The results for the division have been accounted for as discontinued operations in accordance with APB No. 30, and the consolidated financial statements have been presented to reflect the discontinuation of the division.

  On June 27, 1996, the Company completed the sale of certain assets of its broadcast products division to Charger Industries (Charger), a subsidiary of General Instrument Corporation, in exchange for $12.5 million in cash (subject to post-closing adjustments) and the assumption of $2.0 million in liabilities. Charger assumed past warranty obligations associated with the product family covered by the sale. With the exception of the accounts receivable, the Company disposed of the remaining assets of the division to a separate buyer. The components of net assets of discontinued operations included in the Consolidated Balance Sheets at December 31, 1995 and 1996 are summarized as follows (in thousands):

                                                                  1995    1996
                                                                 ------- ------
      Accounts receivable, net.................................. $14,929 $1,798
      Inventories...............................................  10,859     --
      Property and equipment, net...............................   4,174     --
      Capitalized software......................................      --     --
      Other assets..............................................      38     --
                                                                 ------- ------
                                                                 $30,000 $1,798
                                                                 ======= ======

  Revenues from the discontinued division were approximately $42,029,000, $36,974,000, and $11,201,000 for the years ended December 31, 1994, 1995 and
1996, respectively. The amounts recorded for discontinued operations on the 1995 Consolidated Statement of Operations included management's best estimate of the net proceeds expected to be realized on the sale of the assets of the division and the provisions for expected losses

                        COMPRESSION LABS, INCORPORATED
to be incurred, including a provision for future operating losses of $1,290,000 expected to be incurred during the phase-out period of the broadcast products division. In the fourth quarter of 1996, management revised the amount of loss on disposal of the broadcast products division due primarily to receivables associated with the broadcast products division for which collection experience was less than originally anticipated.

  In the first quarter of 1996, the Company decided to restructure the videoconferencing division in order to seek profitability and growth. This resulted in adjustments that were recorded as of December 31, 1995 to carrying values of assets that were impacted--primarily inventories, capitalized software and accounts receivable. In conjunction with this action, the Company also reduced its workforce in the first quarter of 1996 and identified a number of offices that would be closed. Severance and other expenses associated with this action were reflected in the first quarter of 1996.

3. UNBILLED RESEARCH AND DEVELOPMENT CONTRACT RECEIVABLES

  At December 31, 1995 and 1996, the Company had $2,221,000 and $0, respectively, of net unbilled receivables relating to research and development contracts, of which $1,634,000 and $0 at December 31, 1995 and 1996, respectively, relates to contracts entered into with Thomson Consumer Electronics, Inc. These receivables are generally billable either in quarterly installments or upon the delivery of specified items.

4. INVENTORIES

  Inventories at December 31, 1995 and 1996 are summarized as follows (in thousands):

                                                                 1995    1996
                                                                ------- -------
      Raw materials............................................ $ 2,189 $ 2,465
      Work in process..........................................   3,858   1,923
      Finished products
        Products on hand.......................................  13,488   4,443
        Products under rental and loan agreements..............   3,286   1,326
                                                                ------- -------
                                                                $22,821 $10,157
                                                                ======= =======

5. CAPITALIZED SOFTWARE

  Internal software development costs capitalized by the Company were $6,645,000 in 1994, $9,276,000 in 1995 and $1,556,000 in 1996. In addition, the Company purchased software of $57,000 in 1994, $95,000 in 1995 and $0 in 1996. Amortization of capitalized software development costs and purchased software was $5,120,000 in 1994, $17,411,000 in 1995 and $1,843,000 in 1996.
For the year ended December 31, 1995, total amortization included $13,340,000 of amortization expense to reduce the carrying value of certain capitalized software relating to product lines for discontinued operations and older-generation product lines for continuing operations. At December 31, 1995 and 1996, capitalized software, net of accumulated amortization, was $3,828,000 (including $22,000 of purchased software) and $3,541,000 (including $0 of purchased software), respectively.

6. ACCRUED LIABILITIES

  Accrued liabilities at December 31, 1995 and 1996 are summarized as follows (in thousands):

                                                                  1995    1996
                                                                 ------- ------
      Employee compensation..................................... $ 3,202 $3,722
      Accrued expenses, discontinued operations.................  13,887    100
      Other accrued expenses, continuing operations.............   4,600  5,161
                                                                 ------- ------
                                                                 $21,689 $8,983
                                                                 ======= ======

                        COMPRESSION LABS, INCORPORATED

7. BANK LINE OF CREDIT AND LONG-TERM DEBT

 Bank Line of Credit

  The Company had a $15,000,000 revolving credit facility bearing interest at the bank's prime rate plus 1%. The line of credit agreement was secured by substantially all of the Company's assets. Under the credit agreement, the Company was required to meet certain financial covenants involving capital spending levels and debt ratio and could not declare or make any cash or stock dividends. The Company was in compliance with these requirements or had obtained a waiver for non-compliance from the bank as of December 31, 1995. In June 1996, this credit facility was terminated.

  In June 1996, the Company obtained a $15,000,000 revolving credit facility with a bank that bears interest at the highest London Interbank Offered Rate (LIBOR), which was 5.44% for February 1997, plus 4.81%, which expires on June 30, 1997. The line of credit agreement is secured by substantially all of the Company's assets. Under the credit agreement, the Company may not declare or make any cash or stock dividends. The bank, however, gave its consent to the Company to enter into a financing agreement to sell preferred stock that provides for cumulative dividends. See Note 9 of Notes to Consolidated Financial Statements. At December 31, 1996, the balance outstanding under this line of credit was $10,804,000.

 Term Loans

  In 1995, the Company entered into long-term agreements for $2,172,000 bearing interest at rates from 10.76% to 11.48% over thirty-six and forty-eight months. At December 31, 1995, the balances outstanding under these loans were $1,597,000. These loans, which were secured by specific capital assets, were paid off in conjunction with the sale of discontinued operations. See
Note 2 of Notes to Consolidated Financial Statements.

8. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its facilities and other equipment under operating lease agreements which expire at various dates through 2004. Approximate future minimum lease payments under these leases at December 31, 1996 are as follows (in thousands):

                                                                       OPERATING
      YEAR                                                              LEASES
      ----                                                             ---------
      1997............................................................  $2,011
      1998............................................................   2,020
      1999............................................................   1,841
      2000............................................................   1,635
      2001............................................................   1,574
      Thereafter......................................................     104
                                                                        ------
                                                                        $9,185
                                                                        ======

  Total operating lease expense was approximately $2,760,000 in 1994, $3,364,000 in 1995 and $3,274,000 in 1996. Accumulated depreciation of equipment under capital leases was $1,489,000 and $0 at December 31, 1995 and 1996, respectively. Depreciation expense on equipment under capital leases was $693,000 in 1994, $739,000 in 1995 and $234,000 in 1996.

                        COMPRESSION LABS, INCORPORATED

 Contingencies

  In a complaint filed December 20, 1993, in the United States District Court in Dallas, Texas, Datapoint Corporation (Datapoint) alleged that the Company had infringed two United States patents owned by Datapoint relating to video conferencing networks. The complaint seeks a judgment of infringement, monetary damages, injunctive relief and reasonable attorney's fees. The Company responded to the complaint on February 16, 1994 by denying the material allegations of the complaint and asserting affirmative defenses. Pursuant to court order, the parties have participated in mediation before a court-appointed mediator. Discovery in the case has commenced. On September 27, 1995, the Company filed a motion to construe the scope of the patent claims at issue in the litigation so as to elucidate whether Datapoint could assert that the Company is infringing the patents in suit, or whether Datapoint's patents are invalid in light of the prior art. On April 24, 1996, a Special Master submitted a report which rejected some of the positions taken by CLI in the motion.

  The Court on September 16, 1996, adopted the report of the Special Master that the claims of the patents in suit be construed in a manner favorable to the plaintiff, and a trial date of February 3, 1997, has been scheduled. The parties at the request of the Court filed status reports indicating that additional time will be required to prepare for trial. On October 7, 1996, the Company filed motions to certify for appeal to the Federal Circuit on the issue of claim construction and to stay discovery, which were denied on December 3, 1996. On December 20, 1996, the parties filed an Agreed Motion for Continuance requesting that the Court reset the case for trial. On December 23, 1996, the Court granted the motion and reset the case for trial on June 16, 1997. The parties have engaged in settlement discussions although, as discussed below, such discussions have led to further litigation.

  The Company believes that it has meritorious defenses to the allegations of the complaint and is pursuing an aggressive defense; however, there can be no assurance that the Company will prevail. If any of the claims were to be decided adversely to the defendants, the Company could be liable for monetary damages to the plaintiff and be subject to injunctive relief. The Company believes that the ultimate resolution of this matter should not have a material adverse impact on the Company's consolidated financial position or results of operations.

  On January 22, 1997, Datapoint initiated a lawsuit against VTEL and CLI in the Supreme Court for the County of New York alleging, among other things, that on December 30, 1996 CLI agreed to settle Datapoint's patent infringement action pending against CLI in the United States District Court for the Northern District of Texas in exchange for a payment and a license of Datapoint patented technology to CLI. Although no settlement agreement or license agreement was entered into and CLI denies it ever agreed to settle the pending patent infringement action, Datapoint maintains it reasonably expected that a settlement agreement and license agreement would be entered into with CLI and maintains that VTEL has willfully and intentionally interfered and prevented Datapoint from obtaining the settlement and license that Datapoint sought. Datapoint also asserts that VTEL's actions amounted to a prima facie tort. Datapoint seeks from VTEL an amount equal to the benefit that it would have received from CLI under the alleged settlement agreement and license agreement, as well as punitive damages of at least $3 million.

  Datapoint also has asserted in the New York lawsuit a cause of action against CLI for fraud based on allegations that it was deceived by misrepresentations made by CLI in connection with the alleged settlement and license negotiations. Specifically, Datapoint maintains that it would not have agreed to the terms of the alleged license agreement covering its patented technology had it known of the Merger since VTEL's license from Datapoint of the same technology would preclude Datapoint from obtaining future royalties from CLI on sales of products that allegedly infringed Datapoint's patent. Datapoint seeks unspecified money damages from CLI based on the alleged fraud and additional punitive damages of $3 million.

                        COMPRESSION LABS, INCORPORATED

  CLI maintains that it never agreed to settle the pending infringement action, and therefore there was not any agreement. Because no agreements were ever entered into, VTEL maintains that it cannot be liable for allegedly interfering with a non-existent agreement, or in any case agreements whose existence were unknown to VTEL. Because no agreements were ever entered into, CLI maintains that it cannot be liable for defrauding Datapoint in entering into a non-existent license agreement. VTEL and CLI have removed the action to the United States District Court for the South District of New York and intend to vigorously defend the claims. Datapoint has filed a motion to remand the lawsuit to the New York State Supreme Court.

  In the normal course of business, CLI receives and makes inquiries with regard to other possible patent infringement. Where deemed advisable, CLI may seek or extend licenses or negotiate settlements. Outcomes of such negotiations may not be determinable at any point in time; however, management does not believe that such licenses or settlements will, individually or in the aggregate, have a material adverse affect on CLI's consolidated financial position or results of operations.

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The Company's Articles of Incorporation authorize the issuance of 4,000,000 shares of undesignated preferred stock at $.001 par value. On February 1, 1993, Thomson Consumer Electronics S.A. (TCE) purchased 14,900 shares of redeemable Series B convertible preferred stock, par value $.001 for $1,000 per share. The Company received $13,758,000 net of commissions and issuance costs. Each Series B convertible preferred share was convertible into 96.3 shares, or a total of 1,434,900 shares, of the common stock of the Company at $10.384 per share, and carried equivalent voting rights to common stock on an "as if converted" basis. In 1994 TCE converted its shares of Series B convertible preferred stock into 1,434,900 shares of the Company's common stock. In addition, TCE has the right to add one board member to the Company's Board of Directors under certain circumstances. There were no outstanding shares at December 31, 1995 or 1996.

  On October 24, 1996, the Company entered into a purchase agreement (the Agreement) with an institutional investor for the private placement of up to 1 million shares of the Company's convertible preferred stock, $.001 par value, at $20 per share stated value, and warrants to purchase up to 450,000 shares of the Company's common stock. The Company is required to register for resale the common stock underlying the preferred stock and warrants subject to the Agreement.

  Pursuant to the Agreement, the preferred stock is issuable in three installments at the Company's option through approximately December 31, 1997, with each installment being between 180 to 210 days apart. The preferred stock is non-voting and senior to other securities in right of payment of the $20 stated value per share and related unpaid dividends. The dividends are cumulative, accrue at 4% per year on the stated value, without interest, and payable quarterly in cash (at the option of the Company) or shares of common stock. Each preferred share is also convertible into shares of common stock at a ratio equal to the stated value plus unpaid dividends divided by the conversion price, as defined. The conversion price, among other things, is dependent on the average market price, as defined, of the common stock on the preferred stock issue date and the date the conversion option is exercised. The preferred shares become convertible at the option of the holder the earlier of (1) 90 days after the original issue date of the preferred shares or (2) the effective date of the registration statement required by the Agreement. Once the registration statement becomes effective, the preferred shares are convertible at the option of the Company one year after the original issue date of the preferred shares.

  The convertible preferred stock is redeemable after October 25, 1996, in whole or in part, at the option of the Company at varying redemption prices ranging from 115% to 125% of the average per share common stock market value for the five trading days immediately preceding the date of the redemption notice. In the event that at any time prior to October 25, 1999, the trading in the shares of common stock is suspended on the NASDAQ National Market, the convertible preferred stock is redeemable at the option of the purchaser.

                        COMPRESSION LABS, INCORPORATED

  The Agreement also provides for the issuance of warrants to purchase 375,000 shares of common stock under the first installment and 75,000 shares of common stock if issued under the second installment. Warrants issued under the first installment are exercisable at any time and expire after five years, with those issued under the second installment expiring after four years. The exercise price for the warrants is dependent upon a percentage of the average market price within five days of the issue date.

  On October 25, 1996, the Company completed an initial placement of 350,000 shares of Class C Preferred Stock and received approximately $7.0 million before certain issuance costs, pursuant to the Agreement. The conversion price of Class C Preferred Stock is the lower of $4.225 per share or 80% of the average per share market value for the five days preceding the conversion date. The warrants to purchase 375,000 shares of common stock expire in October 2001 and are exercisable at $5.70 per share. In addition, it is a condition to future issuances of preferred stock to the purchasers of CLI Class C Preferred Stock that Mr. Trimm, the current President and Chief Executive Officer of CLI, remain in such positions.

10. STOCKHOLDERS' EQUITY

 Offering of Common Stock

  In May 1994, the Company sold 147,929 shares of its common stock to Intel Corporation in a private offering for $1,973,000 net of issuance costs. In July 1995, the Company received an aggregate of $4,900,000 relating to the sale of 565,000 shares of newly issued common stock of the Company to an investor at prices equal to an average of market prices on the NASDAQ National Market during a specified period.

 Preferred Share Purchase Rights Plan

  In 1991, the Company adopted a Preferred Share Purchase Rights Plan (Rights
Plan) under which, for each outstanding share of the Company's common stock, stockholders received one right, exercisable upon the occurrence of certain events, to purchase one one-hundredth of a share of a new series of preferred stock. In the event that any individual or group acquires 15% or more of the common stock of the Company, the Rights Plan permits the holder of each right, other than the acquiring individual or group, to purchase the Company's common stock having a market value of $200 at a 50% discount. In the event the Company is acquired in a merger or similar transaction in which the Company is not the surviving company, the holder of each right will have the right to purchase common stock of the acquiring company having a market value of $200 at a 50% discount. The Company may, subject to certain conditions, redeem the rights for $.01 each or exchange one share of common stock for each right.

 Stock Option Plans and Stock Purchase Plan

  Under the Company's stock option plans, options to purchase shares of common stock may be granted to employees, directors and consultants at not less than the fair market value at the date of grant, as determined by the Board of Directors, in the case of Incentive Stock Options (ISOs) as defined by the Internal Revenue Code of 1986, as amended, and at not less than 85% of fair market value at the date of grant in the case of options other than ISOs. Options typically vest at six-month intervals over a period of four years and expire after ten years. In the event of employee termination, the Company has the right to cancel any vested options not exercised within 90 days of the termination date. Canceled options are returned to the option plans and are available for future grants.

  In November 1994, the Company agreed to exchange outstanding options to purchase the Company's common stock held by non-officer employees for an equal number of options with an exercise price of $7.63,

                        COMPRESSION LABS, INCORPORATED
the then-current fair market value of the Company's common stock. In return, participating employees who chose to exchange their options agreed to vesting schedules for the new options which were delayed compared to vesting schedules for the original options. Options covering a total of 671,727 shares were exchanged under this program. The effect of such exchange reduced the weighted average exercise price of outstanding options from $10.79 to $9.74 per share. The effect of the exchange has been included in the accompanying table as options granted and canceled. No officer of the Company was allowed to participate in this exchange.

  At December 31, 1996, the Company had 4,423,721 shares of common stock reserved for the exercise of stock options outstanding under all plans and for future option grants and the issuance of shares under the option plans and the purchase plan. At December 31, 1995 and 1996, outstanding options to purchase the Company's common stock had a weighted average exercise price of $8.73 and $8.00, respectively, and 496,240 and 621,862 shares, respectively, were available for future grant under all options and purchase plans. At December 31, 1994, 1995 and 1996, outstanding options under the employee stock option plans were exercisable for 2,048,341, 2,277,507 and 1,874,360 shares at a weighted-average exercise price of $9.88, $9.71 and $9.55 per share, respectively.

  Options under the employee option plans have been granted, exercised and canceled as follows:

                                                                        WEIGHTED
                                           NUMBER OF     OPTION PRICE   AVERAGE
                                             SHARES        PER SHARE     PRICE
                                           ----------   --------------- --------
Outstanding at December 31, 1993..........  3,329,834   $2.88 to $27.13  $11.25
Granted in 1994...........................  1,378,562 * $6.50 to $13.88    9.24
Exercised in 1994.........................   (163,456)  $2.88 to $11.25    7.57
Canceled in 1994..........................   (970,582)* $6.50 to $27.13   14.01
                                           ----------   ---------------  ------
Outstanding at December 31, 1994..........  3,574,358   $2.88 to $20.50    9.90
Granted in 1995...........................  1,098,510   $7.19 to $10.25    8.13
Exercised in 1995.........................   (138,357)  $ 2.88 to $9.00    3.94
Canceled in 1995..........................   (840,058)  $5.38 to $19.63   11.15
                                           ----------   ---------------  ------
Outstanding at December 31, 1995..........  3,694,453   $2.88 to $20.50    9.31
Granted in 1996...........................  1,629,280   $ 4.06 to $8.13    5.38
Exercised in 1996.........................   (293,275)  $ 2.88 to $7.63    3.74
Canceled in 1996.......................... (1,229,724)  $2.88 to $20.50    9.91
                                           ----------   ---------------  ------
Outstanding at December 31, 1996..........  3,800,734   $2.88 to $20.00  $ 7.86
                                           ==========   ===============  ======

--------
* Includes 671,727 shares exchanged under the above-mentioned program.

  As discussed in Note 1, the Company continues to account for its stock-based compensation plans using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees and its related interpretations. Compensation expense has been recognized in the consolidated financial statements for employee stock arrangements when the fair market value of the stock exceeds the exercise price at the date of grant.

  SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes

                        COMPRESSION LABS, INCORPORATED
option pricing model with the following weighted-average assumptions: expected life, 5 years; stock volatility, 45.3% in 1995 and 1996; risk free interest rates, 6.0% in 1995 and 6.12% in 1996; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1996 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $58,549,000 ($3.83 per share) in 1995 and $22,283,000 ($1.42 per share, not including impact of deemed dividend of $0.16 per Share as described in Note 1) in 1996. However, the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1995 and 1996 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

  The following table summarizes information about stock options outstanding at December 31, 1996:


                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
 --------------------------------------------------------------------------------
                                         WEIGHTED
                              NUMBER      AVERAGE   WEIGHTED   NUMBER    WEIGHTED
                            OUTSTANDING  REMAINING  AVERAGE  EXERCISABLE AVERAGE
                               AS OF    CONTRACTUAL EXERCISE    AS OF    EXERCISE
 RANGE OF EXERCISE PRICES    12/31/96      LIFE      PRICE    12/31/96    PRICE
 ------------------------   ----------- ----------- -------- ----------- --------
 $ 2.88 to $ 4.06.........     102,979     3.97      $ 3.44      71,179   $ 3.16
 $ 5.00 to $ 5.00.........     575,530     9.54      $ 5.00      26,369   $ 5.00
 $ 5.11 to $ 5.11.........     400,863     9.43      $ 5.11      50,501   $ 5.11
 $ 5.38 to $ 5.88.........     458,374     7.63      $ 5.72     144,132   $ 5.45
 $ 6.00 to $ 7.25.........     416,822     8.25      $ 7.00     186,354   $ 7.07
 $ 7.31 to $ 7.63.........     426,090     6.79      $ 7.51     227,737   $ 7.56
 $ 7.75 to $ 9.00.........     474,082     6.84      $ 8.34     379,431   $ 8.35
 $ 9.06 to $11.25.........     554,844     5.44      $10.56     435,505   $10.87
 $11.50 to $19.63.........     341,150     6.68      $14.82     304,152   $14.99
 $20.00 to $20.00.........      50,000     4.69      $20.00      50,000   $20.00
                             ---------     ----      ------   ---------   ------
 $ 2.88 to $20.00.........   3,800,734     7.44      $ 7.86   1,874,360   $ 9.55

  Under the Director' Stock Option Plan, options to purchase common stock have been granted. At December 31, 1994, 1995 and 1996, options to purchase 90,000, 106,000 and 149,000 were outstanding, respectively, at a weighted average exercise price of $13.75, $13.15 and $11.70 per share, respectively. Options to purchase 30,000 shares (at $12.63 per share), 16,000 shares (at $9.75 per share) and 43,000 shares (at $8.13 per share) of common stock were granted during 1994, 1995 and 1996, respectively. At December 31, 1994, 1995 and 1996, 45,000, 72,668 and 121,000 options were exercisable at a weighted average exercise price per share of $15.31, $14.16 and $12.23, respectively. In accordance with SFAS 123, the options granted in 1995 and 1996 have been valued at an average of $3.92 and $2.61 per share, respectively.

  Through the Company's 1984 Employee Stock Purchase Plan, eligible employees of the Company may purchase common stock at 85% of the fair market value of the stock at the beginning or end of each offering period (calendar quarter), whichever is lower. Each participant may contribute up to 15% of total compensation toward purchase of shares. Shares have been issued under the plan as follows:

                                          NUMBER                   AVERAGE PRICE
                     YEAR                OF SHARES PRICE PER SHARE   PER SHARE
                     ----                --------- --------------- -------------
      1994..............................  99,588   $6.80 to $10.09     $8.47
      1995..............................  99,547   $ 5.31 to $8.29     $6.80
      1996..............................  74,822   $ 4.30 to $5.63     $4.87

                        COMPRESSION LABS, INCORPORATED

  Under SFAS 123, compensation cost is recognized for the fair value of the employee's purchase rights, which are estimated using the Black-Scholes model with the following assumptions for 1995 and 1996, respectively: an expected life of three months for both years, expected volatility of 45.3% and 45.3%, risk-free interest rates of 6.0% and 6.12%, and no dividends during the expected term. The weighted-average fair value of those purchase rights granted in 1995 and 1996 was $2.08 and $1.44, respectively.

 Warrants

  In 1989 and 1992, the Company issued warrants to purchase a total of 890,000 shares of the Company's common stock at $7.50 per share to PaineWebber R&D Partner II, L.P. as part of a research and development contract. At December 31, 1994, 1995 and 1996 warrants for 584,607 shares, 551,940 shares and 0 shares, respectively, were outstanding and exercisable under these warrants. On October 25, 1996, the Company also issued warrants to purchase 375,000 of common stock pursuant to the initial placement of 350,000 shares of Class C preferred stock. (See Note 9.)

11. REVENUE

  International revenue, principally from customers located in East Asia, Australia and Western Europe, was approximately $21,159,000 or 18%, $24,331,000 or 22% and $18,744,000 or 21% of revenues in 1994, 1995 and 1996, respectively. No single customer accounted for greater than 10% of revenues in 1994, 1995 or 1996.

12. INCOME TAXES

  As of December 31, 1996, the Company had a net operating loss carryforward for federal income tax purposes of approximately $89 million of which $23 million relates to deductions attributable to the exercise of non-qualified stock options and employees' early disposition of stock acquired through incentive stock options. The future net reduction in taxes otherwise payable arising from such deductions will be credited to additional paid-in capital when realized. As of December 31, 1996, the Company had a federal general business credit carryforward of approximately $2 million. The federal net operating loss and tax credit carryforwards expire primarily in the years 1999 through 2011. The Company has a California net operating loss carryforward of approximately $20 million expiring primarily in 2001.

                        COMPRESSION LABS, INCORPORATED

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
Deferred tax assets:
  Accounts receivable, principally due to the allowance for
   doubtful accounts....................................... $  4,466  $  4,050
  Inventories, principally due to the allowance for
   obsolete inventories and additional costs inventoried
   for tax purposes........................................    4,672     2,550
  Property and equipment, principally due to differences in
   depreciation............................................    6,683     4,500
  Capitalized research and development expenses............    3,394     2,850
  Accrued expenses, not currently deductible...............    9,423     2,550
  Deferred revenue.........................................      738     2,550
  Tax credit carryforwards.................................    2,291     2,000
  Net operating loss carryforwards.........................   15,959    33,000
                                                              47,626    54,050
Less: valuation allowance..................................  (44,441)  (52,600)
                                                            --------  --------
Net deferred tax assets....................................    3,185     1,450
                                                            --------  --------
Deferred tax liabilities:
  Capitalized software.....................................   (1,279)   (1,450)
  Long-term contract revenue...............................   (1,906)       --
                                                            --------  --------
                                                             (3,185)    (1,450)
                                                            --------  --------
Net deferred tax asset..................................... $     --  $     --
                                                            ========  ========

  The valuation allowance for deferred tax assets as of December 31, 1996 was $52,600,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making the assessment.

  Federal and California tax law impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in ownership of the Company which constitutes an "ownership change," as defined in Internal Revenue Code, Section 382. The Plan of Reorganization described in
Note 15 would likely result in an ownership change. The Company has not determined the effect of the ownership change on its tax loss and credit carryforwards.

13. SUPPLEMENTAL DISCLOSURE OF CASH FLOW

  The Company paid no federal income taxes during the years ended December 31, 1994, 1995 or 1996. Interest payments were $798,000, $1,142,000 and $973,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company purchased property and equipment through capital lease obligations totaling $0, $147,000 and $0 for the years ended December 31, 1994, 1995 and 1996, respectively.

  In 1994, additional paid-in capital increased $13,758,000 from the conversion of 14,900 shares of Series B convertible preferred stock into 1,434,900 shares of the Company's common stock. See Note 9 of Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            FIRST   SECOND    THIRD    FOURTH
                                           QUARTER  QUARTER  QUARTER  QUARTER
                                           -------  -------  -------  --------
                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                       AMOUNTS)
1996
Revenues.................................. $20,021  $25,014  $20,577  $ 22,270
Cost of revenues..........................  11,107   14,171   10,955    13,655
                                           -------  -------  -------  --------
    Gross margin..........................   8,914   10,843    9,622     8,615
Total operating expenses..................  14,907   10,378   10,973    14,455
                                           -------  -------  -------  --------
    Net income (loss) from operations.....  (5,993)     465   (1,351)   (5,840)
Interest, net.............................    (212)    (190)    (259)     (291)
                                           -------  -------  -------  --------
    Net income (loss) from continuing
     operations...........................  (6,205)     275   (1,610)   (6,131)
Discontinued operations...................
  Loss on disposal........................      --       --       --    (6,689)
                                           -------  -------  -------  --------
    Net loss from discontinued operations.      --       --       --    (6,689)
                                           -------  -------  -------  --------
    Net income (loss)..................... $(6,205) $   275  $(1,610) $(12,820)
                                           =======  =======  =======  ========
Net income (loss) per share
  Net income (loss) from continuing
   operations............................. $ (0.40) $  0.02  $ (0.10) $  (0.55)
  Net loss from discontinued operations...      --       --       --     (0.42)
                                           -------  -------  -------  --------
  Net income (loss) per share............. $ (0.40) $  0.02  $ (0.10) $  (0.97)
                                           =======  =======  =======  ========
Weighted average common shares and common
 share equivalents outstanding............  15,526   15,806   15,774    15,865
                                           =======  =======  =======  ========
1995
Revenues.................................. $27,857  $29,923  $28,444  $ 26,755
Cost of revenues..........................  17,529   18,163   16,295    27,372
                                           -------  -------  -------  --------
    Gross margin..........................  10,328   11,760   12,149      (617)
Total operating expenses..................  12,746   12,242   12,042    16,602
                                           -------  -------  -------  --------
    Net income (loss) from operations.....  (2,418)    (482)     107   (17,219)
                                           -------  -------  -------  --------
Interest, net expense.....................    (209)    (337)    (216)     (266)
                                           -------  -------  -------  --------
    Net loss from continuing operations...  (2,627)    (819)    (109)  (17,485)
Discontinued operations
  Income (loss) from operations...........     535      921      (82)   (3,315)
  Loss on disposal........................      --       --       --   (34,601)
                                           -------  -------  -------  --------
    Net loss from discontinued operations.     535      921      (82)  (37,916)
                                           -------  -------  -------  --------
    Net income (loss)..................... $(2,092) $   102  $  (191) $(55,401)
                                           =======  =======  =======  ========
Net income (loss) per share
  Net income (loss) from continuing
   operations............................. $ (0.18) $ (0.05) $ (0.01) $  (1.13)
  Net income (loss) from discontinued
   operations.............................    0.04     0.06       --     (2.45)
                                           -------  -------  -------  --------
  Net income (loss) per share............. $ (0.14) $  0.01  $ (0.01) $  (3.58)
                                           =======  =======  =======  ========
Weighted average common shares and common
 share equivalents outstanding............  14,667   15,505   15,265    15,463
                                           =======  =======  =======  ========

                        COMPRESSION LABS, INCORPORATED

15. SUBSEQUENT EVENT

On January 6, 1997, the Company entered into an Agreement and Plan of Merger and Reorganization (Merger) with VTEL Corporation (VTEL), a designer, manufacturer and marketer of multi-media conferencing systems, and VTEL-Sub, Inc. (Merger Sub), a wholly owned subsidiary of VTEL organized solely for the purpose of facilitating the Merger. Upon consummation of the Merger and the transactions associated therewith, Merger Sub will merge with the Company, and the Company will continue as the surviving company and a wholly owned subsidiary of VTEL. In the Merger, each share of the Company's common stock shall be converted into the right to receive .46 of one fully paid and nonassessable share of VTEL common stock, par value $.01 per share (VTEL common stock). Each share of the Company's Series C preferred stock shall be converted into the right to receive 3.15 fully paid and nonassessable shares of VTEL common stock. Furthermore, the right to additional funding under the preferred stock Agreement will terminate upon consummation of the Merger with VTEL.

  In the Merger, each option to purchase the Company's common stock shall be converted into the right to purchase .46 shares of VTEL common stock at a price equal to the original option price divided by .46. The Merger also provides that each outstanding warrant to purchase the Company's common stock will become a warrant to purchase VTEL common stock on the same terms as set forth in the original warrant and for that number of VTEL common shares as the holder would have been entitled to receive had the holder exercised the original warrant immediately prior to the Effective Time of the Merger.

  The Merger is subject to the separate majority approval by the stockholders of the Company and VTEL and certain other conditions, including the receipt of opinions that the Merger may be accounted for as a pooling of interest and qualify as a tax-free exchange. Under certain conditions, if the Merger is terminated at any time prior to its consummation, the Company is to pay VTEL a termination fee of $3.5 million plus expenses incurred by VTEL pursuant to the Merger.

  As a requirement of VTEL to enter into the Merger, the Company and VTEL entered into a Stock Option Agreement, dated January 6, 1997, pursuant to which the Company granted VTEL an option to purchase 3,120,500 common shares of the Company at a price of $4.6575 per share (the Option). VTEL may exercise the Option only upon the occurrence of certain events described therein. At the request of the holder of the Option, under certain circumstances, the Company will repurchase, pursuant to a formula price set out in the Stock Option Agreement, the Option and any common shares of the Company purchased upon the exercise of the Option.

                                                                      APPENDIX A


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                               VTEL CORPORATION,

                                 VTEL-SUB, INC.

                                      AND

                         COMPRESSION LABS, INCORPORATED

                          DATED AS OF JANUARY 6, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I--THE MERGER....................................................   A-1
    Section 1.01. The Merger.............................................    A-1
    Section 1.02. The Closing............................................    A-2
    Section 1.03. Effective Time.........................................    A-2
    Section 1.04. Effect of the Merger...................................    A-2
    Section 1.05. Certificate of Incorporation...........................    A-2
    Section 1.06. Bylaws.................................................    A-2
    Section 1.07. Directors and Officers.................................    A-2
    Section 1.08. Tax Consequences.......................................    A-2
    Section 1.09. Accounting Treatment...................................    A-2
 ARTICLE II--CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...........   A-2
    Section 2.01. Merger Consideration: Conversion and Cancellation of
                  Securities.............................................    A-3
    Section 2.02. Exchange Agency; Surrender of Certificates.............    A-3
    Section 2.03. Stock Transfer Books...................................    A-5
    Section 2.04. Dissenters' Rights.....................................    A-5
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-6
    Section 3.01. Organization and Qualification: Subsidiaries...........    A-7
    Section 3.02. Certificate of Incorporation and Bylaws................    A-7
    Section 3.03. Capitalization.........................................    A-7
    Section 3.04. Authority..............................................    A-8
    Section 3.05. No Conflict: Required Filings and Consents.............    A-8
    Section 3.06. Permits: Compliance....................................    A-9
    Section 3.07. Reports; Financial Statements; Undisclosed Liabilities.   A-10
    Section 3.08. Absence of Certain Changes or Events...................   A-11
    Section 3.09. Absence of Litigation..................................   A-11
    Section 3.10. Employee Benefit Plans; Labor Matters..................   A-11
    Section 3.11. Taxes..................................................   A-12
    Section 3.12. Affiliates.............................................   A-13
    Section 3.13. Properties.............................................   A-13
    Section 3.14. Intellectual Rights....................................   A-13
    Section 3.15. Real Property..........................................   A-14
    Section 3.16. Insider Interests; Transactions with Management........   A-14
    Section 3.17. Contracts and Agreements...............................   A-15
    Section 3.18. Vote Required..........................................   A-15
    Section 3.19. Brokers................................................   A-15
    Section 3.20. Opinion of Financial Advisor...........................   A-15
    Section 3.21. Board Recommendations..................................   A-15
    Section 3.22. Distributors, Customers, or Suppliers..................   A-15
    Section 3.23. Pooling of Interests...................................   A-16
    Section 3.24. Rights Plan............................................   A-16
    Section 3.25. Disclosure.............................................   A-16
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE VTEL COMPANIES.........  A-16
    Section 4.01. Organization and Qualification; Subsidiaries...........   A-16
    Section 4.02. Certificate of Incorporation and Bylaws................   A-16
    Section 4.03. Capitalization.........................................   A-17
    Section 4.04. Authority..............................................   A-18
    Section 4.05. No Conflict: Required Filings and Consents.............   A-18

                                                                           PAGE
                                                                           ----
    Section 4.06. Permits; Compliance....................................  A-19
    Section 4.07. Reports: Financial Statements..........................  A-19
    Section 4.08. Absence of Certain Changes or Events...................  A-20
    Section 4.09. Absence of Litigation..................................  A-20
    Section 4.10. Intellectual Rights....................................  A-20
    Section 4.11. Transactions with Management...........................  A-21
    Section 4.12. Vote Required..........................................  A-21
    Section 4.13. Brokers................................................  A-21
    Section 4.14. Opinion of Financial Advisor...........................  A-22
    Section 4.15. Board Recommendations..................................  A-22
    Section 4.16. Distributors, Customers, or Suppliers..................  A-22
    Section 4.17. Pooling of Interests...................................  A-22
    Section 4.18. Disclosure.............................................  A-22
 ARTICLE V--COVENANTS..................................................... A-22
    Section 5.01. Affirmative Covenants of the Company...................  A-22
    Section 5.02. Affirmative Covenants of VTEL..........................  A-23
    Section 5.03. Negative Covenants of the Company......................  A-23
    Section 5.04. Negative Covenants of VTEL.............................  A-26
    Section 5.05. Access and Information.................................  A-27
 ARTICLE VI--ADDITIONAL AGREEMENTS........................................ A-28
    Section 6.01. Presentation to Stockholders...........................  A-28
    Section 6.02. Registration Statement; Proxy Statement/Prospectus.....  A-28
    Section 6.03. Appropriate Action: Consents; Filings..................  A-30
    Section 6.04. Affiliates; Tax Treatment..............................  A-30
    Section 6.05. Public Announcements...................................  A-31
    Section 6.06. NASDAQ Listing.........................................  A-31
    Section 6.07. State Takeover Statutes................................  A-31
    Section 6.08. Charter Amendment......................................  A-31
    Section 6.09. Board Seats............................................  A-31
    Section 6.10. Options................................................  A-31
    Section 6.11. Series C Preferred Stock Warrants......................  A-32
    Section 6.12. Termination of Convertible Preferred Stock Purchase
                  Agreement..............................................  A-32
    Section 6.13. Merger Sub.............................................  A-32
    Section 6.14. Indemnification........................................  A-32
    Section 6.15. Employment Contracts...................................  A-34
    Section 6.16. Comfort Letters........................................  A-34
    Section 6.17. Sales Under Rule 145 if Applicable.....................  A-34
    Section 6.18. Stockholder Litigation.................................  A-35
 ARTICLE VII--CLOSING CONDITIONS.......................................... A-35
    Section 7.01. Conditions to Obligations of Each Party Under This
                  Agreement..............................................  A-35
    Section 7.02. Additional Conditions to Obligations of the VTEL
                  Companies..............................................  A-36
    Section 7.03. Additional Conditions to Obligations of the Company....  A-37
 ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER.......................... A-37
    Section 8.01. Termination............................................  A-37
    Section 8.02. Effect of Termination..................................  A-39
    Section 8.03. Amendment..............................................  A-39
    Section 8.04. Waiver.................................................  A-39
    Section 8.05. Fees, Expenses and Other Payments......................  A-39

                                                                           PAGE
                                                                           ----
 ARTICLE IX--GENERAL PROVISIONS........................................... A-40
    Section 9.01. Effectiveness of Representations, Warranties and
                  Agreements.............................................  A-40
    Section 9.02. Notices................................................  A-41
    Section 9.03. Certain Definitions....................................  A-41
    Section 9.04. Headings...............................................  A-42
    Section 9.05. Severability...........................................  A-42
    Section 9.06. Entire Agreement.......................................  A-42
    Section 9.07. Assignment.............................................  A-42
    Section 9.08. Parties in Interest....................................  A-43
    Section 9.09. Failure or Indulgence Not Waiver; Remedies Cumulative..  A-43
    Section 9.10. Governing Law..........................................  A-43
    Section 9.11. Counterparts...........................................  A-43
    Section 9.12. Specific Performance...................................  A-43
 EXHIBIT A --     Stock Option Agreement
 EXHIBIT B --     Company Affiliate Letter
 EXHIBIT C --     Acquiror Affiliate Letter

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 6, 1997 (this "Agreement"), is by and among VTEL CORPORATION, a Delaware corporation ("VTEL"), VTEL-SUB, INC., a Delaware corporation and direct wholly owned subsidiary of VTEL ("Merger Sub"), and COMPRESSION LABS, INCORPORATED, a Delaware corporation (the "Company"). VTEL and Merger Sub are sometimes collectively referred to herein as the "VTEL Companies."

  WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DGCL"), will merge with and into the Company (the "Merger");

  WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and is fair to, and in the best interests of, the Company and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval and adoption of this Agreement by the stockholders of the Company;

  WHEREAS, the Board of Directors of VTEL has determined that the Merger is advisable and is fair to, and in the best interests of, VTEL and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby, and its sole stockholder, VTEL, has approved the Merger by unanimous written consent;

  WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval and adoption of this Agreement by its stockholder;

  WHEREAS, it is the intent of the respective Boards of Directors of the Company and VTEL that the Merger be structured as a strategic combination involving a "merger of equals" of the Company and VTEL and that the Surviving Corporation (as defined herein) be governed and operated on that basis;

  WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, the parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Release 130, 135 and 146 and Staff Accounting Bulletins Topic Two;

  WHEREAS, in furtherance of, and as a requirement of the VTEL Companies to enter into this Agreement providing for, the Merger, the Company and VTEL have entered into a Stock Option Agreement, dated of even date herewith, in the form attached as Exhibit A (the "Stock Option Agreement"); and

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.03 of this Agreement), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall continue after the Effective Time to be "Compression Labs, Incorporated."

  Section 1.02. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202-2799, at 9:00 am., local time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance herewith (other than conditions with respect to actions the respective parties hereto will take at the Closing), or (b) at such other time, date or place as VTEL and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  Section 1.03. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the completion of such filing being the "Effective Time").

  Section 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of each of Merger Sub and the Company shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

  Section 1.05. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time.

  Section 1.06. Bylaws. At the Effective Time and without further action on the part of the Company or VTEL, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub in effect as of the Effective Time.

  Section 1.07. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Section 1.08. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

  Section 1.09. Accounting Treatment. It is intended that the Merger shall be treated as a pooling-of-interests for accounting purposes by VTEL and the Company.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

  Section 2.01. Merger Consideration: Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the VTEL Companies, the Company or the holders of any of the Company's securities:

    (a) Subject to the other provisions of this Article II, each share of common stock, par value $.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 2.01(e) of this Agreement) shall be converted into the right to receive .46 of one fully paid and nonassessable share of common stock, par value $.0l per share, of VTEL ("VTEL Common Stock") (the "Common Stock Conversion Ratio").

    (b) Subject to the other provisions of this Article II, each share of Series C Preferred Stock, par value $.001 per share, of the Company ("Series C Preferred Stock") issued and outstanding immediately prior to the Effective Time (excluding any Series C Preferred Stock described in
  Section 2.01(e) of this Agreement and any Dissenting Shares, as herein defined) shall be converted into the right to receive 3.15 fully paid and nonassessable share of VTEL Common Stock (the "Series C Preferred Stock Conversion Ratio").

    (c) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of VTEL Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Conversion Ratio and the Series C Preferred Stock Conversion Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (d) As a result of their conversion pursuant to Section 2.01(a) and
  Section 2.01(b), all shares of Company Common Stock and Series C Preferred Stock shall cease to be outstanding and shall automatically be canceled and retired. Each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 2.01(e) of this Agreement) ("Converted Common Shares") shall thereafter represent, subject to Section 2.02(d) of this Agreement, the right to receive that number of shares of VTEL Common Stock into which the shares of Company Common Stock represented by such certificate have been converted pursuant to subsection (a) of this Section
  2.01 determined pursuant to the Common Stock Conversion Ratio and, if applicable, the right to receive cash pursuant to Section 2.02(d) of this Agreement ("Common Stock Merger Consideration"). Each certificate previously evidencing Series C Preferred Stock outstanding immediately prior to the Effective Time (other than Series C Preferred Stock described in Section 2.01(e) of this Agreement and any Dissenting Shares) (the "Converted Series C Preferred Shares" and, together with the Converted Common Shares, the "Converted Shares") shall thereafter represent, subject to Section 2.02(d) of this Agreement, the right to receive that number of shares of VTEL Common Stock into which the shares of Series C Preferred Stock represented by such certificate have been converted pursuant to subsection (b) of this Section 2.01 determined pursuant to the Series C Preferred Stock Conversion Ratio and, if applicable, the right to receive cash pursuant to Section 2.02(d) of this Agreement (the "Series C Preferred Stock Consideration" and, with the Common Stock Consideration, the "Merger Consideration"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except the right to receive the Merger Consideration applicable thereto and as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of VTEL Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02 of this Agreement. No fractional shares of VTEL Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(d) of this Agreement.

    (e) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock or Series C Preferred Stock held in the treasury of the Company and each share of Company Common Stock owned by VTEL or any direct or indirect wholly owned subsidiary of VTEL or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (f) Each share of common stock, par value $.0l per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  Section 2.02. Exchange Agency; Surrender of Certificates.

  (a) Exchange Fund. At or prior to the Effective Time, VTEL shall deposit, or cause to be deposited, with a bank or trust company designated by VTEL (the "Exchange Agent"), for the benefit of the holders of Converted Shares, for exchange in accordance with this Article II, through the Exchange Agent (i) certificates evidencing a number of shares of VTEL Common Stock equal to the product of the Common Stock Conversion Ratio multiplied by the number of Converted Common Shares issued and outstanding immediately prior to the Effective Time, (ii) certificates evidencing a number of shares of VTEL Common Stock equal to the product of the Series C Preferred Stock Conversion Ratio multiplied by the number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, and (iii) cash in an amount sufficient to provide for the payments to be made in lieu of issuing any fractional shares of VTEL Common Stock as provided in Section 2.02(d) of this Agreement. Additionally, subject to the provisions of subsection (e) of this Section 2.02, VTEL shall, if and when a payment date has occurred with respect to a dividend or distribution that has been declared subsequent to the Effective Time, deposit with the Exchange Agent an amount in cash (or property of like kind to that which is the subject of such dividend or distribution) equal to the dividend or distribution per share of VTEL Common Stock times the number of shares of VTEL Common Stock evidenced by certificates theretofore representing Converted Shares that have not theretofore been surrendered for exchange in accordance with this Section
2.02. The certificates and cash (and property, if any) deposited with the Exchange Agent in accordance with this Section 2.02(a) are hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver VTEL Common Stock (and any dividends or distribution related thereto) and/or cash, as described above, in exchange for surrendered certificates pursuant to the terms of this Agreement out of the Exchange Fund.

  (b) Exchange Procedures. As soon as practicable after the Effective Time, VTEL shall cause the Exchange Agent to send to each record holder of Company Common Stock and Series C Preferred Stock at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock or Series C Preferred Stock (the "Certificates") shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as VTEL and the Company shall reasonably determine), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of VTEL Common Stock and any cash in lieu of fractional shares, into which the shares of Company Common Stock or Series C Preferred Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of VTEL Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II and cash in the amount such holder has the right to receive pursuant to such provisions, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Series C Preferred Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of VTEL Common Stock may be issued to the transferee if the Certificate evidencing the Company Common Stock or Series C Preferred Stock shall be surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered for exchange in accordance with the provisions of Section 2.02 of this Agreement, each Certificate theretofore representing Converted Shares (other than shares of Company Common Stock and Series C Preferred Stock to be canceled pursuant to Section 2.01(e) of this Agreement and any Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the applicable Merger Consideration as set forth in this Agreement. If any holder of Converted Shares shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to VTEL. No interest shall be paid on any Merger Consideration payable to former holders of Converted Shares.

  (c) Distributions with Respect to VTEL Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to VTEL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate theretofore representing shares of Company Common Stock or Series C Preferred Stock with respect to any shares of VTEL Common Stock evidenced thereby, and no Merger Consideration shall be paid to any such holders until the holder of such Certificate shall surrender such Certificate theretofore representing shares of Company Common Stock or shares of Series C Preferred Stock. Subject to applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of VTEL Common Stock issued in exchange therefor, without interest, (i) promptly following the surrender of such Certificate and in addition to the amount of any cash payable with respect to a fractional share of VTEL Common Stock to which such holder is entitled pursuant to Section 2.02(d) of this Agreement, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of VTEL Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of VTEL Common Stock.

  (d) No Fractional Shares. No certificates or scrip evidencing fractional shares of VTEL Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of VTEL. In lieu of any such fractional shares, (i) each holder of a Certificate previously evidencing Company Common Stock or Series C Preferred Stock, upon surrender of such Certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (A) the Average Closing Price by (B) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock or Series C Preferred Stock held of record by such holder at the Effective Time). "Average Closing Price" means the average closing sales price of the VTEL Common Stock on The NASDAQ Stock Market (or such other quotation system or securities exchange on which the VTEL Common Stock is then quoted or listed) as reported by the Wall Street Journal for the 20 consecutive trading days beginning 22 trading days prior to the scheduled Closing Date as provided in Section 1.02 hereof.

  (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Converted Shares on the first anniversary of the Closing Date shall be delivered to VTEL, upon demand, and any former holders of Converted Shares who have not theretofore complied with this Article II shall thereafter look only to VTEL for the Merger Consideration and dividends or distributions to which they are entitled, without any interest thereon. Neither VTEL nor the Company shall be liable to any former holder of Converted Shares for any Merger Consideration (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f) Withholding. VTEL (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as VTEL (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law and VTEL agrees to remit to the proper taxing authority such amounts so withheld. To the extent that amounts are so withheld by VTEL, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by VTEL.

  Section 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Series C Preferred thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until VTEL has received a written agreement from such person as provided in Section 6.04.

  Section 2.04. Dissenters' Rights.

  (a) The holders of shares of Company Common Stock shall not be entitled to appraisal rights. Notwithstanding anything in this Agreement to the contrary, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time and held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and qualify under and have complied with all of the provisions of Section 262 of the DGCL ("Dissenting Shares") shall not, by virtue of the Merger, be converted into the right to receive the Series C Preferred Stock Consideration but such stockholder shall be entitled to receive payment of the appraised value of such shares of Series C Preferred Stock held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares (i) subsequently delivers a written withdrawal of his demand for appraisal rights (with the written consent of VTEL if such written withdrawal is not made within 60 days after the Effective Time), or (ii) fails to perfect dissenter's rights as provided in Section 262 of the DGCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of Dissenting Shares within the time provided in Section 262 of the DGCL, the Dissenting Shares held by such holder or holders (as the case may be) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Series C Preferred Stock Consideration, as provided in this Agreement without any interest thereon.

  (b) The Company shall give VTEL (i) prompt notice of any written demands for appraisal, withdrawal of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under
Section 262 of the DGCL. The Company agrees that prior to the Effective Time, it will not, without the prior written consent of VTEL, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands.

  (c) Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262 of the DGCL, to payment of his or its Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to the VTEL Companies that:

  Section 3.01. Organization and Qualification: Subsidiaries. The Company is a corporation, and each of the Company's subsidiaries (as such term in defined in Section 9.03 herein) is a corporation or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each of the Company and its subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted and is qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business, or prospects of the Company and its subsidiaries, taken as a whole, at the time of such change or effect; provided, however, no Company Material Adverse Effect shall be deemed to have occurred hereunder (i) as a result of customers of the Company deferring or delaying orders as a result of the announcement of the execution of this Agreement, (ii) if the financial condition or results of operations of the Company's business are not materially and adversely different from those announced with respect to the Company's quarter ended September 30, 1996, or (iii) as a result of the Company employee departures after the announcement of the execution of this Agreement. Section 3.01 of the Disclosure Schedule delivered by the Company to the VTEL Companies concurrently with the execution of this Agreement (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with (a) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company and (b) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03 of this Agreement.

  Section 3.02. Certificate of Incorporation and Bylaws. The Company has heretofore furnished or made available to VTEL complete and correct copies of the Certificate of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Significant Subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

  Section 3.03. Capitalization.

  (a) The authorized capital stock of the Company consists of 25,153,658 shares of Company Common Stock, par value $.001 per share, and 4,000,000 shares of preferred stock, par value $.001 per share. At the date hereof, 15,865,178 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held by the Company in its treasury or by the Company's subsidiaries and 8,635,185 shares of Company Common Stock were reserved for issuance as follows: (i) 2,589,866 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1980 Stock Option Plan; (ii) 2,506,833 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1984 Supplemental Stock Option Plan; (iii) 176,244 shares were reserved for issuance upon the purchase of shares under the Company's 1984 Employee Stock Purchase Plan; (iv) 168,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan (the plans referred to in clauses (i) through (iv) of this section being herein collectively called the "Company Option Plans"); (v) 580,000 shares were reserved for issuance upon the exercise of the warrants (the "Common Stock Warrants") listed and described in Section 3.03(a) of the Company Disclosure Schedule; (vi) 2,424,242 shares were reserved for issuance upon conversion of the Company's Series C Preferred Stock; and (vii) 3,120,500 shares were reserved for issuance upon exercise of the Stock Option Agreement. At the date hereof, 350,000 shares of Series C Preferred Stock were issued and outstanding, no other shares of preferred stock was issued and outstanding, and no shares of preferred stock were held by the Company in its treasury or by the Company's subsidiaries. Except as described in this Section 3.03 or in Section 3.03(a) of the Company Disclosure Schedule, no shares of capital stock of the Company are issued and outstanding or reserved for issuance for any other purpose. Each of the issued shares of capital stock of each of the Company and its subsidiaries is duly authorized, validly issued and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, all issued shares or other equity interests in the subsidiaries of the Company owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

  (b) No bonds, debentures, notes or other indebtedness of the Company or its subsidiaries having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Company Voting Debt") are issued or outstanding. All shares of Company Common Stock which may be issued upon exercise of stock options granted pursuant to the Company Option Plans or Common Stock Warrants and all shares of Company Common Stock which may be issued upon conversion of the Series C Preferred Stock will, when issued in accordance with the terms of such stock options, warrants, designations and the related Company Option Plans, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

  (c) Except as set forth in Section 3.03(a) above or in Section 3.03(c) of the Company Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Company Voting Debt or other equity interests of the Company or any of its subsidiaries. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company or the capital stock of any subsidiary of the Company or (ii) other than advances to wholly owned subsidiaries in the ordinary course of business, to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Except (i) as set forth in Section 3.03(c) of the Company Disclosure Schedule or (ii) for the subsidiaries of the Company set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for the capital stock or other equity interests representing five percent (5%) or more of the capital stock or other equity interests of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or for any agreements, arrangements or commitments between the Company and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its subsidiaries.

  (d) Section 3.03(d) of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of (i) the number of options to purchase Company Common Stock outstanding and the number of shares of Company Common Stock issuable thereunder, (ii) the number of Common Stock Warrants outstanding and the number of shares of Company Common Stock issuable thereunder, (iii) the exercise price of each such outstanding stock option and warrant, (iv) the number of stock options then exercisable, and (v) the number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock if such Series C Preferred Stock was converted on the date hereof. Complete and correct copies of the Company Option Plans, all forms of stock options issued pursuant to the Company Option Plans or otherwise, and all forms of Common Stock Warrants, including all amendments thereto, have been made available to VTEL.

  Section 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company as described in Section 6.01 of this Agreement). The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company as described in Section 6.01 of this Agreement). This Agreement and the Stock Option Agreement have each been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the VTEL Companies, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

  Section 3.05. No Conflict: Required Filings and Consents.

  (a) Except as disclosed in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance by the Company of its obligations hereunder and thereunder, including consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its

Significant Subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "Laws") in effect as of the date of this Agreement or any judgment, order or decree to which the Company or any of its subsidiaries is a party or by or to which any of their respective properties are bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties are bound or subject (including, but not limited to, any license agreement, contract or other arrangement of any nature relating to the Company's Intellectual Property Rights or Third Party Intellectual Property Rights (as those terms are hereinafter defined)), excluding from the foregoing clauses (ii) and (iii) any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The Board of Directors of the Company has approved the Merger, this Agreement and the Stock Option Agreement, and the transactions contemplated by this Agreement and the Stock Option Agreement and such approval is sufficient to render the provisions of
Section 203 of the DGCL inapplicable to the Merger, this Agreement and the Stock Option Agreement, and the transactions contemplated hereby and thereby. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement and the Stock Option Agreement, or any of the transactions contemplated by this Agreement or by the Stock Option Agreement.

  (c) The execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and the performance by the Company of its obligations hereunder and thereunder, including consummation of the transactions contemplated hereby and thereby, will not, require the Company to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, federal, state, local or foreign (collectively, "Governmental Entities"), except (i) for (A) applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or blue sky laws ("Blue Sky Laws") and
(B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not, individually or in the aggregate reasonably be expected to cause a Company Material Adverse Effect or to materially impair or delay the ability of the Company to perform its obligations under this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby.

  Section 3.06. Permits: Compliance. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders (collectively, the "Permits") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, except where the failure to possess such Permits could not reasonably be expected to have a Company Material Adverse Effect. Section 3.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, or investigations, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in the loss, revocation, suspension or cancellation of a Permit held by the Company or a subsidiary of the Company, except for any suspension, loss or revocation that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, in default under or in violation of, nor has it received, since December 31, 1993, from any Governmental Entity any written notice with respect to possible conflicts with, defaults under or violations of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties are bound or subject, (b) any judgment, order or decree applicable to the Company or any of its subsidiaries, or (c) any of the Permits held by the Company or a subsidiary of the Company, except for any such conflicts, defaults or violations that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.07. Reports; Financial Statements; Undisclosed Liabilities.

  (a) Since December 31, 1993, except as disclosed in Section 3.07 of the Company Disclosure Schedule, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special),
(iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of applicable Laws (including the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports) and the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The Company has heretofore delivered to VTEL (i) consolidated balance sheets of the Company and its subsidiaries as of December 31, 1993, December 31, 1994 and December 31, 1995 and (ii) consolidated statements of income, stockholders' equity and cash flows for each of the three years then ended, certified by KPMG Peat Marwick LLP, reports thereon are included therewith. The Company has also delivered to VTEL (i) an unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1996, and (ii) unaudited consolidated statements of income, stockholders' equity and cash flows for the nine months then ended. Such audited and unaudited consolidated financial statements, including any such financial statements and schedules contained in the Company SEC reports (or incorporated by reference therein)
(i) are in accordance with the books and records of the Company and its subsidiaries in all material respects and were prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B) with respect to Company SEC Reports, as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (except, in the case of unaudited consolidated financial statements for interim periods, for the absence of footnotes and subject to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1995, including the notes thereto, or in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, or other SEC Report filed prior to the date hereof, neither the Company or any of its subsidiaries has any liabilities or obligations material to the Company and its subsidiaries which are not referenced on such balance sheet or in such Quarterly Report on Form 10-Q or in such other SEC Report filed prior to the date hereof. Except as set forth in Section 3.07 of the Company Disclosure Schedule or as set forth in the Company's Current Report on Form 8-K filed with the SEC on October 24, 1996, since the date of the Company's most recently filed Quarterly Report on Form 10-Q, neither the Company nor any of its subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger and (iii) liabilities or obligations which do not have a Company Material Adverse Effect.

  Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.08 of the Company Disclosure Schedule, since September 30, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any damage, destruction or loss with respect to any assets of the Company or any of its subsidiaries that, whether or not covered by insurance, would constitute a Company Material Adverse Effect, (b) any change by the Company or its subsidiaries in their significant accounting policies, (c) except for dividends by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any subsidiary of the Company, (d) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors or officers of the Company or the employees of the Company or its subsidiaries as a group, except for (i) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (ii) the granting of stock options in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company, or (e) any Company Material Adverse Effect.

  Section 3.09. Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

  Section 3.10. Employee Benefit Plans; Labor Matters.

  (a) With respect to each employee benefit plan, program, arrangement, contract, employment agreement, stock option, bonus, incentive or similar plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries could reasonably be expected to incur liability under ERISA (the "Company Benefit Plans"), the Company has delivered or made available to VTEL a true and correct copy of (i) such Company Benefit Plan, (ii) each trust agreement, if any, relating to such Company Benefit Plan, (iii) the most recent summary plan description of each Company Benefit Plan for which a summary plan description is required, and (iv) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan that is intended to be qualified under Section 401 of the Code. Section 3.10 of the Company Disclosure Schedule contains a complete list of all Company Benefit Plans.

  (b) Each of the Company Benefit Plans that are subject to ERISA is in compliance with ERISA, and except as set forth in Section 3.10 of the Company Disclosure Schedule, no Company Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. Except as set forth in Section 3.10 of the Company Disclosure Schedule, none of the Company Benefit Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA. Neither the Company nor any trade or business which together with the Company would be deemed a "single employer" within the meaning of ERISA (an "ERISA Affiliate") has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a Company Benefit Plan pursuant to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the five
(5) years ending on December 31, 1995. As of the date of this Agreement, no condition is known by the Company to exist that presents a material risk to the Company or an ERISA Affiliate of incurring such a material liability. No proceedings have been instituted to terminate any Company Benefit Plan that is subject to Title IV of ERISA and no "reportable event," as such term in defined in Section 4043(b) of ERISA, is known to have occurred with respect to any Company Benefit Plan which has not been reported.

  (c) Except as set forth in Section 3.10 of the Company Disclosure Schedule, the current value of the assets of each of the Company Benefit Plans that are subject to Title IV of ERISA, based upon reasonable actuarial assumptions, equals or exceeds the present value of the accrued benefits under each such Company Benefit Plan and all contributions or other amounts payable by the Company and each of its subsidiaries as of the date of this Agreement with respect to each Plan in respect of current or prior plan years has been either paid or accrued on the latest balance sheet included in the Company's most recent SEC Report on Form 10-Q or accrued since September 30, 1996. There are no pending, or, to the best knowledge of the Company and each of its subsidiaries, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

  (d) There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries.

  (e) No Company Benefit Plan provides retiree medical or retiree life insurance benefits and neither the Company nor any of its subsidiaries is contractually or otherwise obligated to provide life insurance and medical benefits upon retirement or termination of employment of employees.

  (f) Neither the Company nor any of its subsidiaries contributes to or has an obligation to contribute to, or has within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, an employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code.

  Section 3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

    (a) (i) all returns and reports ("Tax Returns") of or with respect to any material Tax (as defined in Section 9.03 of this Agreement) which are required to be filed on or before the date hereof by or with respect to the Company or any of its subsidiaries have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all material Taxes which have become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been satisfied in all material respects, and (v) no material penalty, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax .

    (b) Section 3.11 of the Company Disclosure Schedule lists all federal and other material Tax Returns filed with respect to the Company and any of its subsidiaries for taxable years ending on or after December 31, 1992. The Company has delivered to VTEL correct and complete copies of all such Tax Returns.

    (c) There is no material claim against the Company or any of its subsidiaries for any amount of Taxes, no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries, and no material Tax Return of or with respect to the Company or any of its subsidiaries has been, or is being, audited by the Internal Revenue Service or any state, local or other taxing authority other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in
  Section 3.11 of the Company Disclosure Schedule.

    (d) The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 3.07 of this Agreement are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

    (e) Except for statutory liens for current Taxes not yet due and for Taxes being contested in good faith which have been disclosed in Section
  3.11 of the Company Disclosure Schedule and for which adequate provisions have been made in the financial statements referred to in Section 3.07, no material liens for Taxes exist upon the assets of any of the Company or any of its subsidiaries.

    (f) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

    (g) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under the circumstances could obligate it to make any payments that will not be deductible under Sections 162(m) or 280G of the Code.

    (h) Neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    (i) Neither the Company nor any of its subsidiaries (i) has ever been a member of an Affiliated Group (as defined in Section 1504 of the Code) other than a group the common parent of which was the Company or (ii) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision under state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (j) Except for the Merger, there has been no "ownership change" (as defined in Section 382(g) of the Code) with respect to the Company during the "testing period" (as defined in Section 382(i) of the Code) that ends on the day on which the "owner shift" (as defined in Section 382(g) of the Code) occurs as a result of the Merger.

  Section 3.12. Affiliates. Section 3.12 of the Company Disclosure Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company within the meaning of that term as used in Rule 145 promulgated pursuant to the Securities Act, including, without limitation, all directors and executive officers of the Company.

  Section 3.13. Properties. Except as set forth in Section 3.13 of the Company Disclosure Schedule or specifically described in the Company SEC Reports, the Company and its subsidiaries have good and marketable title, free and clear of all liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's most recent SEC Report on Form 10-Q as being owned by the Company and its subsidiaries as of the date thereof, other than (a) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (b) liens disclosed in the notes to such financial statements and
(c) liens arising in the ordinary course of business after the date of such financial statements.

  Section 3.14. Intellectual Rights.

  (a) The Company owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, maskworks and any applications therefor, technology, know-how, video and audio compression algorithms, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted. Section 3.14 of the Company Disclosure Schedule lists all current patents, registered and material unregistered copyrights, maskworks, trade names and any applications therefor owned by the Company (the "Intellectual Property Rights"), and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 3.14 of the Company Disclosure Schedule includes and specifically identifies all material third-party patents, trademarks, copyrights (including software) and maskworks (the "Third Party Intellectual Property Rights"), to the knowledge of the Company, which are incorporated in, are, or form a part of, any Company product, excluding any such intellectual property rights that are available on a commodity basis (such as "shrink wrap" licenses) and which are non-exclusive, terminable and available at a standard fee. Section 3.14 of the Company Disclosure Schedule lists (i) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any of the Company's Intellectual Property Rights, or any trade secret material to the Company or any of its subsidiaries; and (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof and the term thereof.

  (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 3.14(a) of the Company Disclosure Schedule. No claims with respect to the Company's Intellectual Property Rights, any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the knowledge of the Company, are threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, maskwork, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how, video and audio compression algorithms, or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company's Intellectual Property Rights or other trade secret material to the Company; or
(iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Rights. To the Company's knowledge, all material patents, registered trademarks, maskworks and copyrights held by the Company are valid and subsisting. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property by any third party, including any employee or former employee of the Company or any of the its subsidiaries. Except as set forth in
Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that the Company may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

  (c) Each employee of the Company has executed a confidentiality, invention and copyright agreement with the Company in the forms previously delivered to VTEL.

  Section 3.15. Real Property. Section 3.15 of the Company Disclosure Schedule lists all real property that is owned or leased by the Company (other than sales offices and shared distribution space).

  Section 3.16. Insider Interests; Transactions with Management. Except as set forth in Section 3.16 of the Company Disclosure Schedule, no officer or director of the Company or holder of more than five percent of the Company Common Stock currently outstanding has any interest in any material property, real or personal, tangible or intangible, including, without limitation, any computer software or Company Intellectual Property Assets, used in or pertaining to the business of the Company or any subsidiary of the Company, except for the ordinary rights of a stockholder or employee stock option holder. Except as disclosed in the Company SEC Reports, no executive officer, director or stockholder of the Company or any of its subsidiaries has, since

December 31, 1994, engaged in any business dealings with the Company or any of its subsidiaries, other than such business dealings as would not be required to be disclosed in such documents or reports pursuant to the Securities Act and the rules and regulations promulgated thereunder. No executive officer or director of the Company or any of its subsidiaries (except in his capacity as such) has any direct or indirect material interest in (a) any competitor, customer, supplier or agent of the Company or any of its subsidiaries, or (b) any person which is a party to any contract or agreement which is material to the Company or any of its subsidiaries.

  Section 3.17. Contracts and Agreements. The contracts and agreements listed in Section 3.17 of the Company Disclosure Schedule or filed as exhibits to any of the Company SEC Reports constitute all of the written and material oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which the Company or any of its subsidiaries is a party or by which any of their properties are bound with respect to which the obligations of or the benefits to be received by the Company or any of its subsidiaries, individually or in the aggregate, could reasonably be expected to have a value
(i) in the case of liabilities, in excess of $250,000, and (ii) in the case of benefits, $1,000,000, in any consecutive 12-month period (each a "Material Contract"). Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are and, to the best knowledge of the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any Material Contract, and neither the Company nor any of its subsidiaries have waived any material right under any Material Contract. Neither the Company nor any of its subsidiaries have received any notice of default or termination (other than, in the case of notices of termination, such termination arising out of the expiration of any Material Contract by lapse of time or completion of performance in accordance with the terms thereof) under any Material Contract and neither the Company nor any of its subsidiaries has assigned or otherwise transferred any rights under any Material Contract.

  Section 3.18. Vote Required. The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger and this Agreement are the affirmative votes of the holders of at least a majority of the outstanding shares of the Company Common Stock. The provisions of Article Sixth of the Company's Certificate of Incorporation do not impose any super majority voting requirement on the transactions contemplated hereby.

  Section 3.19. Brokers. No broker, finder or investment banker (other than PaineWebber Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to VTEL a complete and correct copy of all agreements between the Company and PaineWebber Incorporated pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

  Section 3.20. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of PaineWebber Incorporated to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of the Company Common Stock is fair, from a financial point of view, to such holders. The Company will promptly deliver a copy of such opinion to VTEL.

  Section 3.21. Board Recommendations. By a unanimous vote of the directors present at a meeting of the Company's Board of Directors (which meeting was duly called and held and at which a quorum was present at all times), the Board of Directors of the Company (a) approved and adopted this Agreement, including the Merger and the Stock Option Agreement and the other transactions contemplated herein and therein, and determined that the Merger is fair to the stockholders of the Company, and (b) resolved to recommend approval and adoption of this Agreement, including the Merger and the other transactions contemplated herein, by the stockholders of the Company.

  Section 3.22. Distributors, Customers, or Suppliers. The Company is not aware that any major distributor, customer or supplier to or of the Company or its subsidiaries intends to cease doing business, or to alter materially the amount of business done, with the Company or its subsidiaries after the Effective Time, due to consummation of the transactions contemplated hereunder or any other reason, that would result in a Company Material Adverse Effect.

  Section 3.23. Pooling of Interests. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

  Section 3.24. Rights Plan. The Company has taken all action (including amending the Company's Rights Plan, as defined in Section 5.01(h) hereof) so that the entering of this Agreement and the Stock Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Company's Rights Plan or enable or require any rights thereunder to be exercised, distributed or triggered.

  Section 3.25. Disclosure. No representation or warranty hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

                                  ARTICLE IV

             Representations and Warranties of the VTEL Companies

  The VTEL Companies hereby, jointly and severally, represent and warrant to the Company that:

  Section 4.01. Organization and Qualification; Subsidiaries. Each of the VTEL Companies is a corporation, and each of VTEL's other subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of the VTEL Companies and each of VTEL's other subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a VTEL Material Adverse Effect. The term "VTEL Material Adverse Effect" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, business, or prospects of VTEL and its subsidiaries, taken as a whole, at the time of such change or effect; provided, however, no VTEL Material Adverse Effect shall be deemed to have occurred hereunder (i) as a result of customers of VTEL deferring or delaying orders as a result of the announcement of the execution of this Agreement, (ii) if the financial condition or results of operations of VTEL's business are not materially and adversely different from those announced with respect to VTEL's quarter ended October 31, 1996, or (iii) as a result of the Company employee departures after the announcement of the execution of this Agreement. Section 4.01 of the Disclosure Schedule delivered by VTEL to the Company concurrently with the execution of this Agreement (the "VTEL Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all of VTEL's directly or indirectly owned subsidiaries, together with (a) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by VTEL or another subsidiary of VTEL and (b) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03 of this Agreement.

  Section 4.02. Certificate of Incorporation and Bylaws. VTEL has heretofore furnished or made available to the Company complete and correct copies of the Certificate of Incorporation and Bylaws, in each case as amended or restated to the date hereof, of VTEL and Merger Sub. Neither VTEL nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

  Section 4.03. Capitalization.

  (a) The authorized capital stock of VTEL consists of 25,000,000 shares of VTEL Common Stock, par value $.01 per share ("VTEL Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("VTEL Preferred Stock"). As of December 1, 1996, 13,940,567 shares of VTEL Common Stock were issued and outstanding, 407,848 shares of VTEL Common Stock were held by VTEL in its treasury, and 2,951,915 shares of VTEL Common Stock were reserved for issuance as follows: (i) 1,973,471 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to VTEL's 1989 Stock Option Plan; (ii) 700,000 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to VTEL's 1996 Stock Option Plan; (iii) 195,276 shares were reserved for issuance upon the purchase of shares under the VTEL Employee Stock Purchase Plan; and (iv) 83,168 shares were reserved for issuance upon exercise of stock options heretofore granted or available for grant pursuant to the VTEL 1992 Director Plan (the stock option plans referenced in clauses (i) through (iv) of this section being herein collectively called the "VTEL Option Plans"). No shares of VTEL Preferred Stock are issued or outstanding. Except as described in this Section 4.03 or in Section 4.03(a) of the VTEL Disclosure Schedule, no shares of capital stock of VTEL are reserved for issuance for any other purpose. Each of the issued shares of capital stock of, or other equity interests in, each of VTEL and its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, VTEL or an of its subsidiaries subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws (or the equivalent organizational documents) of VTEL or any of its subsidiaries, or any agreement to which VTEL or any of its subsidiaries is a party or is bound, and, except as set forth in Section 4.03(a) of the VTEL Disclosure Schedule, all issued shares or other equity interests in the subsidiaries of VTEL owned by VTEL or a subsidiary of VTEL are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on VTEL's or such subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

  (b) No bonds, debentures, notes or other indebtedness of VTEL having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("VTEL Voting Debt") are issued or outstanding. All shares of VTEL Common Stock which may be issued upon exercise of stock options granted pursuant to the VTEL Option Plans will, when issued in accordance with the terms of such stock options and the related VTEL Option Plans, be validly issued, fully paid and nonassessable and not subject to preemptive rights

  (c) Except as set forth in Section 4.03(a) above or in Section 4.03(c) of the VTEL Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which VTEL or any of its subsidiaries is a party relating to the issued or unissued capital stock of VTEL or any of its subsidiaries or obligating VTEL or any of its subsidiaries to grant, issue or sell any shares of capital stock, VTEL Voting Debt or other equity interests of VTEL or any of its subsidiaries. Except as set forth in Section 4.03(c) of the VTEL Disclosure Schedule, there are no obligations, contingent or otherwise, of VTEL or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of VTEL Common Stock or other capital stock of VTEL or the capital stock of any subsidiary of VTEL or (ii) other than advances to wholly owned subsidiaries in the ordinary course of business, to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any subsidiary of VTEL or any other person. Except as set forth in Section 4.03(c) of the VTEL Disclosure Schedule, neither VTEL nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for the capital stock or other equity interests representing 5% or more of the capital stock in equity interests of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 4.03(c) of the VTEL Disclosure Schedule or for any agreements, arrangements or commitments between VTEL and its wholly owned subsidiaries or between such wholly owned subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on, or calculated in accordance with, the revenues or earnings of VTEL or any of its subsidiaries. Except as set forth in Section 4.03(c) of the VTEL Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which VTEL or any of its subsidiaries is a party or by which VTEL or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of VTEL or any of its subsidiaries.

  (d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0l per share ("Merger Sub Common Stock"). An aggregate of 1,000 shares of Merger Sub Common Stock are issued and outstanding and held by VTEL, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Certificate of Incorporation or Bylaws or any agreement to which Merger Sub is a party or is bound.

  (e) The shares of VTEL Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, VTEL's Certificate of Incorporation or Bylaws or any agreement to which VTEL is a party or is bound.

  Section 4.04. Authority. Each of the VTEL Companies has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by each of the VTEL Companies and the performance by each of the VTEL Companies of its obligations hereunder and thereunder, including the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of the VTEL Companies are necessary to authorize this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of VTEL as set forth in Section 6.01 of this Agreement). This Agreement and the Stock Option Agreement have been duly executed and delivered by each of the VTEL Companies and, assuming the due authorization, execution and delivery hereof by the Company, constitute the legal, valid and binding obligation of each of the VTEL Companies, enforceable against each of the VTEL Companies in accordance with their terms.

  Section 4.05. No Conflict: Required Filings and Consents.

  (a) Except as otherwise disclosed in Section 4.05(a) of the VTEL Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement by each of the VTEL Companies which are parties thereto do not, and performance by each of them of their obligations hereunder and thereunder, including the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of VTEL or any of VTEL's Significant Subsidiaries, (ii) conflict with or violate any Laws in effect as of the date of this Agreement or any judgment, order or decree to which VTEL or any of VTEL's subsidiaries is a party or by or to which any of their properties are bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair any of VTEL's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of VTEL or any of VTEL's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation to which VTEL or any of VTEL's subsidiaries is a party or by or to which VTEL or any of VTEL's subsidiaries or any of their respective properties is bound or subject (including, but not limited to, any license agreement, contract or other arrangement of any nature relating to VTEL Intellectual Property Rights or VTEL Third Party Intellectual Property Rights (as these terms are hereinafter defined), excluding from the foregoing clauses (ii) and (iii) any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that could not reasonably be expected to have a VTEL Material Adverse Effect.

  (b) The execution and delivery of this Agreement and the Stock Option Agreement by each of the VTEL Companies which are parties thereto does not, and the performance by each of the VTEL Companies of its respective obligations hereunder and thereunder, including consummation of the transactions contemplated hereby and thereby, will not, require either of the VTEL Companies to obtain any consent license, permit, waiver, approval, authorization or order of, or to make any filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, and Blue Sky Laws, and (B) the pre-merger notification requirements of the HSR Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iii) where the failure to obtain such consents, licenses, permits, waivers, approvals, authorizations or orders, or to make such filings or notifications could not individually or in the aggregate reasonably be expected to cause a VTEL Material Adverse Effect or to materially impair or delay the ability of either of the VTEL Companies from performing their respective obligations under this Agreement and the Stock Option Agreement.

  Section 4.06. Permits; Compliance. Except as disclosed in Section 4.06 of the VTEL Disclosure Schedule, each of VTEL and its subsidiaries is in possession of all Permits necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted except where the failure to possess such Permits could not reasonably be expected to have a VTEL Material Adverse Effect. Except as disclosed in Section 4.06 of the VTEL Disclosure Schedule, as of the date of this Agreement, there are no actions, proceedings, or investigations pending or, to the knowledge of VTEL, threatened against VTEL or any of its subsidiaries that could reasonably be expected to result in the loss, revocation, suspension or cancellation of a Permit held by VTEL or a subsidiary of VTEL, except for any suspension, loss or revocation that could not reasonably be expected to have a VTEL Material Adverse Effect. Except as disclosed in Section 4.06 of the VTEL Disclosure Schedule, neither VTEL nor any of its subsidiaries is in conflict with, or in default under or violation of, nor has it received, since December 31, 1993, from any Governmental Entity any written notice with respect to possible conflicts with, defaults under or violations of (a) any Law applicable to VTEL or any of its subsidiaries or by or to which any of their respective properties are bound or subject, (b) any judgment, order or decree applicable to VTEL or any of its subsidiaries or (c) any Permits held by VTEL or a subsidiary of VTEL, except for any such conflicts, defaults or violations that individually or in the aggregate could not reasonably be expected to have a VTEL Material Adverse Effect.

  Section 4.07. Reports; Financial Statements.

  (a) Since December 31, 1993, VTEL and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "VTEL SEC Reports"). As of their respective dates, the VTEL SEC Reports complied in all material respects with the requirements of applicable Law (including the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the VTEL SEC Reports) and the VTEL SEC Reports, including, without limitation, any financial statements or schedules included therein, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) VTEL has heretofore delivered to the Company (i) consolidated balance sheets of VTEL and its subsidiaries as of December 31, 1993, December 31, 1994 and December 31, 1995 and as of July 31, 1996 and (ii) consolidated statements of income, stockholders' equity and cash flows for each of the three years and seven months then ended certified by Price Waterhouse LLP, reports thereon are included therewith. VTEL has also delivered to the Company (i) an unaudited consolidated balance sheet of VTEL and its subsidiaries as of October 31, 1996, and (ii) unaudited consolidated statements of income, stockholders' equity and cash flows for the three months then ended. Such audited and unaudited consolidated financial statements, including any such financial statements and schedules contained in the VTEL SEC reports (or incorporated by reference therein) (i) are in accordance with the books and records of VTEL and its subsidiaries in all material respects and have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in generally accepted accounting principles, (B) with respect to the VTEL SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (ii) fairly present in all material respects the consolidated financial position of VTEL and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (except, in the case of unaudited consolidated financial statements for interim periods, for the absence of footnotes and subject to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

  (c) Except as and to the extent set forth on the consolidated balance sheet of the VTEL and its subsidiaries as of December 31, 1995, including the notes thereto, or in the Company's Annual Report Form 10-K for the transition period ended July 31, 1996, or in VTEL's Quarterly Report on Form 10-Q for the quarter ended October 31, 1996, neither VTEL or any of its subsidiaries has any liabilities or obligations material to VTEL and its subsidiaries which are not referenced on such balance sheet or in such Annual Report on Form 10-K. Except as set forth in Section 4.07 of the VTEL Disclosure Schedule since the date of the VTEL's Transition Report on Form 10-K for the seven month transition period ended July 31, 1996, neither VTEL nor its subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger and (iii) liabilities or obligations which do not have a VTEL Material Adverse Effect.

  Section 4.08. Absence of Certain Changes or Events. Except as disclosed in the VTEL SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.08 of the VTEL Disclosure Schedule, since December 31, 1995, VTEL and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any damage, destruction or loss with respect to any assets of VTEL or any of its subsidiaries that, whether or not covered by insurance, would constitute a VTEL Material Adverse Effect, (b) any change by VTEL or its subsidiaries in their significant accounting policies or (c) any VTEL Material Adverse Effect.

  Section 4.09. Absence of Litigation. Except as set forth in Section 4.09 of the VTEL Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of VTEL, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of VTEL, threatened against VTEL or any of its subsidiaries or any properties or rights of VTEL or any of its subsidiaries, and neither VTEL nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of VTEL, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

  Section 4.10. Intellectual Rights.

  (a) VTEL owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, maskworks and any applications therefor, technology, know-how, video and audio compression algorithms, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of VTEL as currently conducted. Section 4.10 of the VTEL Disclosure Schedule lists all current patents, registered and material unregistered copyrights, maskworks, trade names and any applications therefor owned by VTEL (the "VTEL Intellectual Property Rights"), and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 4.10 of VTEL's Disclosure
Schedule includes and specifically identifies all material third-party patents, trademarks, copyrights (including software) and maskworks (the "VTEL Third Party Intellectual Property Rights"), to the knowledge of VTEL, which are incorporated in, are, or form a part of, any VTEL product, excluding any such intellectual property rights that are available on a commodity basis (such as "shrink wrap" licenses) and which are non-exclusive, terminable and available for a standard fee. Section 4.10 of the VTEL Disclosure Schedule lists (i) all material licenses, sublicenses and other agreements as to which VTEL is a party and pursuant to which any person is authorized to use any VTEL Intellectual Property Rights, or any trade secret material to VTEL or any of its subsidiaries; and (ii) all material licenses, sublicenses and other agreements as to which VTEL is a party and pursuant to which VTEL is authorized to use any VTEL Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof and the term thereof.

  (b) VTEL is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 4.10(a) of the VTEL Disclosure Schedule. No claims with respect to VTEL Intellectual Property Rights, any trade secret material to VTEL, or VTEL Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such VTEL Third Party Intellectual Property Rights by or through VTEL, are currently pending or, to the knowledge of VTEL, are threatened by any person, nor does VTEL know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by VTEL infringes on any copyright, maskwork, patent, trademark, service mark or trade secret; (ii) against the use by VTEL of any trademarks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how, video and audio compression algorithms, or computer software programs and applications used in VTEL's business as currently conducted or as proposed to be conducted by VTEL; (iii) challenging the ownership, validity or effectiveness of any VTEL Intellectual Property Rights or other trade secret material to VTEL; or
(iv) challenging VTEL's license or legally enforceable right to use of the VTEL Third Party Intellectual Rights. To VTEL's knowledge, all material patents, registered trademarks, maskworks and copyrights held by VTEL are valid and subsisting. To VTEL's knowledge, there is no material unauthorized use, infringement or misappropriation of any VTEL Intellectual Property by any third party, including any employee or former employee of VTEL or any of the its subsidiaries. Except as set forth in Section 4.10(b) of the VTEL Disclosure Schedule, neither VTEL nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that VTEL may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, VTEL or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

  (c) Each employee of VTEL has executed a confidentiality, invention and copyright agreement with VTEL in the forms previously made available to the Company.

  Section 4.11. Transactions with Management. Except as disclosed in the VTEL SEC Reports, no executive officer, director or stockholder of VTEL or any of its subsidiaries has, since December 31, 1994, engaged in any business dealings with the Company or any of its subsidiaries, other than such business dealings as would not be required to be disclosed in such documents or reports pursuant to the Securities Act and the rules and regulations promulgated thereunder.

  Section 4.12. Vote Required. The only votes of the holders of any class or series of VTEL capital stock necessary to approve the Merger and this Agreement are the affirmative votes of the holders of not less than a majority of the outstanding shares of VTEL Common Stock.

  Section 4.13. Brokers. No broker, finder or investment banker (other than Bear, Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VTEL.

  Section 4.14. Opinion of Financial Advisor. VTEL has received the written opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by VTEL is fair, from a financial point of view, to the holders of VTEL Common Stock. VTEL will promptly deliver a copy of such opinion to the Company.

  Section 4.15. Board Recommendations. By a unanimous vote of the directors present at a meeting of VTEL's Board of Directors (which meeting was duly called and held and at which a quorum was present at all times), the Board of Directors of VTEL (a) approved and adopted this Agreement and the other transactions contemplated herein, and determined that the Merger is fair to the stockholders of VTEL, and (b) resolved to recommend approval and adoption of this Agreement, including the Merger and the other transactions contemplated herein, by the stockholders of VTEL.

  Section 4.16. Distributors, Customers, or Suppliers. VTEL is not aware that any major distributor, customer or supplier to or of VTEL or its subsidiaries intends to cease doing business, or to alter materially the amount of business done, with VTEL or its subsidiaries after the Effective Time, due to consummation of the transactions contemplated hereunder or any other reason, that would result in a VTEL Material Adverse Effect.

  Section 4.17. Pooling of Interests. As of the date of this Agreement, VTEL has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

  Section 4.18. Disclosure. No representation or warranty hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

                                   ARTICLE V

                                   Covenants

  Section 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by VTEL, the Company will and will cause each of its subsidiaries to:

    (a) operate its business in the usual and ordinary course consistent with past practices;

    (b) use its best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

    (c) maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use its best efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

    (d) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

    (e) promptly notify VTEL of (i) any material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities or prospects of the Company and its subsidiaries or in the operation of the business or the properties of the Company and its subsidiaries, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving the Company or any of its subsidiaries, (iii) the occurrence, or failure to occur, of any event which occurrence or failure to occur would likely cause any representation or warranty contained in this Agreement or the Stock Option Agreement to be untrue or inaccurate in any material respect when made or at any time from the date of this Agreement to the Effective Time; (iv) any failure of the Company to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Stock Option Agreement; or (v) any other event that could reasonably be expected to result in a Company Material Adverse Effect; provided, however, that no such notification shall affect the representations and warranties of the Company or the conditions to the obligations of the parties hereunder;

    (f) immediately cease and cause to be terminated any solicitation, initiating, encouragement, activity, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction (as defined in Section 5.03(g)) and take the necessary steps to inform such parties of the obligations undertaken in Section 5.03(g);

    (g) (i) file all Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or any of its subsidiaries,
  (ii) include in each such Tax Return all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, (iii) timely pay in full all material Taxes which become due pursuant to such Tax Returns, and (iv) satisfy all withholding requirements imposed on or with respect to the Company; and

    (h) take all actions necessary to (i) ensure that the rights issued pursuant to the Company's Preferred Share Purchase Rights Plan (the "Rights Plan") shall not have, and will not, be granted, become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Plan by virtue of the Company's execution and delivery of this Agreement or the Stock Option Agreement or the Company's performance of the transactions contemplated hereby or thereby and (ii) terminate the Rights Plan immediately prior to the Effective Date (but not any sooner than immediately prior to the Effective Time).

  Section 5.02. Affirmative Covenants of VTEL. VTEL hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, VTEL will and will cause each of its subsidiaries to:

    (a) operate its business in the usual and ordinary course consistent with past practices except as contemplated by this Agreement; and

    (b) use its best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers.

  Section 5.03. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by VTEL from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following:

    (a) (i) increase the compensation payable to or to become payable to any director; (ii) increase the compensation payable or pay bonuses to officers or employees of the Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practices; (iii) grant any severance or termination pay (other than pursuant to agreements or arrangements in effect on the date hereof and set forth in Section 5.03 of the Company Disclosure Schedule) to, or enter into any employment or severance agreement with, any director, officer or employee; (iv) establish, adopt or enter into any employee benefit plan or arrangement;
  (v) make any loans to any stockholders, officers, directors or employees or make any change in its borrowing arrangements; or (vi) amend, or take any other actions (including, without limitation, the waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" (as defined in the respective plans) of the Company or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to the Company) with respect to any of the Company Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in
  Section 3.10(a) of this Agreement;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

    (c) (i) except pursuant to the redemption of rights issued under the Rights Plan, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations, (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries, or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

    (d) (i) issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or warrants in accordance with their terms and for the issuance of shares upon the conversion of outstanding shares of Series C Preferred Stock in accordance with the terms of the certificate of designation, in the form now existing, governing such preferred stock), or (ii) amend or otherwise modify the terms of any such rights, warrants or options or terms of the Series C Preferred Stock (except for such amendments and modifications relating to the terms of the Series C Preferred Stock expressly contemplated by this Agreement or by the Company Affiliate Letter in the form attached hereto as Exhibit B executed and delivered concurrently with the execution and delivery of this Agreement);

    (e) acquire or agree to acquire (whether pursuant to a definitive agreement, a non-binding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of ("transfer"), or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for transfers of assets in the ordinary course of business and consistent with past practice;

    (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined below), or enter into discussions or negotiate with any Person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or disclose any nonpublic information relating to the Company or any of its subsidiaries to, or afford access to the properties, books or records of the Company or any of its subsidiaries, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries (the "Representatives") to take any such action, and the Company shall notify VTEL within 24 hours of receipt by the Company or any of its subsidiaries, or by any of their Representatives, of all relevant terms of any such inquiries or proposals or requests for information relating to the Company or any of its subsidiaries or access to its properties, books or records so received by any of them relating to any Alternative Transaction and if such inquiry or proposal or request is in writing, the Company shall within 24 hours of receipt by the Company or any of its subsidiaries, or by any of their Representatives, deliver or cause to be delivered to VTEL a copy of such inquiry or proposal or request (or a complete summary thereof if it is not in writing) and the Company shall keep VTEL fully informed of the status and details of any such inquiry, proposal or request or any correspondence or communications related thereto and shall provide VTEL with five days' advance notice of any agreement to be entered into with any Person making such inquiry or proposal or request; provided, however, that at any time prior to the time that the Company's stockholders shall have voted to approve this Agreement, the Board of Directors of the Company may cause the Company to furnish information to, and may participate in discussions or negotiations with, any Person who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, with the Company or any of its subsidiaries or their respective Representatives) has submitted a written proposal to such Board of Directors relating to an Alternative Transaction that is financially superior to the transactions contemplated by this Agreement, if, and only to the extent that, (i) the Company's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, on the basis of a written opinion of independent outside counsel of nationally recognized reputation, that such action is necessary to prevent the Company's Board of Directors from violating its fiduciary duties to the Company's stockholders under applicable law, (ii) if such Alternative Transaction is an all cash or substantially all cash offer, such Alternative Transaction shall not be subject to any financing contingency (and such Person shall have cash or unrestricted securities on its latest balance sheet prior to submitting such written proposal equal to at least two times the amount of such all cash or substantially all cash offer or legally binding commitments for the financing of such Alternative Transaction, subject to no conditions to funding), and the Board of Directors of the Company shall have determined (based upon the advice of the Company's independent financial advisors or investment bankers of nationally recognized reputation) in the proper exercise of its fiduciary duties to the Company's stockholders that such Person is capable of consummating such Alternative Transaction on the terms proposed, (iii) the Board of Directors of the Company determines (based upon the advice of the Company's independent financial advisors or investment bankers of nationally recognized reputation) in the proper exercise of its fiduciary duties to the Company's stockholders that such Alternative Transaction provides greater value to the stockholders of the Company than the Merger,
  (iv) the agreement relating to the Alternative Transaction be on terms and subject to conditions no less restrictive than the provisions contained herein, (v) such Person enters into a Confidentiality and Standstill Agreement on terms substantially similar to and no less restrictive to such Person than the Confidentiality and Standstill Agreement entered into between the Company and VTEL referred to in Section 5.05(d) hereof, and
  (vi) the Company may not furnish any information to such Person if it has not prior to the date thereof notified VTEL in writing of its intent to furnish information to such person (specifying the nature and identity of the information to be so furnished) and provided the same information concurrently to VTEL. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any purchase, lease, exchange, transfer or other acquisition or assumption of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole; (ii) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries; or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the outstanding voting of the Company;

    (h) release any third party from its obligations under any standstill agreement or arrangement relating to an Alternative Transaction or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries, unless the Company's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, on the basis of a written opinion of independent outside counsel of nationally recognized reputation that such action is necessary to prevent the Company's Board of Directors from violating its fiduciary duties to its stockholders under applicable law; provided, however, notwithstanding the foregoing, the Company shall not release any third party from its obligations under any standstill agreement or arrangement relating to an Alternative Transaction or otherwise under any such confidentiality or similar agreement unless the Company shall simultaneously release VTEL from its obligations and restrictions under the Confidentiality and Standstill Agreement referred to in Section 5.05(d) hereof; and further, provided, upon receipt by the Company of any unsolicited proposal for an Alternative Transaction, the Company shall promptly release VTEL from its standstill obligations contained in the Confidentiality and Standstill Agreement referred to in
  Section 5.05(d) hereof;

    (i) unless otherwise ordered by a court of competent jurisdiction, take or permit any action to (w) cause any Person, other than VTEL, Merger Sub or any of VTEL's subsidiaries, to not be deemed an "Acquiring

  Person" pursuant to the Rights Plan; (x) except as contemplated by Section 5.01(h) hereof, to terminate, amend or modify the Rights Plan; (y) redeem any rights issued under the Rights Plan; or (z) cause the rights issuable under the Rights Plan to be redeemed or to become redeemable, nonexercisable, nondistributed or not triggered or triggerable pursuant to the terms of the Rights Plan, other than as required by this Agreement;

    (j) adopt or propose to adopt any amendments to its Certificate of Incorporation or its Bylaws;

    (k) (i) change any of its significant accounting policies or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1995 except, in the case of clause
  (i) or clause (ii), as may be required by Law or generally accepted accounting principles;

    (l) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise or guarantee or endorse the obligations of any Person;

    (m) aside from any actions contemplated by this Agreement, take or permit any action which could prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all rules, regulations and policies of the SEC, and the Company will use its best efforts to prevent any of its officers or directors from taking or permitting such action;

    (n) take or permit any action which could prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code, and the Company will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

    (o) take or permit any action which could adversely affect or delay the ability of either the Company or VTEL to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Stock Option Agreement;

    (p) take any action which would make any representation or warranty contained in Article III of this Agreement untrue or incorrect in any material respect; or

    (q) agree in writing or otherwise to do any of the foregoing.

  Section 5.04. Negative Covenants of VTEL. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, VTEL shall not do, and shall not permit any of its subsidiaries to do, any of the following:

    (a) take any action that would result in a failure to maintain the eligibility of the VTEL Common Stock for quotation on the NASDAQ National Market;

    (b) propose to adopt any amendments to its Certificate of Incorporation or its Bylaws that could reasonably be expected to delay or have an adverse effect on the consummation of the transactions contemplated by this Agreement or would otherwise be inconsistent in any material respect with the terms and conditions of this Agreement or the other agreements or transactions contemplated hereby (it being understood that this clause (b) shall not in any respect limit the right and power of VTEL to amend its Certificate of Incorporation to increase the authorized number of shares of any class of capital stock of VTEL);

    (c) change any of its significant accounting policies except as may be required by Law or generally accepted accounting principles;

    (d) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its or its subsidiaries capital stock or other equity interests, except dividends by a wholly owned subsidiary of VTEL to VTEL or another wholly owned subsidiary of VTEL;

    (e) take or permit any action which would adversely affect or delay the ability of either the Company or VTEL to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

    (f) aside from any actions contemplated by this Agreement, take or permit any action which could prevent the Merger from qualifying for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and all rules, regulations and policies of the SEC, and VTEL will use its best efforts to prevent any of its officers or directors from taking or permitting any such actions;

    (g) take or permit any action which could prevent the Merger from qualifying as a tax-free organization under Section 368 of the Code, and VTEL will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

    (h) except as contemplated by this Agreement or as set forth on the VTEL Disclosure Schedule, issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for issuances, grants and awards pursuant to VTEL's employee stock purchase plans and its stock option plans and except for the issuance of shares upon the exercise of outstanding awards, stock options or warrants in accordance with their terms and except for issuance, if any, necessary to enable the Merger to be treated as a "pooling of interests" for accounting purposes), or amend or otherwise modify in any material respect the terms of such rights, warrants and options;

    (i) acquire or agree to acquire (whether pursuant to a definitive agreement, a nonbinding letter of intent or otherwise), by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire the assets of any other Person (other than (i) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice, or (ii) such purchase involving the payment of a purchase price by VTEL not exceeding $25 million);

    (j) take any action which would make any representation or warranty contained in Article IV of this Agreement untrue or incorrect in any material respect; or

    (k) agree in writing or otherwise to do any of the foregoing.

  Section 5.05. Access and Information.

  (a) The Company shall, and shall cause its subsidiaries to, (i) afford to VTEL and VTEL's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "VTEL Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to VTEL and the VTEL Representatives such information concerning the business, properties, Intellectual Property Assets, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by VTEL.

  (b) VTEL shall, and shall cause its subsidiaries to, (i) afford to the Company and the Company's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of VTEL and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, intellectual property assets, contracts, records and personnel of VTEL and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

  (c) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein and each such representation and warranty shall survive such investigation.

  (d) All information received by any party pursuant to this Section 5.05 shall be subject to the provisions of that certain Confidentiality and Standstill Agreement, dated as of September 12, 1996 between VTEL and the Company.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.01. Presentation to Stockholders. The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to present the Merger and this Agreement to the holders of the Company Common Stock (and, if required, holders of the Series C Preferred Stock) for their consideration and approval by the vote thereof at a meeting of the Company's stockholders duly called and convened to act on the Merger and this Agreement (the "Company Stockholders' Meeting"). In like manner, VTEL shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL, VTEL's Certificate of Incorporation and Bylaws and the rules of The NASDAQ Stock Market to present the Merger and this Agreement to the holders of VTEL Common Stock for their consideration and approval by the vote thereof at a meeting of VTEL's stockholders duly called and convened to act on the Merger and this Agreement (the "VTEL Stockholders' Meeting"). The Company and VTEL shall consult with each other in connection with such meetings and each shall use its best efforts to cause such meetings to occur on the same date. The Company and VTEL shall use their reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by the DGCL and their respective Certificates of Incorporation and Bylaws and by the rules of The NASDAQ Stock Market to approve and adopt the Merger and this Agreement. The Board of Directors of VTEL and the Board of Directors of the Company shall recommend that their respective stockholders approve and adopt this Agreement and the Merger on the terms and conditions set forth in this Agreement. The Company shall cause its Board of Directors (a) not to withdraw, modify or change their recommendations of this Agreement or the Merger and (b) to continue to recommend to the respective stockholders of the Company the approval and adoption of this Agreement and the Merger on the terms and conditions set forth in this Agreement. Notwithstanding any other provision hereof, no party shall be restricted from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender offer or exchange offer; provided, further, that the Company shall not, and shall not permit any of its officers, directors, employees (acting on behalf of the Company) or other representatives to agree to or endorse or recommend any Alternative Transaction unless the Company shall have first terminated this Agreement pursuant to Section 8.01(i) and paid VTEL all amounts payable to VTEL pursuant to Sections 8.01(i) and 8.05 hereof and, if VTEL shall have as of such time exercised any of its rights under the Stock Option Agreement, the Company shall have complied with all of its obligations under the Stock Option Agreement.

  Section 6.02. Registration Statement; Proxy Statement/Prospectus.

  (a) As promptly as practicable after the execution of this Agreement, VTEL shall prepare and file with the SEC a Registration Statement containing a joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") for stockholders of the Company and VTEL in connection with (i) the registration under the Securities Act of the offer, sale and delivery of VTEL Common Stock to be issued in the Merger and (ii) the vote of the requisite percentage of the stockholders of the Company and VTEL with respect to the Merger and this Agreement. VTEL and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken in order to comply with any applicable federal or state securities laws in connection with the issuance of shares of VTEL Common Stock in the Merger. VTEL and the Company shall each furnish all information concerning itself, its subsidiaries and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company and VTEL shall mail (the "Mailing Date") the Proxy Statement/Prospectus to the holders of Company Common Stock or VTEL Common Stock, as the case may be, of record at least 20 calendar days prior to the Company Stockholders' Meeting and the VTEL Stockholders' Meeting. It shall be a condition to the mailing of the Proxy Statement/Prospectus that VTEL and the Company shall have received the comfort letters described in
Section 6.16 of this Agreement, if VTEL shall have requested such letters as described in Section 6.16 hereof. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company and VTEL in favor of the Merger.

  (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading and (ii) the Proxy Statement/Prospectus will, at the Mailing Date and at the time of the Company Stockholders' Meeting and the VTEL Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting or the VTEL Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform VTEL. All documents that the Company is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including, without limitation, the Proxy Statement/Prospectus to the extent that the information contained therein relates to the Company and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable Law as to the information required to be contained therein.

  (c) None of the information supplied or to be supplied by VTEL for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, at the Mailing Date and at the time of the Company Stockholders' Meeting and the VTEL Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting or the VTEL Stockholders' Meeting any event or circumstance relating to VTEL or any of its affiliates, or its or their respective officers or directors, should be discovered by VTEL that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, VTEL shall promptly inform the Company. All documents that VTEL is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, including, without limitation, the Registration Statement to the extent that the information contained therein relates to VTEL and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable Law as to the information required to be contained therein.

  Section 6.03. Appropriate Action; Consents; Filings.

  (a) The Company and VTEL shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement,
(ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company or VTEL, respectively, or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act, and (C) any other applicable Law; and VTEL and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and VTEL shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

  (b) VTEL and the Company agree, and shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

  (c) The Company and VTEL shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby to third parties required by Law or by any material contract, license, lease or other material agreement to which it is a party or by which it is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Stock Option Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement, or
(iii) required to prevent a Company Material Adverse Effect or a VTEL Material Adverse Effect, respectively, from occurring; provided, however, that this
Section 6.03 shall not impose any obligations on or confer any rights upon any person or entity other than the parties to this Agreement or the Stock Option Agreement.

  (d) If any party shall fail to obtain any third party consent described in subsection (c) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and VTEL, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result from the failure to obtain such consent.

  Section 6.04. Affiliates; Tax Treatment.

  (a) The Company shall obtain and deliver to VTEL (i) on the date that this Agreement is executed by VTEL, an executed agreement, substantially in the form of Exhibit B hereto from each person identified as an affiliate of the Company in Section 3.12 of the Company Disclosure Schedule, and (ii) by the Closing Date, from any other person who is an affiliate of the Company on the Closing Date.

  (b) VTEL shall obtain and deliver to the Company (i) on the date that this Agreement is executed by the Company, an executed agreement, substantially in the form of Exhibit C hereto from each person identified as an affiliate of VTEL in Section 6.04 of the VTEL Disclosure Schedule, and (ii) by the Closing Date, from any other person who is an affiliate of VTEL on the Closing Date.

  (c) VTEL shall be entitled to place legends as specified in such agreements on the certificates evidencing any VTEL Common Stock to be received by such affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent of the VTEL Common Stock, consistent with the terms of such letter agreements.

  (d) Neither the Company nor VTEL nor any of their respective subsidiaries or other affiliates shall (i) take any action, or fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

  (e) At or before the Closing, VTEL shall provide an officer's certificate, in form and substance reasonably acceptable to VTEL, to Shearman & Sterling to assist such counsel in rendering the written opinion provided for in Section 7.01(e) of this Agreement and the Company shall provide an officer's certificate, in form and substance reasonably satisfactory to the Company, to Jenkens & Gilchrist, a Professional Corporation, to assist such counsel in rendering the written opinion provided for in Section 7.01(d) of this Agreement.

  Section 6.05. Public Announcements. Except as otherwise required by applicable law or the rules of The NASDAQ Stock Market, neither the Company nor VTEL shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Stock Option Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

  Section 6.06. NASDAQ Listing. VTEL shall use all reasonable efforts to cause the shares of VTEL Common Stock to be issued in the Merger to be approved for quotation on The NASDAQ Stock Market prior to the Effective Time.

  Section 6.07. State Takeover Statutes. The Company will take all steps necessary to exempt the transactions contemplated by this Agreement and the Stock Option Agreement from, and if necessary challenge the validity of, any applicable state takeover law, including, without limitation, Section 203 of the DGCL. The Company shall take all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement and the Stock Option Agreement, to ensure that the prohibitions on business combinations set forth in Section 203 of the DGCL do not, or will not, apply to the transactions contemplated by this Agreement.

  Section 6.08. Charter Amendment. Consistent with applicable law, VTEL shall cause to be presented to its stockholders and shall cause to be voted upon at the VTEL Stockholders' Meeting referred to in Section 6.01, in addition to the consideration and action upon this Agreement and the Merger, a proposed amendment to the Certificate of Incorporation of VTEL increasing the authorized shares of VTEL Common Stock to 40 million. VTEL shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the amendment to its Certificate of Incorporation and to secure the vote required by the DGCL and its Certificate of Incorporation to approve such amendment.

  Section 6.09. Board Seats. Promptly following the Effective Time, consistent with applicable law and its Bylaws, the Board of Directors of VTEL shall increase the number of members of its Board of Directors from five to seven, and shall elect T. Gary Trimm and Arthur G. Anderson to fill such vacancies, to serve as such until the next annual meeting of VTEL stockholders or such time as their respective successors shall have been duly elected or appointed and qualified.

  Section 6.10. Options.

  (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of VTEL Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company benefit plans under which they were issued and the agreements evidencing grants thereunder).

    (i) The number of shares of VTEL Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Common Stock Conversion Ratio, provided that any fractional shares of VTEL Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

    (ii) The exercise price per share of VTEL Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Common Stock Conversion Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

  (b) The adjustment provided herein with respect to any options which are "incentive options" (as defined in Section 422 of the Code) shall be and is intended to be effectuated in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to the Company or any of its subsidiaries shall be deemed to be references to VTEL and its subsidiaries.

  (c) If and to the extent required by the terms of the plans governing the original options or pursuant to the terms of any agreements evidencing grants thereunder, the Company shall use its reasonable efforts to obtain the consent of each holder of outstanding options to the treatment provided in subparagraph (a) of this Section 6.10.

  (d) With respect to the Assumed Options, as soon as practicable following the Effective Time, VTEL shall use its best efforts to file one or more registration statements on Form S-8 with the SEC with respect to the VTEL Common Stock subject to such Assumed Options.

  Section 6.11. Series C Preferred Stock Warrants. As of the Effective Time, each warrant to purchase Common Stock Warrant issued in conjunction with the issuance of the Series C Preferred Stock (the "Series C Warrants") then outstanding shall remain outstanding and, pursuant to the terms of Section 7(c) of the Series C Warrants, shall thereafter be exercisable into the Merger Consideration that the shares of Company Common Stock into which such Series C Warrants could have been exercised immediately prior to the Effective Time would have been entitled.

  Section 6.12. Termination of Convertible Preferred Stock Purchase Agreement. The Company, acting through its Board of Directors, shall prior to the Effective Time terminate that certain Convertible Preferred Stock Purchase Agreement, dated October 24, 1996, between the Company and Infinity Investors, Ltd. and Seacrest Capital, Ltd. in accordance with the provisions of Section 5.2(b) and (c) thereof, in a manner sufficient to extinguish any obligation of the Company to issue any Series D Preferred Stock or Series E Preferred Stock pursuant to that Agreement.

  Section 6.13. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than the minimum amount of cash paid to Merger Sub for the issuance of its stock to
VTEL) or liabilities.

  Section 6.14. Indemnification.

  (a) The Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law, and after the Effective Time VTEL and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company or any of its subsidiaries, and each person who is or was then serving as a director of the Company or any of its subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") against any expenses, including reasonable attorneys' fees, fines, losses, claims, damages, liabilities, costs, judgments and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the Merger and the transactions contemplate by this Agreement) which are asserted or commenced prior to or within six years following the Effective Time, and the Company, VTEL or the Surviving Corporation, as the case may be, will advance expenses to each such Indemnified Party (provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), provided the Indemnified Party asserting the right to indemnification hereunder shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person and reasonable cause to believe that his conduct was unlawful. In the event of any such claim, action, suit, proceeding or investigation (whether asserted or commenced before or after the Effective Time), the Company, VTEL or the Surviving Corporation, as the case may be, will be entitled to participate in and, to the extent that it may wish, to assume the defense thereof; provided, however, that if any Indemnified Party (or group of Indemnified Parties) reasonably believes that it is advisable for such Indemnified Parties to be represented by separate counsel as a result of a conflict, on any significant issue between the positions of the Indemnified Party (or group of Indemnified Parties) and the Company, VTEL or the Surviving Corporation, as the case may be, as determined under applicable standards of professional conduct or if the Company, VTEL or the Surviving Corporation shall promptly fail to assume responsibility for such defense, such Indemnified Party (or group of Indemnified Parties) may retain counsel satisfactory to such Indemnified Party (or group of Indemnified Parties), who will represent such Indemnified Party (or group of Indemnified Parities), and the Company, VTEL or the Surviving Corporation, as the case may be, shall pay all reasonable fees and expenses of such counsel promptly as statements therefor are received; provided, that the Indemnified Parties and the Company, VTEL or the Surviving Corporation, as the case may be, will use their respective best efforts to assist in the vigorous defense of any such matter; provided, further, that neither the Company, VTEL nor the Surviving Corporation shall be liable for any settlement effected without their written consent, which consent, if the Company, VTEL or the Surviving Corporation fails to assume the defense of any such matter, shall not be unreasonably withheld and in no event shall be withheld in bad faith; and provided, further, that neither the Company, VTEL nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder (at which point such Indemnified Party shall promptly refund, without interest, to the indemnifying party all amounts previously paid by the indemnifying party hereunder). Any Indemnified Party wishing to claim indemnification under this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the indemnifying party thereof. In the event the Indemnified Parties are entitled to separate counsel pursuant to this paragraph (a), the Indemnified Parties may as a group retain only one such law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case the Indemnified Parties may retain, at the expense of the Company, VTEL or the Surviving Corporation, as the case may be, two additional law firms.

  (b) For six years after the Effective Time, the Surviving Corporation shall keep in effect a provision in its bylaws substantially the same as the provision contained in Article XI of the Company's bylaws as in effect on the date hereof.

  (c) The Company and the Surviving Corporation and their subsidiaries will perform and discharge all indemnification agreements to which the Company or any of its subsidiaries is a party and that have been disclosed in Section 6.14(c) of the Company Disclosure Schedule.

  (d) This Section shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, VTEL, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against the Company or the Surviving Corporation, as the case may
be) and shall be binding on all successors and assigns of the Surviving Corporation. The exercise by any person of such person's rights under any of paragraphs (a), (b) or (c) of this Section shall not preclude the exercise of such person's rights under any such other paragraph of this section, provided that such party shall not be entitled to multiple recoveries thereunder.

  (e) For six years from the Effective Time, VTEL shall cause the Surviving Corporation to provide to the Company's current directors and officers liability insurance protection of the same kind and scope as that provided by the Company's directors' and officers' liability insurance policies (copies of which have been made available to VTEL) in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (f) In the event the Surviving Corporation, VTEL or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or VTEL, as the case may be, assume the obligations set forth in this Section 6.14.

  Section 6.15. Employment Contracts. The Company represents that it has previously delivered or made available to VTEL all employment, retirement, termination, severance or similar agreements with officers or other employees of the Company and its subsidiaries which are currently in effect, all of which are listed in the Company Disclosure Schedule. Subsection 6.15 of the Company Disclosure Schedule lists all such agreements and plans that provide for payment of amounts or awards upon consummation of a "change of control" of the Company, including all those providing for payments or awards upon consummation of the Merger. The Company has made available to VTEL true, correct and complete copies of all such agreements and plans. The Company will not enter into any such agreements after the date hereof without VTEL's prior written consent.

  Section 6.16. Comfort Letters.

  (a) If requested by VTEL, the Company shall cause KPMG Peat Marwick LLP to deliver a letter, dated as of the date of the Proxy Statement/Prospectus, and addressed to VTEL and its Board of Directors, in form and substance reasonably satisfactory to VTEL and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

  (b) If VTEL should make the request for the Company to cause KPMG Peat Marwick LLP to deliver the letter referred to in subparagraph (a) of this
Section 6.16, VTEL shall then cause Price Waterhouse LLP to deliver a letter dated as of the date of the Proxy Statement/Prospectus, and addressed to VTEL and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

  Section 6.17. Sales Under Rule 145 if Applicable.

  (a) VTEL will use its best efforts to comply with the reporting requirements of the Exchange Act after the Effective Time.

  (b) Upon being informed in writing by any person who, at the Effective Time, was an officer, director or a shareholder of the Company that may be deemed to be an affiliate of the Company (within the meaning of the

Exchange Act) (the "Affiliated Shareholder"), that such person intends to sell any shares of VTEL Common Stock acquired in the Merger under Rule 145 under the Exchange Act, VTEL will certify in writing to such person that it has been subject to the reporting requirements of the Exchange Act for at least 90 days and it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's VTEL Common Stock acquired in the Merger under Rule 145 (or will inform such person in writing that it has not filed such reports). VTEL will further supply such person with any information in its possession which he may reasonably request in connection with any such proposed sale.

  (c) If any of the certificates representing any VTEL Common Stock acquired in the Merger is presented to VTEL's transfer agent for registration of transfer in connection with any sale theretofore made under paragraph (d) of Rule 145, provided such certificate is duly endorsed for transfer or accompanied by a duly executed stock power and is accompanied by an opinion of counsel satisfactory to VTEL that such transfer has complied with the requirements of Rule 145, VTEL will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates free of any stop transfer order or restrictive legend.

  Section 6.18. Stockholder Litigation. The Company shall give VTEL the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement or the Stock Option Agreement; provided, no such settlement shall be agreed to without VTEL's consent, which consent shall not be unreasonably withheld; and further provided, that no settlement requiring a payment by a director of the Company shall be agreed to without such director's consent.

                                  ARTICLE VII

                              Closing Conditions

  Section 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

    (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

    (b) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company and of VTEL in accordance with the DGCL and the respective Certificates of Incorporation of the Company and VTEL.

    (c) HSR Act. The Company and VTEL shall have made all required filings under the HSR Act and the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

    (d) VTEL Tax Opinion. VTEL shall have received from Jenkens & Gilchrist, a Professional Corporation, a written opinion, dated as of the Mailing Date, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code and VTEL, Merger Sub and the Company will constitute parties to such reorganization, and a copy of such opinion shall have been delivered to the Company.

    (e) Company Tax Opinion. The Company shall have received from Shearman & Sterling a written opinion, dated as of the Mailing Date, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code and VTEL, Merger Sub and the Company will constitute parties to such reorganization, and a copy of such opinion shall have been delivered to VTEL.

    (f) NASDAQ Approval. The shares of VTEL Common Stock to be issued in the Merger shall have been approved for quotation on The NASDAQ Stock Market, but subject to official notice of issuance.

    (g) Pooling Letter. VTEL and the Company shall have received a letter from Price Waterhouse LLP, in form and substance reasonably satisfactory to VTEL, to the effect that the transactions contemplated by this Agreement will be accounted for by VTEL as a "pooling of interests" under generally accepted accounting principles and the rules, regulations and policies of the SEC.

    (h) Charter Amendment. The amendment to the Certificate of Incorporation of VTEL referred to in Section 6.08 shall have been duly approved and adopted by the stockholders of VTEL at the VTEL Stockholders' Meeting in accordance with the DGCL, and such charter amendment shall have been duly filed with the Delaware Secretary of State and shall have become effective.

    (i) Rights Plan. The rights issued pursuant to the Rights Plan shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Plan.

  Section 7.02. Additional Conditions to Obligations of the VTEL Companies. The obligations of the VTEL Companies to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions (any or all of which may be waived by the VTEL Companies in writing, in whole or in part):

    (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at and as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time. The VTEL Companies shall have received a certificate of the President and the Chief Executive Officer of the Company, in his capacity as such, dated the Closing Date, to the effect that each of the representations and warranties of the Company contained in this Agreement were true and correct in all material respects as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time.

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time. The VTEL Companies shall have received a certificate of the President and the Chief Executive Officer of the Company, in his capacity as such, dated the Closing Date, to such effect.

    (c) Consents. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under the DGCL in connection with the Merger and the Company shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all Material Contracts by reason of the Merger and the consummation of the transactions contemplated hereby, except for such consents, authorizations, waivers and approvals where the failure to obtain such could not reasonably be expected to result in a Company Material Adverse Effect.

    (d) No Governmental Proceedings or Litigation. There shall not be pending or threatened any action, proceeding, claim or counterclaim by any Governmental Entity or by any third party which seeks to or would (i) prohibit or restrict the consummation of the Merger, (ii) require the disposition of or the holding separate of any of the stock or assets of the Company or its subsidiaries or impose material limitations on the ability of VTEL to control in any material respect the business, assets or operations of either VTEL or the Company, or (iii) have a material adverse effect on VTEL's business or materially impair the ability of the Company or Merger Sub to perform their obligations hereunder. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States Federal or state court of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity , which (i) prohibits or restricts consummation of the Merger or the transactions contemplated hereby, (ii) requires VTEL to hold separate or dispose of any of the stock or assets of the Company or its subsidiaries or imposes material limitations on the ability of VTEL to control in any material respect the business, assets or operations of either VTEL or the Company, or (iii) has a material adverse effect on the business of VTEL and its subsidiaries or on the Company and its subsidiaries or materially impairs the ability of VTEL or Merger Sub to perform their obligations hereunder.

    (e) Affiliate Agreements. The Company shall have delivered to VTEL the letter agreements called for by Section 6.04.

  Section 7.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions (any or all of which may be waived by the Company in writing, in whole or in part):

    (a) Representations and Warranties. Each of the representations and warranties of the VTEL Companies contained in this Agreement shall have been true and correct in all material respects at and as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time. The Company shall have received a certificate of the President and the Chief Executive Officer of each of the VTEL Companies, in their capacities as such, dated as of the Effective Time, to the effect that each of the representations and warranties of the VTEL Companies contained in this Agreement were true and correct in all material respects as of the date made and, except as contemplated by this Agreement, at and as of the Effective Time as if made at and as of such time.

    (b) Agreements and Covenants. The VTEL Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time. The Company shall have received a certificate of the Chairman and Chief Executive Officer of each of the VTEL Companies, in their capacities as such, dated the Closing Date, to that effect.

    (c) Consents. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under the DGCL in connection with the Merger, and the VTEL Companies shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all material agreements and instruments by reason of the Merger and the consummation of the transactions contemplated hereby, except for such consents, authorizations, waivers and approvals where the failure to obtain such could not reasonably be expected to result in a VTEL Material Adverse Effect.

    (d) No Regulatory Action. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which seeks to or would
  (i) prohibit the consummation of the Merger or the transactions contemplated hereby or (ii) materially impair the ability of the Company to perform its obligations hereunder; and there shall not be in effect any order, decree or injunction (whether preliminary, final or appealable injunction) of a United States federal or state court of competent jurisdiction which (i) prohibits consummation of the Merger, or (ii) materially impairs the ability of the Company to perform its obligations hereunder.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.01. Termination. This Agreement may be terminated and the Merger hereby contemplated may be abandoned at any time notwithstanding approval of this Agreement by the stockholders of the Company and/or VTEL, but prior to the Effective Time:

    (a) by mutual written consent duly authorized by the Boards of Directors of VTEL and the Company;

    (b) by VTEL, if there has been a material breach of the representations and warranties of the Company contained in this Agreement or if the Company has failed to comply in any material respect with any of its covenants or agreements set forth in this Agreement or in the Stock Option Agreement, and the Company shall not have cured such breach or failure within ten days of receipt of written notice thereof from VTEL (or such shorter period as provided for in the Stock Option Agreement (a "Terminating Company Breach"); provided, however, that the failure of the Company to comply in any material respect with any of its covenants or obligations set forth in Sections 5.01(f), 5.03(g), 5.03(h), 5.03(i), 6.01, 6.02 or 6.05 hereof, shall be a
  Terminating Company Breach immediately upon receipt of written notice thereof from VTEL; and further provided, if such breach or failure is incapable of cure within such ten day period, such breach or failure shall constitute a Terminating Company Breach immediately upon receipt of written notice thereof from VTEL;

    (c) by the Company, if there has been a material breach of the representations and warranties of the VTEL Companies contained in this Agreement or if either VTEL Company has failed to comply in any material respect with any covenant or agreement on the part of the VTEL Companies set forth in this Agreement, and the VTEL Companies shall not have cured such breach or failure within ten days of receipt of written notice thereof from the Company; provided, however, if such breach or failure is incapable of cure within such ten day period, the ten day cure period shall not apply;

    (d) by either VTEL or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby or by the Stock Option Agreement and such order, decree, ruling or other action shall have become final and non-appealable preventing the consummation of the Merger;

    (e) by either VTEL or the Company, if the Effective Time shall not have occurred on or before December 31, 1997; provided that neither the Company nor VTEL shall be entitled to terminate this Agreement pursuant to this paragraph if such party's material breach of this Agreement or the Stock Option Agreement has been the cause of or resulted in the failure of the Effective Time to occur at or prior to such time;

    (f) by either VTEL or the Company, if at the meetings of their respective stockholders (including any adjournment thereof) called for by Section 6.01 hereof, this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the stockholders of VTEL and the Company required under the DGCL and their respective Certificates of Incorporation.

    (g) by either VTEL or the Company if there is in effect any order, decree or injunction of a United States federal court or a court of competent jurisdiction which shall have become final with all opportunities to appeal having been exhausted or expired and which (i) requires VTEL to hold separate or dispose of any of the stock or assets of the Company or its subsidiaries, or of VTEL or its subsidiaries, which are material to the financial condition, properties, assets, liabilities, business, results of operations or prospects of either VTEL and its subsidiaries or the Company and its subsidiaries, or (ii) imposes material limitations on the ability of VTEL to control in any material respect the business, assets or operations of either the Company or VTEL;

    (h) by VTEL, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to VTEL or to the likelihood of consummation of the Merger or shall have resolved to do any of the foregoing, or (ii) the Board of Directors of the Company shall have approved, endorsed or recommended to the stockholders of the Company any Alternative Transaction or resolved to do so;

    (i) by the Company, upon prior payment to VTEL of a fee of $3,500,000, (which, when paid, shall be in lieu of any further Termination Fee due under Section 8.05(c), anything contained in Section 8.05(d) to the contrary notwithstanding) and VTEL's Expenses (as defined in Section 8.05(b) hereof) if the Board of Directors of the Company shall have received an offer from a Person other than VTEL or an affiliate of VTEL to effect an Alternative Transaction which the Board of Directors of the Company shall have determined, after considering advice from its financial advisors, is more beneficial to the stockholders of the Company than the Merger and the Board of Directors of the Company shall have concluded in good faith, after considering applicable provisions of state law, on the basis of a written opinion of independent outside legal counsel of nationally recognized reputation that terminating this Agreement in order to enter into an agreement with respect to or to consummate an Alternative Transaction is necessary to prevent the Company's Board of Directors from violating its fiduciary duties to the Company's stockholders under applicable law provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this subsection (i) if the Company shall have breached or failed to comply with its covenants and agreements contained in subsections (g), (h) or (i) of Section 5.03 hereof, in Section
  6.01 or in Section 6.05 hereof with respect to the offer in question;

    (j) by VTEL, if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by VTEL or an affiliate of VTEL), and within ten (10) business days of such commencement the Board of Directors of the Company shall not have recommended that the stockholders of the Company not tender their shares in such tender or exchange offer; or

    (k) by VTEL, if the Stock Option Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, and such determination shall have become final with all opportunities to appeal having been exhausted or expired, but only if the Company or any of its subsidiaries, or any of its officers, directors, employees, agents or other representatives, instigates or otherwise voluntarily assists, supports or cooperates with any other party instigating or pursuing such a legal determination; or if any of the parties thereto, other than VTEL, shall be in material breach of the Stock Option Agreement.

  Section 8.02. Effect of Termination. Except as provided in Section 5.05(d),
Section 8.05 and Section 9.01 of this Agreement and in this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the VTEL Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement. Notwithstanding the foregoing, the Company's obligations under the Stock Option Agreement shall survive such termination, and shall remain in full force and effect and the duties of the Company thereunder shall not be affected by the termination of this Agreement, and termination and abandonment of this Agreement shall have no effect upon the Confidentiality and Standstill Agreement referred to in
Section 5.05(d) (except as otherwise provided in Section 5.03(h) hereof) .

  Section 8.03. Amendment. This Agreement may be amended by the Company and the VTEL Companies by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of the Company or the stockholders of VTEL, any such amendment shall be subject to the provisions of
Section 251 of the DGCL. This Agreement may not be amended except by an instrument in writing signed by the Company and the VTEL Companies.

  Section 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the VTEL Companies as a group shall be deemed to be one party.

  Section 8.05. Fees, Expenses and Other Payments.

  (a) Subject to Section 8.05(c) and (d), all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that, subject to the provisions of Sections 8.05(c) and (d) hereof, the allocable share of each of VTEL and the Company for all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement, and all filing fees incurred in connection with all regulatory filings made under the HSR Act, shall be one-half.

  (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  (c) The Company agrees that:

    (i) The Company shall pay to VTEL in same day funds the aggregate amount of all Expenses incurred by VTEL and its affiliates in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby or thereby (including fees and expenses of counsel, accountants, and financial advisors incurred by VTEL) (the "Expense Reimbursement") if any of the following events shall have occurred and there shall be no material breach of this Agreement by VTEL: (A) VTEL shall have terminated this Agreement in accordance with the terms of Section 8.01(b) or Section 8.01(h) or Section 8.01(j); or (B) the Company shall have terminated this Agreement pursuant to Section 8.01(i).

    (ii) The Company shall pay to VTEL in same day funds a fee of $3,500,000 (the "Termination Fee") upon demand and with the Expense Reimbursement, if
  (A) this Agreement shall have been terminated; (B) there shall be no material breach of this Agreement by VTEL continuing at the time of such termination; and (C) any of the following events shall have occurred: (I) the Company shall have breached in any material respect the representations warranties, covenants or conditions contained in this Agreement or the Stock Option Agreement; or (II) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified or changed its approval or recommendation of this Agreement or the Merger, or resolved to do so, or shall have resolved to accept, accepted or recommended a different proposal; or (III) the Company shall have entered into an agreement with respect to an Alternative Transaction on or prior to December 31, 1997; or (IV) the stockholders of the Company shall fail to approve the Merger and transactions contemplated hereby and shall approve an Alternative Transaction on or prior to December 31, 1997; or (V) on or prior to December 31, 1997, the Company's stockholders shall receive a proposal for an Alternative Transaction and such proposal shall result in a party unaffiliated with VTEL acquiring securities of the Company representing in excess of a majority of the voting power of the Company's then outstanding voting securities; or (VI) this Agreement is terminated by VTEL pursuant to Section 8.01(j).

    (iii) The acceptance by VTEL of a payment pursuant to Section 8.05(c) shall not constitute a waiver of, or limit in any way its rights to pursue any and all remedies for the Company's material breach of this Agreement.

  (d) Any payment required to be made pursuant to Section 8.05(c) of this Agreement shall be made as promptly as practicable but not later than 5 business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by VTEL. Such payment shall not relieve the Company of any obligation it may have if the agreement is terminated because of a Terminating Company Breach.

                                  ARTICLE IX

                              General Provisions

  Section 9.01. Effectiveness of Representations, Warranties and Agreements.

  (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

  (b) The representations and warranties in this Agreement shall terminate at the Effective Time. This Section 9.01(b) shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

  Section 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, sent by nationally recognized overnight courier service, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses ( or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to either of the VTEL Companies, to:

              VTEL Corporation
              108 Wild Basin Road
              Austin, TX 78746
              Attention: Chief Executive Officer
              Telecopier No.: (512) 314-2542

      with copies to:

              Jenkens & Gilchrist
              a Professional Corporation
              1445 Ross Avenue
              Suite 3200
              Dallas, TX 75202-2799
              Attention: L. Steven Leshin
              Telecopier No.: (214) 855-4300

    (b) If to the Company, to:

              Compression Labs, Incorporated
              350 East Plumeria Drive
              San Jose, CA 95134
              Attention: President and Chief Executive Officer
              Telecopier No.: (408) 922-5574

      with copies to:

              Shearman & Sterling
              555 California Street
              San Francisco, CA 94104
              Attention: Michael J. Kennedy
              Telecopier No.: (415) 616-1199

  Section 9.03. Certain Definitions. For the purposes of this Agreement, the term:

    (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "Business day" means any day other than a day on which banks in the State of New York, State of California or the State of Texas are authorized or obligated to be closed;

    (c) "Control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "Knowledge" or "known" shall mean, with respect to any matter in question, the actual knowledge of an executive officer of the Company or VTEL, as the case may be, of such matter after having made due and diligent inquiry with respect to such matter of all appropriate personnel of the party in question who would reasonably be expected to be familiar with the matter involved;

    (e) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

    (f) "Proxy Statement/Prospectus" or "Joint Proxy Statement/Prospectus" shall mean a joint proxy statement/prospectus or joint information statement/prospectus included in the Registration Statement at the time the Registration Statement is declared effective under the Securities Act and meeting the requirements of Schedule 14A or Schedule 14C of the SEC's Proxy Rules promulgated pursuant to the Exchange Act;

    (g) "Registration Statement" shall mean a registration statement of VTEL on Form S-4 filed with the SEC pursuant to the Securities Act for the purpose of registering thereunder the offering and sale of the VTEL Common Stock to be issued pursuant to the Merger;

    (h) "Significant Subsidiary" means any subsidiary of the Company or VTEL, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

    (i) "Subsidiary" or "subsidiaries" of the Company, VTEL, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, VTEL, the Surviving Corporation or any such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

    (j) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

  Section 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the VTEL Disclosure Schedule), together with the Stock Option Agreement, constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral (other than the agreement referred to in Section 5.05(d) hereof) , among the parties, with respect to the subject matter of this Agreement.

  Section 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

  Section 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the beneficiaries of the provisions of Section 6.14 herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 9.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

  Section 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  Section 9.11. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  Section 9.12. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform the provisions in accordance with their specific terms or to otherwise breach such provisions, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          VTEL CORPORATION

                                                    /s/ Dick Moeller
                                          By:__________________________________
                                             Name: Dick Moeller
                                             Title: Chairman & CEO

                                          VTEL-SUB, INC.

                                                    /s/ Dick Moeller
                                          By:__________________________________
                                             Name: Dick Moeller
                                             Title: President & CEO

                                          COMPRESSION LABS, INCORPORATED

                                                  /s/ Thomas Gary Trimm
                                          By:__________________________________
                                             Name: Thomas Gary Trimm
                                             Title: President, CEO

                              PASTE UP LETTERHEAD
[Letterhead for Bear, Stearns & Co. Inc. appears here]
                                                                     APPENDIX B

                                January 5, 1997

Board of Directors
VTEL Corporation
108 Wild Basin Road
Austin, Texas 78746

Dear Sirs:

  We understand VTEL Corporation ("VTEL") and Compression Labs, Incorporated ("CLIX") intend to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which a newly formed subsidiary of VTEL will be merged with and into CLIX (the "Merger"). You have provided us a copy of the Merger Agreement in substantially final form. In the Merger, each outstanding share of CLIX common stock will be converted into
0.46 of a share of VTEL common stock and each share of CLIX's outstanding Series C Convertible Preferred Stock will be converted into 3.15 shares of VTEL common stock (which rate of exchange corresponds with an exchange ratio of 0.46 of a share of VTEL common stock issuable upon conversion of such preferred stock). We further understand that the Merger will be affected as a tax-free exchange and will receive pooling of interests accounting treatment as contemplated by the Merger Agreement.

  You have asked us to render our opinion as to whether the Merger is fair, from a financial point of view, to the common shareholders of VTEL.

  In the course of our analyses for rendering this opinion, we have:

    1. reviewed the Merger Agreement;

    2. reviewed VTEL's Annual Reports on Form 1O-K for the years ending December 31, 1993 through 1995 and the fiscal year ended July 31, 1996, and its Quarterly Report on Form 1O-Q for the fiscal quarter ended October 31, 1996;

    3. reviewed CLIX's Annual Reports on Form 1O-K for the years ending December 31, 1993 through 1995 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

    4. reviewed certain operating and financial information of VTEL and CLIX, including projections and projected cost savings and operating synergies, provided to us by VTEL's and CLIX's management relating to their respective businesses and prospects;

    5. met with certain members of VTEL's and CLIX's senior management to discuss their respective operations, historical financial statements and future prospects and their views of the business, operational and strategic benefits, potential synergies and other implications of the Merger;

    6. reviewed the historical prices and trading volumes of the common stock of VTEL and CLIX;

    7. reviewed publicly available financial data and stock market performance data of other publicly held companies that we deemed generally comparable to VTEL and CLIX;

    8. reviewed the financial terms of recent acquisitions of companies that we deemed generally comparable to CLIX; and

    9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In the course of our review we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by VTEL and CLIX. With respect to VTEL's and CLIX's projected financial results (including projected cost savings and operating synergies resulting from the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of VTEL and CLIX as to the expected future performance of VTEL and CLIX, respectively. We have not assumed any responsibility for the independent verification of the information or the projections provided to us and we have further relied upon the assurances of the managements of VTEL and CLIX that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of VTEL or CLIX. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

  We are not expressing any opinion as to what the value of VTEL or CLIX common stock actually will be at the time of the Merger or the prices at which the VTEL common stock will trade during the period following announcement of the Merger or subsequent to the consummation of the Merger. Further, our opinion does not address VTEL's underlying business decision to effect the Merger. We have not reviewed any proxy statement or similar document that may be distributed in connection with the Merger as such materials have not yet been prepared.

  Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the common shareholders of VTEL.

  We have acted as financial advisor to VTEL in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon consummation of the Merger.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:      /s/ Sheldon Stein
                                             ----------------------------------
                                                     Managing Director

                                                                     APPENDIX C

                           PASTE UP LETTERHEAD HERE
[Letterhead for PaineWebber appears here]
                                          January 6, 1997

Confidential
------------

Board of Directors
Compression Labs, Inc.
350 East Plumeria
San Jose, CA 95134

Gentlemen:

  Compression Labs, Inc. ("Company") proposes to enter into an Agreement and Plan of Merger ("Agreement") with VTEL Corporation ("VTEL") and VTEL-Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of VTEL, pursuant to which Merger Sub will be merged with and into the Company ("Merger"). At the Effective Time (as defined in the Agreement) of the Merger, each outstanding share of common stock, par value $0.001 per share ("Company Common Stock"), of the Company (other than shares held in the Company's treasury and shares owned by VTEL or any direct or indirect wholly owned subsidiary of VTEL) will be converted solely into the right to receive 0.4600 shares of common stock, par value $0.01 per share ("VTEL Common Stock"), of VTEL ("Exchange Ratio").

  You have asked us whether or not, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than VTEL and its affiliates).

  In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1993, 1994 and 1995 and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996;

(2) Reviewed, among other public information, VTEL's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1993, 1994 and 1995 and VTEL's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1996, Form 10-K and related financial information for the fiscal year ended July 31, 1996 and VTEL's Form 10-Q and the related unaudited financial information for the three months ended October 31, 1996;

(3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of tax Company and VTEL, furnished to us by the Company and VTEL, respectively;

(4) Conducted discussions with members of the senior managements of the Company and VTEL concerning their respective businesses and prospects;

(5) Compared the historical market prices and trading activity for the Company Common Stock and the VTEL Common Stock with those of certain publicly traded companies which we deemed relevant;

(6) Compared the financial position and operating results of the Company and VTEL with those of certain publicly traded companies which we deemed relevant;

(7) Compared the financial terms of the Merger with the financial terms of certain other business combinations which we deemed relevant;

(8) Considered the potential pro forma financial effects of the Merger on VTEL;

(9) Reviewed a draft of the Agreement and Exhibits thereto in the form presented to the Company's Board of Directors; and

(10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of regulatory, general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company and VTEL, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the Company's and VTEL's respective senior managements, as to the future performance of the Company and VTEL, respectively. In arriving at our opinion, the Company has instructed us to assume that, due to the Company's liquidity needs, in the event the Merger were not to occur, the Company on a standalone basis would need to issue all of the shares of the Convertible Preferred Stock and related warrants in accordance with the Convertible Preferred Stock Purchase Agreement, dated October 24, 1996, by and among the Company, Infinity Investors, Ltd. and Seacrest Capital Limited. We have not undertaken and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or VTEL and have assumed that all liabilities (contingent or otherwise, known or unknown) of the Company and VTEL are as set fourth in their respective consolidated financial statements. We have also assumed that the Merger will be accounted for under the pooling-ofinterests method of accounting and the Merger will qualify as a tax-free reorganization. We have not been requested to, and do not, express any opinion as to the fairness, from a financial point of view, of the Series C Preferred Stock Conversion Ratio (as defined in the Agreement) to the holders of the Company's Series C Preferred Stock. Our opinion is based upon the regulatory, general economic, market and monetary conditions existing on the date hereof.

  Our opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. Our opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. Furthermore, no opinion is expressed herein as to tire price at which the Company Common Stock or VTEL Common Stock may trade at any time.

  This opinion has been prepared at the request and for the use of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public, without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus relating to the Merger.

  PaineWebber is currently acting as financial advisor to the Company in connection with the Merger and will receive a fee upon the delivery of this opinion and upon consummation of the Merger. In the past, PaineWebber and its affiliates have provided investment banking services to the Company and have received fees for rendering these services.

  In the ordinary course of our business, we may trade the securities of the Company and VTEL for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, to the holders of Company Common Stock (other than VTEL and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                                                                     APPENDIX D

                           CERTIFICATE OF AMENDMENT
                                      OF
           FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               VTEL CORPORATION

  VTEL Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

  FIRST: The Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment ("Amendment") to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate"), declaring the Amendment to be advisable and calling for the submission of the proposed Amendment to the stockholders of the Corporation for consideration thereof.

  SECOND: The Amendment was adopted by the stockholders of the Corporation at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

  THIRD: The Certificate is amended by deleting the whole of Article Fourth thereof and replacing in lieu and instead of such Article Fourth a new Article Fourth reading in its entirety as follows:

   "FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." All of said shares shall be One Cent ($.01) par value each. The total number of shares of capital stock which the Corporation shall have the authority to issue is Fifty Million (50,000,000), which shall consist of Forty Million (40,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock."

  FOURTH: The Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, this Corporation has caused this certificate to be
signed by its President and Secretary, this     day of              , 1997.

                                          VTEL CORPORATION

                                          By:__________________________________
                                              F.H. (Dick) Moeller, Chief
                                           Executive Officer

                                          ATTEST:______________________________
                                                   Rodney S. Bond, Secretary

                                                               CLI:   1880-PS-97
                                                                VTEL: 3030-PS-97

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICER

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Ninth of VTEL's Fourth Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides for the indemnification of directors, officers and other authorized representatives of VTEL to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Article Ninth of VTEL's Fourth Amended and Restated Certificate of Incorporation permits it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not VTEL would have the power to indemnify him against such liability under the foregoing provision of the Certificate of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

  2.1 --Agreement and Plan of Merger and Reorganization, dated as of January 6,
       1997, by and among VTEL Corporation, VTEL-Sub, Inc., and Compression
       Labs, Incorporated (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated January 6, 1997. The schedules referred to in the agreement have been omitted but will be furnished to the Securities and Exchange Commission upon request).
  3.1 --Fourth Amended and Restated Certificate of Incorporation, as filed July
       7, 1993 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to the Company's quarterly report filed on Form
       10-Q for the period ending June 30, 1993).
  3.2 --Bylaws of the Company as adopted by the Board of Directors of the Company effective as of June 11, 1989 (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1, File
       No. 33-45876, as amended).
  3.3 --Amendment to Bylaws of the Company as adopted by the Board of Directors of the Company effective as of April 28, 1992 (incorporated by reference to Exhibit 19.1 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1992).
  3.4 --Amendment to the Bylaws of the Company as adopted by the Board of Directors of the Company effective as of July 10, 1996 (incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form 8-K dated July 10, 1996).

  4.1 --Specimen Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1,
        File No. 33-45876, as amended).
  4.2 --Rights Agreement dated as of July 10, 1996 between VTEL Corporation and First National Bank of Boston, which includes the form of Certificate of Designations for Designating Series A Preferred Stock,
        $.01 par value, the form of Rights Certificate, and the Summary of Rights to Purchase Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated July
        10, 1996).
  5.1* --Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality of shares being registered.
  8.1* --Opinion of Jenkens & Gilchrist, a Professional Corporation.
  8.2* --Opinion of Brobeck, Phleger & Harrison LLP
 10.1  --License Agreement, dated as of November 7, 1990, between Universite de
        Sherbrooke, as Licenser, and the Company, as Licensee (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.2 --VideoTelecom Corp. 1989 Stock Option Plan, as amended (incorporated by reference to Exhibit 4.1 to the Company's Registration on Form S-8,
        File No. 33-51822).
 10.3  --Form of VideoTelecom Corp. Nonqualified Stock Option Agreement
        (incorporated by reference to Exhibit 10.16 to the Company's
        Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.4  --Form of VideoTelecom Corp. Incentive Stock Option Agreement
        (incorporated by reference to Exhibit 10.17 to the Company's
        Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.5  --Distributor Agreement dated January 8, 1990, between US WEST
        Communications Services, Inc. and the Company (incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.6  --Purchase Agreement effective October 1, 1990, between GTE Service
        Corporation and the Company, as amended July 1, 1991 (incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.7 --Original Equipment Manufacturer Agreement, effective August 28, 1989, made and entered into by and between Truevision, Inc., as Supplier, and the Company, as Reseller, together with letter, dated February 18, 1992, from Ann van Benten Hunt, Corporate Counsel, Truevision, Inc., to
        Rod Bond of the Company (incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.8 --Distribution Agreement, made and entered into November 1, 1991, by and between Microsoft Corporation and the Company (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1, File No. 33-45876, as amended).
 10.9 --Lease agreement, executed on November 18, 1992, by and between NationsBank of Texas, N.A., as Lessor, and the Company, as Lessee
        (incorporated by reference to Exhibit 10.11 to the Company's 1992
        Annual Report on Form 10-K).
 10.10 --Lease agreement, executed on May 3, 1993 by Central Distributors,
        Inc., as Landlord, and on April 29, 1993 by the Company, as Tenant
        (incorporated by reference to Exhibit 10.12 to the Company's 1993
        Annual Report on Form 10-K).
 10.11 --VideoTelecom Corp. 1992 Director Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration on Form S-8,
        File No. 33-51822).
 10.12 --VideoTelecom Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration on Form S-8,
        File No. 33-51822).
 10.13 --Common Stock and Warrant Purchase Agreement between VTEL Corporation and Intel Corporation, dated October 25, 1993, including Exhibit A
        "Warrant", and Exhibit D "Investor Rights Agreement" (incorporated by reference to Exhibit 4.1 to the Company's quarterly report filed on Form 10-Q for the period ended September 30, 1993).

 10.14 --Loan and Security Agreement, dated November 28, 1994, between Silicon
        Valley Bank, as Creditor, and the Company, as Borrower (incorporated by reference to Exhibit 10.16 to the Company's 1994 Annual Report on Form
        10-K).
 10.15 --Lease agreement, executed by Waterford HP, Ltd. on June 14, 1994, as
        Landlord, and the Company, as Tenant, together with First Amendment of Lease Agreement between Waterford HP, Ltd., as Landlord, and the
        Company, as Tenant, dated November 2, 1994, Second Amendment of Lease
        Agreement between Waterford HP, Ltd., as Landlord, and the Company, as
        Tenant, dated February 1, 1995, and Net Profits Agreement, executed between Waterford HP, Ltd. on June 14, 1994 and the Company
        (incorporated by reference to Exhibit 10.17 to the Company's 1994
        Annual Report on Form 10-K).
 10.16 --G & L Consultants, Inc. Recordkeeping Service Agreement signed on July
        29, 1994 by Rodney S. Bond for the Company, as sponsor of the VTEL
        401(k) Plan, and Dianne Johnson, as Plan Trustee (incorporated by reference to Exhibit 10.18 to the Company's 1994 Annual Report on Form
        10-K).
 10.17 --Agreement dated September 15, 1995 by and between VTEL Corporation and
        Intel Corporation modifying the Common Stock and Warrant Purchase
        Agreement between VTEL Corporation and Intel Corporation (incorporated by reference to Exhibit 10.20 to the Company's 1995 Annual Report on Form 10-K).
 10.18 --Amendment to the VideoTelecom Corp. 1989 Stock Option Plan and the
        1992 Director Stock Option Plan (the terms of which are incorporated by reference to the Company's 1996 Definitive Proxy Statement).
 10.19 --The VTEL Corporation 1996 Stock Option Plan (the terms of which are incorporated by reference to the Company's 1995 Definitive Proxy
        Statement).
 11.1  --Computation of Per Share Earnings (incorporated by reference to
        Exhibit 11.1 to the Company's transition report on Form 10-K for the transition period ended July 31, 1996).
 22.1 --List of Subsidiaries (incorporated by reference to Exhibit 22.1 to the Company's 1995 Annual Report on Form 10-K).
 23.1* --Consent of Price Waterhouse LLP
 23.2* --Consent of KPMG Peat Marwick LLP
 23.3* --Consent of Bear, Stearns & Co. Inc.
 23.4* --Consent of PaineWebber Incorporated
 23.5* --Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1 hereof)
 23.6* --Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 8.2 hereof)
 24.1 --Powers of Attorney (included on the signature pages to this Registration Statement)
 99.1* --Form of Proxy for VTEL Corporation
 99.2* --Form of Proxy for Compression Labs, Incorporated
 99.3  --Stock Option Agreement, dated as of January 6, 1997, by and between
        Compression Labs, Incorporated (as "Issuer") and VTEL Corporation (as
        "Grantee") (incorporated by reference to Exhibit 99.2 to the Company's
        Current Report on Form 8-K dated January 6, 1997)

--------
* Filed Herewith

  (b) Financial Statement Schedule:

    Not Applicable.

ITEM 22. UNDERTAKINGS.

  (1) The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) the undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (3) The undersigned registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, and the State of Texas, the 15th day of April, 1997.

                                          VTEL Corporation
                                          (Registrant)

                                                /s/ F. H. (Dick) Moeller
                                          By: _________________________________
                                             F. H. (Dick) Moeller
                                             Chairman of the Board and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. H. (Dick) Moeller and Rodney S. Bond, and each of them, each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

  /s/   F. H. (Dick) Moeller         Chief Executive Officer and     April 15, 1997
____________________________________ Chairman of the Board
        F. H. (Dick) Moeller         (Principal Executive
                                     Officer)

       /s/ Rodney S. Bond            Chief Financial Officer,        April 15, 1997
____________________________________ Vice President--Finance,
           Rodney S. Bond            Treasurer and Secretary
                                     (Principal Financial Officer
                                     and Principal Accounting
                                     Officer)

      /s/  Max D. Hopper             Director                        April 15, 1997
____________________________________
           Max D. Hopper

    /s/    Eric L. Jones             Director                        April 15, 1997
____________________________________
           Eric L. Jones

      /s/ John V. Jaggers            Director                        April 15, 1997
____________________________________
          John V. Jaggers

     /s/ Gordon H. Matthews          Director                        April 15, 1997
____________________________________
         Gordon H. Matthews

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   2.1   --Agreement and Plan of Merger and Reorganization, dated as of January
          6, 1997, by and among VTEL Corporation, VTEL-Sub, Inc., and
          Compression Labs, Incorporated (incorporated by reference to Exhibit
          99.1 to the Company's Current Report on Form 8-K dated January 6,
          1997. The schedules referred to in the agreement have been omitted but will be furnished to the Securities and Exchange Commission upon request.)
   3.1   --Fourth Amended and Restated Certificate of Incorporation, as filed
          July 7, 1993 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to the Company's quarterly report filed on
          Form 10-Q for the period ending June 30, 1993).
   3.2   --Bylaws of the Company as adopted by the Board of Directors of the
          Company effective as of
          June 11, 1989 (incorporated by reference to Exhibit 3.3 to the
          Company's Registration Statement on Form S-1, File No. 33-45876, as
          amended).
   3.3   --Amendment to Bylaws of the Company as adopted by the Board of
          Directors of the Company effective as of April 28, 1992 (incorporated by reference to Exhibit 19.1 to the Company's Quarterly Report on
          Form 10-Q for the three months ended March 31, 1992).
   3.4   --Amendment to the Bylaws of the Company as adopted by the Board of
          Directors of the Company effective as of July 10, 1996 (incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form
          8-K dated July 10, 1996.)
   4.1   --Specimen Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1,
          File No. 33-45876, as amended).
   4.2   --Rights Agreement dated as of July 10, 1996 between VTEL Corporation and First National Bank of Boston, which includes the form of
          Certificate of Designations for Designating Series A Preferred Stock,
          $.01 par value, the form of Rights Certificate, and the Summary of
          Rights to Purchase Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K
          dated July 10, 1996).
   5.1*  --Opinion of Jenkens & Gilchrist, a Professional Corporation,
          regarding legality of shares being registered.
   8.1*  --Opinion of Jenkens & Gilchrist, a Professional Corporation.
   8.2*  --Opinion of Brobeck, Phleger & Harrison LLP.
  10.1   --License Agreement, dated as of November 7, 1990, between Universite de Sherbrooke, as Licenser, and the Company, as Licensee
          (incorporated by reference to Exhibit 10.5 to the Company's
          Registration Statement on Form S-1, File No. 33-45876, as amended).
  10.2   --VideoTelecom Corp. 1989 Stock Option Plan, as amended (incorporated by reference to Exhibit 4.1 to the Company's Registration on Form S-
          8, File No. 33-51822).
  10.3   --Form of VideoTelecom Corp. Nonqualified Stock Option Agreement
          (incorporated by reference to Exhibit 10.16 to the Company's
          Registration Statement on Form S-1, File No. 33-45876, as amended).
  10.4   --Form of VideoTelecom Corp. Incentive Stock Option Agreement
          (incorporated by reference to Exhibit 10.17 to the Company's
          Registration Statement on Form S-1, File No. 33-45876, as amended).
  10.5   --Distributor Agreement dated January 8, 1990, between US WEST
          Communications Services, Inc. and the Company (incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on
          Form S-1, File No. 33-45876, as amended).
  10.6   --Purchase Agreement effective October 1, 1990, between GTE Service
          Corporation and the Company, as amended July 1, 1991 (incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on
          Form S-1, File No. 33-45876, as amended).

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
  10.7   --Original Equipment Manufacturer Agreement, effective August 28,
          1989, made and entered into by and between Truevision, Inc., as
          Supplier, and the Company, as Reseller, together with letter, dated
          February 18, 1992, from Ann van Benten Hunt, Corporate Counsel,
          Truevision, Inc., to Rod Bond of the Company (incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on
          Form S-1, File No. 33-45876, as amended).
  10.8   --Distribution Agreement, made and entered into November 1, 1991, by and between Microsoft Corporation and the Company (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on
          Form S-1, File No. 33-45876, as amended).
  10.9   --Lease agreement, executed on November 18, 1992, by and between
          NationsBank of Texas, N.A., as Lessor, and the Company, as Lessee
          (incorporated by reference to Exhibit 10.11 to the Company's 1992
          Annual Report on Form 10-K).
  10.10  --Lease agreement, executed on May 3, 1993 by Central Distributors,
          Inc., as Landlord, and on April 29, 1993 by the Company, as Tenant
          (incorporated by reference to Exhibit 10.12 to the Company's 1993
          Annual Report on Form 10-K).
  10.11  --VideoTelecom Corp. 1992 Director Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration on Form S-8,
          File No. 33-51822).
  10.12  --VideoTelecom Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration on Form S-8,
          File No. 33-51822).
  10.13  --Common Stock and Warrant Purchase Agreement between VTEL Corporation and Intel Corporation, dated October 25, 1993, including Exhibit A
          "Warrant", and Exhibit D "Investor Rights Agreement" (incorporated by reference to Exhibit 4.1 to the Company's quarterly report filed on
          Form 10-Q for the period ended September 30, 1993).
  10.14  --Loan and Security Agreement, dated November 28, 1994, between
          Silicon Valley Bank, as Creditor, and the Company, as Borrower
          (incorporated by reference to Exhibit 10.16 to the Company's 1994
          Annual Report on Form 10-K).
  10.15  --Lease agreement, executed by Waterford HP, Ltd. on June 14, 1994, as
          Landlord, and the Company, as Tenant, together with First Amendment of Lease Agreement between Waterford HP, Ltd., as Landlord, and the
          Company, as Tenant, dated November 2, 1994, Second Amendment of Lease
          Agreement between Waterford HP, Ltd., as Landlord, and the Company, as Tenant, dated February 1, 1995, and Net Profits Agreement, executed between Waterford HP, Ltd. on June 14, 1994 and the Company
          (incorporated by reference to Exhibit 10.17 to the Company's 1994
          Annual Report on Form 10-K).
  10.16  --G & L Consultants, Inc. Recordkeeping Service Agreement signed on
          July 29, 1994 by Rodney S. Bond for the Company, as sponsor of the
          VTEL 401(k) Plan, and Dianne Johnson, as Plan Trustee (incorporated by reference to Exhibit 10.18 to the Company's 1994 Annual Report on
          Form 10-K).
  10.17  --Agreement dated September 15, 1995 by and between VTEL Corporation and Intel Corporation modifying the Common Stock and Warrant Purchase
          Agreement between VTEL Corporation and Intel Corporation
          (incorporated by reference to Exhibit 10.20 to the Company 1995
          Annual Report on Form 10-K).

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
  10.18  --Amendment to the VideoTelecom Corp. 1989 Stock Option Plan and the
          1992 Director Stock Option Plan (the terms of which are incorporated by reference to the Company's 1996 Definitive Proxy Statement).
  10.19  --The VTEL Corporation 1996 Stock Option Plan (the terms of which are incorporated by reference to the Company's 1995 Definitive Proxy
          Statement).
  11.1   --Computation of Per Share Earnings (incorporated by reference to
          Exhibit 11.1 to the Company's transition report on Form 10-K for the transition period ended July 31, 1996).
  22.1   --List of Subsidiaries (incorporated by reference to Exhibit 22.1 to the Company's 1995 Annual Report on Form 10-K).
  23.1*  --Consent of Price Waterhouse LLP
  23.2*  --Consent of KPMG Peat Marwick LLP
  23.3*  --Consent of Bear, Stearns & Co. Inc.
  23.4*  --Consent of PaineWebber Incorporated
  23.5*  --Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1 hereof)
  23.6*  --Consent of Brobeck, Phelger & Harrison LLP (included in Exhibit 8.2)
  24.1   --Powers of Attorney (included on the signature pages to this
          Registration Statement)
  99.1*  --Form of Proxy for VTEL Corporation
  99.2*  --Form of Proxy for Compression Labs, Incorporated
  99.3   --Stock Option Agreement, dated as of January 6, 1997, by and between
          Compression Labs, Incorporated (as "Issuer") and VTEL Corporation (as
          "Grantee") (incorporated by reference to Exhibit 99.2 to the
          Company's Current Report on Form 8-K dated January 6, 1997)

--------
* FILED HEREWITH